As filed with the Securities and Exchange Commission on August 30, 2013

Registration No. 333-189282

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEW ENTERPRISE STONE & LIME CO., INC.

and the Guarantors listed on Schedule A hereto

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1400 (Primary Standard Industrial Classification Code Number)	23-1374051 (I.R.S. Employer Identification Number)

3912 Brumbaugh Road
P.O. Box 77
New Enterprise, PA 16664
(814) 766-2211
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Paul I. Detwiler, III
President, Chief Executive Officer and Secretary
New Enterprise Stone & Lime Co., Inc.

3912 Brumbaugh Road
P.O. Box 77
New Enterprise, PA 16664
(814) 766-2211
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Cary S. Levinson, Esq.
Brian M. Katz, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
(215) 981-4000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

*If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	Primary standard industrial classification code number	IRS employer identification no.	Address, including zip code and telephone number, including area code, of registrant’s principal executive office
ASTI Transportation Systems, Inc.	Delaware	7359	51-0349197	3912 Brumbaugh Road P.O. Box 77 New Enterprise, PA 16664 (814) 766-2211
EII Transport Inc.	Pennsylvania	7359	25-1810626	3912 Brumbaugh Road P.O. Box 77 New Enterprise, PA 16664 (814) 766-2211
Gateway Trade Center Inc.	New York	7359	16-1266682	3912 Brumbaugh Road P.O. Box 77 New Enterprise, PA 16664 (814) 766-2211
Precision Solar Controls Inc.	Texas	7359	75-2312461	3912 Brumbaugh Road P.O. Box 77 New Enterprise, PA 16664 (814) 766-2211
Protection Services Inc.	Pennsylvania	7359	23-2001976	3912 Brumbaugh Road P.O. Box 77 New Enterprise, PA 16664 (814) 766-2211
SCI Products Inc.	Pennsylvania	7359	20-0200094	3912 Brumbaugh Road P.O. Box 77 New Enterprise, PA 16664 (814) 766-2211
Work Area Protection Corp.	Illinois	7359	52-1488457	3912 Brumbaugh Road P.O. Box 77 New Enterprise, PA 16664 (814) 766-2211

The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 30, 2013

PROSPECTUS

New Enterprise Stone & Lime Co., Inc.

Offer to Exchange
$289,387,000 aggregate principal amount of 13% Senior Secured Notes due 2018 for
$289,387,000 in aggregate principal amount of outstanding 13% Senior Secured Notes due 2018 that have been registered under the Securities Act of 1933, as amended.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $289,387,000 in aggregate principal amount of our registered 13% Senior Secured Notes due 2018, which we refer to as the exchange notes, for a like principal amount of our outstanding 13% Senior Secured Notes due 2018, which we refer to as the old notes.  The aggregate principal amount includes the $265,000,000 in aggregate principal amount of old notes initially issued in the private placement transaction on March 15, 2012, increased by an additional $24,387,000 in lieu of cash as payment in kind (“PIK”) interest in respect of the old notes on the September 15, 2012 and March 15, 2013 interest payment dates. We refer to the old notes and the exchange notes collectively as the notes. We are also offering approximately $87,989,000 of additional 13% Senior Secured Notes due 2018, and guarantees thereon, that may be issued, at our option, in lieu of cash interest payments on the old notes. The terms of the exchange notes are identical to the terms of the old notes in all material respects, except that the exchange notes will not contain transfer restrictions, registration rights or provisions for the payment of penalty interest in case of registration default.

The exchange notes will mature on March 15, 2018.

We will pay interest on the principal amount of the exchange notes at an annual initial rate of 13%. We will pay interest on the exchange notes semi-annually in arrears, on March 15 and September 15 of each year, commencing September 15, 2012. With respect to any interest payment date on or prior to March 15, 2017, we may, at our option, elect to pay interest on the exchange notes (i) entirely in cash or (ii) interest at the rate of 5% per annum in cash and interest initially at the rate of 8% per annum by increasing the outstanding principal amount of the exchange notes or by issuing additional exchange notes under the indenture on the same terms as the exchange notes, which we refer to as PIK interest. For any interest payable after March 15, 2017, interest will be payable solely in cash. In addition, the interest rate on the exchange notes shall permanently increase by an additional 1.0% per annum at the beginning of each 12-month period that begins on March 15, 2014 and March 15, 2015, unless, prior to the beginning of such 12-month period, we elect to increase the amount then payable as cash interest and decrease the amount then payable as PIK interest by, in each case, 1.0% per annum. Furthermore, if with respect to any 12-month period we elect to pay the interest on the exchange notes all in cash, the interest rate applicable to such 12-month period will decrease by 1.0%. See “Description of Exchange Notes—General.”

The exchange notes will be guaranteed, on a joint and several basis, by all of our existing and future domestic subsidiaries, with the exception of certain subsidiaries. The exchange notes will be guaranteed, on a senior secured basis, by each of our subsidiaries that guarantee payment by us of our indebtedness under our existing 11% senior notes due 2018, which we refer to as our existing notes.

The exchange notes and guarantees will be our and the guarantors’ senior secured obligations. The exchange notes will rank equally in right of payment with all of our existing and future senior debt, including our existing notes, and our asset-based loan facility, which we refer to as our ABL Facility, and senior to all of our existing and future subordinated debt. The guarantees will rank equally in right of payment with all of the guarantors’ existing and future senior debt, including their guarantees of our existing notes and our ABL Facility, and senior to all of their existing and future subordinated debt. The exchange notes will be structurally subordinated to all existing and future liabilities of each of our subsidiaries that do not guarantee the exchange notes.

The exchange notes and related guarantees will be secured, subject to certain permitted liens, by: (i) first-priority liens on substantially all of our and our guarantors’ personal property (other than assets securing our ABL Facility on a first-priority basis), including all of the equity interests in the subsidiary guarantors; (ii) first-priority liens on certain of our owned and leased real property; and (iii) second-priority liens on the assets (including certain real property) securing our ABL Facility on a first priority basis, including substantially all of our and our guarantors’ accounts receivable, inventory and deposit accounts, as well as certain related assets and proceeds of the foregoing, in each case, other than certain excluded assets.

The exchange notes will be redeemable, in whole or in part, at any time on or after March 15, 2015, at the redemption prices specified under “Description of Exchange Notes—Optional Redemption.” At any time prior to March 15, 2015, we may, at our option, redeem up to 35% of the exchange notes with the net cash proceeds from certain public equity offerings. We may also redeem some or all of the exchange notes at any time prior to March 15, 2015 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date, plus a “make-whole” premium. In addition, we may be required to make an offer to purchase the exchange notes upon the sale of certain assets or upon a change of control. We will be required to redeem certain portions of the exchange notes at the end of the first accrual period ending after the fifth anniversary of the exchange notes’ issuance and each accrual period thereafter.

We will exchange any and all old notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on [               ], 2013, unless extended.

We have not applied, and do not intend to apply, for listing of the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from which the registration statement is declared effective, we will make this prospectus available to any broker- dealer for use in connection with any such resale. See “Plan of Distribution.”

You should carefully consider the risk factors beginning on page 22 of this prospectus before participating in this exchange offer.

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [           ], 2013

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.

In this prospectus, unless otherwise indicated or the context otherwise requires, references in this prospectus to “NESL,” “the Company,” “we,” “us” and “our” refer to New Enterprise Stone & Lime Co., Inc. and its subsidiaries.

Until [              ], 2013 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

i

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and in accordance therewith, we file reports and information statements and other information with the SEC. You may read and copy any document we file with the SEC at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

Under the terms of the indenture for the exchange notes, we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the exchange notes remain outstanding, we will furnish to the trustee and holders of the exchange notes the information specified therein in the manner specified therein. See “Description of Exchange Notes.”

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the old notes and guarantees thereof. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in the prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

INDUSTRY RANKING AND MARKET DATA

Unless otherwise indicated, all information contained in this prospectus concerning the industry in general, including information regarding: (1) our market position and market share within our industry, (2) historical data concerning trends and sales in our industry, (3) expectations regarding trends and future growth of sales in our industry and (4) market statistics and public sector budget analysis, is based on management’s estimates using internal data, data from industry related publications, consumer research and marketing studies and other externally obtained data that we believe to be reliable.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Such statements include, in particular, statements about our plans, strategies and prospects under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” You can identify certain forward-looking statements by our use of forward-looking terminology such as, but not limited to, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “will,” “would,” “could” and similar expressions that identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from the forward- looking statements contained in this prospectus. Factors that could cause actual results to differ materially from those expressed or implied by the forward- looking statements include:

•                  material weaknesses and significant deficiencies in our internal controls over financial reporting;

•                  risks associated with the cyclical nature of our business and dependence on activity within the construction industry;

•                  declines in public sector construction and reductions in governmental funding which continue to adversely affect our operations and results;

•                  our reliance on private investment in infrastructure and a slower than normal recovery which continue to adversely affect our results;

ii

•                  a decline in the funding of the Pennsylvania Department of Transportation, which we refer to as PennDOT, the Pennsylvania Turnpike Commission, the New York State Thruway Authority or other state agencies;

•                  difficult and volatile conditions in the credit markets may adversely affect our financial position, results of operations and cash flows;

•                  the potential for our lender to modify the terms of our asset-based loan facility;

•                  the risk of default of our existing and future indebtedness, which may result in an acceleration of our indebtedness hereunder;

•                  the potential to inaccurately estimate the overall risks, requirements or costs when we bid on or negotiate a contract that is ultimately awarded to us;

•                  the weather and seasonality;

•                  our operation in a highly competitive industry within our local markets;

•                  our dependence upon securing and permitting aggregate reserves in strategically located areas;

•                  risks related to our ability to acquire other businesses in our industry and successfully integrating them with our existing operations;

•                  risks associated with our capital-intensive business;

•                  risks related to our ability to meet schedule or performance requirements of our contracts;

•                  changes to environmental, health and safety laws;

•                  our dependence on our senior management;

•                  our ability to recruit additional management and other personnel and our ability to grow our business effectively or successfully implement our growth plans;

•                  the potential for labor disputes to disrupt operations of our businesses;

•                  special hazards related to our operations that may cause personal injury or property damage;

•                  unexpected self-insurance claims and reserve estimates;

•                  material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

•                  cancellation of significant contracts or our disqualification from bidding for new contracts;

•                  general business and economic conditions, particularly an economic downturn; and

•                  the other factors discussed in the section of this prospectus titled “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

PRESENTATION OF FINANCIAL INFORMATION AND OTHER DATA

References throughout this prospectus to the first quarter of fiscal year 2014 and to fiscal years 2013, 2012, 2011, 2010, and 2009 are to the three month period ended May 31, 2013 and the twelve month period ended February 28, February 29, February 28, February 28, and February 28, respectively, of such years.

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

iii

SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements and related notes included in this prospectus. You should carefully read this prospectus, including the section entitled “Risk Factors” and our audited and consolidated financial statements and related notes included elsewhere in this prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “NESL,” “the Company,” “we,” “us” and “our” refer to New Enterprise Stone & Lime Co., Inc. and its subsidiaries. References throughout this prospectus to the first quarter of fiscal year 2014 and to fiscal years 2013, 2012, 2011, 2010, and 2009 are to the three month period ended May 31, 2013 and the twelve month period ended February 28, February 29, February 28, February 28, and February 28, respectively, of such years.

Our Company

We are a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider. Founded in 1924, we are one of the top 10 construction aggregates producers based on tonnage of crushed stone produced and one of the top 50 highway contractors based on revenues in the United States, according to industry surveys.

We operate in three segments based upon the nature of our products and services: construction materials, heavy/highway construction and traffic safety services and equipment. Our construction materials operations are comprised of: aggregate production, including crushed stone and construction sand and gravel; hot mix asphalt production; ready mixed concrete production; and the production of concrete products, including precast/prestressed structural concrete components and masonry blocks. Another of our core businesses, heavy/highway construction, includes heavy construction, blacktop paving and other site preparation services. Our heavy/highway construction operations are primarily supplied with construction materials from our construction materials operation. Our third core business, traffic safety services and equipment, consists primarily of sales, leasing and servicing of general and specialty traffic control and work zone safety equipment and devices to industrial construction end-users.

Our core businesses operate primarily in Pennsylvania and western New York, except for our traffic safety services and equipment business, which maintains a national sales network for our traffic safety products and provides traffic maintenance and protection services primarily in the eastern United States.

Our revenue is derived from sales to customers that serve multiple end-use markets. Because of the diversity of construction materials and services that we offer, we are able to meet a wide range of customer requirements on a local scale. A significant portion of our revenues, approximately 35%, are generated primarily through sales to PennDOT, the Pennsylvania Turnpike Commission, the New York State Thruway Authority and other agencies in the Commonwealth of Pennsylvania. All of our revenue from these agencies relate to non-residential construction projects.

Through four generations of family management, we have grown both organically and by acquisitions and now operate 52 quarries and sand deposits, 30 hot mix asphalt plants, 19 fixed and portable ready mixed concrete plants, four concrete products production plants, three lime distribution centers and six construction supply centers. Our traffic safety services and equipment business operates five manufacturing facilities and has sales facilities throughout the continental United States. We believe our extensive operating history and industry expertise, combined with strategically located operations and substantial aggregate reserves throughout Pennsylvania and western New York, enable us to be a low-cost supplier, as well as an operator with an established execution track record.

Our Markets

Our vertically integrated construction materials and heavy/highway construction businesses operate in competitive regional markets. Many of our contracts are awarded based on a “sealed bid” process, which dictates that the lowest price bidder must be chosen. This dynamic forces us to compete against major, national suppliers and smaller, local operators. We believe that our extensive operational footprint and local market knowledge allow us to bid effectively on jobs, to obtain a unique understanding of our customers’ evolving needs and, most critically, to maintain favorable positions in the markets for our products and services, enabling us to submit lower price bids while maintaining our profitability.

We maintain strategically located construction materials operations across Pennsylvania and western New York. We also provide heavy/highway construction services, primarily in Pennsylvania and, to a lesser degree, into Maryland, West Virginia and Virginia. We operate traffic safety equipment manufacturing facilities and sell these products across the United States and we provide maintenance and traffic protection services primarily in the eastern United States.

Our Competitive Strengths

The following characteristics provide us with competitive advantages relative to others that operate in our markets. While our competitors may possess one or more of these strengths, we believe we are a leader in our markets because of our full complement of these attributes. Our strengths include:

Leading Market Positions

We are one of the top 10 construction aggregates producers based on tonnage of crushed stone produced and one of the top 50 largest highway contractors based on revenues in the United States, according to industry surveys. These leading market positions are driven by our regionally focused operational footprint, which facilitates efficient, low-cost product delivery and responsiveness to customer demands, which are essential to maintaining existing customers and securing new business.

Vertically Integrated Business Model

We generate revenue across a spectrum of related products and services. We are able to mine our quarries to extract aggregates that we use to produce ready mixed concrete and hot mix asphalt materials, which may be utilized by our heavy/highway construction business to service end customers. Our vertically integrated business model enables us to operate as a single source provider of materials and construction capabilities, creating economic, convenience and reliability advantages for our customers, while at the same time creating significant cross-marketing opportunities among our interrelated businesses. Our vertical integration model, combined with the breadth of our construction materials offerings, enhances our position as a construction materials supplier and as a bidder on complex multi-discipline construction projects. In instances where we may not win a local construction contract, for example, we may often serve as a subcontractor or significant supplier to the winning bidder, creating additional revenue opportunities.

Favorable Market Fundamentals

We work extensively for PennDOT and other governmental entities within Pennsylvania which are responsible for the state’s roads and highways. Pennsylvania’s diversified economy is heavily reliant on the state’s approximately 120,000 miles of interstate, state and local roads, and approximately 22,000 state and local bridges. Pennsylvania has the nation’s sixth largest gross state product and the nation’s eleventh largest road network, which serves as a critical highway transportation route connecting Midwestern manufacturing centers and the northeast corridor. The Pennsylvania State Transportation Advisory Committee, in its report dated May 2010, identified over $3.5 billion of annual unmet state and local highway and bridge funding needs in excess of currently available funding levels. In a recent Pennsylvania Senate Transportation Committee Report, approximately 23% of the state owned roads were rated poor and 18% and 34% of the state and local owned bridges, respectively, were rated structurally deficient. In February 2013, Governor Corbett announced a plan to increase annual transportation funding by $1.8 billion. In April 2013, several Pennsylvania state senators, including the Chairman of the Senate Transportation Committee, proposed a senate bill that would add approximately $2.5 billion to be utilized for state and local highway and bridge maintenance and repair. While there is no assurance that such a bill will be enacted, the market for highway and bridge construction in Pennsylvania will be favorably impacted if the state legislature ultimately approves additional highway and bridge funding. We believe our construction materials locations, understanding of various specifications, project management and skilled labor position us to take advantage of these favorable dynamics and enable us to provide competitive bids on most public sector projects in Pennsylvania.

Substantial Reserve Life

We estimate that we currently own or have under lease approximately 2.0 billion tons of permitted proven recoverable and probable recoverable aggregate reserves, with an average estimated useful life of 115 years at current production levels. These reserves are located across our market area, creating a balanced distribution of reserves to serve customers across our markets. With our long operating experience and local knowledge, we believe we are highly qualified to efficiently identify and develop new quarry opportunities or quarries that become available for acquisition.

High Barriers to Entry

We benefit from barriers to entry that affects both potential new market entrants and existing competitors operating within or near our markets. The high weight-to-value ratio of aggregates and concrete products and the time in which hot mix asphalt and ready mixed concrete begin to set limit the efficient distribution range for these products to roughly a one-hour haul time. Our regionally focused operational footprint allows us to maintain lower transportation costs and compete effectively against large and small players in our local markets.

Quarry and construction operations are inherently asset intensive and require significant investments in land, high-cost equipment and machinery, resulting in significant start-up costs for a new business. We own most of the equipment and machinery used at our facilities, creating an advantage over potential market entrants. The complex regulatory environment and time-consuming permitting process, especially for opening new quarries, add further start-up costs and uncertainty for new market entrants.

Our regional focus and local knowledge, acquired through decades of operating experience, enhance our ability to bid effectively and win profitable contracts. We believe our experience allows us to distinguish ourselves from other competitors in this regard.

Experienced and Dedicated Management Team

Our senior management team includes certain third and fourth generation members of our founding family, the Detwiler family, who have spent a significant portion of their professional careers in the aggregate and heavy construction businesses and are complemented and supported by highly trained and experienced senior managers who came to us through various acquisitions and internal advancement. Accordingly, we believe our management team has served and will continue to serve a critical role in our growth and profitability. Management remains dedicated to continuing to develop our operations and executing our business strategy as we continue to grow the business. Members of the Detwiler family, who control all of the voting equity of NESL, have demonstrated a commitment to continued reinvestment in NESL. With the exception of certain tax-related dividends, we have not issued a dividend to any of our equity holders in 20 years.

Our Business Strategy

We are focused on growing our sales, profitability and cash flow and strengthening our balance sheet by capitalizing on our competitive strengths and reinvesting in our core businesses. Key elements of our business strategy include:

Leverage Our Vertically Integrated Business Model

We generate revenue across a spectrum of related products and services, many of which comprise a vertically integrated business that provides both raw materials and construction services. By maintaining production and cost control over this vertically integrated supply chain, we believe we are better able to serve our customers and be a low-cost supplier. We intend to leverage this vertical integration to continue to minimize our costs, improve our customer service and win profitable new business.

Maintain A Competitive Position in Our Markets

We are competitive in the areas we serve due to our extensive network of quarries and related operations that facilitate efficient distribution throughout our geographical market area. We believe that our vertically integrated model, including our network of operational facilities, as well as our tightly managed costs, project management, safety and educational training, technological improvements and value engineering focus all further drive our low-cost position. We continuously work to exploit new technologies, such as implementing improved global positioning systems to monitor truck delivery activity and increase precision in construction projects. These technological improvements, coupled with our comprehensive employee training program and health and safety training programs and policies, allow us to make optimal use of our employees and equipment, operate safely and lower our insurance claims. Our extensive operating experience allows us to identify value engineering opportunities on certain projects, allowing us to propose enhancements to project specifications which we believe save our customers money and enhance our profitability. The mechanics of the “sealed bid” process that govern many of our contract awards require that we submit a bid that is low enough to win the business, but also includes a margin sufficient to maintain profitability. We will continue to manage our business aggressively to minimize costs to ensure that we are positioned to continue to win competitive, profitable new business in our markets.

Capitalize on Our Strategically Located Operations to Expand Market Share

We believe our existing operational footprint places us in proximity to some of the strongest market opportunities in the mid-Atlantic and western New York regions. Our proximity to areas of high construction activity, including the extensive Pennsylvania and western New York road networks and the Pennsylvania coal and gas industries, creates attractive revenue opportunities for which we are particularly well positioned relative to both major, national and smaller, local competitors. We believe our strategically situated construction materials locations create an inherent competitive advantage for us in our markets. We intend to continue to capitalize on these advantages to increase revenues and drive profitability. In those instances where our construction materials locations do not create an inherent competitive advantage, we remain competitive through our local knowledge of required specifications and industry expertise.

Drive Profitable Growth Through Reinvestment and Strategic Acquisitions

Through over 86 years of operations, we have developed significant experience and expertise in identifying and executing new growth opportunities. We expect to continue to enhance our overall competitive position and customer base by reinvesting in our business. We also anticipate that we will leverage our experience to develop more greenfield quarry locations within or adjacent to our current markets.

Our Industry

Our core construction materials, heavy/highway construction and traffic safety services and equipment businesses are organized to deliver customers products and services from six interrelated industry sectors:

•                  aggregates;

•                  hot mix asphalt;

•                  ready mixed concrete;

•                  concrete products;

•                  heavy/highway construction; and

•                  traffic safety services and equipment.

Competitors in these industries range from small, privately held firms that produce a single product, to multinational corporations that offer a comprehensive suite of construction materials and services, including design, engineering, construction and installation. However, day-to-day execution for construction materials for all competitors remains local or regional in nature based upon typical value-to-weight ratios which limit the distance construction materials can be transported in a cost effective manner.

Transportation infrastructure projects represent a substantial portion of the overall U.S. infrastructure market. These projects are driven by both state and federal funding programs. During 2012, the U.S. Congress passed a two year funding bill, Moving Ahead for Progress, or MAP-21, which provides relatively flat infrastructure funding for Pennsylvania as compared to the previous federal allocation. With approximately 120,000 miles of interstate, state and local roads and approximately 22,000 state and local bridges, Pennsylvania currently has the fifth largest allocation of the Federal Highway Trust Fund budget, receiving approximately $1.5 billion annually.

In addition to federal funding, highway construction and maintenance funding is also available through state agencies. In Pennsylvania, new highway and bridge construction and maintenance is coordinated by PennDOT. During its fiscal year ended June 30, 2012, PennDOT spent approximately $7.0 billion on transportation projects and administration, which includes its federal funds allocation. Typically the federal government funds a portion of PennDOT’s annual budget, while Pennsylvania funds the balance through the Motor License Fund, which we refer to as MLF. MLF funds are mandated per the state constitution to fund expenditures on highways and bridges and may not be reallocated to other state funding needs in the annual budgeting process. The Pennsylvania Turnpike Commission has a budget that is currently separate from PennDOT. The Pennsylvania Turnpike Commission’s Ten-Year Capital Plan for the fiscal year ending May 31, 2013 was $6.8 billion, approximately 90% of which amount is allocated to the cost of resurfacing, replacing or reconstructing the existing turnpike system.

PennDOT and the Pennsylvania Turnpike Commission have historically provided consistent demand for construction materials and projects in our markets. In addition, we also bid on purchase order contracts for hot mix asphalt and aggregates supplied directly to PennDOT maintenance districts and municipalities.

Construction Materials

Aggregates

The aggregates industry generated over $17.7 billion in sales through the production and shipment of 2.0 billion metric tons in 2012 in the United States, according to the United States Geological Survey, which we refer to as USGS. Aggregates include materials such as gravel, crushed stone, limestone and sand, which are primarily incorporated into construction materials, such as hot mix asphalt, cement and ready mixed concrete. Aggregates are also used for various applications and products, such as railroad ballast, filtration, roofing granules and in solutions for snow and ice control. The U.S. aggregate industry is highly fragmented with numerous participants operating in localized markets. The USGS reported that a total of 1,550 companies operating 4,000 quarries and 91 underground mines produced or sold crushed stone valued at $11.0 billion in 2012 in the United States.

Hot Mix Asphalt

Hot mix asphalt is the most commonly utilized pavement surface. Hot mix asphalt is produced by mixing asphalt cement and aggregate. The asphalt cement is heated to increase its viscosity and the aggregate is dried to remove moisture from it prior to mixing. Paving and compaction must be performed while the asphalt is sufficiently hot, typically within a one-hour haul from the production facility. In many parts of the country, including the market in which we operate, paving is generally not performed in the winter months because of cold temperatures.

Asphalt pavement is one of the building blocks of the United States. The United States has more than two million miles of paved roads and highways, 94% of which are surfaced with asphalt.

The United States has approximately 4,000 asphalt plants. Each year, these plants produce 500 million tons of asphalt pavement material worth in excess of $30 billion. Asphalt pavement material is a precisely engineered product composed of approximately 95% stone, sand and gravel by weight, and approximately 5% asphalt cement, a petroleum product. Asphalt cement acts as the glue to hold the pavement together.

Ready Mixed Concrete

Demand for ready mixed concrete is driven by its highly versatile end use applications. The ready mixed concrete industry generated approximately $30 billion in sales in 2012, according to the National Ready Mixed Concrete Association. Ready mixed concrete is created through the combination of coarse and fine aggregates with water, various chemical admixtures and cement. Given the high weight-to-value ratio, delivery of ready mixed concrete is typically limited to a one-hour haul from a production plant location and is further limited by a 90 - minute window in which newly mixed concrete must be poured to maintain quality and desired performance characteristics. Most industry participants produce ready mixed concrete in batch plants and use concrete mixer trucks to deliver the concrete to customers’ job sites. Ready mixed concrete, which is poured in place at a construction site, can compete with other precast concrete products and concrete masonry block products.

Concrete Products

Precast and prestressed concrete products are utilized in highway construction to build bridges and decks and in non-residential construction to build a broad range of large structures such as parking garages, prison cells and sports stadium risers. Precast and prestressed concrete products offer many building advantages, including flexibility in design, speed to completion and low maintenance.

Masonry blocks are widely used in the construction of buildings, such as foundations, arches and retaining walls, due to their durability and relative low cost. Most of the companies that produce masonry blocks, such as ours, also produce other concrete-related products, including architectural block, pavers and franchised building systems such as Anchor ® Segmental Retaining Walls, which can be manufactured centrally and shipped to the point of installation.

Heavy/Highway Construction

Heavy/highway construction businesses provide a broad range of transportation and site preparation construction services, including grading and drainage, building bridge structures and concrete and blacktop paving services. While we provide services for a range of projects from driveway construction to the construction of new interstate highways, our business is primarily focused on structures, road construction and maintenance and blacktop/concrete paving. In general, the highway construction industry’s growth rate is directly related to federal and state transportation agencies’ funding of road, highway and bridge maintenance and construction. While public sector spending for highway construction has increased over the past two years, primarily as a result of federal stimulus money released under the American Recovery and Reinvestment Act, the simultaneous decrease in private sector spending has resulted in a contraction of the overall market. In Pennsylvania, public spending on third-party highway construction in 2012 was approximately $2.0 billion due to reallocation of funds by the state that shifted funds from certain other existing projects. Public spending on third-party highway construction for 2013 is budgeted at approximately $1.7 billion.

Traffic Safety Services and Equipment

The traffic safety services and equipment industry comprises companies that produce, sell and set up traffic safety equipment in the United States. Traffic safety products generally consist of portable products such as message boards, arrow boards and speed awareness monitors, as well as traffic cones, barrels and signs. Demand for traffic safety services and equipment is particularly sensitive to changes in activity in the highway construction end-market. While significant challenges to the traffic safety equipment industry remain due to the recent economic downturn, we believe that the long-term growth prospects for the industry are favorable, given increasingly stringent highway and workplace safety regulations and standards, in addition to an anticipated cyclical recovery in highway spending.

Credit Facility

Original Terms

On March 15, 2012, the Company entered into an asset-based revolving loan facility, which we refer to as the ABL Facility, with Manufacturers and Traders Trust Company, which we refer to as M&T, as the issuing bank, a lender, the swing lender, the agent and the arranger. The ABL Facility originally provided for maximum borrowings on a revolving basis of up to $170.0 million from time to time for general corporate purposes, including working capital. As discussed below, as a result of the third amendment to the ABL Facility, a maximum of $145.0 million may be borrowed under the ABL Facility. The ABL Facility will mature on March 15, 2017.

Borrowings under the ABL Facility are guaranteed on a full and unconditional and joint and several basis by certain of the Company’s existing and future domestic subsidiaries and are secured, subject to certain permitted liens, by first-priority liens on the ABL Priority Collateral and by second-priority liens on the collateral securing the exchange notes on a first-priority basis, except for certain real property.

Availability of ABL Facility

Prior to the third amendment to the ABL Facility, if the Company had less than $25.0 million of availability under the ABL Facility at any point in time, it would be obligated to comply with a fixed charge coverage ratio. The third amendment to the ABL Facility, among other things, reduced the minimum excess availability threshold for the fixed charge coverage ratio to $1.00 until November 30, 2014, effectively increasing the Company’s short-term borrowing availability by allowing it to borrow up to the entire amount of the ABL Facility (less $1.00) without needing to comply with a fixed charge coverage ratio.

If at any time after November 30, 2014 excess availability is less than the greater of (i) $25.0 million or (ii) 15% of the lesser of the commitments and the borrowing base, the Company must comply with a minimum fixed charge coverage ratio test of at least 1.0 to 1.0 for the immediately preceding four fiscal quarters or twelve consecutive months, as applicable. As of May 31, 2013, the Company’s Fixed Charge Coverage Ratio was below 1.0 to 1.0. The practical result will be that after November 30, 2014, so long as our fixed charge coverage ratio as calculated pursuant to the covenant remains less than 1.0 to 1.0, our available borrowings under the ABL Facility will be reduced by $25.0 million.

A fixed charge covenant ratio is also used to determine what advance rates apply in calculating the borrowing base under the ABL Facility, as well as whether the Company can make certain investments, acquisitions, restricted payments, repurchases or increases in the amount of cash interest payments on other indebtedness. As part of the first amendment to the ABL Facility entered into on September 7, 2012, the borrowing base formula under the ABL Facility became subject to adjustment based on the most recent fixed charge coverage ratio. If the calculation of the fixed charge coverage ratio is less than 1.0 to 1.0, the borrowing base will be equal to the sum of (a) the lesser of (i) $56.0 million (from $65 million) and (ii) 65% (from 75%) of the appraised value of the eligible real property, plus (b) 70% (from 85%) of the outstanding balance of eligible accounts receivable plus, (c) 40% (from 60%) of eligible inventory, minus (d) reserves imposed by the agent of the ABL Facility in the exercise of reasonable business judgment from the perspective of a secured asset-based lender, minus (e) reserves imposed by the agent to the ABL Facility with respect to branded inventory in its sole discretion.

The applicability of the Company’s fixed charge coverage ratio is conditional upon reaching the minimum excess availability. As a result of the third amendment, the Company has a minimum excess availability of $1.00 (reduced from $25.0 million) until November 30, 2014, effectively eliminating the need to comply with a fixed charge coverage ratio. After November 30, 2014, the Company may be subject to a fixed charge coverage ratio of 1.0 to 1.0, if its minimum excess availability reaches $25.0 million.

Amendment of ABL Facility

The ABL Facility contained a covenant that required us to deliver our fiscal year 2012 annual financial statements to M&T by May 29, 2012. On September 7, 2012, we entered into the first amendment to the ABL Facility to change the required delivery date of our audited February 29, 2012 financial statements and the required delivery date of our first and second quarter results and financial statements. Subsequent to the date of the first amendment, we required multiple extensions of time and ultimately filed our audited February 29, 2012 financial statements, our fiscal year 2013 first and second quarter results and financial statements on December 15, 2012, January 1, 2013 and February 28, 2013, respectively.

As part of the first amendment to the ABL Facility entered into on September 7, 2012, the borrowing base formula under the ABL Facility became subject to adjustment based on the most recent Fixed Charge Coverage Ratio as described above. We were subject to the adjusted borrowing base calculation as of February 28, 2013 and May 31, 2013. The first amendment added a 1.25% floor to LIBOR for purposes of determining the interest rate applicable to LIBOR based borrowings, which was later removed in the third amendment discussed below.

In connection with the first amendment to the ABL Facility, we also agreed with M&T that, in the event M&T is unable to reduce its final participation in the ABL Facility to no more than $75.0 million during the primary syndication of the ABL Facility by December 15, 2012, M&T would be entitled to add or modify terms of the ABL Facility that were previously prohibited from being added or modified, including but not limited to the advance rates, certain covenants and the interest and fees payable. As of May 31, 2013, M&T has not syndicated the ABL Facility and has not modified the terms of the ABL Facility. See the discussion below concerning the potential modifications by M&T.

On December 7, 2012, we entered into the second amendment to the ABL Facility to change the required delivery date of our third quarter results and financial statements. Subsequent to the date of the second amendment, we required an extension of time and ultimately filed our third quarter results and financial statements on April 1, 2013. There can be no guarantee that the Company will not need to obtain similar amendments in the future. A failure to obtain such amendment could result in an acceleration of the Company’s indebtedness under the ABL Facility and a cross-default under the Company’s other indebtedness, including the existing notes and old notes.

On May 29, 2013, we entered into the third amendment to the ABL Facility. As discussed above, prior to the third amendment, if the Company had less than $25.0 million of availability under the ABL Facility at any point in time, it would be obligated to comply with a fixed charge coverage ratio. The third amendment, among other things, reduced the minimum excess availability to $1.00 until November 30, 2014, effectively increasing the Company’s short-term borrowing availability by allowing it to borrow up to the entire amount of the ABL Facility (less $1.00) without needing to comply with a fixed charge coverage ratio. The Company also agreed to the following additional amendments to the ABL Facility in the third amendment: (i) the aggregate overall amount available for borrowing under the ABL Facility was reduced from $170.0 million to $145.0 million; (ii) the interest rate margin added to applicable LIBOR based borrowings was increased to a fixed 5%; (iii) the interest rate margin added to applicable base rate borrowings was increased to a fixed 3%; (iv) the 1.25% floor applicable to LIBOR based borrowings was removed; and (v) to the extent that the Company disposes of assets that are ABL priority collateral and certain unencumbered assets, the net cash proceeds will be used to prepay outstanding borrowings under the ABL Facility and the overall ABL Facility will be reduced by $1 for each $1 of assets sold up to $15 million. The third amendment did not change other significant terms of the ABL Facility such as the maturity, borrowing base formula, and covenants, as applicable. Although the overall commitment was reduced from $170.0 million to $145.0 million, because the Company’s borrowing base was below $145.0 million at the time of the third amendment, such reduction had no impact on the Company’s short-term ability to borrow under the ABL Facility.

In connection with the third amendment, we also agreed with M&T that our board of directors would create a special committee consisting of our four non-employee directors, which we refer to as the special committee, that has engaged an advisor to develop a business plan that focuses on cost reductions and operational efficiencies, which we refer to as the Plan. Under the terms of the third amendment, the Plan must be reasonably acceptable in scope, timing and process to M&T.  On July 18, 2013, the Plan was unanimously approved by the members of the special committee and by our entire board of directors, which authorized the special committee to oversee the implementation of the Plan by management.  On July 19, 2013 the plan was submitted to M&T for its review and on August 15, 2013, M&T informed the Company that the Plan is not acceptable in scope, timing and process.  The Company believes that the concerns with the Plan expressed by M&T go beyond scope, timing and process.  The Company is currently engaged in discussions with M&T to resolve differences over the Plan and is confident that those differences will be resolved.

Potential Modification by M&T

In connection with the first amendment to the ABL Facility described above, in order to facilitate the syndication of the ABL Facility amongst additional lenders, the Company and M&T agreed that if M&T were unable to reduce its final loan commitments under the ABL Facility to no more than $75.0 million prior to December 15, 2012, M&T would be entitled to add to or modify the terms of the ABL Facility on a unilateral basis, including but not limited to adjusting the advance rates, adding or modifying certain covenants and increasing the interest and fees payable in order to facilitate its syndication efforts. In connection with such modifications, there is no limit or ceiling to the interest rate M&T could charge. Notwithstanding these rights, M&T would not be able to do the following without the Company’s consent:

•                  reduce the ABL Facility’s total amount to less than $170.0 million (as discussed above, this has been reduced to $145.0 million due to the third amendment);

•                  impose a permanent fixed charge coverage ratio;

•                  cause the springing fixed charge coverage ratio covenant in the ABL Facility to be greater than 1.00 to 1.00;

•                  add a senior or total debt to EBITDA covenant with a less than 20% cushion from management projections;

•                  add a net worth covenant with a less than 20% cushion from management projections;

•                  restrict the Company’s ability to incur additional permitted indebtedness and related permitted liens for capital leases, purchase debt and sale-leaseback transactions to less than $35.0 million in the aggregate at any time;

•                  if the Company’s fixed charge coverage ratio is 1.00 to 1.00 or greater, cause the advance rate for (a) eligible inventory to be less than 60%; (b) eligible accounts to be less than 85%; or (c) eligible real property to be less than the lower of (1) 75% of the appraised value thereof and (2) $65.0 million;

•                  if the Company’s fixed charge coverage ratio is less than 1.00 to 1.00, cause the advance rate for (a) eligible inventory to be less than 40%; (b) eligible accounts to be less than 70%; or (c) eligible real property to be less than the lower of (1) 75% of the appraised value thereof and (2) $56.0 million; or

•                  require that any of (a) Rock Solid Insurance Company, (b) South Woodbury L.P., (c) NESL II, LLC, (d) Kettle Creek Partners L.P. or (e) Kettle Creek Partners G.P., LLC guaranty the ABL Facility.

As of May 31, 2013, despite M&T’s inability to successfully syndicate the ABL Facility, the terms of the ABL Facility have not been modified by M&T. However, should M&T choose to exercise its right to add or modify terms of the ABL Facility, borrowings under the ABL Facility may be subject to terms less favorable than the current terms of the ABL Facility which could negatively impact our financial position, cash flows and results of operations. Furthermore, such modifications may require us to renegotiate the terms of the ABL Facility or obtain additional financing. We may not be able to obtain such modifications or additional financing on commercially reasonable terms or at all. If we are unable to obtain such modifications or additional financing, we would have to consider other options, such as the sale of certain assets, sales of equity, and negotiations with our lenders to restructure our debt. The terms of our indebtedness may restrict, or market or business conditions may limit, our ability to do any or all of these things.

Recent Developments

An interest payment on the old notes was due on March 15, 2013.  As a result of the payment of the PIK interest portion of such interest payment, we have $289.4 million of old notes outstanding as of the date of this prospectus.  In addition, as provided for in the indenture for the old notes, we elected to increase the amount payable on September 15, 2013 and March 15, 2014 as cash interest by 1% to 5% and decrease the amount then payable as PIK interest by 1% to 8%.

Corporate Structure

New Enterprise Stone & Lime Co., Inc. is a Delaware corporation initially formed as a partnership in 1924. Our principal executive offices are located at 3912 Brumbaugh Road, P.O. Box 77, New Enterprise, PA 16664, and our telephone number is (814) 766-2211. Our website address is http://www.NESL.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus.

The chart below illustrates a summary of our current corporate structure. The exchange notes will be guaranteed, on a joint and several basis, by all of our existing and future domestic subsidiaries, with the exception of certain subsidiaries. The exchange notes will be initially guaranteed, on a senior secured basis, by each of our subsidiaries that guarantee payment by us of our indebtedness under our existing notes. For a description of the existing notes, our ABL Facility and other material existing borrowing arrangements, see “Description of Other Indebtedness.”

*                                         Rock Solid Insurance Company, NESL II, LLC, Kettle Creek Partners GP, LLC and Kettle Creek Partners L.P. are not guarantors.

**                                  Minority owned and therefore does not qualify as a subsidiary under the indenture.

The Exchange Offer

The following summary contains basic information about the exchange offer and the exchange notes. It does not contain all of the information that is important to you. For a more complete understanding of the notes, please refer to the sections of this prospectus entitled “The Exchange Offer” and “Description of the Notes.”

On March 15, 2012, we sold, through a private placement exempt from the registration requirements of the Securities Act, $265.0 million of our old notes, which are eligible to be exchanged for the exchange notes.  On September 15, 2012 and March 15, 2013, we made a PIK interest payment of $24,387,000 on our old notes, which additional notes are also eligible to be exchanged for the exchange notes.  We refer to the originally issued old notes and the old notes issued on account of the PIK interest collectively as the “old notes”.

Exchange Offer

In connection with the issuance of the old notes, we and the guarantors of the old notes entered into a registration rights agreement with the initial purchasers of the old notes. Under that agreement, we agreed to use commercially reasonable efforts to file a registration statement related to the exchange of old notes for exchange notes with the SEC, to cause the registration statement to become effective under the Securities Act, and to consummate the exchange offer on or prior to the 360th day after March 15, 2012.  As a result of the delay in such registration, we are currently accruing penalty interest on the old notes.

The registration statement of which this prospectus forms a part was filed in compliance with the obligations under this registration rights agreement.

You are entitled to exchange in this exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

• the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

• the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

• our obligation to pay additional interest on the old notes as described in the registration rights agreement does not apply to the exchange notes.

Securities Offered

We are offering to exchange up to $289,387,000 in aggregate principal amount of our 13% Senior Secured Notes due 2018 which have been registered under the Securities Act for up to $289,387,000 in aggregate principal amount of our old notes which were issued on March 15, 2012. The aggregate principal amount includes the $265,000,000 in aggregate principal amount of old notes initially issued in the private placement transaction on March 15, 2012 increased by an additional $24,387,000 in lieu of cash as PIK interest in respect of the old notes on the September 15, 2012 and March 15, 2013 interest payment dates. The old notes may be exchanged only in minimum denominations of $2,000 aggregate principal amount and an integral multiple of $1,000 in excess thereof.

We are also offering approximately $87,989,000 of additional 13% senior secured notes due 2018, and guarantees thereon, that may be issued, at our option, in lieu of cash interest payments on the 13% senior secured notes due 2018. See “Description of Exchange Notes.”

Resales

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration provisions of the Securities Act, provided that you:

• are acquiring the exchange notes in the ordinary course of business, and

• have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to this exchange offer in exchange for the old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of the exchange notes who

• is our affiliate,

• does not acquire the exchange notes in the ordinary course of business, or

• tenders in this exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration, Withdrawal of Tender

This exchange offer will expire at 5:00 p.m., New York City time, [                  ], 2013, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.

Accrued Interest on the Exchange Notes and Old Notes

The exchange notes will bear interest from March 15, 2013 (or the most recent date prior to the closing of the exchange offer on which interest was paid on the old notes). The right to receive interest on the exchange notes will replace the right to receive any payment in respect of interest on old notes accepted for exchange that accrued to the date of issuance of the exchange notes.

Delivery of the Exchange Notes	The exchange notes issued pursuant to this exchange offer will be delivered to the holders who tender old notes promptly following the expiration date.

Conditions to this Exchange Offer	This exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Certain Conditions to this Exchange Offer.”

Procedures for Tendering Old Notes

If you wish to accept this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the facsimile, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in this exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange notes that you will receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•                  if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

• you are not our “affiliate” as defined in Rule 405 under the Securities Act.

Special Procedures for Beneficial Holders

If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact such registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures

If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent or if you cannot comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled our covenants under the registration rights agreement and, accordingly, you will no longer be entitled to any exchange or, except in limited circumstances, registration rights with respect to the old notes, and the exchange notes will not provide for liquidated damages. If you are a holder of old notes and do not tender your old notes in this exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of this exchange offer.

Consequences of Failure to Exchange

All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture governing the old notes. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, or as otherwise required under certain limited circumstances pursuant to the terms of the registration rights agreement, we do not currently anticipate that we will register the old notes under the Securities Act.

Certain U.S. Federal Income Tax Considerations	The exchange of old notes for exchange notes in this exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer.

Accounting Treatment

The exchange notes will be recorded as the same debt obligations as the old notes as reflected in our accounting records. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the exchange notes will be amortized over the term of the exchange notes. See “The Exchange Offer—Accounting Treatment.”

Exchange Agent

Wells Fargo Bank, National Association is the exchange agent for this exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

Summary of the Terms of the Exchange Notes

Issuer	New Enterprise Stone & Lime Co., Inc.

Exchange Notes Offered

$289,387,000 in aggregate principal amount of 13% senior secured notes due 2018.  The aggregate principal amount includes the $265,000,000 in aggregate principal amount of old notes initially issued in the private placement transaction on March 15, 2012, increased by an additional $24,387,000 in lieu of cash as PIK interest in respect of the old notes on the September 15, 2012 and March 15, 2013 interest payment dates.

We are also offering approximately $87,989,000 of additional 13% senior secured notes due 2018, and guarantees thereon, that may be issued, at our option, in lieu of cash interest payments on the 13% senior secured notes due 2018. See “Description of Exchange Notes.”

Maturity Date	March 15, 2018.

Interest

Interest on the exchange notes will initially be payable at 13% per annum. With respect to any interest payment date on or prior to March 15, 2017, we may, at our option, elect to pay interest on the exchange notes (i) entirely in cash or (ii) interest at the rate of 5% per annum in cash, which we refer to as cash interest, and interest initially at the rate of 8% per annum by increasing the principal amount of the exchange notes or by issuing additional exchange notes under the indenture governing the old notes and the exchange notes, which we refer to as the indenture, on the same terms as the exchange notes, which we refer to as PIK interest. For any interest payable after March 15, 2017, interest will be payable solely in cash.

In addition, the interest rate on the exchange notes shall permanently increase by an additional 1.0% per annum at the beginning of each 12-month period that begins on March 15, 2014 and March 15, 2015, unless, prior to the beginning of such 12-month period, we elect to increase the amount then payable as cash interest and decrease the amount then payable as PIK interest by, in each case, 1.0% per annum. Any interest rate increase shall be effected by increasing the rate per annum applicable to the PIK interest payable in respect of the exchange notes. Furthermore, if with respect to any 12-month period prior to March 15, 2017 we elect to pay the interest on the exchange notes all in cash, which we refer to as the 12-month cash election, the interest rate applicable to such 12-month period will decrease by 1.0%. The interest rate on the exchange notes for and in respect of any 12-month period beginning on March 15, 2016 shall be equal to the interest rate applicable in the immediately preceding interest period; provided that if interest in such immediately preceding interest period was paid entirely in cash and we elect to pay a portion of the interest rate for and in respect of the 12-month period beginning on March 15, 2016 as PIK interest, the total interest rate for such 12-month period beginning on March 15, 2016 shall be equal to the total interest rate applicable to the exchange notes in effect with respect to the immediately preceding interest period for which any PIK interest was paid, with the same split between PIK interest and cash interest. If we make a 12-Month cash election for and in respect of the 12-month period beginning on March 15, 2016, the same interest rate will apply for and in respect of the 12-month period beginning on March 15, 2017. See “Description of Exchange Notes—General.”

Guarantees

The exchange notes will be guaranteed, on a joint and several basis, by all of our existing and future domestic subsidiaries, with the exception of certain subsidiaries. The exchange notes will be initially guaranteed, on a senior secured basis, by each of our subsidiaries that guarantee payment by us of our indebtedness under the existing notes. See “Description of Exchange Notes—Guarantees by Domestic Subsidiaries.”

Ranking	The exchange notes and guarantees thereof will be our and our subsidiary guarantors’ senior secured obligations and will rank:

• equally in right of payment with all of our and our subsidiary guarantors’ existing and future senior debt, including the existing notes and our ABL Facility;

• senior in right of payment to all of our and our subsidiary guarantors’ existing and future subordinated debt;

•                  effectively senior in right of payment to all of our and our subsidiary guarantors’ existing and future unsecured debt (including the existing notes) or debt that is secured by junior priority liens to the liens securing the notes, to the extent of the collateral securing the notes;

• effectively junior to the ABL Facility to the extent of the collateral securing such ABL Facility on a first-priority basis;

•                  effectively junior to any other existing and future secured debt that is secured by assets that do not secure the notes and the guarantees thereof to the extent of the collateral securing such secured debt; and

•                  effectively junior to any debt of our non-guarantor subsidiaries.

Security

As of May 31, 2013, we had approximately $632.4 million of total debt outstanding (including the old notes and exchange notes), $370.4 million of which was secured debt.  An interest payment on the old notes was due on March 15, 2013. As a result of the payment of the PIK interest portion of such interest payment, we have $289.4 million of old notes outstanding as of the date of this prospectus.  In addition, as provided for in the indenture for the old notes, we elected to increase the amount payable on September 15, 2013 and March 15, 2014 as cash interest by 1% to 5% and decrease the amount then payable as PIK interest by 1% to 8%.

As of May 31, 2013, we had borrowed $68.7 million under the ABL Facility. As of such date, the borrowing base was $133.4 million; provided, however, the Third Amendment reduced the overall commitment to $145.0 million and through November 30, 2014 we are no longer required to maintain minimum excess availability (as defined in the ABL Facility).

Our non-guarantor subsidiaries accounted for $7.7 million of internal revenue, they did not account for any third-party revenue in fiscal year 2013. As of May 31, 2013, our non-guarantor subsidiaries accounted for $17.1 million, or 2.2%, of our assets (excluding intercompany eliminations) and $19.6 million, or 2.4%, of our liabilities (excluding intercompany eliminations).

The exchange notes and related guarantees will be secured , subject to certain permitted liens, and except for certain excluded assets, by:

•        first-priority liens on substantially all of our and our guarantors’ personal property (other than assets securing our ABL Facility on a first-priority basis), including all of the equity interests in the subsidiary guarantors;

•        first-priority liens on certain of our owned and leased real property; and

•        second-priority liens on the ABL priority collateral (including certain real property).

The exchange notes will be secured, subject to permitted liens, by a first-priority lien on assets comprising approximately 75% of the net book value of our fixed assets, and a second-priority lien on the ABL priority collateral comprising approximately 11.4% of the net book value of our fixed assets (other than Rolling Stock), as of February 28, 2013.

The security interest of the holders of the exchange notes in the collateral is subject to other important limitations and exceptions which are described under the sections “Risk Factors—Risks Related to the Exchange Notes and Our Indebtedness” and “Description of Exchange Notes—Security for the Exchange Notes.”

Intercreditor Agreement

The Company, the guarantors of the old notes, the collateral agent under the old notes and the collateral agent under the ABL Facility have entered into an intercreditor agreement that defines the relative priorities of each of the collateral agents with respect to the collateral and certain other matters. See “Description of Exchange Notes—Intercreditor Agreement.”

Optional Redemption	The exchange notes will be redeemable, in whole or in part, at any time on or after March 15, 2015, at the redemption prices specified under “Description of Exchange Notes—Optional Redemption.”

At any time prior to March 15, 2015, we may, at our option, redeem up to 35% of the exchange notes with the net cash proceeds from certain public equity offerings at a price equal to 113% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but not including, the redemption date as described under “Description of Exchange Notes—Optional Redemption.”

We may also redeem some or all of the exchange notes at any time prior to March 15, 2015 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date, plus a “make-whole” premium as described under “Description of Exchange Notes—Optional Redemption.”

Change of Control

Upon the occurrence of certain changes in control, we must offer to repurchase the exchange notes at 101% of the principal amount, plus accrued interest, if any, to, but not including, the purchase date.  See “Description of Exchange Notes—Change of Control.”

Mandatory Offer to Repurchase Following Certain Asset Sales

If we sell certain assets and do not repay certain debt or reinvest the proceeds of such sales within certain time periods, we must offer to repurchase the exchange notes at the prices listed under “Description of Exchange Notes—Certain Covenants—Limitation on Asset Sales.”

Mandatory Principal Redemption

To prevent the exchange notes from constituting “applicable high yield discount obligations,” which we refer to collectively as AHYDOs, within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended, at the end of the first accrual period after the fifth anniversary of the old notes’ issuance and each accrual period thereafter we will be required to redeem for cash a portion of each note then outstanding equal to the Mandatory Principal Redemption Amount. See “Description of Exchange Notes—Mandatory Principal Redemption.”

Certain Covenants	The indenture contains covenants that limit, among other things, the ability of our and our restricted subsidiaries to:

• incur additional debt;

• pay dividends or make other distributions or repurchase capital stock or make other restricted payments;

• make certain investments;

• incur liens;

• merge, amalgamate or consolidate, or sell, transfer, lease or dispose of all or substantially all of our assets; and

• enter into certain transactions with affiliates.

These covenants are subject to important exceptions and qualifications, which are described in “Description of Exchange Notes—Certain Covenants.”

Original Issue Discount

Because we have the option to pay a portion of the interest payable on the exchange notes for each interest accrual period on or prior to March 15, 2017 in the form of PIK interest, the exchange notes will be treated as issued with original issue discount for U.S. federal income tax purposes, which we refer to as OID. There will be additional OID to the extent that the stated principal amount of the exchange notes exceeds their issue price or if we do not make the 12-month cash election with regard to 2014 or 2015 (as described in “Description of Exchange Notes—General”). See “Certain U.S. Federal Income Tax Considerations” for more information.

Listing

We do not intend to list the exchange notes on any securities exchange or include the exchange notes in any automated quotation system. Accordingly, there can be no assurance that a market for the exchange notes will develop or as to the liquidity of any markets that may develop.

Risk Factors

Potential investors in the exchange notes should carefully consider the matters set forth under the caption “Risk Factors,” as well as the other information included in this prospectus, prior to making an investment decision with respect to the exchange notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth a summary of our historical consolidated financial and other data as of and for the periods presented. The summary historical financial information as of February 28, 2013 and February 29, 2012 and for our three fiscal years 2011, 2012 and 2013 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary historical consolidated balance sheet data at February 28, 2011 from our consolidated balance sheet as of February 28, 2011 which is not presented in this prospectus. Our historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance. The summary historical financial information for the three month periods ended May 31, 2013 and May 31, 2012 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. In the opinion of our management, the unaudited interim condensed consolidated financial data includes all adjustments, consisting only of normal non-recurring adjustments considered necessary for a fair presentation of this information. Our historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance. In addition, the results of operations for the interim periods are not necessarily indicative of the results that may be expected for the entire year. The following summary historical consolidated financial and other data are qualified in their entirety by reference to, and should be read in conjunction with, our audited consolidated financial statements, unaudited interim condensed consolidated financial statements and the accompanying notes, included elsewhere in this prospectus, and the information under “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included in this prospectus.

	Fiscal Year Ended					Three Months Ended
	February 28, 2011		February 29, 2012	February 28, 2013		May 31, 2012	May 31, 2013
	(dollars in thousands)
Consolidated Statement of Operations Data:
Revenue	$725,399		$705,934	$677,090		$157,981	$147,744
Operating costs and expenses:
Costs of revenue	578,611		575,486	557,503		133,431	127,718
Depreciation, depletion and amortization	45,917		51,674	50,942		11,843	12,118
Intangible asset impairment	—		1,100	4,704		—	—
Pension and profit sharing	8,907		7,622	8,325		1,841	1,878
Selling, administrative and general expenses	61,547		64,511	77,138	(4)	17,682	19,413
(Gain) loss on disposals of property, equipment and software	(600)		808	323		(35)	152
Operating income (loss)	31,017		4,733	(21,845)		(6,781)	(13,535)
Other income (expense):
Interest income	318		343	140		(6)	127
Interest expense	(41,586	)(1)	(46,902)	(75,987	)(2)	(22,814)	(19,304)
Total other expense	(41,268)		46,559	(75,847)		(22,820)	(19,177)
Income (loss) before income taxes	(10,251)		(41,826)	(97,692)		(29,601)	(32,712)
Income tax expense (benefit)	(4,478)		(16,397)	(41,558)		(11,487)	(3,475)
Net (loss) income	(5,773)		(25,429)	(56,134)		(18,114)	(29,237)
Noncontrolling interest in net (income) loss	(1,195)		(820)	(1,384)		(305)	(739)
Net (loss) income attributable to stockholders	$(6,968)		$(26,249)	$(57,518)		$(18,419)	$(29,976)
Consolidated Balance Sheet Data (end of period):
Cash, restricted cash and cash equivalents	$21,916		$25,354	$19,657		$14,729	$18,007
Accounts receivable, net	67,372		76,841	52,271		119,492	107,564
Inventories	129,422		132,195	125,144		135,827	124,812
Property, plant, and equipment, net	382,965		371,574	371,868		376,149	370,089
Total assets	768,078		776,322	734,188		822,027	780,607
Long-term debt, including current portion	500,846		529,013	577,987		593,055	632,446
Total liabilities	690,907		726,454	741,778		790,634	817,815

	Fiscal Year Ended			Three Months Ended
	February 28, 2011	February 29, 2012	February 28, 2013	May 31, 2012	May 31, 2013
	(dollars in thousands)
Total equity (deficit) and redeemable common stock	$77,171	$49,868	$(7,590)	$31,393	$(37,208)
Consolidated Statement of Cash Flows:
Net cash provided by (used in):
Operating activities	$47,503	$19,697	$20,030	$(41,955)	$(36,253)
Investing activities	(31,549)	(46,848)	(45,247)	(17,002)	(10,963)
Financing activities	(6,698)	22,154	19,719	48,457	40,938
Cash paid for capital expenditures(3)	(32,706)	(43,954)	(42,417)	(14,775)	(9,491)
Selected Segment Data:
Revenue:
Construction materials	$512,143	$529,838	$505,026	122,282	111,217
Heavy/highway construction	306,795	268,160	248,188	53,983	48,416
Traffic safety services & equipment	78,181	82,929	84,463	23,254	24,089
Other non-core business operations	15,220	15,592	15,264	3,722	—
Gross revenue	912,339	896,519	852,941	203,241	183,722
Intercompany eliminations	(186,940)	(190,585)	(175,851)	(45,260)	(35,978)
Revenue	$725,399	$705,934	$677,090	$157,981	$147,744

(1)                                 The increase in interest expense during fiscal year 2011 was a result of an overall increase in borrowings and interest rates primarily related to the issuance of our 11% senior notes due 2018 in August 2010.

(2)                                 The increase in interest expense during fiscal year 2013 was a result of an overall increase in borrowings and interest rates primarily related to the issuance of our old notes and the write-off of $6.4 million of unamortized deferred financing fees associated with the debt repaid.

(3)                                 Cash paid for expenditures includes capitalized software expenditures.

(4)                                 The increase in expense from fiscal year 2012 to fiscal year 2013 was attributable to costs associated with the remediation of our Enterprise Resource Planning system, which we refer to as the ERP system, of approximately $4.3 million, and higher legal and accounting fees of $7.1 million.

RISK FACTORS

You should carefully consider the risks described below, in addition to the other information contained in this prospectus, before electing to exchange your old notes for the exchange notes. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently consider less significant may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The value of the exchange notes could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our business depends on activity within the construction industry.

We sell most of our construction materials and traffic safety equipment, and provide all of our heavy/highway construction services, to the construction industry, so our results depend on the strength of the construction industry. Demand for our products, particularly in the non-residential and residential construction markets, could remain weak and continue to fall if companies and consumers continue to struggle to obtain credit for construction projects or if the slow pace of economic activity continues to delay or cancel capital projects. State and federal budget issues continue to hurt the funding available for infrastructure spending, particularly heavy/highway construction and traffic safety, which constitute a significant portion of our business. Many states, including Pennsylvania, have reduced their construction spending because of budget shortfalls caused by lower tax revenues and uncertainty relating to long-term federal highway funding. There has been a reduction in many states’ investment in highway maintenance. These factors resulted in a continued reduction in our sales during fiscal years 2012 and 2013 which, combined with a decline in pricing in many of our business units, continues to hurt our business. Our earnings depend on the strength of the local economies in which we operate because of the high cost to transport our products relative to their price. If economic conditions and construction remain low in our top revenue-generating markets of Pennsylvania and western New York, our business and results of operations continue to be materially adversely affected and there is no assurance that this will not continue to affect our business in the future..

Our business is cyclical and requires significant working capital to fund operations.

The cyclicality of our business requires that we maintain significant working capital to fund our operations. Our ability to generate sufficient cash flow depends on future performance, which will be subject to general economic conditions, industry cycles and financial, business, and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash to operate our business and service our outstanding debt and other obligations, we may be required, among other things, to further reduce or delay planned capital or operating expenditures, sell assets or take other measures, including the restructuring of all or a portion of our debt, which may only be available, if at all, on unsatisfactory terms.

Our lender has the right to add or modify certain terms of our revolving credit facility that would negatively impact our financial position, cash flows and results of operations

The ABL Facility provides for maximum borrowings on a revolving basis of up to $145.0 million. As a result of amendments to the terms of the ABL Facility, the maximum availability is subject to restriction if our Fixed Charge Coverage Ratio is less than 1.0 to 1.0, which it was as of May 31, 2013. In addition, our borrowing availability will be further restricted after November 30, 2014 if our Fixed Charge Coverage Ratio is less than 1.0 to 1.0. In such case, the limited availability could impact our ability to borrow for working capital purposes which could, in turn, negatively impact our financial position, cash flows and results of operations. In addition, since M&T was unable to reduce its final participation in the ABL Facility to no more than $75.0 million by December 15, 2012, M&T may add or modify terms of the ABL Facility that were previously prohibited from being added or modified, including but not limited to the advance rates, certain covenants and the interest and fees payable. As of the date of this prospectus, the terms of the ABL Facility have not been modified as a result of M&T’s inability to syndicate the ABL Facility. However, should M&T choose to exercise its right to add or modify terms of the ABL Facility, borrowings under the ABL Facility may be subject to terms less favorable than the current terms of the ABL Facility which could negatively impact our financial position, cash flows and results of operations. Furthermore, such modifications may require us to renegotiate the terms of our ABL Facility or obtain additional financing. We may not be able to obtain such modifications or additional financing on commercially reasonable terms or at all. If we are unable to obtain such modifications or additional financing, we would have to consider other options, such as the sale of certain assets, sales of equity, and negotiations with our lenders to restructure our debt. The terms of our indebtedness may restrict, or market or business conditions may limit, our ability to do any or all of these things.

A decline in public sector construction and reductions in governmental funding could adversely affect our operations and results.

A significant portion of our revenue is generated from publicly funded construction projects. If, because of reduced federal or state funding or otherwise, spending on publicly funded construction continues to remain low, our earnings and cash flows will remain negatively affected.  In 2012, the U.S. Congress passed a two year funding bill, Moving Ahead for Progress, or MAP-21, which provides relatively flat infrastructure funding for Pennsylvania as compared to the previous federal allocation.  The lack of a long term bill increases the uncertainty of many state departments regarding funding for highway projects. This uncertainty could result in federal, state or local governing bodies being reluctant to undertake large projects which could, in turn, negatively affect our revenues.

As a result of the foregoing, we cannot be assured of the existence, amount and timing of appropriations for spending on federal, state or local projects. The federal support for the cost of highway maintenance and construction is dependent on congressional action. In addition, each state funds its infrastructure spending from specially allocated amounts collected from various taxes, typically gasoline taxes and vehicle fees, along with voter-approved bond programs. Shortages in state tax revenues can reduce the amounts spent on state infrastructure projects, even below amounts awarded under legislative bills. Nearly all states are now experiencing state-level funding pressures caused by lower tax revenues and an inability to finance approved projects. Delays or cancellations of state infrastructure spending have in the past hurt, and we anticipate in the immediate future will continue to hurt, our business because a significant portion of our business is dependent on state infrastructure spending.

A decline in the funding of PennDOT, the Pennsylvania Turnpike Commission, the New York State Thruway or other state agencies could adversely affect our operations and results.

A significant portion of our revenues, both through direct and indirect sales, are generated from PennDOT, the Pennsylvania Turnpike Commission, the New York State Thruway and other Pennsylvania state agencies. The spending of these agencies is governed by an annual budget which is approved by the relevant state. Our revenues have in the past been adversely affected and will continue to be adversely affected by any decreases by these entities in their annual budgets.

Our business relies on private investment in infrastructure and a slower than normal recovery will adversely affect our results.

A portion of our sales are for projects with non-public owners. Construction spending is affected by developers’ ability to finance projects. The current credit environment has negatively affected the United States economy and demand for our products. Non-residential and residential construction could continue to decline if companies and consumers are unable to finance construction projects or if the economic slowdown continues to cause delays or cancellations of capital projects. If housing starts and non-residential projects do not begin to rise steadily with the slow economic recovery as they normally do when recessions end, our construction materials and contracting services sales may fall further and our business and results of operations may continue to be materially adversely affected.

Difficult and volatile economic conditions continue to affect our financial position, results of operations and cash flows.

Demand for our products is primarily dependent on the overall health of the economy, and federal, state and local public funding levels. The stagnant, and at times declining, economy continues to put pressure on the demand for our construction materials and increases competition and aggressive pricing for private and public sector projects as companies migrate from bidding on scarce private sector work to projects in the public sector. In addition, a stagnant or declining economy tends to produce less tax revenue for public agencies, thereby decreasing a source of funds available for spending on public infrastructure improvements, which constitute a substantial part of our business. We expect that the challenges to our business environment will persist throughout the next twelve months, and will continue to affect for some time our heavy/highway construction and traffic safety services and equipment businesses, which constitute a significant portion of our overall business. We expect that these conditions will continue to negatively impact our financial position, results of operations, cash flows and liquidity at least throughout the next twelve months.

With the slow pace of economic recovery, there is also a likelihood that we will not be able to collect on certain of our accounts receivable from our customers, many of which are still struggling. Although we are protected in part by payment bonds posted by some of our customers, we have in the past and continue to experience payment delays from some of our customers during this economic downturn.

These adverse economic factors have in the past, and in the immediate future could continue to, materially adversely affect our financial condition, results of operations, cash flows and liquidity. These factors have also in the past resulted in our inability to meet our covenants under our debt facilities and necessitated our seeking numerous amendments and waivers. As a result of the refinancing transactions, which occurred on March 15, 2012, we have recapitalized our debt structure. While the old notes and the existing notes do not, and the exchange notes will not, contain financial maintenance covenants, depending on the amount borrowed under our ABL Facility, we may have to maintain certain financial maintenance covenants in order to be able to borrow the full amount available under that facility. Our ability to make payments on, or repay or refinance, our debt and to fund planned capital expenditures will depend largely upon the availability of financing and our future operating performance.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our ABL Facility or from other sources in an amount sufficient to pay our debt or to fund our other liquidity needs. If we are unable to generate sufficient cash flow to meet our debt service requirements, we may have to renegotiate the terms of our indebtedness and obtain additional financing. We cannot assure you that we will be able to refinance any of our debt or obtain additional financing on commercially reasonable terms or at all. If we were unable to meet our debt service requirements or obtain new financing under these circumstances, we would have to consider other options, such as the sales of certain assets, sales of equity, and negotiations with our lenders to restructure our debt. The terms of our indebtedness may restrict, or market or business conditions may limit, our ability to do any or all of these things.

If we are unable to accurately estimate the overall risks, requirements or costs when we bid on or negotiate a contract that is ultimately awarded to us, we may achieve a lower than anticipated profit or incur a loss on the contract.

Even though the majority of our governmental contracts contain certain raw material escalators to protect us from certain price increases, a portion of the contracts are on a fixed cost basis. The fixed cost basis portion of these contracts requires us to perform the contract for a fixed unit price based on approved quantities irrespective of our actual costs. Lump sum contracts require that the total amount of work be performed for a single price irrespective of our actual costs. We realize a profit on our contracts only if: (i) we successfully estimate our costs and then successfully control actual costs and avoid cost overruns and (ii) our revenues exceed actual costs. If our cost estimates for a contract are inaccurate, or if we do not execute the contract within our cost estimates, then cost overruns may cause us to incur losses or cause the contract not to be as profitable as we expected. The final results under these types of contracts could negatively affect our cash flow, earnings and financial position. The costs incurred and gross profit realized, if any, on our contracts can vary, sometimes substantially, from our original projections due to a variety of factors, including, but not limited to:

•                  failure to include materials or work in a bid, or the failure to estimate properly the quantities or costs needed to complete a lump sum contract;

•                  delays caused by weather conditions;

•                  contract or project modifications creating unanticipated costs not covered by change orders;

•                  changes in availability, proximity and costs of materials, including steel, concrete, aggregates and other construction materials (such as stone, gravel, sand and oil for asphalt paving), as well as fuel and lubricants for our equipment;

•                  to the extent not covered by contractual cost escalators, variability and inability to predict the costs of purchasing diesel, asphalt and cement;

•                  availability and skill level of workers;

•                  failure by our suppliers, subcontractors, designers, engineers or customers to perform their obligations;

•                  fraud, theft or other improper activities by our suppliers, subcontractors, designers, engineers, customers or our own personnel;

•                  mechanical problems with our machinery or equipment;

•                  costs associated with 104 (a) citations issued by any governmental authority, including the Occupational Safety and Health Administration and Mine Safety and Health Administration;

•                  difficulties in obtaining required governmental permits or approvals;

•                  changes in applicable laws and regulations; and

•                  uninsured claims or demands from third parties for alleged damages arising from the design, construction or use and operation of a project of which our work is part.

Public sector customers may seek to impose contractual risk-shifting provisions more aggressively, and we could face increased risks, which may adversely affect our cash flow, earnings and financial position.

Weather can materially affect our business and we are subject to seasonality.

Nearly all of the products used by us, and by our customers, in the public or private construction industry are used outdoors. In addition, our heavy/highway operations and production and distribution facilities are located outdoors. Therefore, seasonal changes and other weather-related conditions can adversely affect our business and operations through a decline in both the demand for our services and use of our products. Adverse weather conditions such as extended rainy and cold weather in the spring and fall can reduce demand for our products by contractors and reduce sales or render our contracting operations less efficient.

Occasionally, major weather events such as hurricanes, tropical storms and heavy snows with quick rainy melts adversely affect sales in the short term.

The construction materials business production and shipment levels follow activity in the construction industry, which typically occurs in the spring, summer and fall. Warmer and drier weather during the second and third quarters of our fiscal year typically result in higher activity and revenue levels during those quarters. The last quarter of our fiscal year has typically lower levels of activity due to the weather conditions. Our first quarter varies greatly with the spring rains and wide temperature variations. A cool wet spring increases drying time on projects, possibly delaying sales until the second quarter, while a warm dry spring may enable earlier project startup.

Within our local markets, we operate in a highly competitive industry.

The U.S. aggregate industry is highly fragmented with numerous participants operating in localized markets. However, in most markets, we also compete against large private and public companies, some of which are as vertically integrated as we are. This results in intense competition in a number of markets in which we operate. Significant competition leads to lower prices and lower sales volumes, which can negatively affect our earnings and cash flows.

Our long-term success is dependent upon securing and permitting aggregate reserves in strategically located areas.

Construction aggregates are bulky and heavy and, therefore, difficult to transport efficiently. Because of the nature of the products, the freight costs can quickly surpass the production costs. Therefore, except for geographic regions that do not possess commercially viable deposits of aggregates and are served by rail, barge or ship, the markets for our products tend to be very localized around our quarry sites. New quarry sites often take a number of years to develop, so our strategic planning and new site development must stay ahead of actual growth. As is the case with the broader industry, we acquire existing quarries and, where practical, extend the permit boundaries at existing quarries and open greenfield sites to continue to grow our reserves. In a number of urban and suburban areas in which we operate, it is increasingly difficult to permit new sites or expand existing sites due to community resistance. Therefore, our future success is dependent, in part, on our ability to accurately forecast future areas of high growth in order to locate optimal facility sites and on our ability to either acquire existing quarries or secure operating and environmental permits to open new quarries. If we are unable to accurately forecast areas of future growth, acquire existing quarries or secure the necessary permits to open new quarries, our business and results of operations may be materially adversely affected.

Our future growth may depend in part on acquiring other businesses in our industry and successfully integrating them with our existing operations.

In the past, we have made acquisitions to strengthen our existing locations, expand our operations, grow our reserves and grow our market share. We expect to continue to make selective acquisitions in contiguous locations and geographic markets or other business arrangements we believe will help our company. However, the success of our acquisition program will depend on our ability to find and buy other attractive businesses at a reasonable price, the availability of financing and our ability to successfully integrate acquired businesses into our existing operations. We cannot assure you that there will be attractive acquisition opportunities at reasonable prices, that financing will be available or that we can successfully integrate such acquired businesses into our existing operations. In addition, acquisitions may require us to take an impairment charge in our financial statements. We had to take certain impairment charges in the past due to acquisitions and cannot assure you that we will not do it again in the future in connection with new acquisitions.

Our business is a capital-intensive business.

The property and machinery needed to produce our products can be very expensive. Therefore, we need to spend a substantial amount of money to purchase and maintain the equipment necessary to operate our business. We believe that our current cash balance, along with our projected internal cash flows and our available financing resources, will be enough to give us the cash we need to support our currently anticipated operating and capital needs and service our outstanding debt and other obligations. If we are unable to generate sufficient cash to purchase and maintain the property and machinery necessary to operate our business, we may be required to reduce or delay planned capital expenditures, sell assets or take other measures, including restructuring all or a portion of our debt, which may only be available, if at all, on unsatisfactory terms.

Our failure to meet schedule or performance requirements of our contracts could adversely affect us.

In most cases, our contracts require completion by a scheduled acceptance date. Failure to meet any such schedule could result in additional costs, penalties or liquidated damages being assessed against us, and these could exceed projected profit margins on the contract. Performance problems on existing and future contracts could cause actual results of operations to differ materially from those anticipated by us and could cause us to suffer damage to our reputation within the industry and among our customers, which may have a material adverse effect on our business and results of operations.

Environmental, health and safety laws and any changes to such laws may have a material adverse effect on our business, financial condition and results of operations.

We are subject to a variety of environmental, health and safety laws, and the cost of complying and other liabilities associated with such laws may have a material adverse effect on our business, financial condition and results of operations.

We are subject to a variety of federal, state and local environmental laws and regulations relating to: (i) the release or discharge of materials into the environment; (ii) the management, use, processing, handling, storage, transport or disposal of hazardous materials; and (iii) the protection of public and employee health, safety and the environment. These laws and regulations expose us to liability for the environmental condition of our current or formerly owned or operated facilities, and may expose us to liability for the conduct of others or for our actions that complied with all applicable laws at the time these actions were taken. In particular, we may incur remediation costs and other related expenses because: (i) our facilities were constructed and operated before the adoption of current environmental laws and the institution of compliance practices and (ii) certain of our processes are regulated. These laws and regulations may also expose us to liability for claims of personal injury or property or natural resource damage related to alleged exposure to regulated materials.

Despite our compliance efforts, there is the inherent risk of liability in the operation of our business, especially from an environmental standpoint. These potential liabilities could have an adverse impact on our operations and profitability. In many instances, we must have government approvals and certificates, permits or licenses in order to conduct our business, which often require us to make significant capital and maintenance expenditures to comply with zoning and environmental laws and regulations. Our failure to maintain required certificates, permits or licenses or to comply with applicable governmental requirements could result in substantial fines or possible revocation of our authority to conduct some of our operations. Governmental requirements that impact our operations also include those relating to air quality, waste management, water quality, mine reclamation, remediation of contaminated sites and worker health and safety. These requirements are complex and subject to frequent change. They impose strict liability in some cases without regard to negligence or fault and expose us to liability for the conduct of, or conditions caused by, others, or for our acts that may otherwise have complied with all applicable requirements when we performed them. Stricter laws and regulations, more stringent interpretations of existing laws or regulations or the future discovery of environmental conditions may impose new liabilities on us, reduce operating hours, require additional investment by us in pollution control equipment or impede our opening new or expanding existing plants or facilities.

We depend on our senior management and we may be materially harmed if we lose any member of our senior management.

We are dependent upon the services of our senior management, especially Paul Detwiler, Jr., Donald Detwiler, Paul Detwiler, III, Steven Detwiler and James W. Van Buren. Because these members of our senior management team have been with us for approximately 30 years on average and have contributed greatly to our growth, their services would be very difficult, time consuming and costly to replace. We maintain a key man insurance policy for each of Paul Detwiler, Jr., Donald Detwiler, Paul Detwiler, III, James W. Van Buren, Steven Detwiler and Jeffrey Detwiler. The loss of key management personnel or our inability to attract and retain qualified management personnel could have a material adverse effect on us. A decision by any of these individuals to leave us, to compete against us or to reduce his involvement could have a material adverse effect on our business.

We may not be able to grow our business effectively or successfully implement our growth plans if we are unable to recruit additional management and other personnel.

Our ability to continue to grow our business effectively and successfully implement our growth strategy is partially dependent upon our ability to attract and retain qualified management employees and other key employees. We believe there is a limited number of qualified people in our business and the industry in which we compete. As such, there can be no assurance that we will be able to identify and retain the key personnel that may be necessary to grow our business effectively or successfully implement our growth strategy. Our inability to attract and retain talented personnel could limit our ability to grow our business.

Labor disputes could disrupt operations of our businesses.

As of May 31, 2013, labor unions represent approximately 29 % of our total employees. Our collective bargaining agreements for employees generally expire between 2013 and 2016. Although we have good relations with our employees and unions, disputes with our trade unions, or the inability to renew our labor agreements, could lead to strikes or other actions that could disrupt our business, raise costs, and reduce revenues and earnings from the affected locations.

Our operations are subject to special hazards that may cause personal injury or property damage, subjecting us to liabilities and possible losses which may not be covered by insurance.

Operating hazards inherent in our business can cause personal injury and loss of life, damage to or destruction of property, plant and equipment and environmental damage. We maintain insurance coverage in amounts and against the risks we believe are consistent with industry practice, but this insurance may not be adequate or available to cover all losses or liabilities we may incur in our operations. Our insurance policies are subject to varying levels of deductibles. Losses up to our deductible amounts are accrued based upon our estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported. However, liabilities subject to insurance are difficult to assess and estimate due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of incidents not reported and the effectiveness of our safety programs. If we were to experience insurance claims or costs above our estimates, we might also be required to use working capital to satisfy these claims rather than using working capital to maintain or expand our operations.

Unexpected factors affecting self-insurance claims and reserve estimates could adversely affect our business.

We use a combination of third-party insurance and self-insurance to provide for potential liabilities for workers’ compensation, general liability, vehicle accident, property and medical benefit claims. Although we believe we have minimized our exposure on individual claims, for the benefit of costs savings we have accepted the risk of a large amount of independent multiple material claims arising, which could have a significant impact on our earnings. We have a wholly-owned captive insurance company, Rock Solid Insurance Company, which we refer to as RSIC, for workers’ compensation, general liability, automobile and property coverage. We are liable for up to $0.3 million per year for health care claims and RSIC is responsible for amounts in excess of our $0.3 million deductible up to $1.0 million for each health care claim, with coverage from insurance carriers after the $1.0 million retention. We are responsible for the first $0.3 million for each property and casualty claim and RSIC is responsible for amounts in excess of our $0.3 million deductible up to the first $2.0 million of every property and casualty claim.

We estimate the liabilities associated with the risks retained by us, in part, by considering historical claims experience, demographic and severity factors and other actuarial assumptions which, by their nature, are subject to a high degree of variability. Any projection of losses concerning workers’ compensation and general liability is subject to a high degree of variability. Among the causes of this variability are unpredictable external factors affecting future inflation rates, discount rates, litigation trends, legal interpretations, benefit level changes and claim settlement patterns.

We may incur material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications.

We provide to our customers specified product designs that meet building code or other regulatory requirements and contractual specifications for measurements such as durability, compressive strength, weight-bearing capacity and other characteristics. If we fail or are unable to provide products meeting these requirements and specifications, material claims may arise against us and our reputation could be damaged. Additionally, if a significant uninsured, non-indemnified or product-related claim is resolved against us in the future, that resolution may increase our costs and reduce our profitability and cash flows.

We identified material weaknesses and significant deficiencies in our internal control over financial reporting during the years ended February 28, 2013 and February 29, 2012 and the quarter ended May 31, 2013 and have a history of material weaknesses and significant deficiencies in our internal control in prior years as well. If we fail to maintain an effective system of internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected. In addition, if we are unable to implement methods to document, review and test our control policies, procedures and systems, we may fail to comply in the future with our SEC reporting obligations, including the requirement to provide management’s assessment of our internal control on financial reporting.

Effective internal controls are necessary for us to provide timely and reliable financial reports and effectively prevent fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. If we fail to maintain the adequacy of our internal controls, our financial statements may not accurately reflect our financial condition. We have identified certain material weaknesses in our internal control over financial reporting in current and prior years, including the following:

•                                          identification by our independent auditors of misstatements in internal drafts of our financial statements, disclosures and accounting records that were not initially identified by our internal control process, indicating weaknesses with respect to our ability to properly monitor and account for both routine and non-routine transactions;

•                                          the absence of an internal audit function;

•                                          the need to enhance the skill set within our tax department and associated processes;

•                                          the need to enhance the consistency and application of our systems and internal controls which are highly manual and inconsistent across divisions and locations;

•                                          the insufficiency of documentation of financial policies and procedures;

•                                          the need to enhance our budgeting and forecasting capabilities;

•                                          the need for policies and procedures related to our consolidation process which is a time-intensive process requiring multiple adjustments to prepare and present accurate and complete financial data; and

•                                          general data security and restricted access controls of information systems.

In addition, we recently implemented the ERP system, which is not yet operational across all of our business units. As previously disclosed in our filings with the SEC, we have in the past experienced and are experiencing significant delays and other issues stemming from our initial implementation which we have been and are continuing to actively resolve. Any impact from the issues we are currently experiencing or additional delays in the implementation of this system could cause further disruption of our internal control over financial reporting and cause delays in our ability to adequately assess our internal control over financial reporting. Any delay in documenting, reviewing and testing our internal control could cause us to fail to comply with our SEC reporting obligations related to our management’s assessment of our internal control over financial reporting and, if we do so, we would be in violation of our obligations under the Sarbanes-Oxley Act, the Exchange Act and the applicable SEC rules and regulations. Our ABL Facility contained a covenant that required us to deliver our fiscal year 2012 annual financial statements to the lender by May 29, 2012. On September 7, 2012 we entered into an amendment to the ABL Facility, and subsequent letters on September 28, 2012, November 9, 2012 and December 7, 2012 to change the required delivery date of the audited February 29, 2012 financial statements and the required delivery date of our first and second quarter results and financial statements to December 15, 2012, January 1, 2013, and February 15, 2013, respectively. Additionally, on December 7, 2012 we entered into a second amendment to our ABL Facility to change the required delivery date of our third quarter results and financial statements to March 31, 2013.  On February 14, 2013, we received additional extensions of time to issue our Quarterly report on Form 10-Q for the second quarter of fiscal year 2013 to February 28, 2013 and to issue our Quarterly report on Form 10-Q for the third quarter of fiscal year 2013 to April 1, 2013.

There can be no guarantee we will not need to obtain similar amendments in the future. A failure to obtain such amendment could result in an acceleration of our indebtedness under our ABL Facility and a cross-default under our other indebtedness, including our existing notes, old notes, and the exchange notes.

If we fail to remediate any material weakness or significant deficiency, maintain effective internal control over our financial reporting or comply with the federal securities rules and regulations applicable to us, including the Sarbanes-Oxley Act and our SEC reporting obligations related to our internal control over financial reporting, our financial statements may be inaccurate, our ability to report our financial results on a timely and accurate basis may be adversely affected, we may be unable to obtain an unqualified audit opinion, and our access to the capital markets may be restricted. In addition, we may, in the future, identify further material weaknesses or significant deficiencies in our internal control over financial reporting. Each of the foregoing could impact the reliability and timeliness of our financial reports and could cause investors to lose confidence in our reported financial information, which could have a negative effect on our business and the value of our securities. We may also be required to restate our financial statements from prior periods.

Implementation of plans to document and remediate our internal control system may divert management’s attention from other aspects of our business and place a strain on our management, operational and financial resources. In addition, we may, in the future, identify further material weaknesses or significant deficiencies in our internal control over financial reporting.

The cancellation of significant contracts or our disqualification from bidding for, or being awarded, new contracts could reduce revenues and have a material adverse effect on our results of operations.

Contracts that we enter into with governmental entities can usually be canceled at any time by them with payment only for the work already completed. In addition, we could be prohibited from bidding on or being awarded certain governmental contracts and other contracts if we fail to maintain qualifications required by those entities, including failing to post required surety bonds or meet disadvantaged business or minority business requirements, bidding on an amount outside of the government entity’s estimate or including a bid item which the government entity determines is unacceptable. A cancellation of an unfinished contract or our disqualification from the bidding process could cause our equipment to be idled for a significant period of time until other comparable work became available, which could have a material adverse effect on our business and results of operations.

We may incur increased costs due to fluctuation in commodity prices.

We are subject to commodity price risk with respect to price changes in energy, including fossil fuels, electricity and natural gas for production of hot mix asphalt and cement and diesel fuel for distribution and production related vehicles. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk.”

We may incur increased costs due to fluctuation in interest rates.

We are exposed to risks associated with fluctuations in interest rates in connection with our variable rate debt, including under the ABL Facility. Any material and untimely changes in interest rates could result in significant losses to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk.”

We are dependent on information technology and our systems and infrastructure face certain risks, including cybersecurity risks and data leakage risks.

We are dependent on information technology systems and infrastructure. Any significant breakdown, invasion, destruction or interruption of these systems by employees, others with authorized access to our systems, or unauthorized persons could negatively impact operations. There is also a risk that we could experience a business interruption, theft of information, or reputational damage as a result of a cyber-attack, such as an infiltration of a data center, or data leakage of confidential information either internally or at our third-party providers. While we have invested in the protection of our data and information technology to reduce these risks and periodically test the security of our information systems network, there can be no assurance that our efforts will prevent breakdowns or breaches in our systems that could adversely affect our business. Management is not aware of a cybersecurity incident that has had a material impact on our operations.

Risks Related to the Exchange Notes and Our Indebtedness

We have substantial indebtedness, which could adversely affect our ability to operate our business and prevent us from fulfilling our obligations under the exchange notes.

As of May 31, 2013, we had approximately $632.4 million of total debt outstanding (including the old notes and exchange notes), $370.4 million of which was secured debt.  An interest payment on the old notes was due on March 15, 2013. As a result of the payment of the PIK interest portion of such interest payment, we have $289.4 million of old notes outstanding as of the date of this prospectus.  In addition, as provided for in the indenture for the old notes, we elected to increase the amount payable on September 15, 2013 and March 15, 2014 as cash interest by 1% to 5% and decrease the amount then payable as PIK interest by 1% to 8%. This substantial indebtedness could, for example:

•                  make it more difficult for us to satisfy our obligations with respect to the exchange notes;

•                  increase our vulnerability to general adverse economic and industry conditions;

•                  require us to dedicate a substantial portion of our cash flow from operations to payment on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•                  limit our flexibility in planning for, or reacting to, changes in our business and in the industry in which we operate;

•                  place us at a competitive disadvantage compared to our competitors that have less debt; and

•                  limit our ability to borrow additional funds.

Despite the level of our indebtedness, we may still incur significantly more indebtedness. This could further increase the risks associated with our indebtedness.

Despite our current level of indebtedness, we may be able to incur significant additional indebtedness, including secured indebtedness, in the future. Although the ABL Facility, the indenture and the indenture governing the existing notes contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and, under certain circumstances, the indebtedness incurred in compliance with such restrictions could be substantial. If new indebtedness is added to our current debt levels, the related risks that we face would be increased, and we may not be able to meet all our debt obligations, including repayment of the exchange notes, in whole or in part.

We are subject to restrictive covenants under our credit facilities and by the indenture and the indenture governing the existing notes.

The ABL Facility, and the indenture and the indenture governing the existing notes contain numerous operating covenants that restrict, among other things, our ability to:

•                  incur indebtedness and liens;

•                  sell assets;

•                  make dividends and other payments with respect to capital stock;

•                  make certain acquisitions, investments and loans;

•                  enter into certain affiliate transactions;

•                  alter our business;

•                  issue certain equity; and

•                  provide negative pledges to third parties.

Our failure to comply with these covenants could result in an event of default under our ABL Facility, the indenture and the indenture governing the existing notes. In addition, in certain circumstances, under our ABL Facility, we will be required to meet a fixed charge coverage ratio test. We are also required to implement a business plan focused on cost reductions and operational efficiencies which is reasonably acceptable in scope, timing and process to M&T.  While our board of directors adopted such a plan, M&T is in disagreement over its terms and we are currently engaged in discussions with M&T over the plan. If we fail to meet our covenants in the ABL Facility and our lenders do not agree to a waiver or amendment, then there would be an event of default under our ABL Facility. In such event, if our lenders accelerated the payment of indebtedness under the ABL Facility, such event would result in a cross-default under the notes and the existing notes. We cannot assure you that we will be able to obtain waivers or amendments of our ABL Facility, if necessary, on acceptable terms or at all. In the event of a default under our ABL Facility, the indenture or the indenture governing the existing notes (whether or not a cross-default is triggered), we may not have sufficient funds to repay all of our obligations. See “Description of Other Indebtedness—ABL Facility.”

M&T was unable to reduce its final participation in the ABL Facility to no more than $75.0 million during the primary syndication of the facility, as a result, it is entitled to modify the structure, terms and/or pricing of the ABL Facility.

M&T was unable to reduce its final participation in the ABL Facility to no more than $75.0 million during the primary syndication of the facility, as a result, it is entitled to modify the structure, terms and/or pricing of the ABL Facility if it determines that such changes are necessary in order to reduce its participation below such threshold. In such case, however, M&T will not be able to modify certain terms of the ABL Facility, including but not limited to the size of the facility, the advance rates, the guarantors, certain covenants and the interest and fees payable under the facility beyond certain agreed amounts; except that M&T may modify these terms in order to conform the ABL Facility to the notes. Any such changes may further restrict our ability to conduct our business and generate the cash required to service our outstanding debt. See “Description of Other Indebtedness—Asset-Based Loan Facility.”

We may depend on the cash flows of our subsidiaries in order to satisfy our obligations under the exchange notes.

We conduct many of our operations through our subsidiaries. We may rely on distributions and advances from our subsidiaries in order to meet some of our payment obligations under the notes and our other obligations. If our subsidiaries are unable to pay us dividends or otherwise make payments to us, we may not be able to make debt service payments on the notes and our other obligations. Our operating cash flows and consequently our ability to service our debt, including the notes, are therefore dependent to some extent upon our subsidiaries’ earnings and their distributions of those earnings to us and may also be dependent upon loans, advances or other payments of funds to us by those subsidiaries. Our subsidiaries’ ability to make payments may be subject to the availability of sufficient surplus funds, the terms of such subsidiaries’ indebtedness, the terms of our indebtedness, applicable laws and other factors.

Our ability to make payments on the exchange notes and our other indebtedness depends on our ability to generate sufficient cash in the future.

Our ability to make payments on our indebtedness, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

We will be required to make annual interest payments of approximately $43.4 million for fiscal year 2014 and approximately $47.6 million for fiscal year 2015 for indebtedness related to the exchange notes, the existing notes and all other indebtedness. During the same periods we will be required to make payments of approximately $16.6 million and approximately $7.3 million, respectively, under our other contractual obligations. If we do not have sufficient cash to be able to make such mandatory payments and cannot refinance the unpaid portions of these facilities, we will be in default.

We may not be able to generate sufficient cash flow from operations and future borrowings may not be available to us under our credit facilities in an amount sufficient to enable us to service or repay our debt, including the exchange notes and the existing notes, or to fund our other liquidity needs. If our future cash flow from operations, which continue to experience reductions as a result of declines in governmental funding and investment and overall pricing, does not significantly improve and other capital resources are insufficient or unavailable to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional equity capital or restructure or refinance all or a portion of our debt, including the notes, on or before maturity. We may not be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing and future indebtedness, including the notes, the existing notes and our credit facilities, may limit our ability to pursue any of these alternatives.

The collateral agent under the ABL Facility will have cash dominion rights permitting it to invoke control rights over accounts comprised of most of our cash, which could adversely impact our operations, including our ability to continue to generate additional cash flow and, thus, affect our ability to service or repay our debt.

A default on our obligations to pay any of our indebtedness could result in cross-acceleration or cross-default under certain other indebtedness and in our inability to make payments on the exchange notes.

If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the agreements governing our indebtedness, we would be in default under the terms of the agreements governing such indebtedness. In the event of such a default under our indebtedness:

•                  the lenders under our indebtedness could elect to terminate their commitments thereunder, declare all the outstanding loans thereunder to be due and payable and, if not promptly paid, institute foreclosure proceedings against our assets;

•                  even if those lenders do not declare a default, they may be able to cause all of our available cash to be used to repay their loans;

•                  such default could cause a cross-default or cross-acceleration under certain of our other indebtedness; and

•                  we may not be able to make any payments on the exchange notes, which could substantially decrease their market value.

As a result of such default and any actions the lenders may take in response thereto, we could be forced into bankruptcy or liquidation.

Your right to receive payment on the exchange notes will be effectively subordinated to the liabilities of our non-guarantor subsidiaries.

While substantially all of our existing subsidiaries will initially guarantee the exchange notes, not all of our existing or future subsidiaries will be required to guarantee the exchange notes. For example, our insurance and certain immaterial subsidiaries will not guarantee the notes, the existing notes or our ABL Facility. Creditors of our non-guarantor subsidiaries (including trade creditors) will generally be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us. As a result, the notes will effectively be subordinated to the prior payment of all of the debts (including trade payables) of our non-guarantor subsidiaries. Holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Our subsidiaries which have their debt accelerated may not be able to repay such indebtedness. Our assets and our subsidiaries’ assets may not be sufficient to fully repay the notes, the existing notes and our other indebtedness. Our non-guarantor subsidiaries accounted for $7.7 million of internal revenue, they did not account for any third-party revenue in fiscal year 2013. In addition, as of May 31, 2013, our non-guarantor subsidiaries accounted for $17.1 million, or 2.2%, of our assets (excluding intercompany eliminations) and $19.6 million, or 2.4%, of our liabilities (excluding intercompany eliminations).

Sales of assets by us or the guarantors could reduce the pool of assets securing the exchange notes and the related guarantees.

The security documents (subject to certain exceptions) allow us and the guarantors to remain in possession of, retain exclusive control over, freely operate and collect, invest and dispose of any income from, the collateral securing the exchange notes. To the extent we sell any assets that constitute such collateral, the proceeds from such sale will be subject to the liens securing the exchange notes only to the extent such proceeds would otherwise constitute “collateral” securing the exchange notes and the subsidiary guarantees under the security documents, and may also be subject to the security interest of creditors other than the holders of the exchange notes. The security interests of these other creditors over such proceeds, such as the lenders under the ABL Facility, may be senior or prior to the liens held by the holders of the exchange notes. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the exchange notes and the related guarantees would be reduced and the exchange notes and the related guarantees would not be secured by such proceeds.

Our indebtedness under the ABL Facility will be effectively senior to the exchange notes to the extent of the value of the ABL priority collateral.

Our ABL Facility is secured, subject to certain permitted liens, by first-priority liens on the ABL priority collateral. The security interests in the ABL priority collateral securing indebtedness under our ABL Facility, if any, will be higher in priority as to such ABL priority collateral than the security interest in such ABL priority collateral securing the exchange notes. The exchange notes and their related guarantees will be secured, subject to certain permitted liens, by second-priority liens in such ABL priority collateral (including certain real property). Creditors under our ABL Facility will be entitled to receive proceeds from the realization of value of such ABL priority collateral to repay such indebtedness in full before the holders of exchange notes will be entitled to any recovery from such ABL priority collateral. This means that holders of the exchange notes and related guarantees will only be entitled to receive proceeds from the realization of value of the ABL priority collateral (including certain real property) after all indebtedness and other obligations under our ABL Facility are repaid in full. As a result, the exchange notes will be effectively junior in right of payment to indebtedness under our ABL Facility to the extent of the realizable value of the ABL priority collateral.

The exchange notes will be secured only to the extent of the value of the assets having been granted as security for the exchange notes, which may not be sufficient to satisfy our obligations under the exchange notes.

The exchange notes will not be secured by all of our and our subsidiary guarantors’ assets. Assets that will not secure the exchange notes or the ABL Facility include, among others, certain trucks and certain other mobile equipment and certain immaterial real estate properties. Accordingly, holders of indebtedness that is secured by liens on such assets will have priority claims over any proceeds from the realization of value on such assets. To the extent that proceeds realized from such assets exceed the amount of indebtedness secured thereby, holders of the exchange notes will participate ratably with all holders of our and our subsidiary guarantors’ other secured, unsecured and unsubordinated indebtedness, and potentially with all of our other general creditors. For example, the exchange notes will be effectively subordinated to certain secured debt resulting from the purchase of land and equipment, such as outstanding borrowings as of May 31 of $5.0 million of industrial development authority bonds with counties in Pennsylvania and other loans with an aggregate outstanding balance as of May 31, 2013 of $11.8 million.

In addition, to the extent that pre-existing liens, liens permitted under the indenture and other rights encumber on a first-priority basis any of the collateral that secures the notes, including liens securing purchase money obligations and capital lease obligations granted to other parties and liens held by holders of our industrial development authority indebtedness, those parties have or may exercise rights and remedies with respect to such collateral that could adversely affect the value of such collateral and the ability of the notes collateral agent, the trustee under the indenture or the holders of the exchange notes to realize or foreclose on such collateral. In addition, because a portion of the collateral that will secure the exchange notes on a first-priority basis (subject to permitted liens) may consist of pledges of 65% of the voting and 100% of the non-voting capital stock of certain of our foreign subsidiaries, if any, in the future, the validity of those pledges under local law, if applicable, and the ability of the holders of the exchange notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law, which limits the ability to realize on such liens securing the exchange notes.

No appraisals of any of the collateral have been prepared by us or on behalf of us in connection with this prospectus. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. In addition, courts could limit recovery if they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. The amount to be received upon the sale of any collateral would be dependent on numerous factors, including, but not limited to the actual fair market value of the collateral as such time, general, market and economic conditions and the timing and the manner of the sale.

The exchange notes will be secured, subject to certain permitted liens, by a first-priority lien on assets comprising approximately 75% of the net book value of our fixed assets, other than rolling stock, as of February 28, 2013 and a second-priority lien on the ABL priority collateral (including the real property a part thereof which previously secured our term loan A, term loan B and Revolving Credit Facility) comprising approximately 11.4% of the net book value of our fixed assets, other than rolling stock, as of February 28, 2013. Book value is the amount shown on our accounting records for assets net of reductions for depreciation and cost depletion. Although provided herein, the book value of such collateral securing the notes should not be relied on as a measure of realizable market value for such assets. By its nature, the book value of certain assets may have to be greatly discounted when ascertaining its marketable value and is subject to numerous factors affecting the value of such assets, including the length of time an asset had been owned, recapitalization and other accounting rules and policies that do not necessarily relate to an asset’s actual realizable market value.

To the extent that the claims of the holders of the exchange notes exceed the value of the assets securing those notes and other secured liabilities, those claims will rank equally with the claims of the holders of any outstanding senior unsecured indebtedness. As a result, if the value of the assets pledged as security for the exchange notes and other liabilities is less than the value of the claims of the holders of the exchange notes and such other liabilities secured by such assets, those claims may not be satisfied in full before the claims of our unsecured creditors are paid.

Also, as further described below, in the context of bankruptcy, other consequences of a finding that the claims of the holders of the exchange notes exceeds the value of the collateral would be, among other things, a lack of entitlement on the part of the holders of the exchange notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the exchange notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the exchange notes.

There are circumstances other than repayment or discharge of the exchange notes under which the collateral securing the exchange notes and the related guarantees will be released automatically, without your consent or the consent of the collateral agent for the exchange notes, and you may not receive any payment upon disposition of such collateral.

Subject to certain exceptions, in the event of any release of the ABL priority collateral in connection with any enforcement by the ABL Facility in respect of such collateral or otherwise permitted or consented to under the ABL Facility, the liens on such ABL priority collateral securing the exchange notes will be automatically released. The agent under the ABL Facility will have the exclusive right to exercise remedies and in connection therewith make any determinations regarding the release, disposition or restrictions with respect to the ABL priority collateral without any consultation or consent from the trustee or the holders of exchange notes so long as the liens of all secured parties attach from any proceeds of collateral released or disposed of, subject to their relative priorities. Therefore, the agent under the ABL Facility will have wide discretion to dispose of the ABL priority collateral. Proceeds from any such release of such collateral that also secures the exchange notes may not be sufficient to repay in full all obligations under the ABL Facility and there may be no proceeds left to repay in full all obligations under the exchange notes. See “Description of Exchange Notes—Security for the Exchange Notes.” In addition, substantially all of our deposit accounts (and the contents thereof) will secure the ABL Facility on a first-priority basis. These accounts are integral to the operation of our business. Thus, in connection with any enforcement by the collateral agent under the ABL Facility upon such collateral, including by means of foreclosure, such agent will have the ability to take control of such accounts and the contents thereof, potentially interfering with the operation of our business in a substantial and detrimental manner, making it more difficult for us to meet our obligations under our outstanding indebtedness, including the exchange notes.

The indenture will also permit us, under certain circumstances, to designate one or more of our restricted subsidiaries as an unrestricted subsidiary. If we designate an unrestricted subsidiary, all of the liens on any collateral owned by the unrestricted subsidiary or any of its subsidiaries and any guarantees of the exchange notes by the unrestricted subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released, and the exchange notes will be structurally subordinated to the debt and other obligations of the unrestricted subsidiary and its subsidiaries. This may materially reduce or completely eliminate the collateral available to secure the exchange notes. In addition, the indenture will permit us, under certain circumstances, to release a guarantor from its guarantee, which will automatically release such guarantor’s assets from the collateral securing the notes.

The indenture will permit certain additional indebtedness that is permitted to be incurred under the debt incurrence covenant to be secured by an equal and ratable lien on the collateral. The value of your rights to the collateral would be reduced by any increase in the indebtedness secured by the collateral.

We may be permitted to incur additional indebtedness secured by prior liens on the collateral securing the ABL Facility and additional indebtedness under the indenture secured by an equal and ratable lien on the collateral securing the exchange notes. The value of your rights to the collateral would be reduced by any increase in the indebtedness secured by the collateral securing the exchange notes. The value of the collateral and the amount to be received upon a sale of such collateral will depend upon many factors including, among others, the condition of the collateral, the ability to sell the collateral in an orderly sale, the condition of the national and local economies, the availability of buyers and similar factors. We have not conducted an appraisal in respect of the collateral in connection with this prospectus and you should not rely upon the book value of the collateral as a measure of realizable value for such assets. By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating businesses.

Accordingly, any such sale of the collateral separate from the sale of certain operating businesses may not be feasible or of significant value. To the extent that holders of other secured indebtedness or other third parties hold liens (including statutory liens), rights or easements, whether or not permitted by the indenture, such holders or other third parties may have rights and remedies with respect to the collateral securing the exchange notes that, if exercised, could reduce the proceeds available to satisfy the obligations under the exchange notes.

There are certain other categories of property that are also excluded from the collateral securing the exchange notes.

Certain categories of assets are excluded from the collateral securing the exchange notes. Excluded assets include, among other categories, equipment or real property that is subject to purchase money indebtedness or capital lease obligations (in each case, the incurrence of which is subject to limitation, as described in “Description of Exchange Notes”) to the extent the documents underlying such indebtedness would prohibit additional security interests over such assets, assets in which the grant of a security interest is prohibited by law, outstanding stock of certain controlled foreign corporations (if we have any such foreign subsidiaries), stock of non-guarantor subsidiaries, stock of unrestricted subsidiaries and stock of subsidiaries in which we are contractually obligated not to create a security interest and certain vehicles and rolling stock. See “Description of Exchange Notes.” If an event of default occurs and the exchange notes are accelerated, the exchange notes and the guarantees will rank equally with the holders of unsubordinated and unsecured indebtedness of the relevant entity to the extent of the value of such excluded property and be subordinated to the holders of any indebtedness secured by such excluded property.

The pledge of the capital stock and other securities of a subsidiary that will secure the notes and the related guarantees will automatically be released from the lien on them and no longer constitute collateral if and for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The exchange notes and the related guarantees will be secured by a first-priority lien on the capital stock of all of our existing and future restricted subsidiaries, subject to certain exceptions. Under the SEC regulations in effect as of the date of this prospectus, if the principal amount, par value or book value as carried by the issuer, or market value, whichever is greatest, of the capital stock or other securities of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the principal amount of the exchange notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the related security documents provide that any capital stock and other securities of a subsidiary will be excluded from the collateral securing the exchange notes and the related guarantees to the extent that and for so long as the pledge of such capital stock or other securities would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X under the Exchange Act. As a result, you may lose a portion or all of your security interest in the capital stock or other securities of those subsidiaries. Furthermore, the capital stock and other securities of such subsidiaries will continue to secure the ABL Facility. In addition, it may be more difficult, costly and time-consuming for the collateral agent under the exchange notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. As of May 31, 2013, none of the common stock of our restricted subsidiaries would be excluded as collateral under the aforementioned provisions.

Rights of holders of the exchange notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the exchange notes to repossess and dispose of the collateral securing the exchange notes and the guarantees upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us or our subsidiary guarantors prior to, or possibly even after, the collateral agent has repossessed and disposed of the collateral. Under applicable federal bankruptcy laws, upon the commencement of a bankruptcy case, an automatic stay goes into effect which, among other things, stays:

•                  the commencement or continuation of any action or proceeding against the debtor that was or could have been commenced before the commencement of the bankruptcy case to recover a claim against the debtor that arose before the commencement of the bankruptcy case;

•                  any act to obtain possession of, or control over, property of the bankruptcy estate or the debtor;

•                  any act to create, perfect or enforce any lien against property of the bankruptcy estate; and;

•                  any act to collect or recover a claim against the debtor that arose before the commencement of the bankruptcy case.

Thus, under the U.S. Bankruptcy Code pursuant to the automatic stay imposed upon a bankruptcy filing, a secured creditor, such as the collateral agent for the exchange notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Applicable legislation in other jurisdictions may impose similar approval requirements in relation to debtors in foreign proceedings. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional replacement security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the exchange notes or any guarantees could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the exchange notes, the holders of the exchange notes would have “undersecured claims” as to the difference. Among other consequences, as discussed below, federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

In the event of our bankruptcy, holders of the exchange notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the exchange notes exceed the fair market value of the collateral securing the exchange notes, in which case, among other things, the holders of the exchange notes would not be entitled to receive post-petition interest.

In any bankruptcy proceeding with respect to us or any of our subsidiary guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the exchange notes on the date of the bankruptcy filing was less than the then current principal amount of the exchange notes. Upon a finding by the bankruptcy court that the exchange notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the exchange notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. In such event, the secured claims of the holders of the exchange notes would be limited to the value of the collateral.

Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the holders of the exchange notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the exchange notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the exchange notes.

Any future pledge of collateral might be avoidable by a trustee in bankruptcy.

Any future pledge of, or security interest or lien granted on, collateral in favor of the collateral agent for the exchange notes might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the exchange notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Rights of holders of the exchange notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

If additional subsidiaries are formed or acquired that are required to guarantee the exchange notes pursuant to the terms of the indenture, additional financing statements or their foreign equivalents would be required to be filed to perfect the security interest of the exchange notes. Depending on the type of assets constituting after-acquired collateral, additional action may be required to be taken to perfect the security interest in such assets, such as the delivery of physical collateral, the execution of account control agreements or the execution and recordation of mortgages or deeds of trust. Applicable law requires that certain property and rights acquired after the grant of a general security interest or other liens, such as real property liens, can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the exchange notes and the collateral agent for the ABL Facility have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the exchange notes and the guarantees against third parties.

State law may limit the ability of the collateral agent for the holders of the exchange notes to foreclose on the real property and improvements and leasehold interests included in the collateral located in New York, Pennsylvania and Illinois.

The exchange notes will be secured by, among other things, mortgages on owned real property and real property leaseholds located in the states of New York, Pennsylvania and Illinois. The laws of New York, Pennsylvania and Illinois may limit the mortgage remedies available to the trustee and the holders of the exchange notes. The laws of each state govern the perfection and enforceability of mortgages against interests in real property located in the state, including the remedy of foreclosure sale. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for realizing upon personal property collateral. Debtors may have the right to reinstate defaulted debt (even it is has been accelerated) before the sale by paying the past due amounts, and a right of redemption after the sale. State laws may also impose security-first and one-form-of-action rules which can affect the ability to foreclose or the timing of foreclosure, and may limit the right to recover a deficiency following a foreclosure sale.

The trustee and the holders of the exchange notes also may be limited in their ability to enforce a breach of the “no liens” covenant. Some decisions of state courts have placed limits on a lender’s ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates. The lender may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the exchange notes from declaring a default and accelerating the exchange notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

The mortgages on all of our real properties constituting collateral to secure the exchange notes and guarantees were delivered and recorded after the issuance of the notes. Delivery and recordation of such mortgages after the issue date of the notes increases the risk that the liens granted by those mortgages could be avoided. One or more of these mortgages may constitute a significant portion of the value of the collateral securing the notes and the related guarantees.

We do not expect that all mortgages on the properties intended to secure the notes will be in place at the time of the issuance of the notes. To the extent not so delivered and recorded, we will use commercially reasonable efforts to complete such actions within a reasonable period of time. Such properties may constitute a significant portion of the value of the collateral intended to secure the notes and the related guarantees.

Any future pledge of collateral in favor of the collateral agent for its benefit and for the benefit of the trustee and the holders of the notes, including pursuant to the mortgages, and the other security documents delivered after the date of the issuance of the notes, could be avoidable in bankruptcy. If we or any guarantor were to become subject to a bankruptcy proceeding after the issue date of the notes, any mortgage or security interest in other collateral delivered after the issue date of the notes would face a greater risk than security interests in place on the issue date of being avoided by the pledgor (as debtor in possession) or by its trustee in bankruptcy as a preference under bankruptcy law if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, if the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and if bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of such mortgage or security interest.

New surveys will not be required for any real property. As a result, any matters that could have been revealed by an updated or new survey could have a significant impact on the value of the collateral or any recovery under the mortgages.

In connection with this prospectus, we are not required to provide new surveys with respect to our real properties intended to constitute collateral for the exchange notes. With respect to certain of our real properties, we have existing surveys but such surveys will not be updated in connection with this prospectus. With respect to certain other of our real properties, there are no existing surveys and no surveys will be provided. As a result, there is no independent assurance that, as of the date of this prospectus, among other things, (i) the real property encumbered by each mortgage includes the property owned by us or the subsidiary guarantors that was intended to be mortgaged and (ii) no encroachments, adverse possession claims, zoning or other restrictions exist with respect to such real properties which could result in a material adverse effect on the value or utility of such real properties.

Our ownership of all of the real property intended to constitute collateral for the exchange notes has not been independently assured by title insurance.

In connection with the offering of the old notes, we were required to provide title insurance with respect to mortgages on a limited number of real properties located in New York and Pennsylvania which constituted collateral for the old notes and related guarantees. In New York, we have obtained an aggregate amount of $120.0 million of title insurance. As a result, recovery under the title insurance policies will be limited to $120.0 million in New York rather than the full fair market value of these real properties, which may be higher. In Pennsylvania, we have obtained an aggregate amount of $100.0 million of title insurance. As a result, recovery under the title insurance policies will be limited to $100.0 million in Pennsylvania rather than the full fair market value of these real properties, which may be higher. Any issues that we were not able to resolve in connection with the delivery of the title insurance policies may impact the value of the collateral. As to the remaining real properties intended to constitute collateral for the exchange notes and guarantees we were not required to provide title insurance. As a result, as to the properties for which we have not obtained title insurance, there is no independent assurance that, among other things, (i) the real property encumbered by each mortgage includes the property owned by us or the subsidiary guarantors that was intended to be mortgaged, (ii) we actually own the rights to the mortgaged real properties that we purport to own and (iii) our title to such real property is not encumbered by other liens. Although title insurance commitments were issued with respect to the real properties as to which title insurance was not required, such commitments do not provide independent assurance as to the matters set forth therein because reliance thereon is expressly disclaimed by the providers of such commitments.

The collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the exchange notes and the related guarantees.

Moreover, the collateral agent for the exchange notes may need to evaluate the impact of potential liabilities before determining to foreclose, to the extent it may do so under the security documents related to the exchange notes, on collateral consisting of real property because secured creditors that hold a security interest in real property may in some circumstances be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the exchange notes.

Federal and state environmental laws may decrease the value of the collateral securing the exchange notes and may result in holders of exchange notes being liable for environmental cleanup costs at our facilities.

The exchange notes and guarantees will be secured by liens on certain real property that may be subject to both known and unforeseen environmental risks, and these risks may reduce or eliminate the value of the real property pledged as collateral for the exchange notes or adversely affect our ability to repay the exchange notes.

Moreover, under certain environmental laws, a secured lender may in some situations become subject to environmental liabilities arising out of contamination at or from the borrower’s properties. Such liability can arise before foreclosure, if the secured lender becomes sufficiently involved in the management of the affected facility. Similarly, when a secured lender forecloses and takes title to a contaminated facility or property, the lender could in some circumstances become subject to such liabilities. Before taking some actions, the collateral agent for the exchange notes and the trustee may request that holders of exchange notes provide for their reimbursement for any of their costs, expenses and liabilities.

Cleanup costs could become a liability of the collateral agent for the exchange notes and the trustee, and, if holders of the exchange notes agreed to provide for the collateral agent’s or the trustee’s costs, expenses, and liabilities, holders of the exchange notes could be required to help repay those costs. Holders of the exchange notes may have to agree to indemnify the collateral agent for the notes or the trustee for their costs, expenses and liabilities before they or the collateral agent or the trustee know what those amounts ultimately will be. If holders of the exchange notes agree to this indemnification without sufficient limitations, they could be required to pay the collateral agent or the trustee an amount that is greater than the amount holders of the exchange notes may have paid for the notes. In addition, rather than acting through the trustee, holders of the exchange notes may in some circumstances have the right to act directly to pursue a remedy under the indenture. If holders of the exchange notes exercise that right, they also could become subject to the risks of the collateral agent and trustee discussed above.

If a bankruptcy petition were filed by or against us, holders of exchange notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the exchange notes, the claim by any holder of the exchange notes for the principal amount of the exchange notes may be limited to an amount equal to the sum of:

•                  the original issue price for the exchange notes; and

•                  that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Under the U.S. Bankruptcy Code, the holders of exchange notes would only have the right to receive interest accruing after the commencement of a bankruptcy proceeding to the extent that the value of the collateral securing the exchange notes and the guarantees (after taking into account all prior liens on such collateral) exceeds the claim of the holders of exchange notes for principal and pre-petition interest on the exchange notes. Accordingly, holders of the exchange notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture, even if sufficient funds are available.

We may not be able to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain types of change of control, we will be required to offer to repurchase all outstanding exchange notes at 101% of their principal amount plus accrued and unpaid interest and liquidated damages, if any, to, but not including, the date of repurchase and certain other indebtedness. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes and such other indebtedness or that restrictions in our other indebtedness will not allow such repurchases. Further, we may be contractually restricted under the terms of our ABL Facility or other indebtedness from repurchasing all the exchange notes tendered by holders upon a change of control, and we may not be able to obtain the necessary consents under our ABL Facility or such other indebtedness to make such repurchases. Our failure to make or complete the change of control offer or pay the change of control purchase price when due will give the trustee and the holders of the exchange notes the right to declare an event of default and accelerate the repayment of the exchange notes as described under the section in this prospectus entitled “Description of Exchange Notes—Events of Default.” This event of default under the indenture would in turn constitute an event of default under the ABL Facility and our existing notes. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, will not constitute a “change of control” under the indenture. See “Description of Exchange Notes—Change of Control.”

The exchange notes will be guaranteed by substantially all of our subsidiaries on a senior secured basis. Federal and state statutes allow courts, under specific circumstances, to void guarantees and require exchange note holders to return payments received from guarantors.

Under the terms of the indenture, the exchange notes will be guaranteed on a senior secured basis by certain of our subsidiaries. If one of our subsidiaries that is a guarantor of the exchange notes becomes the subject of a bankruptcy case or a lawsuit filed by unpaid creditors of any such guarantor, the guarantees entered into by these guarantors may be reviewed under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to other obligations of a guarantor, if, among other things, at the time the guarantor incurred the indebtedness evidenced by its guarantee:

•                  it received less than reasonably equivalent value or fair consideration for entering into the guarantee; and

•                  either:

•                  it was insolvent or rendered insolvent by reason of entering into the guarantee; or

•                  it was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•                  it intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay such debts or contingent liabilities as they became due.

In such event, any payment by a guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the guarantor’s creditors, under those circumstances.

If a guarantee of a guarantor were voided as a fraudulent conveyance or held unenforceable for any other reason, in all likelihood holders of the notes would be creditors solely of New Enterprise Stone & Lime Co., Inc. and those guarantors whose guarantees had not been voided. The exchange notes then in effect would be structurally subordinated to all liabilities of the guarantor whose guarantee was voided.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•                  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•                  the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•                  it could not pay its debts or contingent liabilities as they become due.

We cannot assure you as to what standard a court would use to determine whether or not a guarantor would be solvent at the relevant time, or regardless of the standard used, that the guarantee would not be subordinated to any guarantor’s other debt.

If a court held that the guarantees should be voided as fraudulent conveyances, the court could void, or hold unenforceable, the guarantees, which could mean that holders of the exchange notes may not receive any payments under the guarantees, and the court may direct holders of the exchange notes to return any amounts that they have already received from any guarantor. Furthermore, the holders of the exchange notes would cease to have any direct claim against the applicable guarantor. Consequently, any former guarantor’s assets would be applied first to satisfy its other liabilities before any portion of its assets could be applied to the payment of the exchange notes.

Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guarantee worthless.

There may be no active trading market for the exchange notes, and if one develops, it may not be liquid.

The exchange notes will constitute new issues of securities of the same class as the old notes for which there is no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission of the exchange notes for quotation through an automated quotation system. Although the initial purchasers have advised us that they intend to make a market in the old notes and the exchange notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. In addition, market making activity will be subject to limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement. There can be no assurance as to the development or liquidity of any market for the old notes or the exchange notes, the ability of the holders of the old notes or the exchange notes to sell their old notes or their exchange notes or the price at which the holders would be able to sell their old notes or their exchange notes. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes. In addition, if a large number of old notes are not tendered or are tendered improperly, the limited number of exchange notes that would be issued and outstanding after we consummate this exchange offer would reduce liquidity and could lower the market price of the exchange notes.

Future trading prices of the notes will depend on many factors, including:

•                  our operating performance and financial condition;

•                  prevailing interest rates;

•                  our ability to complete the offer to exchange the old notes for the exchange notes;

•                  the interest of securities dealers in making a market; and

•                  the market for similar securities.

The market valuation of the exchange notes may be exposed to substantial volatility.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. A real or perceived economic downturn or higher interest rates could cause a decline in the exchange notes, and thereby negatively affect the market for the trading price of the exchange notes. Because the exchange notes may be thinly traded, it may be more difficult to sell and accurately value the exchange notes. In addition, as has recently been evident in the current turmoil in the global financial markets, the present economic slowdown and the uncertainty over its breadth, depth and duration, the entire high-yield bond market can experience sudden and sharp price swings, which can be exacerbated by large or sustained sales by major investors in the exchange notes, a high-profile default by another issuer, or simply a change in the market’s psychology regarding high-yield bonds. Moreover, if one of the major rating agencies lowers its credit rating on the exchange notes, the price of the exchange notes will likely decline.

The exchange notes will be treated as issued with original issue discount for U.S. federal income tax purposes.

For each interest accrual period on or prior to March 15, 2017, we have the option to pay a portion of the interest payable on the exchange notes each period in the form of PIK interest. For U.S. federal income tax purposes, the existence of this option means that such portion of the interest payable on the exchange notes each period (including periods after March 15, 2017) is not “qualified stated interest,” but instead will be considered original issue discount for U.S. federal income tax purposes, which we refer to as OID. There will be additional OID to the extent that the stated principal amount of the exchange notes exceeds their issue price or if we do not make the 12-month cash election with regard to 2014 or 2015 (as described in “Description of Exchange Notes—General”). A holder subject to U.S. federal income taxation will be required to include the OID in gross income (as ordinary income) as such OID accrues (on a constant yield to maturity basis), in advance of the receipt of the cash payments to which such OID is attributable, regardless of whether such holder uses the cash or accrual method of tax accounting. For more information, see “Certain U.S. Federal Income Tax Considerations.”

Our obligations under federal securities laws to file periodic reports with the SEC may become suspended under Section 15(d) of the Exchange Act. Thereafter we would be providing periodic reports as a “voluntary filer” pursuant to our contractual obligations in the indenture governing the existing notes and the notes, which contractual obligations may be amended without your consent.

Except during the year that the registration statement of which this prospectus forms a part becomes effective, our reporting obligations under Section 15(d) of the Exchange Act will be automatically suspended if our exchange notes are held of record by fewer than 300 holders and certain other conditions are met. Notwithstanding the anticipated automatic suspension of our reporting obligations pursuant to Section 15(d) of the Exchange Act, we intend to continue filing periodic reports with the SEC and to provide holders of the exchange notes with copies of any filed reports as a “voluntary filer” in compliance with the indenture. We expect that such periodic reports filed by us as a voluntary filer will comply fully with all applicable rules and regulations of the SEC. However, we could eliminate the periodic reporting covenant in the indenture governing with the consent of the holders of at least a majority of the notes, in which case we would no longer be obligated to file periodic reports with the SEC under such indenture and may cease doing so.

You may be adversely affected if you fail to exchange old notes.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in this exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate this exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the old notes. In addition:

•                  if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•                  if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

We have agreed that, for a period of 180 days from which the registration statement is declared effective, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After this exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

THE EXCHANGE OFFER

Purpose and Effect of this Exchange Offer

In connection with the issuance of the old notes, we and the guarantors of the old notes entered into a registration rights agreement with the initial purchasers of the old notes. Under that agreement, we agreed to file a registration statement related to the exchange of old notes for exchange notes with the SEC, to use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act, and to use our commercially reasonable efforts to, on or before the 360th day after March 15, 2012, consummate the exchange offer. As a result of the delay in such registration, we are currently accruing penalty interest on the old notes.

The registration statement of which this prospectus forms a part was filed pursuant to the obligations under this registration rights agreement. The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain transfer restrictions, registration rights or provisions for the payment of penalty interest in case of a registration default.

If the conditions set forth below have been satisfied, then we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective for a period of two years or such until such time as all of the old notes (a) have been sold thereunder or (b) can be sold under Rule 144 of the Securities Act, without any limitations. The conditions are as follows:

•                  we are not permitted to effect this exchange offer because of any change in current law or SEC policy,

•                  this exchange offer is not consummated 360 days after March 15, 2012; or

•                  under certain conditions, (a) any holder of the old notes is not eligible to participate in the exchange offer because of any change in current law or SEC policy, (b) such holder is required to deliver a prospectus in connection with any resale, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales, or (c) such holder is a broker-dealer who holds old notes acquired directly from us or one of our affiliates.

Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in this exchange offer will be required to make the following representations:

•                  that any exchange notes to be received by it will be acquired in the ordinary course of its business;

•                  that at the time of the commencement of the registered exchange offer it had no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of exchange notes in violation of the Securities Act;

•                  that it is not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or if it is an affiliate of ours, that it will comply with the applicable registration and prospectus delivery requirements of the Securities Act;

•                  if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

•                  if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•                  such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•                  such exchange notes are acquired in the ordinary course of the holder’s business; and

•                  the holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of such exchange notes.

Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•                  cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar interpretive letters; and

•                  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The exchange notes may not be sold under state securities laws unless the exchange notes have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirement is available. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes.

Terms of this Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue a like principal amount of exchange notes in exchange for the principal amount of old notes surrendered under this exchange offer.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and we will not be obligated to pay additional interest as described in the registration rights agreement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, the old notes and the exchange notes will be treated as a single class of debt securities under the indenture.

This exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $289,387,000 million aggregate principal amount of the old notes are outstanding. The aggregate principal amount includes the $265,000,000 in aggregate principal amount of old notes initially issued in the private placement transaction on March 15, 2012, increased by an additional $24,387,000 in lieu of cash as PIK interest in respect of the old notes on the September 15, 2012 and March 15, 2013 interest payment dates. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in this exchange offer.

We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders.

Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate this exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to this Exchange Offer.”

Holders who tender old notes in this exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with this exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in this exchange offer.

Expiration Date; Extensions; Amendments

This exchange offer will expire at 5:00 p.m., New York City time on [               ], 2013, unless in our sole discretion, we extend it. The exchange notes issued pursuant to this exchange offer will be delivered promptly following the expiration date to the holders who validly tender their old notes.

In order to extend this exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•                  to delay accepting for exchange any old notes, to extend this exchange offer or to terminate this exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to this Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•                  subject to the terms of the registration rights agreement, to amend the terms of this exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of old notes. If we amend this exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment and will extend this exchange offer to the extent required by law, if necessary. Generally we must keep this exchange offer open for at least five business days after a material change. Pursuant to Rule 14e-1(b) under the Exchange Act, if we increase or decrease the percentage of old notes being sought, we will extend this exchange offer for at least ten business days from the date that notice of such increase or decrease is first published, sent or given by us to holders of the old notes. We currently do not intend to decrease the percentage of old notes being sought.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to this Exchange Offer

Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•                  the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•                  this exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•                  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that prior to the expiration of the exchange offer has not made:

•                  the representations described under “—Purpose and Effect of this Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution,” and

•                  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which this exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension of the expiration date to the registered holders of the old notes in accordance with the notice procedures described in the following paragraph. During any such extensions, all old notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of this exchange offer.

We expressly reserve the right to amend or terminate this exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of this exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times except that all conditions to this exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us at or before the expiration of this exchange offer. If we waive any of these conditions to the exchange offer, we expect that such waiver will apply equally to all holders of the old notes tendered in the exchange offer. If we fail to exercise any of the foregoing rights, that failure in itself will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to this exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us at or before the expiration of this exchange offer. There are no dissenters’ rights of appraisal under Delaware law applicable to this exchange offer.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus forms a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

Only a holder of old notes may tender such old notes in this exchange offer. To tender in this exchange offer, a holder must:

•                  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•                  comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•                  the exchange agent must receive old notes along with the letter of transmittal; or

•                  the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•                  the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•                  make appropriate arrangements to register ownership of the old notes in such owner’s name; or

•                  obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•                  by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•                  for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•                  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that it is tendering old notes that are the subject of such book-entry confirmation;

•                  such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•                  the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under this exchange offer only after the exchange agent timely receives:

•                  old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•                  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

•                  any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•                  the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•                  if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•                  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•                  the holder is not an “affiliate”, as defined in Rule 405 of the Securities Act, of us.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of this exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•                  the tender is made through an eligible institution;

•                  prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•                  setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

•                  stating that the tender is made through an eligible institution;

•                  guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•                  the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•                  the exchange agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent”, or

•                  holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•                  specify the name of the person who tendered the old notes to be withdrawn;

•                  identify the old notes to be withdrawn, including the principal amount of such old notes; and

•                  where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•                  the serial numbers of the particular certificates to be withdrawn; and

•                  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for this exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

By registered mail or certified mail:	By regular mail or overnight courier:	By Hand:
Wells Fargo Bank, National Association MAC N9311-110 625 Marquette Avenue Minneapolis, MN 55479 Attention: New Enterprise Stone & Lime Administrator	Wells Fargo Bank, National Association MAC N9311-110 625 Marquette Avenue Minneapolis, MN 55479 Attention: New Enterprise Stone & Lime Administrator	Wells Fargo Bank, National Association MAC N9311-110 625 Marquette Avenue Minneapolis, MN 55479 Attention: New Enterprise Stone & Lime Administrator

Facsimile (eligible institutions only): (612) 667-6282

Telephone Inquiries: (800) 344-5128

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of this exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with this exchange offer include:

•                  SEC registration fees;

•                  fees and expenses of the exchange agent and trustee;

•                  accounting and legal fees and printing costs; and

•                  related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•                  certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•                  tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•                  a transfer tax is imposed for any reason other than the exchange of old notes under this exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in this exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer of such old notes:

•                  as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•                  otherwise as set forth in the prospectus distributed in connection with the private offering of the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer for the purpose of participating in a distribution of the exchange notes:

•                  could not rely on the applicable interpretations of the SEC; and

•                  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Regulatory Approval

We do not believe that the receipt of any federal or state regulatory approvals will be necessary in connection with the exchange offer, other than the effectiveness of the registration statement of which this prospectus is a part.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with this exchange offer. We will capitalize the expenses of this exchange offer as deferred financing costs and expense these costs over the life of the exchange notes.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for the old notes tendered by you and accepted by us in the exchange offer, the same principal amount of exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and will not result in any increase of our outstanding debt. Any surrendered but unaccepted old notes will be returned to you and will remain outstanding.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges on an actual basis for each of the last five fiscal years are set forth below.

	For the fiscal years ended					For the three months ended
	February 28, 2009	February 28, 2010	February 28, 2011	February 29, 2012	February 28, 2013	May 31, 2012	May 31, 2013
Ratio of earnings to fixed charges	—	1.3	—	—	—	—	—
Deficiency of earnings to cover fixed charges	$29,214	—	$10,045	$41,973	$97,473	$29,533	$32,684

CAPITALIZATION

The following table sets forth our cash and cash equivalents, and capitalization as of May 31, 2013.

This table should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Description of Exchange Notes,” “Description of Other Indebtedness” and our audited consolidated financial statements and unaudited  interim condensed consolidated financial statements and accompanying notes, included elsewhere in this prospectus.

As of May 31, 2013
(dollars in thousands)
Cash and cash equivalents(1)	$3,256
11% senior notes due 2018	$250,000
13% senior secured notes due 2018	289,387
ABL Facility	68,733
Existing capital lease obligations	7,255
Land and equipment obligations	17,071
Total debt	632,446
Total equity	(37,208)
Total capitalization	$595,238

(1)           Excludes restricted cash that is disclosed separately on the condensed consolidated balance sheet of $14.7 million as of May 31, 2013.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents our selected historical consolidated financial data for the periods indicated. The following information should be read in conjunction with, and is qualified by reference to, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements and unaudited interim condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus.

The consolidated balance sheet data as of February 28, 2013 and as of February 29, 2012 and the related consolidated statements of comprehensive loss data for each of the fiscal years ended February 28, 2013 and February 29, 2012 are derived from our audited consolidated financial statements and the notes thereto included in this prospectus. The consolidated balance sheet data as of February 28, 2011, February 28, 2010 and February 28, 2009 and the related consolidated statements of operations data for the fiscal years ended February 28, 2011, February 28, 2010 and February 28, 2009 has been derived from the audited consolidated financial statements not included herein.  The consolidated balance sheet data as of May 31, 2013 and May 31, 2012 and the consolidated statement of operations data for the three month periods ending May 31, 2013 and May 31, 2012 have been derived from our unaudited interim condensed consolidated financial statements and the notes there to included elsewhere in this prospectus. In the opinion of our management, the unaudited interim financial data includes all adjustments, consisting of only normal non-recurring adjustments, considered necessary for a fair presentation of this information. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the entire year.

	Years Ended								Three Month Ended
	February 28, 2009	February 28, 2010		February 28, 2011		February 29, 2012	February 28, 2013		May 31, 2012	May 31, 2013

Consolidated Statement of Operations Data: (in thousands)
Revenue	$785,180	$736,857		$725,399		$705,934	$677,090		$157,981	$147,744
Operating costs and expenses:
Costs of revenue	620,145	580,612		578,611		575,486	557,503		133,431	127,718
Depreciation, depletion and amortization	42,279	43,742		45,917		51,674	50,942		11,843	12,118
Intangible asset impairment	44,873	—		—		1,100	4,704		—	—
Pension and profit sharing	8,895	9,690		8,907		7,622	8,325		1,841	1,878
Selling, administrative and general expenses	59,223	64,779		61,547		64,511	77,138	(5)	17,682	19,413
(Gain) loss on disposals of property, equipment and software	(595)	(261)		(600)		808	323		(35)	152
Operating income (loss)	10,360	38,295		31,017		4,733	(21,845)		(6,781)	(13,535)
Other income (expense):
Interest income	667	593		318		343	140		(6)	127
Interest expense	(40,185)	(29,536	)(1)	(41,586	)(2)	(46,902)	(75,987	)(3)	(22,814)	(19,304)
Total other expense	(39,518)	(28,943)		(41,268)		(46,559)	(75,847)		(22,820)	(19,177)
(Loss) income before income taxes	(29,158)	9,352		(10,251)		(41,826)	(97,692)		(29,601)	(32,712)
Income tax expense (benefit)	1,060	392		(4,478)		(16,397)	(41,558)		(11,487)	(3,475)
Net (loss) income	(30,218)	8,960		(5,773)		(25,429)	(56,134)		(18,114)	(29,237)
Noncontrolling interest in net (income) loss	(1,214)	(1,165)		(1,195)		(820)	(1,384)		(305)	(739)
Net (loss) income attributable to stockholders	$(31,432)	$7,795		$(6,968)		$(26,249)	$(57,518)		$(18,419)	$(29,976)
Other Financial Data:
Cash capital expenditures (4)	28,263	24,571		32,706		43,954	42,417		(14,775)	(9,491)
Ratio of earnings to fixed charges	—	1.3		—		—	—		—	—
Deficiency of earnings to cover fixed charges	29,214	—		10,045		41,973	97,473		29,533	32,684
Consolidated Balance Sheet Data (end of period):
Cash, restricted cash and cash equivalents	$18,219	$12,573		$21,916		$25,354	$19,657		$14,729	$18,007
Accounts receivable, net	61,780	60,087		67,372		76,841	52,271		119,492	107,564
Inventories	118,745	127,214		129,422		132,195	125,144		135,827	124,812
Property, plant, and equipment	408,590	390,530		382,965		371,574	371,868		376,149	370,089
Total assets	764,511	750,234		768,078		776,322	$734,188		822,027	780,607
Long-term debt, including current portion	518,080	484,896		500,846		529,013	577,987		593,055	632,446
Total liabilities	688,904	665,788		690,907		726,454	741,778		790,634	817,815
Total equity (deficit) and redeemable common stock	$75,607	$84,446		$77,171		$49,868	$(7,590)		$31,393	$(37,208)

(1)	The decrease in interest expense from fiscal year 2009 to fiscal year 2010 was primarily the result of lower interest rates year over year.

(2)	The increase in interest expense during fiscal year 2011 was a result of an overall increase in borrowings and interest rates primarily related to the issuance of our existing notes in August 2010.

(3)

The increase in interest expense during fiscal year 2013 was a result of an overall increase in borrowings and interest rates primarily related to the issuance of our 13% senior secured notes due 2018 and the write-off of $6.4 million of unamortized deferred financing fees associated with the debt repaid.

(4)	Cash paid for expenditures includes capitalized software expenditures.

(5)

The increase in expense from fiscal year 2012 to fiscal year 2013 was attributable to costs associated with the remediation of our ERP system of approximately $4.3 million and higher legal and accounting fees of $7.1 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited consolidated financial statements and unaudited interim condensed consolidated financial statements and accompanying notes, included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.” We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

General

We are a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider. Founded in 1924, we are one of the top 10 construction aggregates producers based on tonnage of crushed stone produced and one of the top 50 highway contractors based on revenues in the United States, according to industry surveys.

We operate in three segments based upon the nature of our products and services: construction materials, heavy/highway construction and traffic safety services and equipment. Our construction materials operations are comprised of aggregate production (crushed stone and construction sand and gravel), hot mix asphalt production, ready mixed concrete production and the production of concrete products, including precast/prestressed structural concrete components and masonry blocks. Another of our core businesses, heavy/highway construction, includes heavy construction, blacktop paving and other site preparation services. Our heavy/highway construction operations are primarily supplied with construction materials from our construction materials operation. Our third core business, traffic safety services and equipment, consists primarily of sales, leasing and servicing of general and specialty traffic control and work zone safety equipment and devices to industrial construction end-users.

Our core businesses operate primarily in Pennsylvania and western New York, except for our traffic safety services and equipment business, which maintains a national sales network for our traffic safety products and provides traffic maintenance and protection services primarily in the eastern United States.

Our revenue is derived from sales to customers that serve multiple end-use markets. Because of the diversity of construction materials and services that we offer, we are able to meet a wide range of customer requirements on a local scale. A significant portion of our revenues, approximately 35%, are generated primarily through sales to PennDOT, the Pennsylvania Turnpike Commission, the New York State Thruway Authority and other agencies in the Commonwealth of Pennsylvania.  All of our revenue from these agencies relate to non-residential construction projects.

The majority of our construction contracts are obtained through competitive bidding in response to advertisements and as a result of following the letting schedule provided by PennDOT. Our bidding activity is affected by such factors as the nature and volume of available jobs to bid, contract backlog, available personnel, current utilization of equipment and other resources, and competitive considerations. Bidding activity, contract backlog and revenue resulting from the award of new contracts may vary significantly from period to period.

Our typical construction project begins with the preparation and submission of a bid to a customer. If selected as the successful bidder, we generally enter into a contract with the customer that provides for payment upon completion of specified work or units of work as identified in the contract. Our contracts frequently call for retention; a specified percentage withheld from each payment until the contract is completed and the work accepted by the customer.

Demand for our products is primarily dependent on the overall health of the economy, and federal, state and local public funding levels. The primary end uses for our products include infrastructure projects such as highways, bridges, and other public institutions, as well as private residential and non-residential construction. A stagnant or declining economy will generally result in reduced demand for construction and construction materials in the private sector. This reduced demand increases competition for private sector projects and will ultimately also increase competition in the public sector as companies migrate from bidding on scarce private sector work to projects in the public sector. Greater competition can reduce our revenues and/or have a downward impact on our gross profit margins. In addition, a stagnant or declining economy tends to produce less tax revenue for public agencies, thereby decreasing a source of funds available for spending on public infrastructure improvements. Some funding sources that have been specifically earmarked for infrastructure spending, such as diesel and gasoline taxes, are not as directly affected by a stagnant or declining economy, unless actual consumption is reduced. While some states and localities may seek to redirect funds related to diesel and gasoline taxes in an effort to balance their budgets, the Commonwealth of Pennsylvania currently does not allow for such activities. Funds earmarked for infrastructure purposes in the Commonwealth of Pennsylvania are constitutionally required to be used for that purpose.

Market conditions remained challenging through the first quarter of fiscal year 2014. Our business continues to be impacted by the slow pace of economic recovery and the continued pressure on state budgets which has limited state spending on public highway construction projects. The overall housing market remains weak and private non-residential construction is still experiencing a slow recovery. Competition remains strong as a result of the weak public and private sector demand, with residential and commercial contractors bidding aggressively on projects, which continues to affect our profitability. Our margins also remain under pressure as a result of higher fuel and liquid asphalt costs. We expect that the challenges to our business environment will persist throughout the remainder of fiscal year 2014, which will continue to affect our heavy/highway construction and traffic safety services and equipment businesses, which constitute a significant portion of our overall business. We expect that these conditions will continue to negatively impact our financial position, results of operations, cash flows and liquidity throughout the remainder of fiscal year 2014. To address these challenges, we are continuing our efforts to monitor and adjust our cost structure in our operating plants and control administrative and general spending. We also actively review our assets and properties on an ongoing basis for strategic disposals of lesser performing or non-core assets.

In addition to the overall economic trends affecting our financial position, results of operations and cash flows, we experienced a slow start to our construction season during the three months ended May 31, 2013 due to above average precipitation in the Pennsylvania markets in which we operate, which impacted demand for our construction materials and delayed our heavy/highway construction operations.

Seasonality and Cyclical Nature of Our Business

Almost all of our products are produced and consumed outdoors. Our financial results for any quarter do not necessarily indicate the results expected for the year because seasonal changes and other weather-related conditions can affect the production and sales volumes of our products. Normally, the highest sales and earnings are in the second and third quarters and the lowest are in the first and fourth quarters. Our sales and earnings are sensitive to national, regional and local economic conditions and particularly to cyclical swings in construction spending, especially in the private sector. Our primary balance sheet accounts, such as accounts receivable and accounts payable, vary greatly during these peak periods, but return to historical levels as our operating cycle is completed each fiscal year.

Components of Operating Results

Revenue

We derive our revenues predominantly from the operations of our three core businesses: construction materials, heavy/highway construction and traffic safety services and equipment. Our construction materials business consists of aggregate production (crushed stone and construction sand and gravel), hot mix asphalt production, ready mixed concrete production and concrete products including precast/prestressed structural concrete components and masonry blocks. Our heavy/highway construction business primarily relates to heavy construction, blacktop paving and other site preparation services. Our traffic safety services and equipment business consists primarily of sales, leasing and servicing of general and specialty traffic control and work zone equipment and devices, including traffic cones, flashing lights, barricades, plastic drums, arrow boards, construction signs and crash attenuators.

The following is a summary of how we recognize revenue in our core businesses:

•                  Construction materials.  We generally recognize revenue on the sale of construction materials and concrete products, other than specialized concrete beams, when they are shipped and the customer takes title and assumes risk of loss. We account for the sale of specialized concrete beams under the units-of-production method. Under this method, the revenue is recognized as the units are produced under firm contracts.

•                  Heavy/highway construction. We recognize revenue on construction contracts under the percentage-of-completion method of accounting, as measured by the cost incurred to date over estimated total cost. The typical contract life cycle for these projects can be up to two to four years in duration. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to revenues and costs, which are recognized during the period in which the revisions are identified. Amounts attributable to contract claims are included in revenues when realization is probable and the amounts can be reasonably estimated. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are identified. Contract costs include all direct material, labor, subcontract and other costs and those indirect costs related to contract performance, such as indirect salaries and wages, equipment repairs and depreciation, insurance and payroll taxes. Administrative and general expenses are charged to expense as incurred. Costs and estimated earnings in excess of billings on uncompleted contracts represent the excess of contract revenue recognized to date over billings to date. Billings in excess of costs and estimated earnings on uncompleted contracts represent the excess of billings to date over the amount of revenue recognized to date.

•                  Traffic safety services and equipment.  Our rental contract periods for our traffic safety products are daily, weekly or monthly and are recognized on a straight-line basis. We recognize revenues from the sale of rental equipment and new equipment at the time of delivery to, or pick-up by, the customer. We also recognize sales of contractor supplies at the time of delivery to, or pick-up by, the customer.

Operating Costs and Expenses

The key components of our operating costs and expenses consist of the following:

•                  Cost of revenue.  Cost of revenue consists of all production and delivery costs related to our revenue and primarily includes all labor, raw materials, subcontractor costs, equipment rental and maintenance and manufacturing overhead. Our cost of revenue is directly impacted by fluctuations in commodity prices. As a result, our operating profit margins can be significantly impacted by the underlying cost of raw materials. We attempt to limit our exposure to changes in commodity prices by entering into purchase commitments when appropriate. In addition, we have sales price escalators in place for most public contracts and we aggressively seek to obtain escalators on private and commercial contracts.

•                  Depreciation, depletion and amortization.  Our business is relatively capital-intensive. We carry property, plant and equipment at cost on our balance sheet and assets under capital leases are stated at the lesser of the present value of minimum lease payments or the fair value of the leased item. Provision for depreciation is generally computed over estimated service lives by the straight-line method.

The average depreciable lives by fixed asset category is as follows:

Land improvements	20 years
Buildings, improvements and capitalized software	8 - 40 years
Crushing, prestressing, and manufacturing plants	5 - 33 years
Contracting equipment	3 - 12.5 years
Trucks and autos	3 - 8 years
Office equipment	5 - 10 years

Depletion of limestone deposits is calculated over proven and probable reserves by the units of production method on a quarry-by-quarry basis. Amortization expense is the periodic expense related to our other intangible assets, which were primarily acquired as part of the Stabler acquisition and the amortization of software cost related to our ERP.

•                  Pension and profit sharing.  We participate in several multiemployer pension plans, which provide defined benefits to certain employees covered by labor union contracts. These amounts were determined by the union contracts and we do not administer or control the funds. We also maintain, for certain salaried and hourly employees, an investment plan under which eligible employees can invest various percentages of their earnings, matched by an employer contribution of up to 6.0%. We may make special voluntary contributions to all employees eligible to participate in the investment plan, regardless of whether they contributed during the year. Additionally, we have two defined benefit pension plans covering certain union employees of one of our divisions located in Buffalo, New York.

•                  Selling, administrative and general expenses.  Selling, administrative and general expenses consist primarily of salaries and personnel costs for our sales and marketing, administration, finance and accounting, legal, information systems and human resources employees. Additional expenses include marketing programs, consulting and professional fees, travel, insurance and other corporate expenses.

Executive Summary

The following is a financial summary for the three months ended May 31, 2013:

• Net revenue decreased $10.2 million (6.5%) due to delays in weather related job starts compared to the three months ended May 31, 2012;

• Cost of revenue decreased $5.7 million (4.3%) on lower sales and similar fixed costs compared to the three months ended May 31, 2012;

• Higher costs paid to accounting and management advisors caused selling, administrative and general (SA&G) costs to be higher than prior year compared to the three months ended May 31, 2012;

• Operating loss increased $6.8 million as a result of lower revenues and higher SA&G costs compared to the three months ended May 31, 2012;

• Interest expense decreased due to lower deferred financing fee write-off compared to the three months ended May 31, 2012;

• Net cash used in operating activities decreased $5.7 million as a result of improved working capital management compared to the three months ended May 31, 2012; and

• Cash used in investing activities decreased $6.1 million with lower capital expenditures as the primary contributor compared to the three months ended May 31, 2012.

The following is a financial summary for the fiscal years ending February 28, 2013, February 29, 2012, and February 28, 2011:

•      Net revenue decreased year over year from fiscal year 2011 through fiscal year 2013 by 6.8%;

•      Cost of revenue also decreased year over year from fiscal year 2011 though fiscal year 2013, but only by 3.7%.  Cost of revenue as a percent of revenue has increased from 79.8% in fiscal year 2011 to 82.3% in fiscal year 2013;

•      SA&G costs also increased year over year from $61.5 million in fiscal year 2011 to $77.2 million in fiscal year 2013; and

•      Cash provided from operations remains positive each fiscal year 2011, 2012 and 2013.

Results of Operations

The following table summarizes our operating results on a consolidated basis:

	Year Ended			Three Months
	February 28,	February 29,	February 28,	May 31,	May 31,
(In thousands)	2013	2012	2011	2013	2012

Revenue	$677,090	$705,934	$725,399	$147,744	$157,981
Cost of revenue (exclusive of items shown separately below)	557,503	575,486	578,611	127,718	133,431
Depreciation, depletion and amortization	50,942	51,674	45,917	12,118	11,843
Intangible asset impairment	4,704	1,100	—	—	—
Pension and profit sharing	8,325	7,622	8,907	1,878	1,841
Selling, administrative and general expenses	77,138	64,511	61,547	19,413	17,682
Loss (gain) on disposals of property, equipment and software	323	808	(600)	152	(35)
Operating (loss) income	(21,845)	4,733	31,017	(13,535)	(6,781)
Interest income	140	343	318	127	(6)
Interest expense	(75,987)	(46,902)	(41,586)	(19,304)	(22,811)
Loss before income taxes	(97,692)	(41,826)	(10,251)	(32,712)	(29,601)
Income tax benefit	(41,558)	(16,397)	(4,478)	(3,475)	(11,487)
Net loss	$(56,134)	$(25,429)	$(5,773)	$(29,237)	$(18,114)

The tables below disclose revenue and operating data for our reportable segments on a gross basis. We include inter-segment and certain intra-segment sales in our comparative analysis of revenue at the product line level and this presentation is consistent with the basis on which we review results of operations. Revenue and operating income exclude inter-segment sales and delivery revenues and costs. We also operate ancillary port operations and certain rental operations, which are included in our other non-core business operations line items presented below. All non-allocated operating costs are reflected in the corporate and unallocated line item presented below.

The Company’s segment revenue presentation for fiscal years 2012 and 2011 has been revised to conform to certain revisions, which resulted in decreases to heavy/highway construction revenue and eliminations of $29.8 million and $30.8 million for fiscal years 2012 and 2011, respectively. These revisions were made to align with the current management approach related to this segment.  Prior to fiscal year 2014, the Company reported other revenues separately, which management now includes within the construction materials segment.  Additionally in the first quarter of fiscal 2014, management began assessing performance of its operations without the allocation of indirect costs of its selling, administrative and general expense.  Indirect costs include trade receivable billings and collections, payment processing, accounting, legal and other administrative costs.  Financial data for the three months ended May 31, 2012 has not been revised to reflect the current segment presentation.

	Year Ended			Three Months Ended
	February 28,	February 29,	February 28,	May 31,	May 31,
(In thousands)	2013	2012	2011	2013	2012

Revenue
Construction materials	$505,026	$529,838	$512,143	$111,217	$122,282
Heavy/highway construction	248,188	268,160	306,795	48,416	53,983
Traffic safety services and equipment	84,463	82,929	78,181	24,089	23,254
Other revenues	15,264	15,592	15,220	—	3,722
Segment totals	852,941	896,519	912,339	183,722	203,241
Eliminations	(175,851)	(190,585)	(186,940)	(35,978)	(45,260)
Total revenue	$677,090	$705,934	$725,399	$147,744	$157,981

The following tables summarize the percentage of revenue and operating income (loss) by our primary lines of business:

	Year Ended			Three Months Ended
	February 28,	February 29,	February 28,	May 31,	May 31,
	2013	2012	2011	2013	2012
Revenue:
Construction materials	59.2%	59.1%	56.1%	60.5%	60.2%
Heavy/highway construction	29.1%	29.9%	33.6%	26.4%	26.6%
Traffic safety services and equipment	9.9%	9.3%	8.6%	13.1%	11.4%
Other revenues	1.8%	1.7%	1.7%	—	1.8%
Segment totals	100.0%	100.0%	100.0%	100.0%	100.0%

	Year Ended			Three Months Ended
	February 28,	February 29,	February 28,	May 31,	May 31,
(In thousands)	2013	2012	2011	2013	2012

Operating (loss) income:
Construction materials	$27,567	$36,192	$36,108	$7,357	$5,829
Heavy/highway construction	(6,800)	(5,103)	6,454	(2,524)	(3,483)
Traffic safety services and equipment	(5,769)	(209)	3,377	(676)	(463)
Other non-core business operations	747	674	2,811	—	(828)
Segment totals	15,745	31,554	48,750	4,157	1,055
Corporate and unallocated	(37,590)	(26,821)	(17,733)	(17,692)	(7,836)
Total operating (loss) income	$(21,845)	$4,733	$31,017	$(13,535)	$(6,781)

Three Months Ended May 31, 2013 Compared to Three Months Ended May 31, 2012

Revenue

Revenue for our construction materials business decreased $11.1 million, or 9.1%, to $111.2  million for the three months ended May 31, 2013 compared to $122.3  million for the three months ended May 31, 2012.  This decrease was reflected in all areas except masonry products which increased $0.7 million.  Aggregates, hot mix asphalt and ready mix concrete revenue decreased $2.2 million, $6.6 million, $1.4 million, respectively.  Sales volumes decreased 10.1% to  4.0 million tons for aggregates, 16.0% to  0.6 million tons for hot mix asphalt, 3.6% to  0.1 million cubic yards for ready mixed concrete.  Aggregates prices decreased slightly 0.2% to   $12.79 .  Hot mix asphalt and ready mixed concrete prices decreased 2.2% to $52.99 and 5.4% to  $115.65  respectively.  This overall decrease in volume during the three months ended May 31, 2013 was due to weather related delays. The price and demand for our materials is largely based upon local markets and varies across the Company.

Revenue for our heavy/highway construction business decreased $5.6  million, or 10.4%, to $48.4 million for the three months ended May 31, 2013 compared to $54.0 million for the three months ended May 31, 2012.  We continue to experience strong competition, as well as a reduced number of projects, in the public and commercial markets. The majority of our sales are government related projects and we are directly impacted as government funding is reduced for transportation spending.  Further, we believe that the lack of a federal multi-year surface transportation bill over the past several construction seasons has caused the number of larger, heavy, multidiscipline, multiyear highway and bridge construction projects to decrease in favor of smaller, shorter jobs such as road resurfacing and bridge replacement and rehabilitation.

Revenue for our traffic safety services and equipment businesses increased $0.8 million, or 3.4% to $24.1 million for the three months ended May 31, 2013 compared to $23.3 million for the three months ended May 31, 2012.  The increase was the result increased equipment sales, slightly offset by decrease in rental service activity.  The increase in equipment sales can be attributed primarily to the continued benefits of previously introduced product offerings.  Overall rental service activity decreased compared to the prior period as a result of increased competition.

Cost of Revenue

Cost of revenue decreased $5.7 million, or 4.3% to $127.7 million for the three months ended May 31, 2013 compared to $133.4 million for the three months ended May 31, 2012. Cost of revenue as a percentage of revenue increased for the three months ended May 31, 2013 to 86.5% from 84.4% for the three months ended May 31, 2012, due to reduced profitability in all three of our businesses.

	Three Months Ended
	May 31,	May 31,
(In thousands)	2013	2012

Gross Cost of Revenue
Construction materials	$95,340	$101,633
Heavy/highway construction	47,927	54,878
Traffic safety services and equipment	20,429	19,089
Other non-core business operations	—	3,091
Segment totals	163,696	178,691
Eliminations	(35,978)	(45,260)
Total cost of revenue	$127,718	$133,431

	Three Months Ended
	May 31,	May 31,
	2013	2012

Segment Gross Cost of Revenue as Percent of Gross Revenue
Construction materials	85.7%	83.1%
Heavy/highway construction	99.0%	101.7%
Traffic safety services and equipment	84.8%	82.1%
Other non-core business operations	—	83.0%

Gross cost of revenue for our construction materials business as a percentage of its gross revenue is up 2.6% to 85.7% for the three months ended May 31, 2013 compared to 83.1% for the three months ended May 31, 2012.  The primary driver was the impact of inefficiencies caused by the adverse weather in the three months ended May 31, 2013.

Gross cost of revenue for our heavy/highway construction business as a percentage of its gross revenue is down 2.7% to 99.0% for the three months ended May 31, 2013 compared to 101.7% for the three months ended May 31, 2012.  The margins are improved due to completion of lower margin jobs.

Gross cost of revenue for our traffic services and equipment business as a percentage of its gross revenue is up 2.7% to 84.8% for the three months ended May 31, 2013 compared to 82.1% for the three months ended May 31, 2012.  The primary driver was increased sales in lower margin products for the quarter ended May 31, 2013.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization increased $0.3 million, or 2.5% to $12.1 for the three months ended May 31, 2013 compared to $11.8 for the three months ended May 31, 2012. The increase was primarily attributable to increased depreciation on assets associated with our capitalized asset retirement costs.

Selling, Administrative and General Expenses

Selling, administrative and general expenses increased $1.7 million, or 9.6% to $19.4 million for the three months ended May 31, 2013 compared to $17.7 million for the three months ended May 31, 2012. The increase was attributable to $3.1 million in professional fees related to our increased accounting support and financial reporting staffing and capabilities and $0.8 million of software service agreements. These increases were partially offset by a decrease of $2.7 million in our Enterprise Resource Planning (ERP) System expense.

Operating Income

Operating income for the three months ended May 31, 2012 included allocated indirect selling, administrative and general costs of $4.2 million, $1.8 million and $0.1 million for construction materials, heavy/highway construction and traffic safety services and equipment segments, respectively.  The equivalent indirect costs for the three months ended May 31, 2013 were included in corporate and unallocated as a result of changes in our method of assessing performance in segment operations.

Operating income for our construction materials business increased $1.6 million, or 27.6% to $7.4 million for the three months ended May 31, 2013 compared to $5.8 million for the three months ended May 31, 2012. Operating income as a percentage of construction materials revenue was 6.7% in the current period compared to 4.7% in the prior period.  Income from the sale of aggregates decreased $0.3 million, or 6.3% to $4.5 million for the three months ended May 31, 2013 compared to $4.8 million for the three months ended May 31, 2012.  Additionally, operating income for hot mix asphalt increased $1.7 million, to $2.3 million for the three months ended May 31, 2013 compared to $0.6 million for the three months ended May 31, 2012. The overall increase in operating income from our construction material business was primarily attributable to $4.2 million of allocated indirect costs included in operating income for the three months ended May 31, 2012, which were included in corporate and unallocated for the three months ended May 31, 2013. The increase in income was partially offset by a decrease of $1.8 million as a result of decreased sales volumes. The price and demand for our materials is largely based upon local markets and varies across the Company.

Operating results for our heavy/highway construction business decreased $1.0 million to a $2.5 million loss for the three months ended May 31, 2013 compared to loss of $3.5 million for the three months ended May 31, 2012.  The change in profitability is primarily attributable to $1.8 million of allocated indirect costs include in operating income for the three months ended May 31, 2012, which the same indirect costs were included in corporate and unallocated for the three months ended May 31, 2013. The decrease in the operating loss was partially offset by an $0.8 million decrease in activity without a commensurate reduction in costs, as well as continued strong competition.

Operating loss for our traffic safety services and equipment businesses increased $0.2 million to a $0.7 million loss for the three months ended May 31, 2013 compared to $0.5 million loss for three months ended May 31, 2012.  The increase in operating loss is primarily due to increased competition in the rental service markets, partially offset by increased sales of highway safety equipment.  Additionally, $0.1 million of allocated indirect costs is included in operating income for the three months ended May 31, 2012.  These same indirect costs were included in corporate and unallocated for the three months ended May 31, 2013.

Interest Expense, net

Net interest expense decreased $3.5 million, or 15.8% to $19.3 million for the three months ended May 31, 2013 compared to $22.8 million for the three months ended May 31, 2012.  This decrease was partially offset by higher interest expense incurred during the three months ended May 31, 2013 due to increased overall indebtedness.  During the three months ended May 31, 2012, we incurred $6.4 million related to our refinancing, which we did not incur during the three months ended May 31, 2013.  Additionally we expensed $0.9 million related to the third amendment of our ABL facility during the three months ended May 31, 2013 ($0.7 million of unamortized deferred financing fees and the remainder were other fees the Company paid to effect the third amendment).

Income Tax Benefit

Income tax benefit decreased $8.0 million to $3.5 million for the three months ended May 31, 2013 compared to $11.5 million for the three months ended May 31, 2012. The decrease in the tax benefit is primarily the result of the Company recording additional valuation allowance against certain federal and state net operating losses for the current fiscal year.  The Company will continue to record additional valuation allowance against additions to our net deferred tax assets for fiscal year 2014 until management’s assurance for the realization of its deferred tax assets are deemed more likely than not to be recoverable.  We estimate our annual tax rate based on projected taxable income for the full year and record a quarterly tax provision in accordance with the anticipated annual rate. As the year progresses, we refine our estimate of the year’s taxable income as new information becomes available, such as year-to-date financial results. This continuous estimation process may result in a change to our expected effective tax rate for the year. When this occurs, we adjust the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate. Significant judgment is required in determining our effective interim tax rate. There may be large swings on a quarterly basis due to the seasonal nature of the Company’s business.

Fiscal Year 2013 Compared to Fiscal Year 2012

Revenue

Revenue for our construction materials business decreased $24.8 million, or 4.7%, to $505.0 million for fiscal year 2013 compared to $529.8 million for fiscal year 2012. The decrease in revenue in our construction materials business was primarily attributable to decreased sales of aggregates, hot mix asphalt, and precast/prestressed structural concrete in the amount of $13.4 million, $5.2 million and $4.2 million, respectively. Sales volumes of aggregates decreased 6.9% to 16.7 million tons shipped and consumed while the average price per ton shipped and consumed remained consistent for fiscal year 2013. The decrease in volumes of aggregates shipped and consumed was attributable to an 8.4% decrease in external sales volumes and a 5.2% decrease in internal sales volumes. Sales volumes of hot mix asphalt decreased 3.8% to 3.6 million tons shipped and consumed, offset by an increase in the average price per ton shipped and consumed of 1.2% to $54.70 Sales volumes of precast/prestressed structural concrete products decreased 40.9% offset by an increase in the average price per ton shipped and consumed of 45.8% for fiscal year 2013. The price and demand for our materials is largely based upon local markets and varies across the Company. The table below represents sales volumes and average prices of our primary products (units in thousands):

	2013			2012
	Construction materials
	Units	Price per unit	% Sales*	Units	Price per unit	% Sales*
Units Shipped and Consumed:
Stone, sand and gravel (tons)	16,726	$11.30	37%	17,972	$11.27	38%
Hot mix asphalt (tons)	3,592	$54.70	39%	3,734	$54.03	38%
Ready mixed concrete (cubic yards)	539	$116.43	12%	550	$113.66	12%

* Remaining percentage of sales are from precast/prestressed structural concrete, block and construction supplies.

The market for construction materials is soft with strong competition. One key factor for the reduced sales volumes is the decreased activity of the Marcellus Gas project in fiscal year 2013 when compared to fiscal year 2012.  The chart below summarizes the impact of increased competition and soft market conditions on our sales volumes:

	Change in volume
	February 28, 2013	February 29, 2012	February 28, 2011
Aggregates	-6.9%	3.3%	4.7%
Hot mix Asphalt	-3.8%	-7.3%	-3.4%
Ready mix concrete	-2.1%	-2.8%	7.6%

Revenue for our heavy/highway construction business decreased $20.0 million, or 7.5%, to $248.2 million for fiscal year 2013 compared to $268.2 million for fiscal year 2012. We continue to experience strong competition in the public and commercial markets. The majority of our sales are government related projects. As a result, we are directly impacted as government funding is reduced for transportation spending. The majority of the revenue decrease is related to reduced project activity, including from the Marcellus Gas project, Kokosing/I-81 and Penn DOT. Further, we believe that the lack of a federal multi-year surface transportation bill over the past several construction seasons has caused the number of larger, heavy, multidiscipline, multiyear highway and bridge construction projects to decrease in favor of smaller, shorter jobs such as road resurfacing and bridge replacement and rehabilitation.

Revenue for our traffic safety services and equipment sales businesses increased $1.6 million, or 1.9%, to $84.5 million for fiscal year 2013 compared to $82.9 million for fiscal year 2012. The increase was the result of an increase in highway safety equipment revenue, which was offset by a decrease in rental activity. The increase in revenue for fiscal year 2013 compared to fiscal year 2012 can be attributed primarily to continued benefits of previously introduced product offerings. Included in traffic safety service and equipment revenue for fiscal year 2012 is a refund of excess taxes of approximately $1.1 million. Overall rental service activity decreased for fiscal year 2013 compared to fiscal year 2012 primarily as the result of decline in transportation and infrastructure spending in our rental service regions.

Cost of Revenue

Cost of revenue decreased $18.0 million, or 3.1%, to $557.5 million for fiscal year 2013 compared to $575.5 million for fiscal year 2012. Cost of revenue as a percentage of revenue increased to 82.3% for fiscal year 2013 from 81.5% in fiscal year 2012. The decrease in dollar cost of revenue for fiscal year 2013 was attributable primarily to lower revenue in the current fiscal year. The increase in cost of revenue as a percentage of revenue was due to reduced profitability in all three of our businesses.

	For Year Ended
	February 28,	February 29,
(In thousands)	2013	2012

Gross Cost of Revenue
Construction materials	$409,332	$426,831
Heavy/highway construction	240,237	260,749
Traffic safety services and equipment	71,249	67,761
Other non-core business operations	12,536	10,730
Segment totals	733,354	766,071
Eliminations	(175,851)	(190,585)
Total cost of revenue	$557,503	$575,486

	For Year Ended
	February 28,	February 29,
	2013	2012
Segment Gross Cost of Revenue as Percent of Gross Revenue
Construction materials	81.1%	80.6%
Heavy/highway construction	96.8%	97.2%
Traffic safety services and equipment	84.4%	81.7%
Other non-core business operations	82.1%	68.8%

Gross cost of revenue for our construction materials business as a percentage of its gross revenue was up 0.5% to 81.1% for the fiscal year ended February 28, 2013 compared to 80.6% for the fiscal year ended February 29, 2012.  With the lower sales volume, management reduced production as to not build inventory.  The lower production levels did not, however, cover fixed costs and increased mainly in transportation, causing the cost of revenue as a percentage of gross revenue to increase.  Some quarries increased production, but lower margins contributed to such increase.

Gross cost of revenue for our heavy/highway construction business as a percentage of its gross revenue was down  0.4% to 96.8% for the fiscal year ended February 28, 2013 compared to 97.2% for the fiscal year ended February 29, 2012.  The margins improved due to reduced spending incremental to normal reductions based on the decrease of activity.

Gross cost of revenue for our traffic services and equipment business as a percentage of its gross revenue was up 2.6% to 84.4% for the fiscal year ended February 28, 2013 compared to 81.7% for the fiscal year ended February 29, 2012.  The primary driver was increased costs; mainly transportation, repairs, insurance, tools and rental, partially offset by decreased bonus payments.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization decreased $0.8 million, or 1.5% to $50.9 million for fiscal year 2013 compared to $51.7 million for fiscal year 2012. Depreciation expense recognized on capitalized asset retirement costs associated with a change in the timing and amount of our mining reclamation costs decreased approximately $1.4 million which was offset by increased amortization expense during fiscal year 2013 of approximately $0.9 million related to our capitalized software.

Intangible Asset Impairment

Intangible asset impairment increased $3.6 million to $4.7 million during fiscal year 2013 compared to $1.1 million in fiscal year 2012. In fiscal year 2013, we recorded trademark impairments of $2.0 million related to our Traffic Safety Services and Equipment reporting unit and $2.7 million related to our Construction Materials reporting unit primarily due to declining revenue in those reporting units.

Pension and Profit Sharing

Pension and profit sharing expense increased $0.7 million, or 9.2%, to $8.3 million during fiscal year 2013 compared to $7.6 million in fiscal year 2012. The increase is attributable primarily to higher discretionary contributions to the 401k plans in part of the business, increased contributions to multi-employer pension plans, partially offset by pension reductions related to applicable regulations and fewer contractors working on government jobs.

Selling, Administrative and General Expenses

Selling, administrative and general expenses increased $12.6 million, or 19.5%, to $77.1 million for fiscal year 2013 compared to $64.5 million for fiscal year 2012. The increase was primarily attributable to costs associated with the remediation of our ERP system of approximately $4.3 million and higher legal and accounting fees of $7.1 million. The increase in legal and accounting was directly related to resources needed to comply with our financial reporting responsibilities while continuing to support the efforts of the ERP remediation.

Operating (Loss) Income

            Operating income for our construction materials business decreased $8.6 million, or 23.8%, to $27.6 million for fiscal year 2013 compared to $36.2 million for fiscal year 2012. Operating profit as a percentage of revenue for our construction materials business was 5.5% for fiscal year 2013 compared to 6.8% for fiscal year 2012. Operating income related to the sale of aggregates decreased $4.9 million, or 25.8%, to $14.1 million for fiscal year 2013 compared to $19.0 million for fiscal year 2012. The decrease was attributable primarily to decreased sales volumes without a commensurate reduction in operating costs. Additionally, variations in internal and external sales mix can cause changes in profitability period over period. Operating income related to our ready mixed concrete products for fiscal year 2013 decreased $1.0 million to operating income of $1.3 million compared to $2.3 million for fiscal year 2012. The decline in operating performance in fiscal year 2013 compared to fiscal year 2012 for our ready mixed concrete products is primarily attributable to volume reductions and higher costs related to transportation and repairs, which was partially offset by improved prices. The overall decrease in operating profit was offset by a $1.8 million increase in hot mix asphalt operating profit. Hot mix asphalt profit increased 11.9% to $16.9 million for fiscal year 2013 as compared to $15.1 million for fiscal year 2012. The improvement in hot mix asphalt profit is attributed to higher selling prices, while maintaining consistent operating costs, primarily those for liquid asphalt. Contributing to the decrease in operating income was a $2.7 million impairment charge on our indefinite lived intangible asset.

Operating loss for our heavy/highway construction business increased $1.7 million to $6.8 million for fiscal year 2013 compared to $5.1 million for fiscal year 2012. Operating loss as a percentage of revenue for the heavy/highway construction business was an operating loss of 2.7% for fiscal year 2013 compared to an operating loss of 1.9% for fiscal year 2012. Our multiyear jobs from 2009 and 2010 wrapped-up in fiscal year 2013 and we filled capacity with additional, albeit shorter projects such as road resurfacing and bridge replacement and rehabilitation. These types of projects have lower margins and we have experienced greater competition than with the larger, heavy, multidisciplinary, multiyear highway and bridge construction projects. The extensive competition we are currently experiencing is the result of a continual increase in the number of residential and commercial contractors bidding on public sector projects, resulting in continuing low margins on projects as these contractors tend to bid at or below our historic bid levels. If we are unable to maintain our market share and continue to be aggressive in our bidding to maintain our market share, profitability may be negatively impacted in future periods.

Operating loss for our traffic safety services and equipment sales businesses increased $5.6 million to an operating loss of $5.8 million during fiscal year 2013 compared to an operating loss of $0.2 million during fiscal year 2012. Operating loss as a percentage of revenue for traffic safety services and equipment was 6.9% for fiscal year 2013 compared to an operating loss of 0.2% for fiscal year 2012. The decrease in profitability was attributable primarily to declining rental service revenue, as well as $2.0 million of impairment charges related to our intangible assets. Additionally, fiscal year 2012 reflects a $1.1 million refund from a state use tax audit. The use tax settlement resulted in a refund of taxes remitted to the Commonwealth of Pennsylvania by the Company. Overall profit from rental service activity decreased as we experienced an overall decrease in transportation and infrastructure spending in our rental service regions.

Interest Expense

Interest expense increased $29.1 million, or 62.0%, to $76.0 million for fiscal year 2013 compared to $46.9 million for fiscal year 2012. This increase is primarily attributable to the increase in our net effective interest rate as a result of our old notes outstanding for most of fiscal year 2013 as well as an overall increase in the average debt outstanding for fiscal year 2013 as compared to fiscal year 2012. Interest expense for fiscal year 2013 also included the write off of $6.4 million of unamortized deferred debt issuance costs related to the debt repaid on March 15, 2012.

Income Tax Benefit

During fiscal year 2013, we recorded $41.6 million of income tax benefit, which resulted in an annual effective rate of 42.5%. The benefit consists of a $35.9 million federal tax benefit and a $5.7 million state tax benefit. Our annual effective tax rate differs from the U.S. federal statutory rate of 35% primarily due to the current year state income taxes, permanent differences, most significantly percentage depletion and an increase in the valuation allowance on deferred tax assets. Included in the fiscal year 2013 state tax benefit is a discrete out-of-period tax benefit of $1.2 million due to differences in our state apportionment calculation when we finalized our tax returns for fiscal year 2012 in November 2012. Also included in the fiscal year 2013 deferred federal and state tax benefit, net of federal benefit amounts, is a $0.5 million of expense related to the tax treatment of certain leases. The Company understated the deferred tax liability in prior periods by $1.1 million. The out-of-period adjustments are not material to the prior or current consolidated financial statements.

During fiscal year 2012, we recorded $16.4 million of income tax benefit, which resulted in an annual effective rate of 39.2%. The benefit consists of a $17.6 million federal tax benefit offset by $1.2 million of state income tax expense. Our annual effective tax rate differs from the U.S. federal statutory rate of 35% primarily due to the current year state income taxes, permanent differences, most significantly percentage depletion and an increase in the valuation allowance on deferred tax assets.

Our future effective tax rate may be materially impacted by the timing and extent of the realization of deferred tax assets and changes in the tax laws. Further, our effective tax rate may fluctuate within a fiscal year, including from quarter-to-quarter, due to items arising from discrete events, including the resolution or identification of tax uncertainties, or due to the changes in the valuation allowance.

Fiscal Year 2012 Compared to Fiscal Year 2011

Revenue

Revenue for our construction materials business increased $17.7 million, or 3.5%, to $529.8 million for fiscal year 2012 compared to $512.1 million for fiscal year 2011. The increase in revenue in our construction materials business was primarily attributable to the increase in sales of aggregates, hot mix asphalt, and precast/prestressed structural concrete in the amount of $10.4 million, $5.5 million and $3.3 million, respectively. Sales volumes of aggregates increased 3.3% to 18.0 million tons shipped and consumed while the average price per ton shipped and consumed increased 1.8% to $11.27 for fiscal year 2012. The increase in volumes of aggregates shipped and consumed was attributable to a 6.9% increase in external sales volumes, due to activity related to Marcellus Gas project which was offset by a 3.8% decrease in internal sales volumes. Sales volumes of hot mix asphalt decreased 7.3% to 3.7 million tons shipped and consumed, offset by an increase in the average price per ton shipped and consumed of 10.9% to $54.03. Sales volumes of precast/prestressed structural concrete products increased 18.1% to 0.07 million tons shipped and consumed, offset by a decrease in the average price per ton shipped and consumed of 5.0% to $460.14 for fiscal year 2012. The increase in volume is due to activity on some larger projects, including some schools.

The price and demand for our materials is largely based upon local markets and varies across the Company. The table below represents sales volumes and average prices of our primary products (units in thousands):

	2012			2011
	Construction materials
	Units	Price per unit	% Sales*	Units	Price per unit	% Sales*
Units Shipped and Consumed:
Stone, sand and gravel (tons)	17,972	$11.27	38%	17,401	$11.07	38%
Hot mix asphalt (tons)	3,734	$54.03	38%	4,026	$48.74	38%
Ready mixed concrete (cubic yards)	550	$113.66	12%	566	$112.12	12%

*              Remaining percentage of sales are from precast/prestressed structural concrete, block and construction supplies.

Revenue for our heavy/highway construction business decreased $38.6 million, or 12.6%, to $268.2 million for fiscal year 2012 compared to $306.8 million for fiscal year 2011. The decrease was attributable to the overall decrease in highway and infrastructure spending at the federal, state and local levels, which we anticipate to continue into fiscal year 2013. Further, we believe that the lack of a federal multi-year surface transportation bill over the past several construction seasons, has caused the number of larger, heavy, multidisciplinary, multiyear highway and bridge construction projects to decrease in favor of smaller, shorter jobs such as road resurfacing and bridge replacement and rehabilitation. This change in the mix of infrastructure spending has resulted in a reduced number of larger, heavy, multidisciplinary, multiyear highway and bridge construction projects in our backlog.

Revenue for our traffic safety services and equipment sales businesses increased $4.7 million, or 6.0%, to $82.9 million for fiscal year 2012 compared to $78.2 million for fiscal year 2011. The increase was the result of an increase in highway safety equipment revenue, which was offset by a decrease in rental activity. The increase in revenue for fiscal year 2012 compared to fiscal year 2011 can be attributed primarily to a recent enhancement of our product offerings of trailer products and a redesigned barrel product which has allowed us to enter the market at varying price points. Included in traffic safety service and equipment revenue is a refund of excess taxes previously recorded as a reduction of revenue of approximately $1.1 million remitted to the Commonwealth of Pennsylvania by the Company. Overall rental service activity decreased for fiscal year 2012 compared to fiscal year 2011 primarily as the result of the conclusion of three large service jobs that were completed during fiscal year 2011 and the decline in transportation and infrastructure spending in our rental service regions.

Cost of Revenue

Cost of revenue decreased $3.1 million, or 0.5%, to $575.5 million for fiscal year 2012 compared to $578.6 million for fiscal year 2011. Cost of revenue as a percentage of revenue increased to 81.5% for fiscal year 2012 from 79.8% in fiscal year 2011. The decrease in dollar cost of revenue for fiscal year 2012 was attributable primarily to lower revenue in the current fiscal year. The increase in cost of revenue as a percentage of revenue was attributable primarily to our heavy/highway construction business. The heavy/highway construction business experienced an overall decrease in the amount of work available during the current fiscal year. Our multiyear jobs from 2009 and 2010 wrapped-up and were filled with additional, albeit shorter projects such as road resurfacing and bridge replacement and rehabilitation. Additionally, the heavy/highway business experienced a loss contract for one job due to unanticipated site conditions for approximately $1.0 million.

	For Year Ended
	Feb 29,	Feb 28,
(In thousands)	2012	2011

Gross Cost of Revenue
Construction materials	$426,831	$410,130
Heavy/highway construction	260,749	287,214
Traffic safety services and equipment	67,761	59,395
Other non-core business operations	10,730	8,812
Segment totals	766,071	765,551
Eliminations	(190,585)	(186,940)
Total cost of revenue	$575,486	$578,611

	For Year Ended
	Feb 29,	Feb 28,
	2012	2011

Segment Gross Cost of Revenue as Percent of Gross Revenue
Construction materials	80.6%	80.1%
Heavy/highway construction	97.2%	93.6%
Traffic safety services and equipment	81.7%	76.0%
Other non-core business operations	68.8%	57.9%

Gross cost of revenue for our construction materials business as a percentage of its gross revenue was up 0.5% to 80.6% for the fiscal year ended February 29, 2012 compared to 80.1% for the fiscal year ended February 28, 2011.  The primary driver was increased material costs.

Gross cost of revenue for our heavy/highway construction business as a percentage of its gross revenue was up 3.6% to 97.2% for fiscal year ended February 29, 2012 compared to 93.6% for the fiscal year ended February 28, 2011.  The margins deteriorated due to increased spending in transportation, equipment rental and tools, which was slightly offset by reduced subcontractor fees.

Gross cost of revenue for our traffic services and equipment business as a percentage of its gross revenue was up 5.7% to 81.7% for the fiscal year ended February 29, 2012 compared to 76.0% for the fiscal year ended February 28, 2011.  Costs increased in many areas, including pallets, transportation, equipment rental, supplies and labor, which was partially offset by slight reduction in bonus.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization increased $5.8 million, or 12.6% to $51.7 million for fiscal year 2012 compared to $45.9 million for fiscal year 2011. We placed $35.4 million of new assets in use in fiscal year 2012 compared to $31.8 million in fiscal year 2011 accounting for approximately $1.8 million of the increase. The remaining increase was attributable to depreciation expense recognized on capitalized asset retirements costs associated with a change in the timing and amount of our mining reclamation activities.

Intangible Asset Impairment

Intangible asset impairment increased $1.1 million during fiscal year 2012 compared to fiscal year 2011. In fiscal year 2012, we recorded a trademark impairment of $1.1 million related to our Traffic Safety Services and Equipment reporting primarily due to declining revenue.

Pension and Profit Sharing

Pension and profit sharing expense decreased $1.3 million, or 14.6%, to $7.6 million during fiscal year 2012 compared to $8.9 million in fiscal year 2011. The decrease is attributable primarily to an overall reduction of our work force as well as overall lower operating performance which decreased the amount of our contribution to certain benefit programs.

Selling, Administrative, and General Expenses

Selling, administrative and general expenses increased $3.0 million, or 4.9%, to $64.5 million for fiscal year 2012 compared to $61.5 million for fiscal year 2011. The increase for fiscal year 2012 compared to fiscal year 2011 is attributable primarily to $2.1 million in Hire Tax Credits in fiscal year 2011 that reduced prior fiscal year and which were not received in fiscal year 2012. The remaining increase is primarily attributable to an increase in the allowance for doubtful accounts of approximately $0.8 million and increased public company compliance and ERP costs of approximately $1.7 million which were offset by a decrease in administrative and general costs for fiscal year 2012 compared to fiscal year 2011.

Operating Income

Operating income for our construction materials business increased $0.1 million, or 0.3%, to $36.2 million for fiscal year 2012 compared to $36.1 million for fiscal year 2011. Operating income as a percentage of revenue for our construction materials business was 6.8% for fiscal year 2012 compared to 7.0% for fiscal year 2011. Income related to the sale of aggregates decreased $0.4 million, or 2.1%, to $19.0 million for fiscal year 2012 compared to $19.4 million for fiscal year 2011. The decrease was attributable primarily to increased depreciation expense of approximately $4.0 million related to the timing of mine reclamation activities offset by an increase in outside sales, including increased fourth quarter sales, due to the open winter as well as a favorable sales mix. Variations in internal and external sales mix can cause changes in profitability period over period. Operating loss related to our precast/prestressed concrete products for fiscal year 2012 decreased $2.5 million to an operating loss of $0.7 million compared to an operating loss of $3.2 million for fiscal year 2011. The improved operating performance in fiscal year 2012 compared to fiscal year 2011 for our precast/prestressed concrete products is primarily attributable to improved selling margins in the overall markets in which we operate and to a lesser extent a more beneficial product mix as we are producing and selling larger beams which typically carry higher overall margins than the smaller beams and other commercial work that we completed in the prior year. The overall increase in operating income was offset by a $3.4 million decrease in hot mix asphalt operating profit. Hot mix asphalt profit decreased 18.4% to $15.1 million for fiscal year 2012 as compared to $18.5 million for fiscal year 2011. The decline in hot mix asphalt profit is attributed to decreased sales volume and increased material costs, primarily those for liquid asphalt.

Operating profit for our heavy/highway construction business decreased $11.6 million to an operating loss of $5.1 million for fiscal year 2012 compared to operating income of $6.5 million for fiscal year 2011. Operating loss as a percentage of revenue for the heavy/highway construction business was 1.9% for fiscal year 2012 compared to an operating income of 2.1% for fiscal year 2011. Our multiyear jobs from 2009 and 2010 completed and were filled with additional, albeit shorter projects such as road resurfacing and bridge replacement and rehabilitation. These types of projects have lower margins and we have experienced greater competition than with the larger, heavy, multidisciplinary, multiyear highway and bridge construction projects. The extensive competition we are currently experiencing is the result of a continual increase in the number of residential and commercial contractors bidding on public sector projects, resulting in continuing low margins on projects as these contractors tend to bid at or below our historic bid levels. If we are unable to maintain our market share and continue to be aggressive in our bidding to maintain our market share, profitability may be negatively impacted in future periods. The heavy/highway construction business also experienced a loss contract for one job due to unanticipated site conditions for approximately $1.0 million.

Operating profit for our traffic safety services and equipment sales businesses decreased $3.6 million to an operating loss of $0.2 million during fiscal year 2012 compared operating income of $3.4 million during fiscal year 2011. Operating loss as a percentage of revenue for traffic safety services and equipment was 0.2% for fiscal year 2012 compared to operating income of 4.3% for fiscal year 2011. The decrease in profitability was attributable primarily to a $1.7 million decrease in profit as the result of declining rental service revenue, $0.7 million in increased healthcare costs, $0.5 million increase in bonus expense and the impairment of an indefinite lived trademark for $1.1 million, offset by a $1.1 million refund from a state use tax audit. The use tax settlement resulted in a refund of taxes remitted to the Commonwealth of Pennsylvania by the Company. Overall profit from rental service activity decreased as we concluded three large high margin service jobs in the prior year and we experienced an overall decrease in transportation and infrastructure spending in our rental service regions.

Interest Expense

Interest expense increased $5.3 million, or 12.7%, to $46.9 million for fiscal year 2012 compared to $41.6 million for fiscal year 2011. This increase is primarily attributable to the increase in our net effective interest rate as a result of our existing notes being outstanding for a full year as well as an overall increase in the average debt outstanding for fiscal year 2012 as compared to fiscal year 2011.

Income Tax Benefit

During fiscal year 2012, we recorded $16.4 million of income tax benefit, which resulted in an annual effective rate of 39.2%. The benefit consists of a $17.6 million federal tax benefit offset by $1.2 million of state income tax expense. Our annual effective tax rate differs from the U.S. federal statutory rate of 35% primarily due to the current year state income taxes, permanent differences, most significantly percentage depletion and an increase in valuation allowance on deferred tax assets.

Our effective tax rate for the year ended February 28, 2011 resulted in a benefit of 43.7%. Our effective tax rate differs from the U.S. federal statutory rate of 35% primarily due to the establishment of the valuation allowance on certain federal and state deferred tax assets, state income taxes and permanent differences, primarily percentage depletion. The benefit from income taxes for the year ended February 28, 2011 consisted of a $4.8 million federal income tax benefit, partially offset by $0.3 million of state income tax expense.

Our future effective tax rate may be materially impacted by the timing and extent of the realization of deferred tax assets and changes in the tax laws. Further, our effective tax rate may fluctuate within a fiscal year, including from quarter-to-quarter, due to items arising from discrete events, including the resolution or identification of tax uncertainties, or due to the changes in the valuation allowance.

LIQUIDITY AND CAPITAL RESOURCES

Our sources of liquidity include cash and cash equivalents, cash from operations and amounts available for borrowing under our credit facilities. As of May 31, 2013, we had borrowed $68.7 million under the ABL Facility with $64.6 million available under the third amendment to the ABL Facility as discussed below. As of May 31, 2013, we had $3.3 million in cash and cash equivalents and working capital of $155.5 million as compared to $9.5 million in cash and cash equivalents and working capital of $131.8 million as of Feb 28, 2013. We maintain company owned life insurance policies with cash surrender values (“CSV”). During the three months ended May 31, 2013, we obtained $3.2 million of cash in the form of a loan against the $4.0 million of CSV which was used for working capital purposes. Additionally during the three months ended May 31, 2013, we transferred $3.0 million of cash in the form of a dividend from our captive insurance company to our operations, which was used to pay down a portion of the ABL Facility.

Given the nature and seasonality of our business, we typically experience significant fluctuations in working capital needs and balances during our peak summer season; these amounts are converted to cash over the course of our normal operating cycle.

Restricted cash balances of $14.8 million and $10.1 million as of May 31, 2013 and February 28, 2013, respectively, were restricted in certain consolidated subsidiaries for bond sinking fund and insurance requirements, as well as collateral on outstanding letters of credit or rentals.

Asset Based Loan Facility

Original Terms

On March 15, 2012, the Company entered into the ABL Facility with M&T, as the issuing bank, a lender, the swing lender, the agent and the arranger. The ABL Facility originally provided for maximum borrowings on a revolving basis of up to $170.0 million from time to time for general corporate purposes, including working capital. As discussed below, as a result of the third amendment to the ABL Facility, a maximum of $145.0 million may be borrowed under the ABL Facility. The ABL Facility includes a $15.0 million letter of credit sub-facility and a $20.0 million swing line sub-facility for short-term borrowings. The ABL Facility will mature on March 15, 2017. We classify borrowings under the ABL Facility as long-term due to our ability to maintain such borrowings on a long-term basis.

Borrowings under the ABL Facility (except swing line loans) bear interest at a rate per annum equal to, at the Company’s option, either (a) a base rate or (b) a LIBOR rate, in each case plus an applicable margin. Swing line loans bear interest at the base rate plus the applicable margin. The LIBOR margin for the ABL Facility is fixed at 5.00% (as of the date of the third amendment, discussed below) and the base rate margin is fixed at 3.00% (as of the date of the third amendment, discussed below). The ABL Facility also contains a commitment fee that is tied to the quarterly average Excess Availability, as defined in the ABL Facility Agreement as the borrowing base less the sum of letter of credit obligations and outstanding loans thereunder. The commitment fee ranges from 0.25% to 0.625%. From the commencement of the ABL Facility Agreement until September 7, 2012 (date of the first amendment, discussed below), the LIBOR margin was 2.75%, the base rate margin was 0.75% and the commitment fee was 0.50%.

Borrowings under the ABL Facility are guaranteed on a full and unconditional and joint and several basis by certain of the Company’s existing and future domestic subsidiaries and are secured, subject to certain permitted liens, by first-priority liens on the ABL Priority Collateral and by second-priority liens on the collateral securing the old notes on a first-priority basis, except for certain real property.

Availability of ABL Facility and Covenant

The ABL Facility includes affirmative and negative covenants that, subject to significant exceptions, limit our ability and the ability of our guarantors to undertake certain actions, including, among other things, limitations on (i) the incurrence of indebtedness and liens, (ii) asset sales, (iii) dividends and other payments with respect to capital stock, (iv) acquisitions, investments and loans, (v) affiliate transactions, (vi) altering the business, (vii) issuances of equity that have mandatory redemption or put rights prior to the maturity of the ABL Facility and (viii) providing negative pledges to third parties. As of May 31, 2013, the Company was in compliance with these affirmative and negative covenants.

Prior to the third amendment to the ABL Facility, if the Company had less than $25.0 million of availability under the ABL Facility at any point in time, it would be obligated to comply with a fixed charge coverage ratio. The third amendment to the ABL Facility, among other things, reduced the minimum excess availability threshold for the fixed charge coverage ratio until November 30, 2014, effectively increasing the Company’s short-term borrowing availability by allowing it to borrow up to the entire amount of the ABL Facility without needing to comply with a fixed charge coverage ratio.

If at any time after November 30, 2014 Excess Availability is less than the greater of (i) $25.0 million or (ii) 15% of the lesser of the commitments and the borrowing base, the Company must comply with a minimum fixed charge coverage ratio test of at least 1.0 to 1.0 for the immediately preceding four fiscal quarters or twelve consecutive months, as applicable. As of May 31, 2013, the Company’s Fixed Charge Coverage Ratio was below 1.0 to 1.0. The practical result will be that after November 30, 2014, so long as our fixed charge coverage ratio as calculated pursuant to the covenant remains less than 1.0 to 1.0, our available borrowings under the ABL Facility will be reduced by $25.0 million.

A fixed charge covenant ratio is also used to determine what advance rates apply in calculating the borrowing base under the ABL Facility, as well as whether the Company can make certain investments, acquisitions, restricted payments, repurchases or increases in the amount of cash interest payments on other indebtedness. As part of the first amendment to the ABL Facility entered into on September 7, 2012, the borrowing base formula under the ABL Facility became subject to adjustment based on the most recent fixed charge coverage ratio. If the calculation of the fixed charge coverage ratio is less than 1.0 to 1.0, the borrowing base will be equal to the sum of (a) the lesser of (i) $56.0 million (from $65 million) and (ii) 65% (from 75%) of the appraised value of the eligible real property, plus (b) 70% (from 85%) of the outstanding balance of eligible accounts receivable plus, (c) 40% (from 60%) of eligible inventory, minus (d) reserves imposed by the agent of the ABL Facility in the exercise of reasonable business judgment from the perspective of a secured asset-based lender, minus (e) reserves imposed by the agent to the ABL Facility with respect to branded inventory in its sole discretion.

The applicability of the Company’s fixed charge coverage ratio is conditional upon reaching the minimum excess availability. As a result of the third amendment, the Company has a minimum excess availability of zero (reduced from $25.0 million) until November 30, 2014, effectively eliminating the need to comply with a fixed charge coverage ratio. After this date, the Company may be subject to a fixed charge coverage ratio of 1.0 to 1.0, if its minimum excess availability reaches $25.0 million.

Amendment of ABL Facility

The ABL Facility contained a covenant that required us to deliver our fiscal year 2012 annual financial statements to the lender by May 29, 2012. On September 7, 2012, we entered into the first amendment to the ABL Facility to change the required delivery date of our audited February 29, 2012 financial statements and the required delivery date of our first and second quarter results and financial statements. Subsequent to the date of the first amendment, we required multiple extensions of time and ultimately filed our audited February 29, 2012 financial statements, our fiscal year 2013 first and second quarter results and financial statements on December 15, 2012, January 1, 2013 and February 28, 2013, respectively.

As part of the first amendment to the ABL Facility entered into on September 7, 2012, the borrowing base formula under the ABL Facility became subject to adjustment based on the most recent Fixed Charge Coverage Ratio as described above. We were subject to the adjusted borrowing base calculation as of February 28, 2013 and May 31, 2013. The first amendment added a 1.25% floor to LIBOR for purposes of determining the interest rate applicable to LIBOR based borrowings, which was later removed in the third amendment discussed below.

In connection with the first amendment to the ABL Facility, we also agreed with M&T that, in the event M&T is unable to reduce its final participation in the ABL Facility to no more than $75.0 million during the primary syndication of the ABL Facility by December 15, 2012, M&T would be entitled to add or modify terms of the ABL Facility that were previously prohibited from being added or modified, including but not limited to the advance rates, certain covenants and the interest and fees payable. As of May 31, 2013, M&T has not syndicated the ABL Facility and has not modified the terms of the ABL Facility. See the discussion below concerning the potential modifications by M&T.

On December 7, 2012, we entered into the second amendment to the ABL Facility to change the required delivery date of our third quarter results and financial statements. Subsequent to the date of the second amendment, we required an extension of time and ultimately filed our third quarter results and financial statements on April 1, 2013. There can be no guarantee that the Company will not need to obtain similar amendments in the future. A failure to obtain such amendment could result in an acceleration of the Company’s indebtedness under the ABL Facility and a cross-default under the Company’s other indebtedness, including the existing notes and old notes.

On May 29, 2013, we entered into the third amendment to the ABL Facility. As discussed above, prior to the third amendment, if the Company had less than $25.0 million of availability under the ABL Facility at any point in time, it would be obligated to comply with a fixed charge coverage ratio. The third amendment, among other things, reduced the minimum excess availability to zero until November 30, 2014, effectively increasing the Company’s short-term borrowing availability by allowing it to borrow up to the entire amount of the ABL Facility without needing to comply with a fixed charge coverage ratio. The Company also agreed to the following additional amendments to the ABL Facility in the third amendment: (i) the aggregate overall amount available for borrowing under the ABL Facility was reduced from $170.0 million to $145.0 million; (ii) the interest rate margin added to applicable LIBOR based borrowings was increased to a fixed 5%; (iii) the interest rate margin added to applicable Base Rate borrowings was increased to a fixed 3%; (iv) the 1.25% floor applicable to LIBOR based borrowings was removed; and (v) to the extent that the Company disposes of assets that are ABL priority collateral and certain unencumbered assets, the net cash proceeds will be used to prepay outstanding borrowings under the ABL Facility and the overall ABL Facility will be reduced by $1 for each $1 of assets sold up to $15 million. The third amendment did not change other significant terms of the ABL Facility such as the maturity, borrowing base formula, and covenants, as applicable. Although the overall commitment was reduced from $170.0 million to $145.0 million, because the Company’s borrowing base was below $145.0 million at the time of the third amendment, such reduction had no impact on the Company’s short-term ability to borrow under the ABL Facility.

In connection with the third amendment, we also agreed with M&T that our board of directors would create a special committee consisting of our four non-employee directors, which we refer to as the special committee, that has engaged an advisor to develop a business plan that focuses on cost reductions and operational efficiencies, which we refer to as the Plan. Under the terms of the third amendment, the Plan must be reasonably acceptable in scope, timing and process to M&T.   On July 18, 2013, the Plan was unanimously approved by the members of the special committee and by our entire board of directors, which authorized the special committee to oversee the implementation of the Plan by management.  On July 19, 2013 the plan was submitted to M&T for its review and on August 15, 2013, M&T informed the Company that the Plan is not acceptable in scope, timing and process.  The Company believes that the concerns with the Plan expressed by M&T go beyond scope, timing and process.  The Company is currently engaged in discussions with M&T to resolve differences over the Plan and is confident that those differences will be resolved.

Potential Modification by M&T

In connection with the first amendment to the ABL Facility described above, in order to facilitate the syndication of the ABL Facility amongst additional lenders, the Company and M&T agreed that if M&T were unable to reduce its final loan commitments under the ABL Facility to no more than $75.0 million prior to December 15, 2012, M&T would be entitled to add to or modify the terms of the ABL Facility on a unilateral basis, including but not limited to adjusting the advance rates, adding or modifying certain covenants and increasing the interest and fees payable in order to facilitate its syndication efforts. In connection with such modifications, there is no limit or ceiling to the interest rate M&T could charge. Notwithstanding these rights, M&T would not be able to do the following without the Company’s consent:

•              reduce the ABL Facility’s total amount to less than $170.0 million (as discussed above, this has been reduced to $145.0 million due to the third amendment);

•              impose a permanent fixed charge coverage ratio;

•              cause the springing fixed charge coverage ratio covenant in the ABL Facility to be greater than 1.00 to 1.00;

•              add a senior or total debt to EBITDA covenant with a less than 20% cushion from management projections;

•              add a net worth covenant with a less than 20% cushion from management projections;

•              restrict the Company’s ability to incur additional permitted indebtedness and related permitted liens for capital leases, purchase debt and sale-leaseback transactions to less than $35.0 million in the aggregate at any time;

•              if the Company’s fixed charge coverage ratio is 1.00 to 1.00 or greater, cause the advance rate for (a) eligible inventory to be less than 60%; (b) eligible accounts to be less than 85%; or (c) eligible real property to be less than the lower of (1) 75% of the appraised value thereof and (2) $65.0 million;

•              if the Company’s fixed charge coverage ratio is less than 1.00 to 1.00, cause the advance rate for (a) eligible inventory to be less than 40%; (b) eligible accounts to be less than 70%; or (c) eligible real property to be less than the lower of (1) 75% of the appraised value thereof and (2) $56.0 million; or

•              require that any of (a) Rock Solid Insurance Company, (b) South Woodbury L.P., (c) NESL II, LLC, (d) Kettle Creek Partners L.P. or (e) Kettle Creek Partners G.P., LLC guaranty the ABL Facility.

As of May 31, 2013, despite M&T’s inability to successfully syndicate the ABL Facility, the terms of the ABL Facility have not been modified by M&T. However, should M&T choose to exercise its right to add or modify terms of the ABL Facility, borrowings under the ABL Facility may be subject to terms less favorable than the current terms of the ABL Facility which could negatively impact our financial position, cash flows and results of operations. Furthermore, such modifications may require us to renegotiate the terms of the ABL Facility or obtain additional financing. We may not be able to obtain such modifications or additional financing on commercially reasonable terms or at all. If we are unable to obtain such modifications or additional financing, we would have to consider other options, such as the sale of certain assets, sales of equity, and negotiations with our lenders to restructure our debt. The terms of our indebtedness may restrict, or market or business conditions may limit, our ability to do any or all of these things.

Interest Rate and Availability

As of May 31, 2013, the weighted average interest rate on the ABL Facility was 4.0%. The effective interest rate, including all fees, for the ABL Facility was approximately 6.2% for fiscal year 2013. As discussed above, we recently amended our ABL Facility to fix the interest rate margin added to LIBOR based borrowings at 5.0%, fix the interest rate margin added to base rate borrowings at 3.0% and remove the 1.25% floor applicable to LIBOR based borrowings.

As of May 31, 2013, we had borrowed $68.7 million under the ABL Facility with $64.6 million available. As discussed above, we recently amended our ABL Facility to, among other things, reduce the overall commitment to $145.0 million and waive the $25.0 million minimum excess availability threshold for the fixed charge coverage ratio until November 30, 2014.

We believe we have sufficient financial resources, including cash and cash equivalents, cash from operations and amounts available for borrowing under our ABL Facility, to fund our business and operations for at least the next twelve months, including capital expenditures and debt service obligations. However, in the past we have failed to meet certain operating performance measures as well as the financial covenant requirements set forth under our previous credit facilities and our ABL Facility, which resulted in the need to obtain several amendments, and should we fail in the future, we cannot guarantee that we will be able to obtain such amendments. A failure to obtain such amendments could result in an acceleration of our indebtedness under the ABL Facility and a cross-default under our other indebtedness, including the existing notes and old notes. If the lenders were to accelerate the due dates of our indebtedness or if current sources of liquidity prove to be insufficient, there can be no assurance that the Company would be able to repay or refinance such indebtedness or to obtain sufficient funding. This could require the Company to restructure or alter its operations and capital structure.

Cash Flows

The following table summarizes our net cash provided by or used by operating activities, investing activities and financing activities and our capital expenditures for fiscal years 2013, 2012 and 2011 and for the three months ended May 31, 2013 and May 31, 2012:

	Year Ended			Three Months Ended
	February 28,	February 29,	February 28,	May 31,	May 31,
(In thousands)	2013	2012	2011	2013	2012
Net cash provided by (used in):
Operating activities	$20,030	$19,697	$47,503	$(36,253)	$(41,955)
Investing activities	(45,247)	(46,848)	(31,549)	(10,963)	(17,002)
Financing activities	19,719	22,154	(6,698)	40,938	48,457
Cash paid for capital expenditures	(42,417)	(43,954)	(32,706)	(9,491)	(14,775)

Operating Activities

Net cash used in operating activities decreased $5.7 million to $36.3 million for the three months ended May 31, 2013 compared to $42.0 million for the three months ended May 31, 2012.  Cash used in operating activities decreased primarily as a result of lower investments in working capital items of $13.2 million due to decreased activity and timing of collections of accounts receivable, partially offset by less cash generated from operations of $7.5 million.

Net cash provided by operating activities increased $0.3 million to $20.0 million in fiscal year 2013, compared to $19.7 million in fiscal year 2012. The increase in cash provided by operating activities was the result of improved working capital of $26.3 million due to decreased activity and better collections of accounts receivable, partially offset by less cash generated from operations of $26.0 million. Operating cash flow in fiscal year 2013 included the favorable impact of the payment-in-kind interest election of $23.3 million.

Net cash provided by operating activities decreased $27.8 million to $19.7 million in fiscal year 2012, compared to $47.5 million in fiscal year 2011. The decrease in cash provided by operating activities was primarily the result of an increased net loss for fiscal year 2012. Operating activities also included an increase in deferred taxes and an increase in accounts payable as the result of the increased activity in the fourth quarter.

Investing Activities

Net cash used in our investing activities decreased $6.0 million to $11.0 million in the three months ended May 31, 2013 compared to $17.0 million in the three months ended May 31, 2012. Net cash used in the three months ended May 31, 2012  included capital expenditures of  $9.4 million and a $4.6 million of increased cash collateral related to our captive insurance arrangement,  partially offset by proceeds of $3.2 million associated with our cash surrender value life insurance policies.

Net cash used in our investing activities decreased $1.6 million to $45.2 million in fiscal year 2013 compared to $46.8 million in fiscal year 2012. Net cash used in fiscal year 2013 included capital expenditures of $42.4 million and repayment of $3.0 million associated with our cash surrender value life insurance policies as well as an additional $0.3 million in payments, offset by proceeds from the sale of property and equipment of $0.3 million. Net cash used in fiscal year 2012 included the addition of $8.6 million in capitalized software and capital expenditures of $35.4 million and the commitment of $8.8 million of cash collateral related to our captive insurance arrangement, offset by proceeds from the sale of property and equipment of $2.7 million and $2.8 million related to our cash surrender value life of insurance policies.

Net cash used in our investing activities increased $15.3 million to $46.8 million in fiscal year 2012 compared to $31.5 million in fiscal year 2011. Net cash used in investing activities for fiscal year 2012 included cash for capital expenditures and capitalized software of $44.0 million, an increase of $11.3 million compared to cash capital expenditures and capitalized software of $32.7 million for fiscal year 2011. The increase in cash capital expenditures was partially offset by $2.7 million of cash received for the sale of property and equipment. The increase in cash capital expenditures during fiscal year 2012 was attributable to additional expenditures related to our ERP of approximately $7.7 million and additional land and plant improvements of approximately $3.6 million.

Financing Activities

Net cash provided by financing activities decreased $7.6 million to $40.9 million in the three months ended May 31, 2013 compared to $48.5 million in the three months ended May 31, 2012.  The decrease in net cash provided by our financing activities was primarily due to less cash needed to support operating cash flows in the current period. The three months ended May 31, 2013 included the March 15, 2012 refinancing, including the ABL Facility and $265.0 million in old notes which was offset by the repayment of our previous first lien term loan A & B, first lien revolving credit facility and other long-term debt.

Net cash provided by financing activities decreased $2.5 million to $19.7 million for fiscal year 2013 compared to net cash provided by financing activities of $22.2 million in fiscal year 2012. Net cash provided by our financing activities in fiscal year 2013 was primarily driven by the March 15, 2012 refinancing, which included the ABL Facility and $265.0 million in old notes which was offset by the repayment of our previous first lien term loan A & B, first lien revolving credit facility and other long-term debt. The Company also paid approximately $14.1 million in fees and related expenses associated with the refinancing which we have capitalized.

Net cash provided by financing activities increased $28.9 million to $22.2 million for fiscal year 2012 compared to net cash used in financing activities of $6.7 million in fiscal year 2011. Net cash provided by our financing activities in fiscal year 2012 include net borrowings of $47.0 million under our revolving credit facility and other borrowings of $12.4 million, offset by $34.4 million of payments. New borrowings under our revolving credit facility increased compared to fiscal year 2011 as part of the proceeds from the existing notes were used to repay approximately $43.5 million of indebtedness under our revolving credit facility in the prior fiscal year. The additional borrowings of $12.4 million, included $4.0 million for the refinancing of industrial revenue bonds during the first quarter and $8.0 million of unsecured borrowings available for seasonal liquidity. We incurred approximately $1.7 million in costs associated with the ninth and eleventh amendments to our prior credit agreement and the incurrence of our prior $20.0 million secured credit facility.

As discussed below under “Description of Other Indebtedness — Asset-Based Loan Facility”, as a result of our failure to file the registration statement with the Security and Exchange Commission and consummate a registered offer to exchange the old notes for the exchange notes within the required time period, we must pay an increased interest rate on the old notes until such exchange offer is completed or the old notes are redeemed.

Capital Expenditures

Cash capital expenditures decreased $5.3 million to $9.5 million for the three months ended May 31, 2013 compared to $14.8 million for the three months ended May 31, 2012.  This decrease was a result of lower spending on limestone acreage, manufacturing and other plant related equipment.

Cash capital expenditures decreased $1.6 million to $42.4 million in fiscal year 2013 compared to $44.0 million in fiscal year 2012. This decrease is a result of $8.6 million lower capitalized software spend, offset by higher spending on existing manufacturing and other plant related equipment of $7.0 million.

Cash capital expenditures increased $11.3 million to $44.0 million in fiscal year 2012 compared to $32.7 million in fiscal year 2011. This increase is a result of $7.7 million higher capitalized software spend, primarily related to our ERP system, and higher spending on existing manufacturing and other plant related equipment of $3.6 million.

Indebtedness

Asset-Based Loan Facility

On March 15, 2012, we completed the sale of the old notes and entered into the ABL Facility. We utilized the proceeds from the sale of the old notes and borrowings under the ABL Facility to repay all amounts outstanding under, and terminate, our prior credit agreement and certain other debt.  We refer to these transactions collectively as the “Refinancing Transactions.”

11% Senior Notes due 2018

In August 2010, the Company sold $250.0 million aggregate principal amount of the existing notes. Interest on the existing notes is payable semi-annually in arrears on March 1 and September 1 of each year. At any time prior to September 1, 2014, the Company may redeem all or part of the existing notes at a redemption price equal to 100.0% of the principal amount plus accrued and unpaid interest and an applicable “make-whole” premium which is set forth in the indenture governing the existing notes. On or after September 1, 2014, the Company may redeem all or a part of the existing notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage
2014	105.50%
2015	102.75%
2016 and thereafter	100.00%

In addition, prior to September 1, 2013, the Company may redeem up to 35.0% of the aggregate principal existing notes outstanding with the net cash proceeds from certain equity offerings at a redemption price equal to 111.0% of the principal amount thereof, together with accrued and unpaid interest. If the Company experiences a change of control, as outlined in the indenture, the Company may be required to offer to purchase the existing notes at a purchase price equal to 101.0% of the principal amount, plus accrued interest.

The existing notes are guaranteed on a full and unconditional, and joint and several basis, by certain of the Company’s existing and future domestic subsidiaries. The indenture governing the existing notes contains affirmative and negative covenants that, among other things, limit the Company’s and its subsidiaries’ ability to incur additional debt, make restricted payments, dividends or other payments from subsidiaries to the Company, create liens, engage in the sale or transfer of assets and engage in transactions with affiliates. The Company is not required to maintain any affirmative financial ratios or covenants.

The Indenture governing the existing notes required that the Company file a registration statement with the Securities and Exchange Commission and exchange the existing notes for new existing notes having terms substantially identical in all material respects to the existing notes. The Company filed its registration statement with the SEC for the existing notes on August 29, 2011. The registration statement became effective on September 13, 2011, and the Company concluded the exchange offer on October 12, 2011.

13% Senior Secured Notes due 2018

Interest on the old notes is initially payable at 13.0% per annum, semi-annually in arrears on March 15 and September 15. The Company will make each interest payment to the holders of record of the old notes as of the immediately preceding March 1 and September 1. The Company used the proceeds from this offering to repay certain existing indebtedness and to pay related fees and expenses. The old notes will mature on March 15, 2018.

With respect to any interest payment date on or prior to March 15, 2017, the Company may, at its option, elect (an ‘‘Interest Form Election’’) to pay interest on the old notes (i) entirely in cash (‘‘Cash Interest’’) or (ii) subject to any Interest Rate Increase (as defined below), initially at the rate of 4% per annum in cash (‘‘Cash Interest Portion’’) and 9% per annum by increasing the outstanding principal amount of the old notes or by issuing additional paid in kind notes under the indenture on the same terms as the old notes (‘‘PIK Interest Portion’’ or “PIK Interest”); provided that in the absence of an Interest Form Election, interest on the old notes will be payable as PIK Interest. At February 28, 2013, PIK interest was $23.3 million ($11.9 million was recorded as an increase to the old notes and $11.4 million was recorded as a long-term obligation in Other liabilities).

With respect to any interest payment payable after March 15, 2017, interest will be payable solely in cash. In addition, at the beginning of and with respect to each 12-month period that begins on March 15, 2013, March 15, 2014 and March 15, 2015, the interest rate on the old notes as of such date shall permanently increase by an additional 1.0% per annum (an ‘‘Interest Rate Increase’’) unless the Company delivers a written notice to the Trustee of the Company’s election for such 12-month period to either (x) alter the manner of interest payment on the old notes going forward by increasing the Cash Interest Portion and decreasing the PIK Interest Portion in each case in effect with respect to the immediately preceding interest period for which any PIK Interest was paid prior to each such election by, in each case, 1.0% per annum or (y) pay interest on the old notes for such 12-month period entirely in cash (a ‘‘12-Month Cash Election’’). In the event of a 12-Month Cash Election for any 12-month period prior to March 15, 2017, the interest rate on the old notes applicable for such 12-month period shall be 1.0% less than the total interest rate applicable to the old notes in effect with respect to the immediately preceding interest period for which any PIK Interest was paid. Any Interest Rate Increase shall be affected by increasing the PIK Interest Portion in effect with respect to the immediately preceding interest period for which any PIK Interest was paid prior to each such Interest Rate Increase. If the Company makes a 12-Month Cash Election for and in respect of the 12-month period beginning on March 15, 2016, the same interest rate will apply for and in respect of the 12-month period beginning on March 15, 2017. The additional 1.0% per annum Interest Rate Increase will only apply to the three consecutive annual periods beginning March 15, 2013.

On March 4, 2013, the Company notified the trustee of its old notes that it had selected to pay interest on the old notes for the 12-month period commencing March 15, 2013 in the form of 5% cash payment and 8% payment in kind, which represents $14.9 million and $23.6 million, respectively. As such, the aggregate principal amount of old notes initially issued in the private placement transaction on March 15, 2012 increased by an additional $24,387,000 in additional notes issued as PIK interest in respect of the old notes on the September 15, 2012 and March 15, 2013 interest payment dates.

At any time prior to March 15, 2015, the Company may redeem at its option up to 35% of the old notes with the net cash proceeds from certain public equity offerings at a redemption price equal to 113.0% of the principal amount outstanding, plus accrued and unpaid interest. The Company may also redeem some or all of the old notes at any time prior to March 15, 2015 at a redemption price equal to 100.0% of the principal amount of the outstanding old notes, plus accrued and unpaid interest, plus a ‘‘make-whole’’ premium. On and after March 15, 2015, the old notes will be redeemable, in whole or in part, at the redemption prices specified as follows:

Year	Percentage
2015	106.50%
2016	103.25%
2017 and thereafter	100.00%

In addition, the Company may be required to make an offer to purchase the old notes upon the sale of certain assets or upon a change of control. The Company will be required to redeem certain portions of the old notes for tax purposes at the end of the first accrual period ending after the fifth anniversary of the old notes issuance and each accrual period thereafter.

The old notes are guaranteed on a joint and several basis, by certain of the Company’s existing and future domestic subsidiaries. The old notes and related guarantees are senior secured obligations of the Company and the Guarantors that rank equally in right of payment with all existing and future senior debt of the Company and the Guarantors, including the existing notes and ABL Facility, and senior to all existing and future subordinated debt of the Company and guarantors. The old notes and related guarantees are secured, subject to certain permitted liens and except for certain excluded assets, by first-priority liens on substantially all of the Company’s and Guarantors’ personal property and certain owned and leased real property and second-priority liens on certain real property and substantially all of the Company’s and Guarantors’ accounts receivable, inventory and deposit accounts and related assets and proceeds of the foregoing that secure the ABL Facility on a first-priority basis.

The indenture for the old notes contains restrictive covenants that limit the Company’s ability and the ability of its subsidiaries that are restricted under the indenture to, among other things, incur additional debt, pay dividends or make distributions, repurchase capital stock or make other restricted payments, make certain investments, incur liens, merge, amalgamate or consolidate, sell, transfer, lease or otherwise dispose of all or substantially all assets and enter into transactions with affiliates.

In accordance with the indenture for the old notes, the Company was required to file a registration statement with the Securities and Exchange Commission and consummate a registered offer to exchange the old notes for the exchange notes having terms substantially identical in all material respects to the old notes by March 10, 2013. Up until now, we have not completed the exchange offer. Due to the failure to consummate the exchange offer within the required time period, the interest rate on the old notes has increased and will continue to increase by 0.25% per annum for the first 90-day period following the default and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.0% per annum until such exchange offer is completed or the old notes are redeemed.

Land, Equipment and Other Obligations

The Company has various notes, mortgages and other financing arrangements resulting from the purchase of principally land and equipment. All loans provide for at least annual payments and are principally secured by the land and equipment acquired. The Company incurred $5.8 million and $4.4 million of new obligations under various financing arrangements related to equipment, assets and other in fiscal years 2013 and 2012, respectively. The Company maintains irrevocable, transferable letters of credit equal to the approximate carrying value of each bond, in total for $5.4 million as of May 31, 2013 and February 28, 2013, respectively. The effective interest rate on these bonds ranged from 0.25% to 0.43% for three months ended May 31, 2013 and 0.23% to 0.46% for the three months ended May 31, 2012.  The Company is subject to annual principal maturities each year which, is funded on a monthly basis, depending upon the terms of the original agreement. The Company’s plant and equipment provide collateral under these borrowings and for the letters of credit.

Obligations include loans of $7.5 million and $8.2 million as of February 28, 2013 and February 29, 2012, respectively, secured by certain facilities at 3.5% as of February 28, 2013 and 7.3% as of February 29, 2012.

 From 1998 through 2005, the Company issued four revenue bonds to different industrial development authorities for counties in Pennsylvania in order to fund the acquisition and installation of plant and equipment. The original issuance of these bonds totaled $25.3 million with dates of maturity through May 2022. The Company maintains irrevocable, transferable letters of credit equal to the approximate carrying value of each bond, in total for $5.4 million, $10.6 million and $5.4 million as of February 28, 2013, February 29, 2012 and May 31, 2013, respectively. The effective interest rate on these bonds ranged from 0.23% to 0.41% for fiscal year 2013 and 0.28% to 0.46% for fiscal year 2012, and from 0.25% to 0.43% for the three months ended May 31, 2013 and 0.23% to 0.46% for the three months ended May 31, 2012. The Company is subject to annual principal maturities each year which is funded on either a quarterly or monthly basis, depending upon the terms of the original agreement. The Company’s plant and equipment provide collateral under these borrowings and for the letters of credit.

 Obligations include a cash overdrafts liability of $0.8 million and $2.2 million, which is included within the current portion of long-term debt as of May 31, 2013 and February 28, 2013, respectively.

 All other obligations of $3.9 million and $4.2 million as of February 28, 2013 and February 29, 2012, respectively, relate to various equipment financings and are at a weighted average interest rates of 5.6% and 4.4%, respectively.

Obligations under capital lease

The Company has various arrangements for the lease of machinery and equipment which qualify as capital leases. These arrangements typically provide for monthly payments, some of which include residual value guarantees if the Company were to terminate the arrangement during certain specified periods of time for each underlying asset under lease.

Debt and Contractual Obligations

The following table presents, as of February 28, 2013, our debt repayments, interest payments and our obligations and commitments to make future payments under contracts and contingent commitments:

(In thousands)	Total	2014	2015	2016	2017	2018	Thereafter
ABL Facility	$24,314	$—	$—	$—	$—	$24,314	$—
Existing Notes	250,000	—	—	—	—	—	250,000
Old Notes/Exchange Notes (1)	377,376	—	—	—	—	—	377,376
Land, equipment and other obligations	19,005	7,803	1,718	1,391	1,370	1,340	5,383
Obligations under capital leases	7,743	3,539	2,327	1,310	481	79	7
Interest payments (2)	285,753	43,441	47,648	52,336	54,059	69,336	18,933
Operating leases	7,936	2,062	1,437	1,098	582	271	2,486
Pensions (3)	5,863	556	559	583	597	594	2,974
Purchase commitments (4)	4,267	2,611	1,262	394	—	—	—
Total contractual obligations	$982,257	$60,012	$54,951	$57,112	$57,089	$95,934	$657,159

(1)

Assumes refinanced debt at a 1% increase in cash interest and a 1% decrease in PIK interest in months 13-24 (5% cash/8% PIK), assumes a 2% increase in cash and 2% decrease in PIK interest in months 25-36 (6% cash/7% PIK) and assumes a 3% increase in cash and 3% decrease in PIK interest in months 37-48 (7% cash/6% PIK). Amount includes PIK interest; cash interest is included in future interest payments.

(2)

Future interest payments were calculated using the applicable fixed and floating rates charged by our lenders in effect as of February 28, 2013, with the exception of future interest payments for our ABL Facility, which reflects the interest rate in effect under the Third Amendment to the ABL Facility. These interest payments may differ from actual results.

(3)	Amounts represent estimated future benefit payments related to our defined benefit plans and amount in “Thereafter” column is for fiscal years 2019-2023.

(4)

We have a number of forward contracts for the purchase of fuels and other commodities which contain commitments or obligations as of February 28, 2013. The future payments under these contracts are included here.

Contingencies

In the normal course of business, we have commitments, lawsuits, claims and contingent liabilities. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, statement of comprehensive income (loss) or liquidity.

We maintain a self-insurance program for workers’ compensation (Pennsylvania employees) coverage, which is administered by a third party management company. Our self-insurance retention is limited to $1.0 million per occurrence with the excess covered by workers’ compensation excess liability insurance. We are required to maintain a $7.2 million surety bond with the Commonwealth of Pennsylvania. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported. We also maintain three self-insurance programs for health coverage with losses limited to $0.3 million per employee. We are required to provide a letter of credit in the amount of $0.7 million to guarantee payment of the deductible portion of our liability coverage existing prior to January 1, 2008.

We also maintain a captive insurance company, RSIC, for workers’ compensation (non-Pennsylvania employees), general liability, auto, health and property coverage. On April 8, 2011, RSIC entered into a Collateral Trust Agreement with an insurer to eliminate a letter of credit that was required to maintain coverage of the deductible portion of its liability coverage. The total amount of collateral provided in the arrangement is $13.6 million and is recorded on our consolidated balance sheet as part of restricted cash as of May 31, 2013. Reserves for retained losses within this captive, which are recorded in accrued liabilities in the accompanying consolidated balance sheet, were approximately $12.5 million, $10.8 million and $9.7 million as of May 31, 2013, February 28, 2013 and February 29, 2012, respectively. Exposures for periods prior to the inception of the captive are covered by pre-existing insurance policies. Other accrued insurance amounts include primarily workers’ compensation totaling $8.9 million and $ 8.7 million as of February 28, 2013 and February 29, 2012, respectively.

Off Balance Sheet Arrangements

We utilize off-balance sheet arrangements in our outstanding letters of credit primarily associated with our industrial development authority bonds totaling $12.0 million, $11.9 million and $14.5 million at May 31, 2013, February 28, 2013 and February 29, 2012, respectively, which were not included in our consolidated balance sheets.

Quantitative and Qualitative Disclosures About Market Risk

We have exposure to financial market risks, including changes in commodity prices, interest rates and other relevant market prices.

Commodity Price Risk

We are subject to commodity price risk with respect to price changes in energy, including fossil fuels, electricity and natural gas for production of hot mix asphalt and concrete, and diesel fuel for distribution and production-related vehicles. We attempt to limit our exposure to changes in commodity prices by putting sales price escalators in place for most public contracts, and we aggressively seek to obtain escalators on private and commercial contracts.

Interest Rate Risk

We are subject to interest rate risk in connection with borrowings under our indebtedness. We had $68.7 million and $24.3 million in indebtedness outstanding under our ABL Facility subject to variable interest rates at May 31, 2013 and February 28, 2013 respectively. Each change of 1.00% in interest rates would result in an approximate $0.7 million change in our annual interest expense in total on our ABL Facility. Any debt we incur in the future could also bear interest at floating rates.

Inflation Risk

Overall inflation rates in recent years have not been a significant factor in our revenue or earnings due to our ability to recover increasing costs by obtaining higher prices for our products through sale price escalators in place for most public sector contracts. Inflation risk varies with the level of activity in the construction industry, the number, size and strength of competitors and the availability of products to supply a local market.

Critical Accounting Policies and Significant Judgments and Estimates

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period.

On an ongoing basis, management evaluates its estimates, including those related to the carrying amount of property, plant and equipment; valuation of receivables, inventories, goodwill and intangible assets; recognition of revenue and loss contracts reserves under the percentage-of-completion method; assets and obligations related to employee benefit plans; asset retirement obligations; income tax valuation; and self-insurance reserves. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. For a detailed discussion of significant accounting policies that may involve a higher degree of judgment or complexity, refer to “Summary of Significant Accounting Policies” as reported in our notes to our financial statements for fiscal year 2013 included elsewhere in this prospectus.

Revenue Recognition

We recognize revenue on construction contracts under the percentage-of-completion method of accounting, as measured by the cost incurred to date over estimated total cost. Our construction contracts are primarily fixed -price contracts.  The typical contract life cycle for these projects can be up to two to four years in duration. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to revenues and costs. Revenue from contract change orders is recognized when the owner has agreed to the change order with the customer and the related costs are incurred. We do not recognize revenue on basis of contract claims.  Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are identified. Contract costs include all direct material, labor, subcontract and other costs and those indirect costs related to contract performance, such as indirect salaries and wages, equipment repairs and depreciation, insurance and payroll taxes. Administrative and general expenses are charged to expense as incurred. Costs and estimated earnings in excess of billings on uncompleted contracts represent the excess of contract revenue recognized to date over billings to date. Billings in excess of costs and estimated earnings on uncompleted contracts represent the excess of billings to date over the amount of revenue recognized to date. As of February 28, 2013 and February 29, 2012, such amounts are included in accounts receivable (Note 3, “Accounts Receivable”) and accrued liabilities (Note 8, “Accrued Liabilities”), respectively, in the consolidated balance sheets.

We account for custom-built concrete products under the units-of-production method. Under this method, the revenue is recognized as the units are produced under firm contracts.

We generally recognize revenue on the sale of construction materials and concrete products, other than custom-built concrete products, when the customer takes title and assumes risk of loss. Typically, this occurs when products are shipped.

We recognize equipment rental revenue on a straight-line basis over the specific daily, weekly or monthly terms of the agreements. Revenues from the sale of equipment and contractor supplies are recognized at the time of delivery to, or pick-up by, the customer.

Other revenue consists of sales of miscellaneous materials, scrap and other products that do not fall into our other primary lines of business. We generally recognize revenue when the customer takes title and assumes risk of loss, the price is fixed or determinable and collection is reasonably assured.

Goodwill and Goodwill Impairment

Goodwill is tested for impairment on an annual basis or more frequently whenever events or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The impairment test for goodwill is a two-step process. Under the first step, the fair value of the reporting unit is compared with its carrying value. If the fair value of the reporting unit is less than its carrying value, an indication of impairment exists and the reporting unit must perform step two of the impairment test. Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

Our reporting units were determined based on our organization structure, considering the level at which discrete financial information for businesses is available and regularly reviewed. The Company has three operating segments, which is the basis for determining its reporting units, organized around its three lines of business: (i) construction materials; (ii) heavy/highway construction; and (iii) traffic safety services and equipment. Construction materials include three reporting units within the operating segment based on geographic location. The operating segment of traffic safety services and equipment consists of one reporting unit within the segment based upon the similar economic characteristics of its operations.

The carrying value of each reporting unit is determined by assigning assets and liabilities, including goodwill, to those reporting units as of the measurement date. We use significant judgment in determining the most appropriate method to estimate the fair values of each of our reporting units. We estimate the fair values of the reporting units by considering the indicated fair values derived from both an income approach, which involves discounting estimated future cash flows, and a market approach, which involves the application of revenue and earnings multiples of comparable companies.

We complete a discounted future cash flow model for each reporting unit based upon projected earnings before interest and taxes, which we refer to as EBIT. Under this approach, we calculate the fair value of each reporting unit based on the present value of its estimated future cash flow. In applying the discounted cash flow methodology, we rely on a number of factors, including future business plans, actual and forecasted operating results, and market data. The significant assumptions in our discounted cash flow models include our estimate of future profitability, revenue growth rates, capital requirements, and the discount rate. The profitability estimates used were derived from internal operating budgets and forecasts for long-term demand and pricing in our industry and markets. Any changes in key assumptions or management judgment with respect to a reporting unit or its prospects, which may result from a change in market conditions, market trends, interest rates or other factors outside of our control, or significant underperformance relative to historical or projected future operating results, could result in a significantly different estimate of the fair value of our reporting units, which could result in an impairment charge in the future. The discount rates utilized reflect market-based estimates of capital costs and discount rates adjusted for management’s assessment of a market participant’s view with respect to other risks associated with the projected cash flows and overall size of the individual reporting units. Our estimates are based upon assumptions we believe to be reasonable, but which by nature are uncertain and unpredictable.

We then supplement this analysis by also calculating a fair value of the reporting unit utilizing EBIT market multiples applicable to our industry and peer group, the data for which we develop internally and through third-party sources. If there is sufficient depth and availability of market comparables we will take a weighted average approach of the two methods in calculating the fair value of a reporting unit. The weighting of these methods is subjective and based upon our judgment and our historical approach to calculating the fair value of a reporting unit.

Our annual goodwill impairment analysis takes place as of fiscal year-end. As of February 28, 2013 and February 29, 2012, the estimated fair value of each of the reporting units was in excess of its carrying values even after conducting various sensitivity analyses on key assumptions, such that no adjustment to the carrying values of goodwill was required. As of February 28, 2013 the estimated fair value of each of the reporting units was in excess of 15% of carrying values except for our Traffic Safety Services and Equipment reporting unit, which was approximately 15%.

Other Intangible Assets

Other intangible assets consist of technology, customer relationships and trademarks acquired in previous acquisitions. The technology and customer relationships are being amortized over a straight-line basis of 15 and 20 years, respectively. Our intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The trademarks are considered to have an indefinite life and are not amortized but rather tested for impairment annually or whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable based on a review of legal, regulatory, contractual, competitive, economic and other factors that limit the useful life of the asset. As a result of the Company’s review performed in combination with the annual impairment review completed as of February 28, 2013, the Company determined that factors had arisen which caused the Company to conclude that an indefinite useful life was no longer supportable. Beginning in fiscal year 2014, our trademarks are being amortized on a straight-line basis between 30 and 50 years. As a result, the Company recorded impairments of $2.0 million related to its Traffic Safety Services and Equipment reporting unit and $2.7 million related to its Construction Materials reporting unit. The remaining balance of our Traffic Safety Services and Equipment reporting unit’s trademark is $3.4 million and the remaining balance for our Construction Materials reporting unit’s trademark is $8.2 million as of February 28, 2013.

Amortization of intangible assets for each of the three months ended May 31, 2013 and May 31, 2012 was $0.2 million.

We use a variety of methodologies in conducting the impairment assessment of our intangible assets including discounted cash flow models, which are based on the assumptions the Company believes a hypothetical marketplace participants would use. For the intangible assets, other than goodwill, if the carrying amount exceeds the fair value, an impairment charge is recognized in an amount equal to that excess. The fair value measurements for the impairments were categorized within Level 3 of the fair value hierarchy.

Self-Insurance

We are self-insured for workers’ compensation and health coverage, subject to specific retention levels. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported.

Asset Retirement Obligations

We record the fair value of an asset retirement obligation, primarily for reclamation costs, as a liability in the period in which we incur a legal obligation associated with the retirement of tangible long-lived assets. The associated asset retirement costs are capitalized as part of the underlying asset and depreciated over the estimated useful life of the asset. The liability is accreted through charges to operating expenses. If the asset retirement obligation is settled for other than the carrying amount of the liability, we will recognize a gain or loss on the settlement.

We are legally required to maintain reclamation bonds with the Commonwealth of Pennsylvania. We calculate the land reclamation obligations based upon the legal requirements for bond posting amounts as adjusted for inflation and discounted using present value techniques at a credit-adjusted risk-free rate commensurate with the estimated years to settlement.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We established provisions for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum probability threshold, as defined by the applicable accounting guidance, which is a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority. In the normal course of business, we and our subsidiaries are examined by various federal, state and foreign tax authorities. We regularly assess the potential outcomes of these examinations and any future examinations for the current or prior fiscal years in determining the adequacy of the provision for income taxes. Interest accrued related to unrecognized tax benefits and penalties related to income tax are both included as a component of the provision for taxes and adjust the income tax provision, the current tax liability and deferred taxes in the period of which the facts that give rise to a revision become known.

Impairment of Definite-Lived Long-Lived Assets

Long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. The Company considers an asset group as the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets.  For our construction materials and heavy/highway construction operations, the lowest level of largely independent identifiable cash flows is at the regional level, which collectively serves a local market. Each region shares and allocates its material production, resources, equipment and business activity among the locations within the region in generating cash flows.  Our regions are i) Central Pennsylvania, ii) Chambersburg, Shippensburg, Gettysburg, Pennsylvania, iii) Lancaster, Pennsylvania, iv) Northeastern Pennsylvania and v) Western New York.  The construction materials regions’ long-lived assets predominantly include limestone and sand acreage and crushing, prestressing equipment and manufacturing plants and the heavy/highway construction region’s long lived assets predominantly include contracting equipment and vehicles. The traffic safety services and equipment business, include two asset groups distinguished between its retail sales and distribution as one asset group and its manufacturing and assembly as the second asset group. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount exceeds the fair value of the asset group. Except for the trademark impairments discussed in “Other Intangible Assets” above, no other impairment charges were recorded.

Recently Issued Accounting Standards

Refer to Note 1, “Nature of Operations and Summary of Significant Accounting Policies”, to the Consolidated Financial Statements for a discussion of recent accounting guidance and pronouncements.

BUSINESS

Overview

We are a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider. Founded in 1924, we are one of the top 10 construction aggregates producers based on tonnage of crushed stone produced and one of the top 50 highway contractors based on revenues in the United States, according to industry surveys.

We operate in three segments based upon the nature of our products and services: construction materials, heavy/highway construction and traffic safety services and equipment. Our construction materials operations are comprised of: aggregate production, including crushed stone and construction sand and gravel; hot mix asphalt production; ready mixed concrete production; and the production of concrete products, including precast/prestressed structural concrete components and masonry blocks. Another of our core businesses, heavy/highway construction, includes heavy construction, blacktop paving and other site preparation services. Our heavy/highway construction operations are primarily supplied with construction materials from our construction materials operation. Our third core business, traffic safety services and equipment, consists primarily of sales, leasing and servicing of general and specialty traffic control and work zone safety equipment and devices to industrial construction end-users.

Our core businesses operate primarily in Pennsylvania and western New York, except for our traffic safety services and equipment business, which maintains a national sales network for our traffic safety products and provides traffic maintenance and protection services primarily in the eastern United States.

Our revenue is derived from sales to customers that serve multiple end-use markets. Because of the diversity of construction materials and services that we offer, we are able to meet a wide range of customer requirements on a local scale. A significant portion of our revenues, approximately 35%, are generated primarily through sales to PennDOT, the Pennsylvania Turnpike Commission, the New York State Thruway Authority and other agencies in the Commonwealth of Pennsylvania. All of our revenue from these agencies relate to non-residential construction projects.

Through four generations of family management, we have grown both organically and by acquisitions and now operate 52 quarries and sand deposits, 30 hot mix asphalt plants, 19 fixed and portable ready mixed concrete plants, four concrete products production plants, three lime distribution centers and six construction supply centers. Our traffic safety services and equipment business operates five manufacturing facilities and has sales facilities throughout the continental United States. We believe our extensive operating history and industry expertise, combined with strategically located operations and substantial aggregate reserves throughout Pennsylvania and western New York, enable us to be a low-cost supplier, as well as an operator with an established execution track record.

Corporate Information

New Enterprise Stone & Lime Co., Inc. (which we refer to as NESL) is a Delaware corporation initially formed as a partnership in 1924. Our principal executive offices are located at 3912 Brumbaugh Road, P.O. Box 77, New Enterprise, PA 16664, and our telephone number is (814) 766-2211.

Our Markets

Our vertically integrated construction materials and heavy/highway construction businesses operate in competitive regional markets. Many of our contracts are awarded based on a “sealed bid” process, which dictates that the lowest price bidder must be chosen. This dynamic forces us to compete against major, national suppliers and smaller, local operators. We believe that our extensive operational footprint and local market knowledge allow us to bid effectively on jobs, to obtain a unique understanding of our customers’ evolving needs and, most critically, to maintain favorable positions in the markets for our products and services, enabling us to submit lower price bids while maintaining our profitability.

We maintain strategically located construction materials operations across Pennsylvania and western New York. We also provide heavy/highway construction services, primarily in Pennsylvania and, to a lesser degree, into Maryland, West Virginia and Virginia. We operate traffic safety equipment manufacturing facilities and sell these products across the United States and we provide maintenance and traffic protection services primarily in the eastern United States.

Pennsylvania and Western New York

We operate primarily throughout Pennsylvania and western New York. The geography and natural resources of this area contribute to this region being one of the largest consumers of construction aggregates in the United States.

Pennsylvania, which was the third largest producer of construction aggregates and the sixth largest producer of concrete in the United States in 2012, is located between the major consumer markets of the eastern United States and the large agricultural and industrial regions of the Midwestern United States, with an extensive and heavily utilized interstate system connecting the two. In addition, the state has a widely dispersed and dense rural population that requires approximately 120,000 miles of paved roads throughout the state that must be maintained on a regular basis. A high percentage of the state’s roads are built in frost susceptible areas which, when subject to the typical freeze-thaw cycles of Pennsylvania’s climate, create excess pavement stresses, deformation and surface degradation, all requiring road maintenance.

The Appalachian ridge, located in the central part of the state and close to many of our facilities, contains expansive coal strip mining production and Marcellus Shale’s gas well drilling and pipeline expansion, all of which require extensive road networks, and related road maintenance, that provide an additional market for our construction materials and heavy/highway construction. This same area has been the site of recent wind farm expansion. The construction of wind farms and the associated power generation facilities consume substantial amounts of aggregates and ready mixed concrete.

The geography and natural resources of Pennsylvania, western New York and the surrounding states provide a robust market for our product offerings. Geographically, the locations of our quarries allow us to reach a large market area in Pennsylvania and the western part of New York. Our highway construction division can perform work throughout Pennsylvania and is able to respond to this market with aggregates, concrete, blacktop paving and highway construction services. Furthermore, our geographically diverse facilities are situated to maximize the consumption trends in this region. The higher growth areas of eastern Pennsylvania have slowed during the recession. Conversely, our western and central Pennsylvania and New York locations are focused on the less cyclical core highway maintenance and heavy/highway construction, as well as the more stable residential and agricultural needs in these areas.

Public Sector

Public sector construction includes spending by federal, state and local governments for highways, bridges and airports, as well as other infrastructure construction for sewer and waste disposal systems, water supply systems, dams, reservoirs and other public construction projects. Generally, public sector construction spending is more stable than private sector construction. Public sector spending is less sensitive to interest rates and often is supported by multi-year legislation and programs. A significant portion of our revenue is from public highway construction projects. As a result, the funding for public highway construction significantly impacts our market.

The level of state spending on infrastructure varies across the United States and depends on the needs and economies of individual states. However, a large part of any state’s public expenditure on transportation infrastructure is a factor of the amount of federal funds it receives for such purposes. During its fiscal year ended June 30, 2012, PennDOT spent approximately $7.0 billion on transportation projects and administration, which includes its federal funds allocation of approximately $1.5 billion. In addition, the Pennsylvania Turnpike Commission, the roads of which are located near many of our facilities, receives toll revenue less susceptible to variations in state funding which it utilizes for its maintenance and construction operations. The Pennsylvania Turnpike Commission’s Ten-Year Capital Plan for the fiscal year ending May 31, 2013 is $6.8 billion, approximately 90% of which amount is allocated to the cost of resurfacing, replacing or reconstructing the existing turnpike system. The New York Thruway, also in our market area, is a toll road with dedicated funding outside of the New York Department of Transportation.

Private Sector

This market includes both non-residential and residential construction and is more cyclical than public construction.

Private non-residential construction includes a wide array of project types. Overall demand in private non-residential construction is generally driven by job growth, vacancy rates, private infrastructure needs and demographic trends. The growth of the private workforce creates a demand for offices, hotels and restaurants. Likewise, population growth generates demand for stores, shopping centers, warehouses and parking decks as well as hospitals, schools and entertainment facilities. Large industrial projects, such as a new manufacturing facility, can increase the need for other manufacturing plants to supply parts and assemblies, as well as the need for additional residential construction. Construction activity in this end-market is influenced by the ability to finance a project and the cost of such financing.

The majority of residential construction is for single-family houses with the remainder consisting of multi-family construction (i.e., two family houses, apartment buildings and condominiums). Public housing comprises a small portion of housing demand. Construction activity in this end-market is influenced by the cost and availability of mortgage financing. Demand for our products generally occurs early in the infrastructure phase of subdivision development and residential construction, and later as part of driveways or parking lots.

United States housing starts peaked in 2005 at just over 2.0 million units. From 2007 to 2009, housing starts declined approximately 25% to 40% in each year. Housing starts began to increase modestly in 2010 and 2011, with an approximate 6% and 4%, increase, respectively, and then increased significantly in 2012, with a 25% improvement, according to the National Association of Homebuilders. The housing starts in the Pennsylvania market in which we operate had a similar decline and rebound. We believe lower home prices and attractive mortgage interest rates are positive factors that should continue to impact single-family housing construction in 2013 and beyond.

Consistent with past cycles of private sector construction, private non-residential construction remained strong after residential construction peaked in 2006. However, in late 2008, contract awards for non-residential buildings in the United States peaked. By April 2011, contract awards for non-residential construction had declined approximately 40% from its peak in 2008 and then began to rise modestly at the end of 2011 and into 2012.

Our Competitive Strengths

The following characteristics provide us with competitive advantages relative to others that operate in our markets. While our competitors may possess one or more of these strengths, we believe we are a leader in our markets because of our full complement of these attributes. Our strengths include:

Leading Market Positions

We are one of the top 10 construction aggregates producers based on tonnage of crushed stone produced and one of the top 50 largest highway contractors based on revenues in the United States, according to industry surveys. These leading market positions are driven by our regionally focused operational footprint, which facilitates efficient, low-cost product delivery and responsiveness to customer demands, which are essential to maintaining existing customers and securing new business.

Vertically Integrated Business Model

We generate revenue across a spectrum of related products and services. We are able to mine our quarries to extract aggregates that we use to produce ready mixed concrete and hot mix asphalt materials, which may be utilized by our heavy/highway construction business to service end customers. Our vertically integrated business model enables us to operate as a single source provider of materials and construction capabilities, creating economic, convenience and reliability advantages for our customers, while at the same time creating significant cross-marketing opportunities among our interrelated businesses. Our vertical integration model, combined with the breadth of our construction materials offerings, enhances our position as a construction materials supplier and as a bidder on complex multi-discipline construction projects. In instances where we may not win a local construction contract, for example, we may often serve as a subcontractor or significant supplier to the winning bidder, creating additional revenue opportunities.

Favorable Market Fundamentals

We work extensively for PennDOT and other governmental entities within Pennsylvania which are responsible for the state’s roads and highways. Pennsylvania’s diversified economy is heavily reliant on the state’s approximately 120,000 miles of interstate, state and local roads, and approximately 22,000 state and local bridges. Pennsylvania has the nation’s sixth largest gross state product and the nation’s eleventh largest road network, which serves as a critical highway transportation route connecting Midwestern manufacturing centers and the northeast corridor. The Pennsylvania State Transportation Advisory Committee, in its report dated May 2010, identified over $3.5 billion of annual unmet state and local highway and bridge funding needs in excess of currently available funding levels. In a recent Pennsylvania Senate Transportation Committee Report, approximately 23% of the state owned roads were rated poor and 18% and 34% of the state and local owned bridges, respectively, were rated structurally deficient. In February 2013, Governor Corbett announced a plan to increase annual transportation funding by $1.8 billion. In April 2013, several Pennsylvania state senators, including the Chairman of the Senate Transportation Committee, proposed a senate bill that would add approximately $2.5 billion to be utilized for state and local highway and bridge maintenance and repair. While there is no assurance that such a bill will be enacted, the market for highway and bridge construction in Pennsylvania will be favorably impacted if the state legislature ultimately approves additional highway and bridge funding. We believe our construction materials locations, understanding of various specifications, project management and skilled labor position us to take advantage of these favorable dynamics and enable us to provide competitive bids on most public sector projects in Pennsylvania.

Substantial Reserve Life

We estimate that we currently own or have under lease approximately 2.0 billion tons of permitted proven recoverable and probable recoverable aggregate reserves, with an average estimated useful life of 115 years at current production levels. These reserves are located across our market area, creating a balanced distribution of reserves to serve customers across our markets. With our long operating experience and local knowledge, we believe we are highly qualified to efficiently identify and develop new quarry opportunities or quarries that become available for acquisition.

High Barriers to Entry

We benefit from barriers to entry that affects both potential new market entrants and existing competitors operating within or near our markets. The high weight-to-value ratio of aggregates and concrete products and the time in which hot mix asphalt and ready mixed concrete begin to set limit the efficient distribution range for these products to roughly a one-hour haul time. Our regionally focused operational footprint allows us to maintain lower transportation costs and compete effectively against large and small players in our local markets.

Quarry and construction operations are inherently asset intensive and require significant investments in land, high-cost equipment and machinery, resulting in significant start-up costs for a new business. We own most of the equipment and machinery used at our facilities, creating an advantage over potential market entrants. The complex regulatory environment and time-consuming permitting process, especially for opening new quarries, add further start-up costs and uncertainty for new market entrants.

Our regional focus and local knowledge, acquired through decades of operating experience, enhance our ability to bid effectively and win profitable contracts. We believe our experience allows us to distinguish ourselves from other competitors in this regard.

Experienced and Dedicated Management Team

Our senior management team includes certain third and fourth generation members of our founding family, the Detwiler family, who have spent a significant portion of their professional careers in the aggregate and heavy construction businesses and are complemented and supported by highly trained and experienced senior managers who came to us through various acquisitions and internal advancement. Our Chairman, Paul Detwiler, Jr., and our Vice Chairman, Donald Detwiler, have spent their entire careers working at NESL (54 and 47 years, respectively), with Paul’s expertise centered on the operation of the plants and quarries and Donald’s focused on the heavy/highway construction business. Two of Paul, Jr.’s sons, Paul Detwiler, III and Steven Detwiler hold senior management positions and serve on our board of directors and Executive Committee. Our Chief Executive Officer and President, Paul Detwiler, III, joined us in 1981. Steven Detwiler joined us in 1990 and currently serves as Senior Vice President-Construction Materials and President of our Buffalo Crushed Stone Division. Albert Stone became our Chief Financial Officer on March 22, 2013. Mr. Stone has been in the aggregates and heavy/highway construction business since 1986. G. Dennis Wiseman joined us in 1984 and currently serves as our Chief Accounting Officer and Assistant Secretary. The senior management team is complemented and supported by a large number of talented, highly trained and experienced senior managers with an average of approximately 34 years of experience. Our senior management team makes joint decisions on all major operating issues including capital deployments, acquisitions and expansions. Other corporate responsibilities are divided among the senior management group to ensure adequate contingency planning and leadership across all of our segments and divisions. We continue to focus on succession planning and focus on growing our company management from our internal ranks. Accordingly, we believe our management team has served and will continue to serve a critical role in our growth and profitability. Management remains dedicated to continuing to develop our operations and executing our business strategy as we continue to grow the business. We have management and leadership training programs in place and have trained hundreds of employees over the years so that we are not dependent on the outside market place to fill open positions. Members of the Detwiler family, who control all of the voting equity of NESL, have demonstrated a commitment to continued reinvestment in NESL. With the exception of certain tax-related dividends, we have not issued a dividend to any of our equity holders in 20 years.

Our Business Strategy

We are focused on growing our sales, profitability and cash flow and strengthening our balance sheet by capitalizing on our competitive strengths and reinvesting in our core businesses. Key elements of our business strategy include:

Leverage Our Vertically Integrated Business Model

We generate revenue across a spectrum of related products and services, many of which comprise a vertically integrated business that provides both raw materials and construction services. By maintaining production and cost control over this vertically integrated supply chain, we believe we are better able to serve our customers and be a low-cost supplier. We intend to leverage this vertical integration to continue to minimize our costs, improve our customer service and win profitable new business.

Maintain a Competitive Position in Our Markets

We are competitive in the areas we serve due to our extensive network of quarries and related operations that facilitate efficient distribution throughout our geographical market area. We believe that our vertically integrated model, including our network of operational facilities, as well as our tightly managed costs, project management, safety and educational training, technological improvements and value engineering focus all further drive our low-cost position. We continuously work to exploit new technologies, such as implementing improved global positioning systems to monitor truck delivery activity and increase precision in construction projects. These technological improvements, coupled with our comprehensive employee training program and health and safety training programs and policies, allow us to make optimal use of our employees and equipment, operate safely and lower our insurance claims. Our extensive operating experience allows us to identify value engineering opportunities on certain projects, allowing us to propose enhancements to project specifications which we believe save our customers money and enhance our profitability. The mechanics of the “sealed bid” process that govern many of our contract awards require that we submit a bid that is low enough to win the business, but also includes a margin sufficient to maintain profitability. We will continue to manage our business aggressively to minimize costs to ensure that we are positioned to continue to win competitive, profitable new business in our markets.

Capitalize on Our Strategically Located Operations to Expand Market Share

We believe our existing operational footprint places us in proximity to some of the strongest market opportunities in the mid-Atlantic and western New York regions. Our proximity to areas of high construction activity, including the extensive Pennsylvania and western New York road networks and the Pennsylvania coal and gas industries, creates attractive revenue opportunities for which we are particularly well positioned relative to both major, national and smaller, local competitors. We believe our strategically situated construction materials locations create an inherent competitive advantage for us in our markets. We intend to continue to capitalize on these advantages to increase revenues and drive profitability. In those instances where our construction materials locations do not create an inherent competitive advantage, we remain competitive through our local knowledge of required specifications and industry expertise.

Drive Profitable Growth Through Reinvestment

Through over 86 years of operations, we have developed significant experience and expertise in identifying and executing new growth opportunities. We expect to continue to enhance our overall competitive position and customer base by reinvesting in our business. We also anticipate that we will leverage our experience to develop more greenfield quarry locations within or adjacent to our current markets.

Our Industry

Our core construction materials, heavy/highway construction and traffic safety services and equipment businesses are organized to deliver customers products and services from six interrelated industry sectors:

•                  aggregates;

•                  hot mix asphalt;

•                  ready mixed concrete;

•                  concrete products;

•                  heavy/highway construction; and

•                  traffic safety services and equipment.

Competitors in these industries range from small, privately held firms that produce a single product, to multinational corporations that offer a comprehensive suite of construction materials and services, including design, engineering, construction and installation. However, day-to-day execution for construction materials for all competitors remains local or regional in nature based upon typical value-to-weight ratios which limit the distance construction materials can be transported in a cost effective manner.

Transportation infrastructure projects represent a substantial portion of the overall U.S. infrastructure market. These projects are driven by both state and federal funding programs. During 2012, the U.S. Congress passed a two year funding bill, Moving Ahead for Progress, or MAP-21, which provides relatively flat infrastructure funding for Pennsylvania as compared to the previous federal allocation. With approximately 120,000 miles of interstate, state and local roads and approximately 22,000 state and local bridges, Pennsylvania currently has the fifth largest allocation of the Federal Highway Trust Fund budget, receiving approximately $1.5 billion annually.

In addition to federal funding, highway construction and maintenance funding is also available through state agencies. In Pennsylvania, new highway and bridge construction and maintenance is coordinated by PennDOT. During its fiscal year ended June 30, 2012, PennDOT spent approximately $7.0 billion on transportation projects and administration, which includes its federal funds allocation. Typically the federal government funds a portion of PennDOT’s annual budget, while Pennsylvania funds the balance through the Motor License Fund, which we refer to as MLF. MLF funds are mandated per the state constitution to fund expenditures on highways and bridges and may not be reallocated to other state funding needs in the annual budgeting process. The Pennsylvania Turnpike Commission has a budget that is currently separate from PennDOT. The Pennsylvania Turnpike Commission’s Ten-Year Capital Plan for the fiscal year ending May 31, 2013 was $6.8 billion, approximately 90% of which amount is allocated to the cost of resurfacing, replacing or reconstructing the existing turnpike system.

PennDOT and the Pennsylvania Turnpike Commission have historically provided consistent demand for construction materials and projects in our markets. In addition, we also bid on purchase order contracts for hot mix asphalt and aggregates supplied directly to PennDOT maintenance districts and municipalities.

Construction Materials

Aggregates

The aggregates industry generated over $17.7 billion in sales through the production and shipment of 2.0 billion metric tons in 2012 in the United States, according to the United States Geological Survey, which we refer to as USGS. Aggregates include materials such as gravel, crushed stone, limestone and sand, which are primarily incorporated into construction materials, such as hot mix asphalt, cement and ready mixed concrete. Aggregates are also used for various applications and products, such as railroad ballast, filtration, roofing granules and in solutions for snow and ice control. The U.S. aggregate industry is highly fragmented with numerous participants operating in localized markets. The USGS reported that a total of 1,550 companies operating 4,000 quarries and 91 underground mines produced or sold crushed stone valued at $11.0 billion in 2012 in the United States.

Transportation cost is a major variable in determining aggregate pricing and marketing radius. The cost of transporting aggregate products from the plant to the market often equates to or exceeds the sale price of the product at the plant. As a result of the high transportation costs and the large quantities of bulk material that have to be shipped, finished products are typically marketed locally. High transportation costs are responsible for the wide dispersion of production sites. Where possible, construction material producers maintain operations adjacent to highly populated areas to reduce transportation costs and enhance margins..

The demand for aggregates is a function of several factors, including transportation infrastructure spending and changes in population density. In the past few years, the recession in the United States has led to a decrease in overall private construction activity. Despite the increase in federal stimulus spending, public construction activity has also suffered a decline over this period. Crushed stone production was approximately 1.24 billion tons in 2012, a 7% increase compared with that of 2011. Apparent consumption also increased to approximately 1.28 billion tons. Demand for crushed stone was slightly higher in 2012 because of the apparent end of the slowdown in activity that some of the principal construction markets have experienced during the last 6 years. Long-term increases in construction aggregates demand will be influenced by activity in the public and private construction sectors, as well as by construction work related to security measures being implemented around the nation. The underlying factors that would support a rise in prices of crushed stone are expected to be present in 2013, especially in and near metropolitan areas. With U.S. economic activity slowly improving, construction sand and gravel output for 2012 increased about 5% compared with that of 2011. The total number of employees in the U.S. construction sand and gravel industry increased by 6% in 2012 compared with that of 2011. Growth in housing starts in 2012 is increasing demand for construction sand and gravel in many states. Growth was also seen in some nonresidential construction, especially within the sectors of communications, power generation, and non-highway transportation.

We believe that the long-term growth of the market for aggregates is largely driven by growth in population, jobs and households. While short-term and medium-term demand for aggregates fluctuates with economic cycles, the declines have historically been followed by strong recovery, with each peak establishing a new historical high.

A significant portion of our aggregates is utilized in heavy/highway construction projects. Highways located in our markets are particularly vulnerable to freeze-thaw conditions that lead to excessive pavement stress and surface degradation conditions. The highway pavement deterioration in our markets is accelerated by the large volume of intrastate and interstate trucking in Pennsylvania given its location between the eastern United States consumer markets and other agricultural and industrial regions of the United States. Surface maintenance repairs, as well as general highway construction and repair, occur in the warmer months. Heavy/highway construction in our target markets tends to be similarly seasonal. As a result, our aggregate business is seasonal in nature as the majority of production and sales occur in the eight months between April and November.

Hot Mix Asphalt

Hot mix asphalt is the most commonly utilized pavement surface. Hot mix asphalt is produced by mixing asphalt cement and aggregate. The asphalt cement is heated to increase its viscosity and the aggregate is dried to remove moisture from it prior to mixing. Paving and compaction must be performed while the asphalt is sufficiently hot, typically within a one-hour haul from the production facility. In many parts of the country, including the market in which we operate, paving is generally not performed in the winter months because of cold temperatures.

Asphalt pavement is one of the building blocks of the United States. The United States has more than two million miles of paved roads and highways, 94% of which are surfaced with asphalt.

The United States has approximately 4,000 asphalt plants. Each year, these plants produce 500 million tons of asphalt pavement material worth in excess of $30 billion. Asphalt pavement material is a precisely engineered product composed of approximately 95% stone, sand and gravel by weight, and approximately 5% asphalt cement, a petroleum product. Asphalt cement acts as the glue to hold the pavement together.

Asphalt is the United States’ most recycled material. Reclaimed asphalt pavement is reusable as an aggregate mixture. In addition, the asphalt cement in the reclaimed pavement when reheated is reactivated to become an integral part of the new pavement. The recycled asphalt pavement replaces part of the new liquid asphalt cement required for the mixture, thereby reducing costs for asphalt mixtures.

Ready Mixed Concrete

Demand for ready mixed concrete is driven by its highly versatile end use applications. The ready mixed concrete industry generated approximately $30 billion in sales in 2012, according to the National Ready Mixed Concrete Association. Ready mixed concrete is created through the combination of coarse and fine aggregates with water, various chemical admixtures and cement. Given the high weight-to-value ratio, delivery of ready mixed concrete is typically limited to a one-hour haul from a production plant location and is further limited by a 90 - minute window in which newly mixed concrete must be poured to maintain quality and desired performance characteristics. Most industry participants produce ready mixed concrete in batch plants and use concrete mixer trucks to deliver the concrete to customers’ job sites. Ready mixed concrete, which is poured in place at a construction site, can compete with other precast concrete products and concrete masonry block products.

According to the National Ready Mixed Concrete Association, it is estimated that that there are approximately 5,500 ready mixed concrete plants in the United States. The North American ready mixed concrete industry is highly fragmented. Given that the concrete industry has historically consumed approximately 75% of all cement produced annually in the United States, many cement companies choose to be vertically integrated. Additionally, we face competition from precast concrete manufacturers.

Concrete Products

Precast and prestressed concrete products are utilized in highway construction to build bridges and decks and in non-residential construction to build a broad range of large structures such as parking garages, prison cells and sports stadium risers. Precast and prestressed concrete products offer many building advantages, including flexibility in design, speed to completion and low maintenance.

Masonry blocks are widely used in the construction of buildings, such as foundations, arches and retaining walls. due to their durability and relative low cost. Most of the companies that produce masonry blocks, such as ours, also produce other concrete-related products, including architectural block, pavers and franchised building systems such as Anchor® Segmental Retaining Walls, which can be manufactured centrally and shipped to the point of installation.

Heavy/Highway Construction

Heavy/highway construction businesses provide a broad range of transportation and site preparation construction services, including grading and drainage, building bridge structures and concrete and blacktop paving services. While we provide services for a range of projects from driveway construction to the construction of new interstate highways, our business is primarily focused on structures, road construction and maintenance and blacktop/concrete paving. In general, the highway construction industry’s growth rate is directly related to federal and state transportation agencies’ funding of road, highway and bridge maintenance and construction. While public sector spending for highway construction has increased over the past two years, primarily as a result of federal stimulus money released under the American Recovery and Reinvestment Act, the simultaneous decrease in private sector spending has resulted in a contraction of the overall market. In Pennsylvania, public spending on third-party highway construction in 2012 was approximately $2.0 billion due to reallocation of funds by the state that shifted funds from certain other existing projects. Public spending on third-party highway construction for 2013 is budgeted at approximately $1.7 billion.

We stand to benefit from the additional federal investments in our core Pennsylvania and western New York markets as municipal, state, and federal agencies represent our largest customer base. We believe we will also benefit from the renewed emphasis on investments in Pennsylvania’s transportation and highway systems at the state level. Along with the rest of the country, Pennsylvania has decreased its highway construction, but it has not kept pace with its growing investment needs.

The Pennsylvania Transportation Advisory Committee finalized a Transportation Funding Study in May 2010 which concluded that Pennsylvania needs to invest an additional $3.5 billion annually from federal, state and local sources, which investment must grow with inflation, if Pennsylvania is going to upgrade its infrastructure and maintain it in a state of good repair. The recommended funding needs for highways and bridge construction and maintenance in the study for 2010 were $2.6 billion in additional funds for state-owned facilities and $432 million for local government projects. To address these needs, the Governor appointed the Transportation Funding Advisory Committee, or TFAC, in 2011. TFAC provided a final recommendation in its report dated August 2011 that is a partial solution to the $3.5 billion annual shortfall by developing additions to the existing revenue stream equal to $2.7 billion annually. The majority of the income comes by incrementally increasing the cap on the state’s Oil Company Franchise Tax.

In February 2013, Pennsylvania Governor Corbett unveiled a plan to raise $1.8 billion annually for transportation needs. The increased spending would occur incrementally over a 5-year period. More recently, in April 2013, Senate Transportation Committee Chairman John Rafferty announced his plan which would raise $2.5 billion annually over a 3-year period. Both plans rely on the Pennsylvania Oil Company Franchise Tax limit being lifted over time. The senator’s plan also includes increasing fees and fines. There can be no assurance that either these plans will be enacted or, if enacted, the extent of the funding provided by such legislation.

Traffic Safety Services and Equipment

The traffic safety services and equipment industry comprises companies that produce, sell and set up traffic safety equipment in the United States. Traffic safety products generally consist of portable products such as message boards, arrow boards and speed awareness monitors, as well as traffic cones, barrels and signs. Demand for traffic safety services and equipment is particularly sensitive to changes in activity in the highway construction end-market. While significant challenges to the traffic safety equipment industry remain due to the recent economic downturn, we believe that the long-term growth prospects for the industry are favorable, given increasingly stringent highway and workplace safety regulations and standards, in addition to an anticipated cyclical recovery in highway spending.

Our Operations

We operate our construction materials, heavy/highway construction and traffic safety services and equipment businesses through local operations and marketing teams, which work closely with our end customers in the local markets where we operate. We believe that this strong local presence gives us a competitive advantage by keeping our costs low and allows us to obtain a unique understanding for the evolving needs of our customers.

We have construction material operations across Pennsylvania and western New York. We provide heavy/highway construction services in these markets and, to a lesser degree, Maryland, West Virginia and Virginia. We operate traffic safety equipment manufacturing facilities and sell these products across the United States. Additionally, we provide maintenance and traffic protection services primarily in the eastern United States.

Construction Materials

We are a leading provider of construction materials in Pennsylvania and western New York. Our construction materials operations are comprised of aggregate production, including crushed stone and construction sand and gravel; hot mix asphalt production; ready mixed concrete production; and the production of concrete products, including precast/prestressed structural concrete components and masonry blocks. We also operate transportation facilities complete with deep water port facilities for bulk cargo storage, railroad transportation and other transportation and distribution at the Port of Buffalo.

Our largest construction materials customer is our heavy/highway construction operations which are almost wholly supplied with our construction materials. Additionally, our largest external customer is PennDOT.

Our Aggregate Operations

Aggregate Products

We mine limestone, sandstone, dolomite, clay, gravel, white quartzite and other natural resources from 52 quarries and sand deposits throughout Pennsylvania and western New York. Aggregates are produced mainly from blasting hard rock from quarries and then crushing and screening it to various sizes to meet our customers’ needs. The production of aggregates also involves the extraction of sand and gravel, which requires less crushing, but still requires screening for different sizes. Aggregate production utilizes capital intensive heavy equipment which includes the use of loaders, large haul trucks, crushers, screens and other heavy equipment at quarries. According to the USGS, we were the tenth largest crushed stone producer in the United States in 2011.

Once extracted, the minerals are processed and/or crushed on site into crushed stone, concrete and masonry sand, specialized sand, pulverized lime or agricultural lime. The minerals are processed to meet customer specifications or to meet industry standard sizes. Crushed stone is used in ready mixed concrete, hot mix asphalt, the construction of road base for highways, ditch and pipe bedding, drainage channels, retaining walls and backfill. Our sand products are used in the production of masonry grout, ready mixed concrete and hot mix asphalt as well as sand traps on golf courses, baseball fields and landfill cover. Pulverized limestone is primarily used as an absorbent for sulfur dioxide gases in power generation. Farmers use agricultural lime to reduce the acidity level in soil and enhance crop growth..

Transportation cost is a major variable in determining aggregate pricing and marketing radius. The cost of transporting aggregate products from the plant to the market often equates to or exceeds the sale price of the products at the plant. As a result of high transportation costs and the large quantities of bulk material that have to be shipped, finished products are typically marketed locally. High transportation costs are responsible for the wide dispersion of production sites. Where possible, construction material producers maintain operations adjacent to highly populated areas to reduce transportation costs and enhance margins. Our operations near Allentown, Pennsylvania are located in a strategic position of the densely populated eastern Pennsylvania corridor and our Buffalo, New York operations are also in an area of high population density.

However, more recently, rising land values combined with local environmental concerns are forcing production sites to move further away from the end-use locations. Our extensive network of quarries, plants and facilities, located throughout Pennsylvania, New York and Delaware ensures that we have a nearby operation to meet the needs of customers in Pennsylvania, New York, Delaware, Maryland, West Virginia, Virginia and New Jersey.

Aggregate Markets

The shipping distance from each quarry and the proximity to competitors are key factors that determine the geographic market area for each quarry. Each quarry location is unique in that demand for each product, proximity to competition and truck availability are different. Accordingly, our aggregate customers are generally located within Pennsylvania, Delaware, northern Maryland and western New York.

Aggregate Reserves

Through acquisitions of raw land and existing quarries, we have assembled significant operating reserves throughout our geographic market area. We estimate that we currently own or have under lease approximately 2.0 billion tons of permitted proven recoverable and probable recoverable aggregate reserves, with an average estimated useful life of 115 years at current production levels.  See “—Our Properties.”

Aggregate Sales and Marketing

Each of our aggregate operations is responsible for the sale and marketing of its aggregate products. The method that each entity employs to sell aggregates is similar and varies by customer type. Standard price lists are developed for each construction season. This list is used to establish a list price and is typically discounted for contractors or special customers. Large orders are quoted to each contractor in a bidding process and pricing is established based on plant and haul costs, plus appropriate margins.

Most bids to non-governmental agencies are either accepted or negotiated with the end result being a purchase order at a fixed price for a specified amount during a given period of time. Bids submitted directly to a governmental agency generally utilize the low bid process. The low bidder is responsible for providing the material within specifications at a specific location for the bid price. We will also negotiate long-term (greater than one year) supply contract agreements at predetermined prices.

Aggregate Competition

The U.S. aggregate industry is highly fragmented with numerous participants operating in localized markets. The USGS reported that a total of 1,550 companies operating 4,000 quarries and 91 underground mines produced or sold crushed stone in 2012 in the United States. This fragmentation is a result of the cost of transporting aggregates, which limits producers to a market area within 100 miles of their production facilities.

Lehigh Hanson Building Materials America, PLC (a unit of Heidelberg Cement Group), Oldcastle, Inc. and Lafarge Corporation are our largest aggregate producer competitors across all of our market areas.

Our Hot Mix Asphalt Operations

Hot Mix Asphalt Products

Our hot mix asphalt products are produced by heating asphalt cement to increase its viscosity and drying the aggregate to remove moisture from it prior to mixing. Hot mix asphalt consists of approximately 95% stone, sand and gravel by weight, and approximately 5% of asphalt cement that serves as a binder. The aggregates used for our production of these products are generally supplied from internal sources through our construction materials division and through purchases of bitumen from third party suppliers. Since bitumen is a by-product of petroleum refining, the price of this material is aligned with the price of oil. The asphalt and aggregates mixture is heated to a temperature of approximately 300 degrees Fahrenheit. While still hot, the paving mixture is transported by truck to a mechanical spreader where it is placed in a smooth layer and compacted by rollers.

As part of our vertically integrated structure, we operate 30 hot mix asphalt plants and seven blacktop paving divisions.

Hot Mix Asphalt Markets

Our hot mix asphalt businesses operate independent paving crews that service various markets. Our Pennsylvania hot mix asphalt plants generate the majority of their revenue through sales to our heavy/highway construction division, which then places the material under contract with the owner, typically a governmental agency such as PennDOT or the Pennsylvania Turnpike Commission. Our New York operation does not operate any paving crews, but does sell hot mix asphalt to paving contractors.

Each hot mix asphalt plant is unique in that demand for hot mix asphalt, proximity to competition; transportation costs and supply of aggregates are different. Most of our hot mix asphalt operations use a combination of company- owned and hired haulers to deliver materials. Hauling costs can range from 5% to 20% of the total cost of the materials. To optimize crew demand and costs, each hot mix asphalt operation has a fleet manager and plant dispatchers. Our New York operations contract for delivery and do not have their own delivery trucks.

Aggregates are another major factor in the cost of producing hot mix asphalt. In an effort to reduce cost, we have located the majority of our hot mix asphalt plants in our aggregate quarries. This is the most efficient production method because costs associated with transporting the raw materials are minimized. However, we do operate facilities that are not at quarries. These facilities are situated to meet market demand due to the constraint that the hot mix asphalt material can only be in a truck for one hour before it cools too much to compact correctly on the job site.

The preparation and placement of the hot mix asphalt is also a major cost. Most of our hot mix asphalt operations operate paving crews. The management of these crews is regionalized and is typically located near a plant. We operate seven blacktop paving divisions throughout Pennsylvania, Maryland and West Virginia. In addition to paving crews, each hot mix asphalt operation also operates a number of grading/preparation crews. Depending on project size, we will hire subcontractors or, in certain cases, will utilize our heavy/highway construction division to prepare a site for paving.

We also generate revenue by selling material freight on board plant or quarry. On many Pennsylvania highway projects, we will quote hot mix asphalt freight on board, or in place to the competition, as well as bid a project directly as the prime contractor.

Hot Mix Asphalt Sales and Marketing

Hot mix asphalt customers include our own heavy/highway construction, other heavy/highway contractors and state and federal agencies, building contractors and homeowners. One of our largest hot mix asphalt customers is PennDOT. Each individual hot mix asphalt operation estimates, markets and performs its own work. The sales and marketing process is divided into two categories: PennDOT and other government projects and private projects. Our hot mix asphalt operations will bid on state, township, county or other governmental entities’ projects under the “sealed” bid system. Each project is estimated and quoted to the requesting municipality. This is most often the case for hot mix asphalt put in place, however, some municipalities and department of transportation maintenance districts have their own paving crews and in those instances, the project is bid freight on board plant or delivered to PennDOT crews.

Sales to private entities are typically submitted to the owner as a quoted price. Key factors for obtaining sales from private entities are the relationship with the owner or contractor and price. Our sales and estimating staff are responsible for maintaining and enhancing customer relationships and prospecting new customers and projects.

Our New York hot mix asphalt business is based predominantly on its relationships with paving contractors and pricing projects competitively. It also provides material quotes directly to those government agencies that have their own paving crews.

There are approximately 4,000 asphalt plants in the United States, and in each year these plants collectively product approximately 500 to 550 million tons of asphalt pavement material.

Our Ready Mixed Concrete Operations

Ready Mixed Concrete Products

We are one of the leading suppliers of ready mixed concrete in Pennsylvania and western New York according to the most recent industry surveys. We produce ready mixed concrete by blending aggregates, cement, chemical admixtures in various ratios and water at our concrete production plants and placing the resulting product in ready mixed concrete trucks where it is then delivered to our customers. Our construction aggregates region serves as the primary source of the raw materials for our concrete production, functioning essentially as a supplier to our ready mixed concrete operations. Aggregates are a major component in ready mixed concrete, comprising approximately 60%-75% of ready mixed concrete by volume. Our wide variety of mixes, which are certified for use by PennDOT, the New York Department of Transportation and other state and federal agencies, are used in activities ranging from building construction to highway paving.

We operate 19 fixed and portable ready mixed concrete plants for highway paving and bridge construction.

Each plant’s capacity is determined, to a large degree, by the local plants production capacity and the number of ready mixed concrete trucks dispatched out of each location. However, trucks can be re-routed to accommodate demand fluctuations at a given plant. Currently, we operate a fleet of approximately 178 ready mixed concrete trucks.

Ready Mixed Concrete Markets

Due to the finite time before concrete hardens, our market area is limited to an approximate one-hour hauling radius around a plant. Portable ready mixed concrete plants allow for an extended marketing area, but are only cost effective for larger projects in excess of 5,000 cubic yards. Our ready mixed concrete customers are generally located within Pennsylvania, northern Maryland and western New York. One of our largest ready mixed concrete customers is our precast concrete products division, which employs ready mixed concrete for the production of structural precast concrete structures such as bridge beams, double tee beams, modular prison cells and stadium risers.

Ready Mixed Concrete Sales and Marketing

Each of our ready mixed concrete operations is responsible for the sale and marketing of its ready mixed concrete products. The method that each operation employs to sell ready mixed concrete is similar and varies by customer type. Standard price lists are developed for each construction season. This list is used to establish a list price and is typically discounted for contractors or special customers. The majority of direct bids are either accepted or negotiated with the end result being a purchase order at a fixed price for a specified amount during a given period of time. Larger projects with multi-year construction phases have price increases built into the bids.

Our Concrete Products Operations

Our Precast/Prestressed Products Operations

We produce precast/prestressed concrete components for highway bridges and various commercial structures, including I-beams, box beams, double tee beams, stadium risers, prison cells and wall panels. Each of these products is manufactured pursuant to unique specifications for each particular job. Prestressed concrete units can then be used in the construction of bridges, modular correctional facilities, parking structures and sports facilities. Our ready mixed concrete operations supply the high strength mixes used in the precast/prestressed beams, stadium risers, prison cells and wall panels we produce. Our sales staff work with our engineers and production staff to maximize value and reduce overall construction time. Our precast/prestressed manufacturing and sales facility is located in Roaring Spring, Pennsylvania with an additional sales office in Center Valley, Pennsylvania. Our manufacturing facility produces prestressed concrete bridge beams and a number of commercial structural building components.

Precast/Prestressed Concrete Products Markets

The two primary factors that influence market size for bridge and commercial products are the distance from our facilities to the project and the proximity of the competition to the project. Our non-residential market area encompasses Pennsylvania, northern Maryland, western New York and New Jersey. Our bridge beam market encompasses Pennsylvania, New York and Maryland. The hauling cost of these products can be quite expensive, in some cases requiring 13 axle tractor-trailers.

Precast/Prestressed Concrete Products Sales and Marketing

The sale of bridge beams to contractors is typically based on price and delivery schedule. Most beams are sold to a bridge contractor and integrated into their bridge construction quote. Generally, if we are the low bidder at the time of bid and are able to accommodate the contractor’s schedule, the sale will be made.

In an effort to influence project designs to be compatible with our manufacturing standards and specifications, commercial products are marketed directly to architects and engineers. Once a private project has been designed and bid, the purchase decision/negotiations can extend for months until an owner or general contractor makes a decision and awards the contract. For publicly owned projects, the low bidder is typically awarded the project.

Precast/Prestressed Concrete Products and Purchasers

Bridge products include prestressed concrete I-beams, box beams and precast box culverts. The largest purchasers of bridge beams are state departments of transportation, which we refer to as DOTs, through a general contractor or erector. The second largest purchasers are port authorities for airport runways, shipping ports and bridges. Commercial products include parking garages, prison cells and sports stadium risers. Parking garage owners vary from private developers to parking authorities to governmental agencies. Stadiums and prisons are typically owned by a state, county, city or the federal government. We generally sell these products, erected, to a general contractor, but will also contract directly with the owner.

Our Masonry Block Operations

We operate our masonry block operation from three facilities located in Pennsylvania. We sell directly to customers within an approximately 60-mile radius of each production facility and indirectly through broker/dealers within an approximately 100-mile radius.

Masonry Block Markets

The market for a block plant is dependent upon transportation costs and product mix. The product mix for masonry block has changed considerably over the past 20 years, expanding from a predominantly gray block offering to a range of architectural blocks for buildings and landscaping blocks for retaining walls. Architectural blocks are generally colored with a textured outer surface. Many blocks are also produced with a waterproofing feature or an interlocking feature to allow retaining wall construction. New products offer expanded market potential until competition develops a similar product. Although we can produce masonry products in any color, we have a number of standard colors, allowing us to deliver quickly, minimize inventory and reduce wasted customized blocks. This has reduced product lead time and contractor costs, since the contractor can now return any unused blocks.

Masonry Block Sales and Marketing

We market directly to architects and designers in an attempt to influence plans to incorporate our product offerings. This marketing strategy provides us with a competitive edge in the sales process because the customer has less flexibility to choose alternative products once our products have been incorporated into the design. In an effort to add greater value to the block package, our Construction Supply Centers will quote a package to the contractors for most of their building supply needs on a project.

Our Heavy/Highway Construction Operations

Heavy/Highway Construction

Our heavy/highway operations are separated into two basic categories: (i) large heavy/highway projects, which are typically complex roadway and bridge rehabilitation or new construction projects that incorporate all or most of our construction operation disciplines, including grading, drainage, paving, structure work and civil engineering and project management, and (ii) private and non-residential blacktop paving projects or small- and mid-size maintenance projects, which are typically less complex roadway and bridge rehabilitation projects and involve minor bridgework, roadway patching and blacktop paving. In addition, we also provide gas and fiber optic line installation and repair services. These combined operations made us one of the top 50 largest highway contractors in the United States, according to a survey of contractors and design firms published by the Engineering News Record in May 2012.

Heavy/highway projects are managed by our contract division located at our New Enterprise, Pennsylvania headquarters. This division manages projects across the state ranging in size up to $90.0 million. This division typically manages 15 to 25 projects at any given time. Our seasoned contract division management team is comprised of project managers, estimators, production supervisors and field superintendents and foremen. These projects may or may not be located near our construction material locations. The construction teams operate competitively both with our construction materials as well as with materials purchased from third parties when the projects are not within the economic reach of our construction materials production facilities.

Our blacktop paving and maintenance projects are located within the economic shipping radius of our hot mix asphalt plants and quarries as they are generally very highly construction materials-dependent projects. These projects include driveways, parking lots, race tracks and roadways and are typically one construction season in duration, although some of the larger projects may span two seasons. Our blacktop paving and maintenance projects are all bid and managed across our markets through our regional offices. These operations manage projects in their localities, ranging in size from tens of thousands of dollars to upwards of several million dollars. The largest and most construction materials-intense projects can exceed $10.0 million. Collectively, there are hundreds of projects per year ranging from driveways to large maintenance projects that we perform. The number of these projects for governmental agencies typically ranges from 50 to 100 per year. Management teams for these projects generally consist of salesmen, production supervisors, estimators and field foremen.

The bulk of our contracted jobs are public projects, which have replaced some of the private spending shortfall. The procedures and bid documents governing the contracts with our public sector customers typically allow the customers to terminate the project at their discretion. Cancellation of a few of our very large contracts could have a materially adverse impact on our revenues and results of operations. See “Risk Factors—The cancellation of significant contracts or our disqualification from bidding for new contracts could reduce revenues and have a material adverse effect on our results of operations.”

Heavy/Highway Construction Markets

Our largest heavy/highway construction customer is PennDOT. We also work with municipalities, state and national parks, the Army Corps of Engineers, industrial facilities, other contractors and private customers. Along with the local county and municipal governments, PennDOT controls and maintains its approximately 40,000 mile system, with the remaining approximately 80,000 miles maintained by local county and municipal governments. Our extensive network of quarries, hot mix asphalt plants, paving crews and traffic safety services and equipment sales, in combination with our unlimited prequalification bid capacity for PennDOT projects, ensures a broad marketing area. Our core heavy construction market extends throughout Pennsylvania. Our core blacktop paving and maintenance and highway construction market is located within an approximately 50 mile radius from each hot mix asphalt plant, which covers a large portion of Pennsylvania.

For our heavy construction market we operate with a non-union workforce that will travel to each project. This enables construction project staffing with a predictable stable workforce. It also allows predictable production rates when market forces require us to look for work beyond our core market. The hot mix asphalt and maintenance markets also operate with non-union workforces throughout our market area, as well as a small union operation in the heavily unionized Delaware Valley market. These projects are generally local crews, so overnight stays are unnecessary.

We act as the prime contractor on the majority of our projects, with 15% to 20% of a project performed by subcontractors. We will subcontract larger pieces of a project if necessary to manage labor and equipment costs. Subcontractors typically perform specialized services such as line stripping, guide rail installation, clearing, signing, lighting and providing traffic protection services.

For our blacktop paving and maintenance operations we will serve either as the prime contractor when we are the low bidder or as a subcontractor for another general contractor when we are either not the low bidder or we chose not to bid on the project.

Heavy/Highway Construction Sales and Marketing

All public work is awarded in a “sealed bid.” Estimators and engineers review the work to be performed and estimate the cost to complete the project. On heavy/highway construction projects, teams of three to six people under the direction of a chief estimator, develop the estimate. The majority of our estimators are also project managers, which allows for greater accuracy in estimating crew sizes and production capabilities. Typically, each project has approximately four to eight bidders.

With respect to blacktop paving and maintenance work, the sales effort varies significantly depending on the project scope. All projects are staffed with an estimating or sales person or team, depending on the size, and generally reviewed by a manager. For private and subcontracted public work, salesmen will negotiate both the project scope and price. For low bid public work, the estimating team will submit a sealed bid.

Heavy/Highway Construction Competition

The competition for our heavy/highway work is complex. On the heavy side, competition varies by the work discipline on the project, the amount of each discipline on the project and the location. Our competition for blacktop paving and maintenance work is much more localized, since these projects are typically material-intensive and the competition is generally vertically integrated construction materials suppliers and local contractors that specialize in roadway rehabilitation, site development or paving.

Our Traffic Safety Services and Equipment Operations

Traffic Safety Services and Equipment

Our traffic safety services and equipment business consists primarily of traffic cones, barricades, plastic drums, arrow boards, construction signs and crash attenuators, which are sold and rented throughout the United States through our safety products operations.

We manufacture, sell and install a complete line of traffic control devices, including traffic cones, plastic drums, channelizers, barricades, arrow boards, crash attenuators, construction/permanent signs and posts, message boards, speed awareness monitors and strobe/warning lights. Traffic cones are produced using a polyvinyl chloride material that enhances the cone’s durability and coloring. The cones are differentiated by size, wall thickness and weight in order to meet customer specifications and state safety requirements. Our plastic drums and drum bases are used in a variety of roadwork settings. The drum’s design features a snap-locking mechanism that connects the drum and the base to assure a sturdy connection. The drums are made from flexible low-density polyethylene plastic and can be used with plastic or rubber bases. We offer a wide range of drum sizes that are used in highway or residential road construction. We also offer a complete line of traffic channelizers for the work zone environment, including barricades, channelizers and vertical panels. Our crash attenuators are designed to enhance driver safety and to reduce maintenance and repair costs. We manufacture a complete line of traffic control signs for use in long and short term construction patterns, as well as for temporary roadway use.

We manufacture solar powered traffic safety devices. Our products include a full line of arrow boards, message centers and speed awareness monitors. These are powered by batteries that are recharged through the use of solar panels, making the units environmentally friendly, convenient to locate and cost efficient to operate.

We also provide intelligent transportation systems equipment and a proprietary Computerized Highway Information Processing System, which we refer to as CHIPS, to DOTs, universities and paving and construction companies. Our products include queue detectors, over-height vehicle detectors, flooded roadway detectors, trailer mounted cameras and variable speed limits systems. The information collected from sensors along the highways is stored and processed through the CHIPS traffic management software program.

Our manufacturing and assembly facilities located in Harrisburg, PA, Lake City, FL, St. Charles, IL, New Castle, DE and Garland, TX produce traffic cones, barricades, temporary and permanent signs, message boards, monitors, lighting, CHIPS and solar assisted devices. We use a variety of materials suppliers in various geographic areas and we are not dependent on any one or small group of suppliers.

We purchase products from third party manufacturers such as plastic drums, channelizers, sign posts and stands, attenuators,  reflective materials and other resale items and resell them to a network of independent distributors.  A third party manufactures the barrels and channelizers and the reflective striping is applied at our facilities. The channelizers are produced by a third party vendor on a verbal contract or on a purchase order basis. The attenuators are manufactured by third parties in Salt Lake City, Utah, Somerset, Pennsylvania and Texas. We are not dependent on any one supplier for our purchased products with competitive options for sources of products. 3M Company and Morgan Valley Mftg Inc. accounted for 14% and 5% of our fiscal year 2013 external purchases respectively. No other single supplier accounted for more than 5% of total external purchases for our products.

For more discussion on the Company’s manufacturing facilities see “Our Properties”

Traffic Safety Services and Equipment Markets and Sales and Marketing

Our traffic safety equipment is sold nationwide through a network of distributors as well as through our own sales force. Distributors include highway traffic control companies, “Do-It-Yourself” home centers, safety supply, industrial supply, telecommunication supply, contractor equipment and supply. One of our largest customers for this business is Lowes.

We have a dedicated team of sales professionals for our traffic safety equipment including sales managers, territory managers, customer service representatives and products specialists. Each territory manager is responsible for marketing to end-users and DOTs in our geographic regions. Customer service representatives are responsible for providing customers with product information, entering orders and developing relationships with distributors. The sales force is managed from our St. Charles, Illinois office.

In addition to product sales, we provide maintenance and traffic protection services primarily in the eastern United States, to highway contractors, DOTs and municipal government agencies. Under traffic pattern management contracts, we provide all aspects of management and maintenance of traffic control patterns for work sites. We maintain an inventory of products used for our rental business and traffic pattern management contracts. The contracts are bid based on a “Daily Rental Rate” or a “Lump Sum Price.” Sales are primarily the result of competitive bidding.

We have 37 branch offices and sub-offices in the eastern United States. Each location varies slightly in the services they provide so as to best compete in the local market. Generally all regions sell products and install traffic patterns or rent equipment to contractors so they can set their own traffic patterns. Branch offices are overseen by three regional managers who report to our Harrisburg, Pennsylvania office.

For traffic safety services, we compete with many local maintenance and traffic protection contractors, many of which are small businesses or minority-owned firms that get bidding preference through various government programs.

Other Operations

We operate several additional non-core businesses, including port operations, clay fillers and retail construction supply sales.

Gateway Trade Center

We operate the Port of Buffalo under the trade name Gateway Trade Center. The port is comprised of an approximately 3,900-foot long shipping canal with a depth of approximately 27 feet and approximately 71 acres of storage. The primary product through the port is de-icing salt, which is unloaded in the summer and fall and stored at the port until it is used throughout the winter. Other materials that are unloaded and transported to their final destination include: limestone, coal, coke, steel and specialty products.

Construction Supply Centers

We operate a chain of construction supply centers in Pennsylvania, which sell retail construction supplies to contractors and homeowners. The four primary product lines sold are masonry, grading and drainage, small tools and rentals and highway contractor supplies.

Bonding

We generally are required to provide various types of surety bonds that provide an additional measure of security for our performance under certain public and private sector contracts as well as for various regulatory requirements. We obtain bonding for highway work, any bonding required for precast and prestressed product projects and certain blacktop paving projects, workers compensation in the Commonwealth of Pennsylvania, reclamation bonds for quarries and other miscellaneous bonds. Our ability to obtain surety bonds depends upon our working capital, financial performance, past performance on projects, management expertise and external factors, including the capacity of the overall surety market. Surety companies consider such factors in light of the amount of our contract backlog that we have currently bonded and their current underwriting standards, which may change from time to time. We use multiple surety providers to provide our surety bonding program. Additionally, in order to better manage the fluctuations in the surety market, we may utilize a co-surety structure on certain projects. Although we do not believe that fluctuations in surety market capacity have significantly affected our ability to manage our business, there is no assurance that it will not significantly affect our ability to obtain new contracts in the future. See “Risk Factors.”

Construction Backlog

Backlog is our estimate of the revenue that we expect to earn in future periods on projects performed by our heavy construction civil business. We generally include a project in our contract backlog at the time a contract is awarded. At February 28, 2013, our backlog was $155.7 million, as compared to $133.4 million at February 29, 2012. Approximately, $63.4 million of the May 31, 2013 backlog is expected to be completed during fiscal year 2014. At May 31, 2013, our backlog was $186.1 million, as compared to $121.7 million at May 31, 2012.

Substantially all of the contracts in our backlog may be canceled or modified at the election of the customer; however, we have not been materially adversely affected by contract cancellations or modifications in the past. Backlog measures all remaining work; and as such, a rise or fall in backlog is not a true measure of work to be performed in a fiscal year as some projects will span multiple fiscal years while other projects will be added and completed within the same fiscal year.

Seasonality

Almost all of our products are produced and consumed outdoors. Our financial results for any quarter do not necessarily indicate the results expected for the year because seasonal changes and other weather-related conditions can affect the production and sales volumes of our products. Normally, the highest sales and earnings are in the second and third quarters and the lowest are in the first and fourth quarters.

Employment

We had approximately 3,152 employees of which approximately 18% are full time salary employees and approximately 82% are hourly at May 31, 2013. Since most of our work is seasonal, many of our hourly and certain of our full time employees are subject to seasonal layoffs. Since layoffs are determined by the type of work and weather in the late fall through early spring, they vary greatly.

Approximately 29% of our total hourly employees are union members. We have no unionized full time salary employees. We believe that we enjoy an excellent working relationship with all of our employees and unions. The following is a list of all our unions and their contract status as of May 31, 2013:

Union	Contract Status	Number of Employees
New Enterprise Stone & Lime Co., Inc.

The International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America Local 110 and 453. Select quarries, hot mix asphalt and ready mixed concrete plants	Expires April 30, 2014.	312

United Steelworkers Union—Local 00504, Roaring Spring Newcrete plant	Expires March 15, 2014.	71

Truck Drivers Local Union No. 449, affiliated with the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America	Expires June 30, 2014.	3

International Union of Operating Engineers—Local 17	Como Park contract expires March 31, 2015, Franklinville contract expires March 31, 2016, Gateway contract expires June 30, 2014 and ABC Paving contract expires March 31, 2014.	40

Cement, Lime, Gypsum and Allied Workers Division of International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers	Wehrle Drive and Barton Road contract expires May 31, 2015.	40

Cement, Lime, Gypsum and Allied Workers Division of International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers	Olean and Como blacktop and quarry contract expires May 15, 2015.	24

International Brotherhood of Electrical Workers and Northeastern Line Constructors Chapter, NECA	Expires December 31, 2014.	24

Laborers International Union of North America Upstate New York Laborers District Council No. 210	Expires June 30, 2014.	9

Kutztown & Oley Quarries, United Steelworkers	Expires May 31, 2015.	12

Oley Quarries, United Steelworkers	Expires May 31, 2015.	11

Little Gap, Whitehall, Ormrod and Nazareth Quarries, Teamster	Expires December 31, 2014.	25

Kutztown, Wescosville, Ormrod and Bethlehem Blacktop, Teamster	Expires January 31, 2016.	10

Wescosville Block, Building and Forms, Teamster	Expires December 31, 2014.	19

Service Division and Eastern Trucking, Teamster	Expires May 31, 2014.	22

Elco-Hausman Construction, International Union of Operating Engineers Local Union 542	Expires April 30, 2014.	7

Elco-Hausman Construction, Teamsters Local 773	Expires May 31, 2014.	4

Elco-Hausman Construction, Laborers Local 158	Expires April 30, 2016.	7

Clifford, Towanda, Sheshequin and Towanda (concrete, Block and Delivery), Unaffiliated Company Collective Bargaining Unit	Expires December 31, 2015.	58

Harrisburg Plant, Unaffiliated Company Collective Bargaining Unit	Expires November 3, 2013.	12

Lake City Plant, Unaffiliated Company Collective Bargaining Unit	Expires November 3, 2013.	12

Oreland, Unaffiliated Company Collective Bargaining Unit	Expires November 2, 2013.	20

Pittsburgh, Unaffiliated Company Collective Bargaining Unit	Expires November 2, 2013.	8

Teamsters Local 110 (Cleveland)	No stated expiration date.	3

Teamsters Local 110 (Columbus)	Expires December 31, 2013.	2

Intellectual Property

We own trademarks and trade names related to our construction materials, concrete and construction businesses. We also own pending patent applications, issued patents, trademarks and trade names related to our construction materials business and our traffic safety services business, with specific patents relating to our attenuators and our CHIPS program. We believe that these patent applications, issued patents, trademarks and trade names are material to our traffic safety services and equipment business.

Our Properties

Our headquarters are located in a 70,000 square foot building which we lease in New Enterprise, Pennsylvania, under a lease expiring in 2023. See “Certain Relationships and Related Party Transactions—Leases.”

We also operate 52 quarries and sand deposits, 30 hot mix asphalt plants, 19 fixed and portable ready mixed concrete plants, four concrete products production plants, three lime distribution centers and six construction supply centers. For our safety services and equipment business, we conduct operations through five manufacturing facilities and 37 branch offices.

Through acquisitions of raw land and existing quarries, we have assembled significant operating reserves throughout our geographic market area. We estimate that we currently own or have under lease approximately 2.0 billion tons of permitted proven recoverable and probable recoverable aggregate reserves, with an average estimated useful life of 115 years at current production levels.

Proven reserves are determined through the testing of samples obtained from closely spaced subsurface drilling and/or exposed pit faces. Proven reserves are sufficiently understood so that quantity, quality, and engineering conditions are known with sufficient accuracy to be mined without the need for any further subsurface work. Actual required spacing is based on geologic judgment about the predictability and continuity of each deposit.

Probable reserves are determined through the testing of samples obtained from subsurface drilling, but the sample points are too widely spaced to allow detailed prediction of quantity, quality, and engineering conditions. Additional subsurface work may be needed prior to mining the reserve.

Our reserve estimates were made by our geologists and engineers. Reserve estimates are based on various assumptions and any material inaccuracies in these assumptions could have a material impact on the accuracy of our reserve estimates. All of our quarries are open pit and are primarily accessible by road.

The following map shows the approximate locations of our permitted construction materials properties in New York, Pennsylvania and Delaware as of May 31, 2013:

The following chart sets forth specifics of our production and distribution facilities:

Location	Owned/leased	Type of Aggregate	Proven and Probable Recoverable Reserves (million tons)	Expected Life (years)	FY 2013 Annual Production (million tons)	Hot Asphalt Mix	Ready Mixed Concrete	Masonry Blocks	Lime Distribution/ CSC (1)	Precast/ Prestressed Concrete
Alfred Station, NY	Owned	Sand and gravel	6	25	0.3

Aschom, PA	Owned	Limestone	90	135	0.4	X	X

Ashford, NY	Owned	—	—			X

Bakersville, PA	Owned	Limestone	29	32	0.8	X

Bath, PA	Owned	—	—			X

Location	Owned/leased	Type of Aggregate	Proven and Probable Recoverable Reserves (million tons)	Expected Life (years)	FY 2013 Annual Production (million tons)	Hot Asphalt Mix	Ready Mixed Concrete	Masonry Blocks	Lime Distribution/ CSC (1)	Precast/ Prestressed Concrete
Bedford, PA	Owned	—	—						X

Bethlehem, PA	Owned	—	—			X

Burkholder, PA	Owned	Limestone	80	94	0.8	X

Central City, PA	Owned	Sandstone	20	113	0.2

Chambersburg, PA	Owned	Limestone	47	39	.0.7	X	X

Clayton, DE	Owned	—	—						X

Clifford, PA	Owned	Sandstone	10	21	0.4	X

Como Park, NY	Owned	Limestone	19	80	0.4	X

Cowlesville, NY(2)	See footnote.	—	—				X

Delmar, DE	Owned	—	—						X

Denver, PA	Owned	Limestone	34	48	0.6	X	X		X

Derry, PA	Owned	Limestone	—	—	—

Dry Run, PA	Leased/Owned(3)	Limestone	12	89	0.1		X

Ebensburg, PA (Batch)	Owned	—	—				X

Ebensburg, PA	Leased(4)	Processing Facility	—						X

Egypt, PA	Leased (5)	Limestone	17	62	0.2

Elizabethville, PA	Owned	Sandstone	26	137	0.1	X

Fairfield, PA	Owned	Limestone	103	641	0.1

Franklinville, NY	Owned	Sand and gravel	39	70	0.5

Gettysburg, PA	Owned	Traprock	64	87	0.4	X

Greencastle, PA	Owned	—					X

Honey Brook, PA	Owned	Sand	33	109	0.3

Jayne Bend, PA	Leased(6)	Sand and gravel	1	7	0.1

Kutztown, PA	Owned/Leased(7)	Dolomite	24	33	0.4	X

Location	Owned/leased	Type of Aggregate	Proven and Probable Recoverable Reserves (million tons)	Expected Life (years)	FY 2013 Annual Production (million tons)	Hot Asphalt Mix	Ready Mixed Concrete	Masonry Blocks	Lime Distribution/ CSC (1)	Precast/ Prestressed Concrete
Lackawanna, NY	Owned	Port	—				X

Ledge, NY	Owned	Limestone	4	15	—

Lewisburg, PA	Owned	Limestone and High Calcium	24	33	0.7	X

Limeville, PA	Owned	Limestone	26	81	0.3

Little Gap, PA	Owned	Sandstone	—	—	—

Liverpool, PA	Leased(8)	Sandstone	—	—	—

Martins Creek, PA	Owned	Limestone and Dolomite	88	438	0.1

McConnellstown, PA	Owned	Limestone	2	—	—

Mount Cydonia I, PA	Owned	Sandstone	24	49	0.2

Mount Cydonia II, PA	Owned	Sand and gravel	—	—	0.2

Mount Cydonia III, PA	Owned	Sandstone	7	42	0.1

Naginey, PA	Owned/Leased(9)	Limestone and High Calcium	25	79	0.2	X

Narvon, PA	Owned	Clay and Limestone	2	282	—

Nazareth, PA	Owned	Limestone and Dolomite	5	9	0.4

New Holland, PA	Owned	—	—				X	X	X

New Paris, PA	Owned	Limestone	22	—	—

Nottingham, PA	Owned	—	—				X

Ogletown, PA	Owned/Leased(10)	Limestone	27	1700	—

Olean, NY	Owned	—	—			X

Oley, PA	Owned	Limestone, Dolomite	64	208	0.2	X

Orbisonia, PA	Owned	Limestone	38	308	0.1

Ormrod, PA	Owned/Leased(11)	Limestone, Dolomite	39	59	0.7	X

Location	Owned/leased	Type of Aggregate	Proven and Probable Recoverable Reserves (million tons)	Expected Life (years)	FY 2013 Annual Production (million tons)	Hot Asphalt Mix	Ready Mixed Concrete	Masonry Blocks	Lime Distribution/ CSC (1)	Precast/ Prestressed Concrete
Riverton, PA	Leased(12)	Sand and gravel	—	—	—

Roaring Spring, PA	Owned	Dolomite, Limestone	39	26	1.3	X	X		X	X

Schoeneck, PA	Owned	Limestone, Dolomite, High Calcium	66	68	0.2

Shamokin, PA	Owned/Leased(13)	Sandstone	8	45	0.1	X

Sheshequin, PA	Owned/Leased(14)	Sand and gravel	2	4	0.2

Shippensburg, PA	Owned	Limestone	164	252	0.3	X	X

Somerset, PA	Owned	—	—				X

Sproul, PA	Leased(15)	Limestone	—	—	—

Strodes Mill, PA	Owned	Sandstone	—	—	—

Tioga, PA	Leased(16)	Sandstone	5	95	—

Towanda, PA	Owned	—	—	—	—	X	X	X	X

Tyrone Forge, PA	Owned	Limestone	92	89	0.9	X	X

Union Furnace, PA	Owned	Limestone	271	961	0.3

Viola, DE	Owned	—	—						X

Weaverland, PA	Owned	Limestone	68	76	0.6

Wehrle Drive, NY	Owned	Limestone	163	126	1.2	X	X

Wescosville, PA	Owned	—	—			X		X	X

Whitehall, PA	Owned	Limestone, Dolomite	5	—	—

Williamson, PA	Owned	Limestone	43	708	—

Winfield, PA	Owned	Limestone	—	—	—

(1)                   Construction Supply Centers

(2)                   Cowlesville, NY is owned by a third party which leases the concrete batch plant to the Company. Pursuant to a batch agreement, Area Ready-Mix provides batching services at this plant.

(3)                   The term of this lease is April 4, 1996 through April 4, 2016. There are no renewal rights.

(4)                   The term of this lease expires December 31, 2021. The lease may be renewed for up to an additional five (5) years.

(5)                   The term of this lease is January 1, 2010 through January 1, 2020. The lease shall automatically renew for five (5) additional periods of five (5) years each.

(6)                   The term of this lease is September 8, 1992 through September 8, 2042. There are no renewal rights.

(7)                   The term of this lease is November 19, 1976 through November 19, 2056. There are no renewal rights.

(8)                   The terms for the two leases at this site are both January 1, 2009 through December 31, 2018. Both leases will automatically renew for an additional ten (10) year term.

(9)                   The terms for the two leases at this site will continue until all commercially recoverable limestone has been recovered and removed from the premises. There is no option to renew.

(10)                 The term of this lease is January 1, 1999 through January 1, 2019. The lease may be renewed for three (3) additional terms of five (5) years each after the expiration of the initial term.

(11)                 The term of this lease is March 1, 2002 through February 28, 2020. After the expiration of the term, the lease will continue on a year-to-year basis.

(12)                 The term of this lease is November 1, 2004 through October 31, 2024. There are no renewal rights.

(13)                 The initial term of this lease was May 1, 1989 through May 1, 1990, but the lease automatically renews on a year-to-year basis.

(14)                 The term of the lease is May 23, 1996 until all materials subject to the lease have been completely mined or removed from the premises. There are no renewal rights.

(15)                 The term of this lease is March 5, 1999 through March 5, 2024. The lease may be renewed for an additional twenty-five (25) year term.

(16)                 The initial term of this lease was June 1, 1986 through June 1, 1991. The lease may be renewed for successive periods of five (5) years. The current term of this lease will expire on May 31, 2016.

In addition, we operate three portable ready mixed concrete plants.

The following chart sets forth specifics of our traffic safety equipment manufacturing facilities:

Facility	Owned/Leased	Square Footage
St Charles, Illinois manufacturing facility, warehouse and office space	Owned	49,000 sq. ft.
Harrisburg, Pennsylvania manufacturing facility	Owned	28,000 sq. ft.
Lake City, Florida manufacturing facility	Owned	28,632 sq. ft.
New Castle, Delaware manufacturing facility	Leased	12,110 sq. ft.
Garland, Texas manufacturing facility	Leased	40,050 sq. ft.

Legal Proceedings

We are a party from time to time to legal proceedings relating to our operations. Our ultimate legal and financial liability in respect to all legal proceeding in which we are involved at any given time cannot be estimated with any certainty. However, based upon examination of such matters and consultation with counsel, management currently believes that the ultimate outcome of these contingencies, net of liabilities already accrued on our consolidated balance sheet, will not have a material adverse effect on our consolidated financial position, although the resolution in any reporting period of one or more of these matters could have a significant impact on our results of operations and/or cash flows for that period.

Environmental and Government Regulation

Our operations are subject to federal, state and local laws and regulations relating to the environment and to health and safety, including noise, discharges to air and water, waste management, remediation of contaminated sites, mine reclamation, dust control, zoning and permitting. While we believe our operations are in substantial compliance with applicable requirements, there can be no assurance that compliance costs will not be significant.

We regularly monitor and review our operations, procedures, and policies for compliance with existing environmental laws and regulations, changes in interpretations of existing laws and enforcement policies, new laws that are adopted, and new requirements that we anticipate will be adopted that could affect our operations.

We are frequently required by state and local regulations or contractual obligations to reclaim our former mining sites. These reclamation liabilities are recorded in our financial statements as a liability at the time the obligation arises. The fair value of such obligations is capitalized and depreciated over the estimated useful life of the owned or leased site. The liability is accreted through charges to operating expenses. To determine the fair value, we estimate the cost for a third party to perform the legally required reclamation, adjusted for inflation and risk and including a reasonable profit margin. All reclamation obligations are reviewed at least annually. Reclaimed quarries often have potential for use in non-residential or residential development or as reservoirs or landfills. However, no projected cash flows from these anticipated uses have been considered to offset or reduce the estimated reclamation liability. As of May 31, 2013, we had accrued approximately $13.4 million to cover our mine reclamation obligations.

Worker Health and Safety

Our operations are subject to a variety of worker health and safety requirements, particularly those administered by the federal Mine Safety and Health Administration and the Occupational Safety and Health Administration, which are likely to become stricter in the future. Failure to comply with these requirements can result in fines and penalties and claims for personal injury and property damage. These requirements may also result in increased operating and capital costs in the future. We believe we are in substantial compliance with such requirements but cannot guarantee that violations will not occur which could result in significant costs. We conduct approximately 20,000 hours of annual Mine Safety and Health Administration and Occupational Safety and Health Administration training sessions, as well as weekly tool box talks. Finally, we have safety professionals on staff, as well as a corporate risk manager.

Insurance

We use a combination of third-party insurance and self-insurance to provide for potential liabilities for workers’ compensation, general liability, vehicle accident, property and medical benefit claims. We utilize an actuary to assist us with estimating the liabilities associated with the risks retained by us, in part, by considering historical claims experience, demographic and severity factors and other actuarial assumptions which, by their nature, are subject to a high degree of variability. Any projection of losses concerning workers’ compensation and general liability is subject to a high degree of variability. Among the causes of this variability are unpredictable external factors affecting future inflation rates, discount rates, litigation trends, legal interpretations, benefit level changes and claim settlement patterns.

Although we have minimized our exposure on individual claims, for the benefit of costs savings we have accepted the risk of a large amount of independent multiple material claims arising, which could have a significant impact on our earnings. Our Pennsylvania workers compensation claims are self insured for up to $1.0 million per occurrence. We maintain a wholly-owned captive insurance company, Rock Solid Insurance Company, which we refer to as RSIC, for workers’ compensation (non-Pennsylvania employees), general liability and property coverage. Our general automobile and liability and other states workers compensation coverages are currently fully insured in the primary layer, the first $5.0 million, through a deductible reimbursement program with one of our insurance carriers and our subsidiary, RSIC. We are liable for up to $0.3 million per year per member for health care claims and RSIC is responsible for amounts in excess of our $0.3 million deductible up to $1.0 million for each health care claim, with coverage from insurance carriers after the $1.0 million retention. This layer is additionally insured for a maximum annual aggregated loss for $10.0 million and has clash protection for $2.5 million. We are responsible for the first $0.3 million for each property and casualty claim and RSIC is responsible for amounts in excess of our $0.3 million deductible up to the first $2.0 million of every property and casualty claim. Our property and casualty insurance coverage then carries a $15.0 million limit per occurrence. Our pollution liability coverage is a three year program with an aggregate $15.0 million limit and a $1.0 million deductible. RSIC is subject to the insurance rules and regulations of the state of South Carolina. The premiums paid annually to RSIC from the Company are determined by a third party actuary.

In addition to the $5.0 million primary insurance coverage, we have an additional $95.0 million of insurance coverage, which is insured by several non-affiliated insurance companies.

MANAGEMENT

Our directors and executive officers and their respective ages and positions as of August 30, 2013 are set forth below:

Name	Age	Position
Paul I. Detwiler, Jr.	78	Director, Chairman of the Board and Executive Committee Member
Donald L. Detwiler	69	Director, Vice Chairman of the Board and Executive Committee Member
Paul I. Detwiler, III	54	President, Chief Executive Officer, Secretary, Director, and Executive Committee Member
James W. Van Buren	47	Director and Executive Committee Member
Albert L. Stone	53	Senior Vice President and Chief Financial Officer
Steven B. Detwiler	50	Senior Vice President-Construction Materials, President, Buffalo Crushed Stone Division, Director and Executive Committee Member
Donald Devorris	77	Director
William A. Gettig	86	Director
F. James McCarl	66	Director
Larry R. Webber	66	Director

Paul I. Detwiler, Jr. has served as the Company’s Chairman since the recapitalization in 1990. Prior to the recapitalization, Mr. Detwiler was the President. Mr. Detwiler has served as one of our directors since 1972. Mr. Detwiler graduated from Gettysburg College with a degree in business. Mr. Detwiler is the father of Paul I. Detwiler, III, Steven B. Detwiler and Jeffrey D. Detwiler and the cousin of Donald L. Detwiler. Mr. Detwiler’s demonstrated leadership in the building materials supply and highway contracting industry, his extensive and intimate knowledge of our business due to over 40 years with the Company, and his experience as a former senior executive officer of the Company contributed to our conclusion that he should serve as a director of the Company.

Donald L. Detwiler served as our Chief Executive Officer from 1992 to 2013 and served as President from 1990 until 2011. Mr. Detwiler has served as one of our directors since 1972. Mr. Detwiler graduated from Juniata College with a B.S. in Finance & Geology. Mr. Detwiler is the father-in-law of James W. Van Buren and the cousin of Paul I. Detwiler, Jr. Mr. Detwiler’s demonstrated leadership in the building materials supply and highway contracting industry, his extensive and intimate knowledge of our business due to over 40 years with the Company, and his experience as a former senior executive officer of the Company contributed to our conclusion that he should serve as a director of the Company.

Paul I. Detwiler, III has served as our President since 2011, as our Secretary since 1994 and as our Chief Executive Officer since 2013. From 1994 to 2013, Mr. Detwiler served as our Chief Financial Officer. Mr. Detwiler has served as a director since 1992. From 1992 until 2011, Mr. Detwiler served as Executive Vice President. Prior to this, he served as manager of the Company’s Information Services Division, where he developed the Company’s programming and automation systems departments. Mr. Detwiler graduated from Lehigh University in 1981 with a B.S. in Information Science. Mr. Detwiler is the son of Paul I. Detwiler, Jr. and the brother of Steven B. Detwiler and Jeffrey D. Detwiler. Mr. Detwiler’s demonstrated leadership in the building materials supply and highway contracting industry, his extensive and intimate knowledge of our business due to over 20 years with the Company, his experience as our Chief Executive Officer and President, and his prior experience as our Executive Vice President, contributed to our conclusion that he should serve as a director of the Company.

James W. Van Buren served as our Executive Vice President from 2011 to 2013, as our Chief Operating Officer from 2000 to 2013, as a director since 1996 and as President of Work Area Protection Corp. from 2011 to 2013. From 1996 until 2011, he was our Vice President-Development. Prior to this, he was our production coordinator in the Contract Division. Prior to joining the Company, he was a real estate analyst and appraiser for four years with Thomas J. Maher in Philadelphia. Mr. Van Buren graduated from Juniata College in 1986 with a B.S. in Environmental Biology and received a Master of Business Administration from St. Francis College in 1996. Mr. Van Buren is the son-in-law of Donald L. Detwiler. Mr. Van Buren’s demonstrated leadership in the building materials supply and highway contracting industry, his extensive and intimate knowledge of our business due to over 15 years with the Company, and his experience as our former Executive Vice President and Chief Operating Officer, contributed to our conclusion that he should serve as a director of the Company.

Albert L. Stone has served as our Senior Vice President and Chief Financial Officer since March 22, 2013. Mr. Stone previously served as U.S. Chief Financial Officer of Aggregates Industries, a leading producer of aggregate-based construction materials in the United States and the United Kingdom, which he held since 1997. Prior to this, Mr. Stone served as Chief Financial Officer of Bardon, Inc. since 1995. Mr. Stone received a Masters of Business Administration from The College of William and Mary in 1988 and a Bachelor of Arts degree from the University of Vermont in 1981.

Steven B. Detwiler has served as our Senior Vice President-Construction Materials since 2011. Prior to that, he served as our Vice President-Aggregates since 2000. Mr. Detwiler has served as the President of Buffalo Crushed Stone Division since 2000. Prior to this, Mr. Detwiler was Vice President of Valley Quarries, Inc. From 1990 to 1993, he was the manager of the Equipment & Supply Division of the Company. Mr. Detwiler has served as one of our directors since 1998. Before joining the Company in 1990, Mr. Detwiler spent six years in the United States Army where he was honorably discharged at the rank of Captain. Mr. Detwiler graduated with a B.S. from the United States Military Academy in West Point, New York. Mr. Detwiler is the son of Paul I. Detwiler, Jr. and the brother of Paul I. Detwiler, III and Jeffrey D. Detwiler. Mr. Detwiler’s demonstrated leadership in the building materials supply and highway contracting industry, his extensive and intimate knowledge of our business due to over 20 years with the Company, and his experience as an officer of several of our divisions, contributed to our conclusion that he should serve as a director of the Company.

Donald Devorris has served as a director of NESL since 1990. Mr. Devorris is currently President of Blair Electric, where has worked since 1959. Mr. Devorris has a B.S. degree in electrical engineering from Penn State University. Mr. Devorris’ senior management experience, including as President of Blair Electric, and his prior service as president and director of several non-public companies contributed to our conclusion that he should serve as a director of the Company.

William A. Gettig has served as a director of NESL since 1990. Mr. Gettig is currently Chief Executive Officer of Gettig Technologies, Inc., where he has worked since 1952. Mr. Gettig is the sole shareholder of Gettig Technologies, Inc., which owns GPI Aviation, Inc., Stelrema Corporation and Beacon Tool, Inc. Each of these entities and Mr. Gettig and his wife personally declared bankruptcy under the United States Bankruptcy Code in 2005. The bankruptcy plans were confirmed in 2007. Mr. Gettig has a B.S. degree in mechanical engineering from Trine University (formerly known as Tri-State University). Mr. Gettig’s senior management experience, including as Chief Executive Officer of Gettig Technologies, Inc., along with his extensive service on the boards of several banking institutions and universities, contributed to our conclusion that he should serve as a director of the Company.

F. James McCarl has served as a director of NESL since 2008. Mr. McCarl is currently Chief Executive Officer of the McCarl Group, where he has worked since 2003. Prior to holding this position, Mr. McCarl was president of McCarl’s Inc., where he worked from 1968 through 2002. Mr. McCarl has a B.A. degree in economics from the University of Pittsburgh and a Small Company Management Program certificate from Harvard Business School. Mr. McCarl’s senior management and business consulting experience, including as Chief Executive Officer of the McCarl Group, his experience in the construction industry as the chief financial officer and chief operating officer of a construction company, and his extensive service on the boards of several non-public companies contributed to our conclusion that he should serve as a director of the Company.

Larry R. Webber has served as a director of NESL since December 2008. Mr. Webber is currently managing director of the Institute for Strategic Management, where he has worked since 2009. Prior to that he was President of L.R. Webber Associates, Inc., where he worked from 1976 through 2006. Mr. Webber has a B.A. in economics from Westminster College and an M.A. in industrial relations from St. Francis University. Mr. Webber’s strategic management and business consulting experience, including as a managing director of Institute for Strategic Management and as executive officer of L.R. Webber Associates, Inc., along with over 36 years of experience as a business advisor contributed to our conclusion that he should serve as a director of the Company.

In addition to the information presented above regarding each director’s specific experiences, qualifications attributes and skills, we believe that all of our directors have a reputation for integrity and adherence to high ethical standards.  Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our board.

Director Independence

We are not a listed issuer whose securities are listed on a national securities exchange or in an inter-dealer quotation system which has requirements that a majority of the board of directors be independent. However, if we were a listed issuer whose securities were traded on the New York Stock Exchange and subject to such requirements, we would be entitled to rely on the controlled company exception contained in Section 303A of the NYSE Listed Company Manual for exception from the independence requirements related to the majority of our board of directors and for the independence requirements related to our compensation committee. Pursuant to Section 303A of the NYSE Listed Company Manual, a company of which more than 50% of the voting power is held by an individual, a group or another company is exempt from the requirements that its board of directors consist of a majority of independent directors and that the compensation committee of such company be composed solely of independent directors. Each of Paul I. Detwiler, Jr. and Donald L. Detwiler beneficially owns 50% of the voting power of the Company which would qualify the Company as a controlled company eligible for exemption under the rule.

Board Committees

Our board of directors has an audit committee, a compensation committee, an executive committee and an independent committee. All of the committees, other than the executive committee, are comprised entirely of independent, non-management directors.

Audit Committee

The audit committee assists our board of directors with its oversight of the quality and integrity of our accounting, auditing and reporting practices. Pursuant to its charter, the audit committee makes recommendations to our board of directors for the appointment, compensation and retention of the independent auditor. The audit committee’s primary responsibilities, which it is in the process of implementing, under its written charter include the following:

•                  reviewing and discussing our financial statements and management’s discussion and analysis of financial condition and results of operations disclosure with management and the independent auditors;

•                  reviewing and discussing our earnings releases and any financial information or earnings guidance given, if any, to investors, creditors, financial analysts and credit rating agencies; and

•                  reviewing and discussing the Company’s risk assessment and risk management policies.

Our audit committee is comprised of Messrs. Devorris, Gettig, McCarl and Webber. Mr. Devorris is the Chairman of the audit committee. Our board of directors has determined that all members of our audit committee are independent. Although our board of directors has determined that each of the members of our audit committee is financially literate and has experience analyzing or evaluating financial statements, at this time we do not have an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Exchange Act serving on the audit committee. As a company whose stock is privately-held and given the financial sophistication and other business experience of the members of the audit committee, we do not believe that we require the services of an audit committee financial expert at this time.

Executive Committee

Our executive committee’s function is to act without full approval of our board of directors as to matters only in unusual situations, that, in the judgment of the executive committee, require immediate action where approval by the full board of directors is impractical, provide guidance to our board of directors and the holders of our Series of Class A Voting Common Stock in their decision-making process, and to make recommendations to our board of directors. Our executive committee is comprised of Messrs. Paul I. Detwiler, Jr., Donald L. Detwiler, Paul I. Detwiler, III, James W. Van Buren and Steven B. Detwiler. Paul I. Detwiler, Jr. also is the Chairman of the executive committee.

Independent Committee

Our independent committee’s function is to discuss the facts and circumstances of any dispute arising among our stockholders in their capacities as managers of our businesses when such dispute involves the operation and management of our businesses. Our independent committee is comprised of Messrs. Devorris, Gettig, McCarl and Webber. Mr. Gettig is the chairman of our independent committee. Our board of directors has determined that all members of our independent committee are independent. This committee has not formally convened as there have been no events which would require their attention to date.

Compensation Committee

Our compensation committee is comprised of Messrs. Devorris, Gettig, McCarl and Webber. Mr. Webber is the Chairman of the compensation committee. Our board of directors has determined that all members of our compensation committee are independent.

Our compensation committee has not been active historically. However, we anticipate that in the future our compensation committee will review and make recommendations regarding:

•                  the review, assessment and determination of the compensation of our management team;

•                  the performance of our executive officers and management team and adjustments to compensation and employment status; and

•                  our incentive and benefit plans.

Special Committee

In connection with the third amendment, we also agreed with M&T that our board of directors would create a special committee consisting of our four non-employee directors, which we refer to as the special committee, that has engaged an advisor to develop a business plan that focuses on cost reductions and operational efficiencies, which we refer to as the Plan. Under the terms of the third amendment, the Plan must be reasonably acceptable in scope, timing and process to M&T.   On July 18, 2013, the Plan was unanimously approved by the members of the special committee and by our entire board of directors, which authorized the special committee to oversee the implementation of the Plan by management.  On July 19, 2013 the plan was submitted to M&T for its review and on August 15, 2013, M&T informed the Company that the Plan is not acceptable in scope, timing and process.  The Company believes that the concerns with the Plan expressed by M&T go beyond scope, timing and process.  The Company is currently engaged in discussions with M&T to resolve differences over the Plan and is confident that those differences will be resolved.

Code of Ethics

As a privately held company we are not obligated to adopt a formal code of ethics, however we are in the process of upgrading our corporate governance and we plan to adopt a formal code of ethics in the near future.

EXECUTIVE COMPENSATION

Our Named Executive Officers

Our Chief Executive Officer and Chief Financial Officer at the end of fiscal year 2013 and the three other most highly compensated executive officers in fiscal year 2013 (which we refer to collectively as our named executive officers) are as follows:

•                  Paul I. Detwiler, Jr. - Director, Chairman of the Board and Executive Committee member;

•                  Donald L. Detwiler - Chief Executive Officer (at end of fiscal year 2013), Director, Vice Chairman of the Board and Executive Committee member;

•                  Paul I. Detwiler, III — Chief Executive Officer (commencing March 2013), President, Chief Financial Officer (at end of fiscal year 2013) and Secretary, Director and Executive Committee member;

•                  James W. Van Buren - Executive Vice President (at end of fiscal year 2013), Chief Operating Officer (at end of fiscal year 2013), Director, Executive Committee member. In July 2013, Mr. Van Buren resigned as Executive Vice President and Chief Operating Officer of the Company and as President of Work Area Protection Corp.; and

•                  Steven B. Detwiler — Senior Vice President-Construction Materials, Director, Executive Committee Member and President of Buffalo Crushed Stone Division.

Compensation Discussion and Analysis

Our Compensation Philosophy and Objectives

We are a privately-held company founded and wholly-owned by one family, the Detwiler family, and our senior management team, including all of our named executive officers, includes many third and fourth generation members of the Detwiler family. As a result, our executive compensation philosophy is streamlined. The compensation of our named executive officers, including our Chairman and Vice Chairman of the Board, for fiscal year 2013 was determined, reviewed and approved by our Chairman of the Board and Vice Chairman of the Board with significant input and direction from our Chief Executive Officer and our former Chief Operating Officer.

Our executive compensation has four components to it:

•                  base salary;

•                  bonuses;

•                  retirement benefits; and

•                  perquisites and other personal benefits.

Our goal is to ensure that our compensation practices are market, facilitate appropriate retention and reward superior performance. The components to our executive compensation are determined with the goal of motivating executives and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform for our company. However, as a result of the fact that our named executive officers are all members of the family which owns the Company, the compensation of our named executive officers is significantly influenced by the private negotiations between such individuals concerning their compensation, which is based upon the requests of such individuals, the performance of the Company and the ability of the Company to pay the determined compensation.

Elements of Compensation

Base Salaries.  Base salaries are fixed in amount and not tied to performance. Our objective in establishing base salaries is to offer adequate and stable compensation to our named executive officers on a day-to-day basis for their work. Our named executive officers’ base salaries depend on their position within the company and the scope of their responsibilities. As of the end of fiscal year 2013, the base salaries of our Chairman of the Board and our Vice Chairman of the Board generally move in tandem. Similarly, as of the end of fiscal year 2013, the base salaries of our Chief Executive Officer and our Chief Operating Officer generally move in tandem. The exact amount of our named executive officers’ base salary is reviewed annually. In reviewing base salaries, we consider:

•                  the scope and/or changes in individual responsibilities;

•                  overall compensation of the executive;

•                  overall compensation for all our executive officers and employees;

•                  market changes in compensation;

•                  our financial condition and results of operations; and

•                  individual performance.

Base salaries for each of Paul I. Detwiler, Jr. and Donald L. Detwiler for fiscal year 2014 have remained approximately the same as compared to base salaries for fiscal year 2013.

Bonuses.  Our named executive officers are awarded cash bonuses based upon performance and the other discretionary elements described below. Our objective in establishing bonuses is to motivate executives to excel in their work, enhance retention and adequately reward outstanding services to our company. Bonuses for fiscal year 2013 were determined based on the following elements (each of which is not exclusive and with no particular weight assigned to any):

•                  market changes in compensation;

•                  the requests of the individual named executive officers; and

•                  our financial condition and results of operations.

Final bonus decisions for fiscal year 2013 were by private negotiation amongst our named executive officers, which are made by our Chairman of the Board and our Vice Chairman of the Board in consultation with our Chief Executive Officer and our former Chief Operating Officer. Bonuses are generally awarded annually at the end of the performance period. However, bonuses are also paid from time to time during the year to our named executive officers on a discretionary basis to reward specific accomplishments in connection with our operations or to cover certain expenses described under “Perquisites and Other Personal Benefits” below. A portion of the bonus awarded for fiscal year 2013 to each of Paul I. Detwiler, Jr. and Donald L. Detwiler was to reimburse such individual for their tax obligation resulting from their indirect interest in South Woodbury L.P.   See “Certain Relationships and Related Party Transactions.”  In addition, a portion of the bonus awarded for fiscal year 2013 to each of Paul I. Detwiler, III., Steven B. Detwiler and James W. Van Buren was based on the amount of premiums for life insurance policies owned by trusts created by Mr. Paul Detwiler, Mr. Steven Detwiler and Mr. Van Buren.

Retirement Benefits.  We provide certain retirement benefits to our executive officers in the form of an executive benefit plan which provides deferred compensation benefits as a reward to certain of our executives and other key employees and provides such persons with the opportunity to defer the receipt of certain compensation. Another important part of our compensation is our company-wide 401(k) plan. Our objective in establishing these plans is to enhance retention of our executive officers and employees in the long-term by providing them with flexibility in tax and financial planning and superior payout awards in a tax-efficient manner if they remain with us for at least four years or until retirement. Our named executive officers do not currently participate in our Executive Benefit Plan although they could be eligible for it. They do, however, participate in our company-wide 401(k) Plan.

Perquisites and Other Personal Benefits.  We provide the following perquisites and other personal benefits to our named executive officers:

•                  we have subscribed for company life insurance policies for each of our named executive officers and pay all premiums under such policies;

•                  we pay or reimburse our named executive officers for membership dues in various country clubs;

•                  we pay an annual car allowance to each of our named executive officers; and

•                  we lease various aircraft and pay the charges related to the use of such aircraft by our named executive officers.

We believe that extending these perquisites to our named executive officers is appropriate for the operation and management of our business which is heavily dependent on the ability of our executives to serve and travel rapidly and extensively throughout our geographic markets.

Other Compensation.  We are wholly-owned by our founding family members and do not have any equity awards or other equity-incentive performance based compensation. We do not have employment agreements or change of control agreements with our named executive officers who are all part of our founding owner family; however, we may have the need for these agreements in the future. Because we are a privately-owned company, federal securities law provisions relating to shareholder advisory votes on executive compensation do not apply to us.

Summary Compensation Table

The following table summarizes the compensation paid to our named executive officers for services rendered to us in all capacities during fiscal years 2011, 2012 and 2013:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (1)	All Other Compensation ($)		Total ($)
Paul I. Detwiler, Jr. Director, Chairman of the Board and Executive Committee Member	2013	432,436	513,788	0	19,973	55,093	(2)	1,021,290
	2012	426,484	620,247	0	12,250	26,720	(2)	1,085,701
	2011	425,000	1,087,618	0	11,126	69,214	(2)	1,592,958

Donald L. Detwiler Director, Vice Chairman, Chief Executive Officer (at end of fiscal year 2013), and Executive Committee Member	2013	434,545	377,522	0	15,234	57,430	(3)	884,731
	2012	426,914	488,617	0	12,250	29,232	(3)	957,013
	2011	425,000	935,796	0	11,126	43,932	(3)	1,415,854

Paul I. Detwiler, III President, Chief Executive Officer (commencing March 2013), Chief Financial Officer (at end of fiscal year 2013) and Corporate Secretary, Director and Executive Committee Member	2013	335,780	69,666	0	15,075	20,374	(4)	440,895
	2012	334,113	251,923	0	12,250	11,766	(4)	610,052
	2011	325,000	631,025	0	11,126	16,752	(4)	983,903

James W. Van Buren Executive-Vice President (at end of fiscal year 2013), Chief Operating Officer (at end of fiscal year 2013), Director and Executive Committee Member	2013	338,305	56,196	0	15,376	23,358	(5)	433,235
	2012	336,477	239,842	0	12,250	17,739	(5)	606,308
	2011	325,000	609,579	0	11,126	14,204	(5)	959,909

Steven B. Detwiler Senior Vice President-Construction Materials, Director and Executive Committee Member	2013	321,798	31,286	0	13,902	18,894	(6)	385,880
	2012	319,196	206,358	0	12,250	20,390	(6)	558,194
	2011	305,000	509,263	0	11,126	20,184	(6)	845,573

(1)                                 Includes only the amount contributed to 401(k) plans.

(2)                                 Includes company paid life insurance premiums ($8,481 in fiscal years 2013 and 2012, respectively and $10,953 in fiscal year 2011), country club membership dues ($1,053, $1,140 in fiscal years 2013 and 2012, respectively), use of company aircraft ($25,646, $11,166 and $55,948 in fiscal years 2013, 2012 and 2011, respectively), use of company automobile ($2,313 in fiscal years 2013, 2012 and 2011, respectively), company paid legal services ($13,980 in fiscal year 2013) and company paid supplemental disability insurance premiums ($3,620 in both fiscal years 2013 and 2012, respectively).

(3)                                 Includes company paid life insurance premiums ($4,446 in fiscal years 2013 and 2012, respectively and $5,970 in fiscal year 2011), country club membership dues ($4,482, $2,144 and $6,074 in fiscal years 2013, 2012 and 2011, respectively), use of company aircraft ($24,650, $14,263 and $29,575 in fiscal years 2013, 2012 and 2011, respectively), use of company automobile ($2,313 in fiscal years 2013, 2012 and 2011, respectively), company paid legal services ($15,473 in fiscal year 2013) and company paid supplemental disability insurance premiums ($6,066 in both fiscal years 2013 and 2012, respectively).

(4)                                 Includes company paid life insurance premiums ($1,581 in fiscal years 2013 and 2012, respectively and $1,857 in fiscal year 2011), use of company aircraft ($13,831, $3,217 and $11,076 in fiscal years 2013, 2012 and 2011, respectively), use of company automobile ($1,813 in fiscal years 2013, 2012 and 2011, respectively) and company paid supplemental disability insurance premiums ($3,149, $5,155 and $2,006 in fiscal years 2013, 2012 and 2011, respectively).

(5)                                 Includes company paid life insurance premiums ($1,185 in fiscal years 2013, 2012, respectively and $1,365 in fiscal year 2011), country club membership dues ($5,892, $5,517 and $3,938 in fiscal years 2013, 2012 and 2011, respectively), use of company aircraft ($13,516, $6,213 and $5,029 in fiscal years 2013, 2012 and 2011, respectively), use of company automobile ($1,813 in fiscal years 2013, 2012 and 2011, respectively) and company paid supplemental disability insurance premiums ($952, $3,011 and $2,059 in fiscal years 2013, 2012 and 2011, respectively).

(6)                                 Includes company paid life insurance premiums ($1,365, $1,365 and $1,545 in 2013, 2012 and 2011, respectively), country club membership dues ($10,359, $8,749 and $10,936 in 2013, 2012 and 2011, respectively), use of company aircraft ($4,277, $3,987 and $3,734 in 2013, 2012 and 2011, respectively), use of company automobile ($1,813, $1,813 and $1,813 in 2013, 2012 and 2011, respectively) and company paid supplemental disability insurance premiums ($1,080, $4,476 and $2,156 in 2013, 2012 and 2011, respectively).

401(k) Retirement Plan.  We maintain a tax-qualified retirement plan named the New Enterprise Stone & Lime Co., Inc. 401(k) Savings and Retirement Plan (the “401(k) Plan”) that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. The 401(k) Plan allows eligible employees to contribute a percentage of their eligible compensation on a pre-tax basis subject to applicable Internal Revenue Code limits, and also permits executive officers to contribute on a post-tax basis. For executive officers, we match 100% of their elective deferral contributions, up to 3% of their total annual eligible compensation. We may also contribute a profit sharing contribution on behalf of eligible participants in an amount determined in our discretion. Matching and profit sharing contributions vest 20% per year after completing one year of service, and are 100% vested after five years of service. Our named executive officers participate in our 401(k) Plan.

Change of Control

We do not have change of control agreements with our named executive officers who are all part of our founding owner family.

Director Compensation

Our non-executive directors receive an annual retainer of $10,000 and a fee of $2,500 for each meeting of the board of directors or committee meeting which they attend. We also reimburse our non-executive directors for expenses incurred to attend meetings of our board of directors or committees. Our board of directors meets quarterly and may act by unanimous written consent or call special meetings between regularly scheduled board meetings, as necessary. Additional compensation may be paid to our directors in connection with special assignments, as may be determined by our board of directors from time to time. No such additional compensation has been paid to any non-executive director since March 1, 2012.

Director Compensation Table for Fiscal Year 2013

The table below summarizes the compensation paid by us and earned or accrued by non-employee directors during fiscal year 2013.

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)
Donald Devorris	40,000	—	—	40,000
William A. Gettig	42,500	—	—	42,500
F. James McCarl	40,000	—	11,281	51,281
Larry R. Webber	42,500	—	—	42,500

(1)           Includes compensation for travel.

Compensation and Risk Management

We believe that our compensation and benefit programs have been appropriately designed to attract and retain talent and properly incentivize employees. Certain factors in our compensation policies ensure that our named executive officers are not encouraged to take unnecessary risks in managing our business. Those factors include the multiple elements of our compensation programs which combine a balanced mix of fixed compensation with performance-based compensation and payouts to reward superior performance. We have determined that any risks arising from our compensation programs and policies are not reasonably likely to have a material adverse effect on us, our subsidiaries and operations.

Compensation Committee Interlocks and Insider Participation

None of our officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee. None of the members of our compensation committee is or was formerly an officer or employee of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

We have a Series of Class A Voting Common Stock, with a par value of $1.00, which we refer to as Class A Stock, and a Series of Class B Non-Voting Stock, with a par value of $1.00, which we refer to as Class B Stock. As of August 30, 2013, there were 500 shares of Class A Stock issued and outstanding and 273,285 shares of Class B Stock issued and outstanding.

We have no equity compensation plans.

Each holder of Class A Stock is entitled to one vote per share of Class A Stock, and each holder of Class B Stock is not entitled to vote except as otherwise mandated by Delaware law.

The following table sets forth information, as of August 30, 2013, regarding the beneficial ownership of our common stock. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise provided, the address of each individual or entity listed below is c/o New Enterprise Stone & Lime Co., Inc., 3912 Brumbaugh Road, P.O. Box 77, New Enterprise, Pennsylvania 16664.

Name of Beneficial	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned		% Total Voting Power
Owner	Number	%	Number	%	%
Paul I. Detwiler, Jr.(1)	250	50.0	105,425	38.6	50.0

Donald L. Detwiler(2)	250	50.0	62,060	22.7	50.0

Paul I. Detwiler, III & Sandra K. Detwiler(3)	—	—	8,400	3.1	—

Steven B. Detwiler & Gina M. Detwiler(4)	—	—	8,400	3.1	—

Kim D. Van Buren & James W. Van Buren(5)	—	—	8,400	3.1	—

Paul I. Detwiler, III	—	—	11,333.3	4.1	—

Steven B. Detwiler	—	—	11,333.3	4.1	—

Joann D. Bull	—	—	4,200	1.5	—

Jennifer D. DeLong	—	—	4,200	1.5	—

Jeffrey D. Detwiler	—	—	15,533.3	5.7	—

Kim D. Van Buren	—	—	17,000	6.2	—

Karen D. Bascom	—	—	17,000	6.2	—

Donald L. Detwiler 2000 GST Exempt Trust for Karen D. Bascom dated December 6, 2000(6)	—	—	31,030	11.4	—

Donald L. Detwiler 2000 GST Exempt Trust for Kim D. Van Buren dated December 6, 2000(7)	—	—	31,030	11.4	—

Paul I. Detwiler, Jr. 2000 GST Exempt Trust for Paul I. Detwiler, III dated December 27, 2000(8)	—	—	18,849	6.9	—

Paul I. Detwiler, Jr. 2000 GST Exempt Trust for Steven B. Detwiler dated December 27, 2000(9)	—	—	18,849	6.9	—

Paul I. Detwiler, Jr. 2000 GST Exempt Trust for Joann D. Bull dated December 27, 2000(10)	—	—	24,439	8.9	—

Paul I. Detwiler, Jr. 2000 GST Exempt Trust for Jennifer D. DeLong dated December 27, 2000(11)	—	—	24,439	8.9	—

Paul I. Detwiler, Jr. 2000 GST Exempt Trust for Jeffrey D. Detwiler dated December 27, 2000(12)	—	—	18,849	6.9	—

Named Executive Officers and Directors

Paul I. Detwiler, Jr.(1)	250	50.0	105,425	38.6	50.0

Donald L. Detwiler(2)	250	50.0	62,060	22.7	50.0

Paul I. Detwiler, III(13)	—	—	38,582.3	14.1	—

Steven B. Detwiler(14)	—	—	38,582.3	14.1	—

James W. Van Buren(15)	—	—	56,430	20.6	—

All directors and current executive officers as a group (10 persons)(16)	500	100.0	232,351.7	85.0	100.0

(1)                                 Represents shares of Class A Common Stock owned by Paul I. Detwiler, Jr. and shares of Class B Common Stock owned by certain trusts described in footnotes 8, 9, 10, 11 and 12 below of which Paul I. Detwiler, Jr. is deemed to have beneficial ownership as a result of his relationship to one or more of the co-trustees of the trusts.

(2)                                 Represents shares of Class A Common Stock owned by Donald L. Detwiler and shares of Class B Common Stock owned by certain trusts described in footnotes 6 and 7 below of which Donald L. Detwiler is deemed to have beneficial ownership as a result of his relationship to one or more of the co-trustees of such trusts.

(3)                                 Such shares are held by tenancy in the entirety.

(4)                                 Such shares are held by tenancy in the entirety.

(5)                                 Such shares are held by tenancy in the entirety.

(6)                                 Represents shares of Class B Common Stock held of record for the benefit of Karen D. Bascom, who also owns shares of Class B Common Stock in her own name. Lynnea K. Detwiler and Karen D. Bascom are co-trustees of such trust and have shared voting and investment power over the shares listed in the table.

(7)                                 Represents shares of Class B Common Stock held of record for the benefit of Kim D. Van Buren, who also owns shares of Class B Common Stock in her own name. Lynnea K. Detwiler and Kim D. Van Buren are co-trustees of such trust and have shared voting and investment power over the shares listed in the table.

(8)                                 Represents shares of Class B Common Stock held of record for the benefit of Paul I. Detwiler, III, who also owns shares of Class B Common Stock in his own name. Patricia Detwiler and Paul I. Detwiler, III are co-trustees of such trust and have shared voting and investment power over the shares listed in the table.

(9)                                 Represents shares of Class B Common Stock held of record for the benefit of Steven B. Detwiler, who also owns shares of Class B Common Stock in his own name. Patricia Detwiler and Steven B. Detwiler are co-trustees of such trust and have shared voting and investment power over the shares listed in the table.

(10)                         Represents shares of Class B Common Stock held of record for the benefit of Joann D. Bull, who also owns shares of Class B Common Stock in her own name. Patricia Detwiler and Joann D. Bull are co-trustees of such trust and have shared voting and investment power over the shares listed in the table.

(11)                          Represents shares of Class B Common Stock held of record for the benefit of Jennifer D. DeLong, who also owns shares of Class B Common Stock in her own name. Patricia Detwiler and Jennifer D. DeLong are co-trustees of such trust and have shared voting and investment power over the shares listed in the table.

(12)                          Represents shares of Class B Common Stock held of record for the benefit of Jeffrey D. Detwiler, who also owns shares of Class B Common Stock in his own name. Patricia Detwiler and Jeffrey D. Detwiler are co-trustees of such trust and have shared voting and investment power over the shares listed in the table.

(13)                          Represents 8,400 shares of Class B Common Stock held by tenancy in the entirety with his wife, 18,849 shares of Class B Common Stock held beneficially by the Paul I. Detwiler, Jr. 2000 GST Exempt Trust for Paul I. Detwiler, III dated December 27, 2000 of which Mr. Detwiler is a co-trustee and 11,333.3 shares of Class B Common Stock held directly.

(14)                          Represents 8,400 shares of Class B Common Stock held by tenancy in the entirety with his wife, 18,849 shares of Class B Common Stock held beneficially by the Paul I. Detwiler, Jr. 2000 GST Exempt Trust for Steven B. Detwiler dated December 27, 2000 of which Mr. Detwiler is a co-trustee and 11,333.3 shares of Class B Common Stock held directly.

(15)                          Represents 8,400 shares of Class B Common Stock held by tenancy in the entirety with his wife, 31,030 shares of Class B Common Stock held beneficially by the Donald L. Detwiler 2000 GST Exempt Trust for Kim D. Van Buren dated December 27, 2000 of which Mr. Van Buren’s wife is a co-trustee and 17,000 shares of Class B Common Stock held directly by Mr. Van Buren’s wife.

(16)                          Includes shares of Class B Common Stock owned by certain trusts described in footnotes 6 through 12 above, of which our executive officers are deemed to have beneficial ownership as a result of relationships to one or more of the co-trustees for certain of the trusts.

We do not have change of control agreements with our named executive officers who are all part of our founding owner family. If an executive officer who participates in our Executive Benefit Plan is terminated without cause or resigns for good reason within the two-year period immediately following a change of control, he or she will become immediately and fully vested in his or her entire account balance in the Executive Benefit Plan and such account balance will be paid to him or her in an immediate lump sum.

In connection with Mr. Van Buren’s resignation as Executive Vice President and Chief Operating Officer of the Company on July 17, 2013, we entered into an Agreement and General Release with Mr. Van Buren which provides for a severance payment of $565,195.00, payable to Mr. Van Buren in one lump sum and COBRA payments for Mr. Van Buren through July 31, 2014 and for Mr. Van Buren’s spouse through January 31, 2015 in consideration for a release of all claims against the Company from Mr. Van Buren.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

As set forth in the Audit Committee Charter, the Audit Committee is responsible for reviewing, approving or ratifying all related party transactions for potential conflicts of interest and overseeing all related party transactions on an ongoing basis as described in Item 404 of Regulation S-K under the Exchange Act. The Company has not adopted a standalone written related-party transaction policy.  When a potential related-party transaction is identified, management presents it to the Audit Committee, which consists entirely of independent directors, to determine whether to approve or ratify it.  The Audit Committee reviews the material facts of the related-party transaction and either approves or disapproves of the entry into the transaction. If advance approval of a related-party transaction is not feasible, then the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified by the Audit Committee. No director may participate in the approval of a transaction for which he or she is a related party (other than with respect to executive compensation).

Stock Restriction and Management Agreement

On March 1, 1990, we entered into a stock restriction and management agreement, which we refer to as the stock restriction agreement, with Paul I. Detwiler, Jr. and Donald L. Detwiler, each of whom we refer to individually as a voting stockholder and collectively as the voting stockholders. The stock restriction agreement includes, among other things, restrictions on the transfer of common stock, provisions regarding the voting of the common stock as it relates to our board of directors and provisions regarding the management and operation of the Company.

Right of First Refusal and Restrictions on Transfer of Common Stock

Under the stock restriction agreement, the ability of the voting stockholders to transfer their shares of common stock is generally subject to a right of first refusal unless the transfer is to a spouse or lineal descendant. If the shares to be transferred to a spouse or lineal descendant are shares of voting stock, such transferee must at the time of such transfer be, and have been for the two years immediately preceding the transfer, active in our management. The voting stockholders are also restricted from transferring shares of common stock to any person or entity conducting a commercial enterprise engaged in business operations which compete directly or indirectly with us.

If the proposed transfer is to someone other than a spouse or lineal descendant, we have a right of first refusal to purchase shares of common stock proposed to be transferred by either voting stockholder. If we decide not to exercise our right of first refusal, the other voting stockholder (in the case of voting common stock) and all of our remaining stockholders (in the case of non-voting common stock) may purchase the shares that are proposed to be transferred. If a voting stockholder ceases to be one of our full time employees (subject to certain exceptions), an offer will be deemed made by such voting stockholder to sell such voting stockholder’s common stock, allowing us to repurchase such shares.

Offer Rights

The voting stockholders had put rights which required us to purchase at any time all or some of such voting stockholder’s common stock. If we were unable to purchase the common stock by reason of a legal or contractual impediment, then the voting stockholders, subject to the terms and restrictions set forth in the stock restriction agreement, may have sold the voting common to other purchasers. On August 22, 2011, the stockholders of the Company amended the stock restriction agreement which, among other things, required the Company to purchase, at any time, all or some of a stockholder’s common stock at the option of the individual stockholders. The amendment eliminated the stockholder’s right to require the Company to purchase the common stock on a prospective basis.

Additional Issuances

We are prohibited from issuing any additional capital stock unless: (i) we receive consideration at least equal to the stated or par value of the common stock or the per share net book value of the preferred stock or (ii) it is to one of our directors, officers or employees pursuant to one of our plans.

Public Offering

The rights and obligations affecting the disposition of our common stock as set forth in the stock restriction agreement are terminated upon an initial public offering.

Voting

Each voting stockholder is entitled to nominate 50% of the directors entitled to vote. Each voting stockholder shall vote his shares of voting common stock for his and the other voting stockholder’s nominees. An elected nominee’s vacant position will be filled by the voting stockholder who originally selected the nominee. If a voting stockholder dies or is mentally disabled, his permitted transferee(s) will set forth the nominations. Any disagreement among such transferees will be resolved by a majority vote. Each transferee has one vote for each share of his voting stock. Once a nominee is chosen, all transferees must vote for him or her.

Absent a contrary agreement and so long as each voting stockholder is able, each voting stockholder shall be entitled to nominate the same number of emeritus directors, which are non-voting directors, and vote for the other’s nominees. Only a voting stockholder (not any permitted transferees) may nominate an emeritus director. An emeritus director vacancy will be filled only if the voting stockholders agree to fill it.

Management

Each voting stockholder manages certain operations of the Company. If a managerial dispute arises, the voting stockholders agree to refer it to the Independent Committee for a recommendation to be approved by our board of directors.

Each voting stockholder must take certain actions in connection with the management of our business, including, but not limited to, maximizing investment returns, abiding by a cash management plan, adhering to a budget, utilizing a certain amount for capital improvements, establishing certain job descriptions and corporate policies and taking actions to maintain the independence of our board of directors.

Restrictive Covenants

The voting stockholders are subject to non-competition provisions while employed by us and, subject to limited exceptions, for a period of five years from the date upon which such voting stockholder’s employment is terminated or such voting stockholder offers to sell his common stock. These non-competition provisions prohibit such voting stockholder from directly or indirectly owning, managing, operating, joining, controlling or participating in the ownership, management, operation or control of or be employed or otherwise connected in any manner with any commercial enterprise that is engaged in business operations which compete directly or indirectly with us.

In addition, during the five year period described above, neither voting stockholder may: (i) solicit or aid in the solicitation of any business from any of our customers or (ii) disclose, or utilize on behalf of himself or any other person or business entity, any proprietary right of ours in any product, method or procedure whether or not such product, method or procedure is patented, trademarked or copyrighted.

Sale or Liquidation of the Company

All obligations to purchase or sell the common stock under the stock restriction agreement shall be terminated if: (i) we sell all or substantially all of our assets to be followed by a liquidation or (ii) an agreement is reached pursuant to which 90% of our issued and outstanding capital stock will be sold.

Transferee Stock Restriction Agreement

Each of the non-voting stockholders of the Company, with the exception of the trusts, have executed a Transferee Stock Restriction Agreement. The terms of the Transferee Stock Restriction Agreements, which we refer to as the transferee restriction agreements, are substantially similar to the terms of the stock restriction agreement, except the transferee restriction agreements: (i) do not include any terms regarding the management of our company and (ii) include a provision requiring the stockholder to vote any shares of voting stock acquired from the voting stockholders for directors nominated by such voting stockholder and (iii) include certain nomination rights in the event of the death or permanent mental disability of a voting stockholder. The transferee restriction agreements were amended to eliminate the stockholder’s right to require the Company to purchase the common stock on a prospective basis.

Leases

We lease our headquarters located in South Woodbury Township, Pennsylvania and an office building in Roaring Spring pursuant to two lease agreements with South Woodbury LP, a limited partnership controlled by trusts for the benefit of the Detwiler family and in which the Company owns a 1.0% general partnership interest. Both lease agreements expire on May 31, 2023, and each has one five year option to extend.

Under the South Woodbury Township headquarters lease, we lease 15.62 acres of land and an office building consisting of approximately 70,000 square feet in South Woodbury Township, Bedford County, Pennsylvania. The annual base rent for this lease is $2.0 million, which may be reset to a fair market rate as provided in the lease.

We also lease two tracts of land consisting of approximately 5.75 acres and an office building consisting of approximately 23,528 square feet in the borough of Roaring Spring, Blair County, Pennsylvania. The annual base rent is approximately $0.4 million which may be reset to a fair market rate as provided in the lease.

In each of the fiscal years 2013, 2012 and 2011, we paid annual rent under these leases in the amount of $2.4 million.

Except as noted above, we believe each of the related party transactions are on an arm’s length basis.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summarizes the material provisions of certain of our indebtedness (in addition to the indebtedness represented by the notes) that is outstanding immediately following the consummation of the Refinancing Transactions. This summary is not a complete description of such indebtedness. The description of our other indebtedness is qualified in its entirety by reference to the provisions of the agreements governing the terms of such other indebtedness.

Refinancing Transactions

On March 15, 2012, we completed the sale of the old notes and entered into the ABL Facility. We utilized the proceeds from the sale of the old notes and borrowings under the ABL Facility to repay all amounts outstanding under, and terminate, our prior credit agreement and certain other debt.

Asset- Based Loan Facility

Original Terms

On March 15, 2012, the Company entered into the ABL Facility with M&T, as the issuing bank, a lender, the swing lender, the agent and the arranger. The ABL Facility originally provided for maximum borrowings on a revolving basis of up to $170.0 million from time to time for general corporate purposes, including working capital. As discussed below, as a result of the third amendment to the ABL Facility, a maximum of $145.0 million may be borrowed under the ABL Facility. The ABL Facility includes a $15.0 million letter of credit sub-facility and a $20.0 million swing line sub-facility for short-term borrowings. The ABL Facility will mature on March 15, 2017. We classify borrowings under the ABL Facility as long-term due to our ability to maintain such borrowings on a long-term basis.

Borrowings under the ABL Facility (except swing line loans) bear interest at a rate per annum equal to, at the Company’s option, either (a) a base rate or (b) a LIBOR rate, in each case plus an applicable margin. Swing line loans bear interest at the base rate plus the applicable margin. The LIBOR margin for the ABL Facility is fixed at 5.00% (as of the date of the third amendment, discussed below) and the base rate margin is fixed at 3.00% (as of the date of the third amendment, discussed below). The ABL Facility also contains a commitment fee that is tied to the quarterly average Excess Availability, as defined in the ABL Facility Agreement as the borrowing base less the sum of letter of credit obligations and outstanding loans thereunder. The commitment fee ranges from 0.25% to 0.625%. From the commencement of the ABL Facility Agreement until September 7, 2012 (date of the first amendment, discussed below), the LIBOR margin was 2.75%, the base rate margin was 0.75% and the commitment fee was 0.50%.

Borrowings under the ABL Facility are guaranteed on a full and unconditional and joint and several basis by certain of the Company’s existing and future domestic subsidiaries and are secured, subject to certain permitted liens, by first-priority liens on the ABL Priority Collateral and by second-priority liens on the collateral securing the exchange notes on a first-priority basis, except for certain real property.

Availability of ABL Facility and Covenants

The ABL Facility includes affirmative and negative covenants that, subject to significant exceptions, limit our ability and the ability of our guarantors to undertake certain actions, including, among other things, limitations on (i) the incurrence of indebtedness and liens, (ii) asset sales, (iii) dividends and other payments with respect to capital stock, (iv) acquisitions, investments and loans, (v) affiliate transactions, (vi) altering the business, (vii) issuances of equity that have mandatory redemption or put rights prior to the maturity of the ABL Facility and (viii) providing negative pledges to third parties. As of May 31, 2013, the Company was in compliance with these affirmative and negative covenants.

Prior to the third amendment to the ABL Facility, if the Company had less than $25.0 million of availability under the ABL Facility at any point in time, it would be obligated to comply with a fixed charge coverage ratio. The third amendment to the ABL Facility, among other things, reduced the minimum excess availability threshold for the fixed charge coverage ratio to $1.00 until November 30, 2014, effectively increasing the Company’s short-term borrowing availability by allowing it to borrow up to the entire amount of the ABL Facility (less $1.00) without needing to comply with a fixed charge coverage ratio.

If at any time after November 30, 2014 Excess Availability is less than the greater of (i) $25.0 million or (ii) 15% of the lesser of the commitments and the borrowing base, the Company must comply with a minimum fixed charge coverage ratio test of at least 1.0 to 1.0 for the immediately preceding four fiscal quarters or twelve consecutive months, as applicable. As of May 31, 2013, the Company’s Fixed Charge Coverage Ratio was below 1.0 to 1.0. The practical result will be that after November 30, 2014, so long as our fixed charge coverage ratio as calculated pursuant to the covenant remains less than 1.0 to 1.0, our available borrowings under the ABL Facility will be reduced by $25.0 million.

A fixed charge covenant ratio is also used to determine what advance rates apply in calculating the borrowing base under the ABL Facility, as well as whether the Company can make certain investments, acquisitions, restricted payments, repurchases or increases in the amount of cash interest payments on other indebtedness. As part of the first amendment to the ABL Facility entered into on September 7, 2012, the borrowing base formula under the ABL Facility became subject to adjustment based on the most recent fixed charge coverage ratio. If the calculation of the fixed charge coverage ratio is less than 1.0 to 1.0, the borrowing base will be equal to the sum of (a) the lesser of (i) $56.0 million (from $65 million) and (ii) 65% (from 75%) of the appraised value of the eligible real property, plus (b) 70% (from 85%) of the outstanding balance of eligible accounts receivable plus, (c) 40% (from 60%) of eligible inventory, minus (d) reserves imposed by the agent of the ABL Facility in the exercise of reasonable business judgment from the perspective of a secured asset-based lender, minus (e) reserves imposed by the agent to the ABL Facility with respect to branded inventory in its sole discretion.

The applicability of the Company’s fixed charge coverage ratio is conditional upon reaching the minimum excess availability. As a result of the third amendment, the Company has a minimum excess availability of $1.00 (reduced from $25.0 million) until November 30, 2014, effectively eliminating the need to comply with a fixed charge coverage ratio. After November 30, 2014, the Company may be subject to a fixed charge coverage ratio of 1.0 to 1.0, if its minimum excess availability reaches $25.0 million.

Amendment of ABL Facility

The ABL Facility contained a covenant that required us to deliver our fiscal year 2012 annual financial statements to M&T by May 29, 2012. On September 7, 2012, we entered into the first amendment to the ABL Facility to change the required delivery date of our audited February 29, 2012 financial statements and the required delivery date of our first and second quarter results and financial statements. Subsequent to the date of the first amendment, we required multiple extensions of time and ultimately filed our audited February 29, 2012 financial statements, our fiscal year 2013 first and second quarter results and financial statements on December 15, 2012, January 1, 2013 and February 28, 2013, respectively.

As part of the first amendment to the ABL Facility entered into on September 7, 2012, the borrowing base formula under the ABL Facility became subject to adjustment based on the most recent Fixed Charge Coverage Ratio as described above. We were subject to the adjusted borrowing base calculation as of February 28, 2013 and May 31, 2013. The first amendment added a 1.25% floor to LIBOR for purposes of determining the interest rate applicable to LIBOR based borrowings, which was later removed in the third amendment discussed below.

In connection with the first amendment to the ABL Facility, we also agreed with M&T that, in the event M&T is unable to reduce its final participation in the ABL Facility to no more than $75.0 million during the primary syndication of the ABL Facility by December 15, 2012, M&T would be entitled to add or modify terms of the ABL Facility that were previously prohibited from being added or modified, including but not limited to the advance rates, certain covenants and the interest and fees payable. As of May 31, 2013, M&T has not syndicated the ABL Facility and has not modified the terms of the ABL Facility. See the discussion below concerning the potential modifications by M&T.

On December 7, 2012, we entered into the second amendment to the ABL Facility to change the required delivery date of our third quarter results and financial statements. Subsequent to the date of the second amendment, we required an extension of time and ultimately filed our third quarter results and financial statements on April 1, 2013. There can be no guarantee that the Company will not need to obtain similar amendments in the future. A failure to obtain such amendment could result in an acceleration of the Company’s indebtedness under the ABL Facility and a cross-default under the Company’s other indebtedness, including the existing notes and old notes.

On May 29, 2013, we entered into the third amendment to the ABL Facility. As discussed above, prior to the third amendment, if the Company had less than $25.0 million of availability under the ABL Facility at any point in time, it would be obligated to comply with a fixed charge coverage ratio. The third amendment, among other things, reduced the minimum excess availability to $1.00 until November 30, 2014, effectively increasing the Company’s short-term borrowing availability by allowing it to borrow up to the entire amount of the ABL Facility (less $1.00) without needing to comply with a fixed charge coverage ratio. The Company also agreed to the following additional amendments to the ABL Facility in the third amendment: (i) the aggregate overall amount available for borrowing under the ABL Facility was reduced from $170.0 million to $145.0 million; (ii) the interest rate margin added to applicable LIBOR based borrowings was increased to a fixed 5%; (iii) the interest rate margin added to applicable Base Rate borrowings was increased to a fixed 3%; (iv) the 1.25% floor applicable to LIBOR based borrowings was removed; and (v) to the extent that the Company disposes of assets that are ABL priority collateral and certain unencumbered assets, the net cash proceeds will be used to prepay outstanding borrowings under the ABL Facility and the overall ABL Facility will be reduced by $1 for each $1 of assets sold up to $15 million. The third amendment did not change other significant terms of the ABL Facility such as the maturity, borrowing base formula, and covenants, as applicable. Although the overall commitment was reduced from $170.0 million to

$145.0 million, because the Company’s borrowing base was below $145.0 million at the time of the third amendment, such reduction had no impact on the Company’s short-term ability to borrow under the ABL Facility.

In connection with the third amendment, we also agreed with M&T that our board of directors would create a special committee consisting of our four non-employee directors, which we refer to as the special committee, that has engaged an advisor to develop a business plan that focuses on cost reductions and operational efficiencies, which we refer to as the Plan. Under the terms of the third amendment, the Plan must be reasonably acceptable in scope, timing and process to M&T.   On July 18, 2013, the Plan was unanimously approved by the members of the special committee and by our entire board of directors, which authorized the special committee to oversee the implementation of the Plan by management.  On July 19, 2013 the plan was submitted to M&T for its review and on August 15, 2013, M&T informed the Company that the Plan is not acceptable in scope, timing and process.  The Company believes that the concerns with the Plan expressed by M&T go beyond scope, timing and process.  The Company is currently engaged in discussions with M&T to resolve differences over the Plan and is confident that those differences will be resolved.

Potential Modification by M&T

In connection with the first amendment to the ABL Facility described above, in order to facilitate the syndication of the ABL Facility amongst additional lenders, the Company and M&T agreed that if M&T were unable to reduce its final loan commitments under the ABL Facility to no more than $75.0 million prior to December 15, 2012, M&T would be entitled to add to or modify the terms of the ABL Facility on a unilateral basis, including but not limited to adjusting the advance rates, adding or modifying certain covenants and increasing the interest and fees payable in order to facilitate its syndication efforts. In connection with such modifications, there is no limit or ceiling to the interest rate M&T could charge. Notwithstanding these rights, M&T would not be able to do the following without the Company’s consent:

•              reduce the ABL Facility’s total amount to less than $170.0 million (as discussed above, this has been reduced to $145.0 million due to the third amendment);

•              impose a permanent fixed charge coverage ratio;

•              cause the springing fixed charge coverage ratio covenant in the ABL Facility to be greater than 1.00 to 1.00;

•              add a senior or total debt to EBITDA covenant with a less than 20% cushion from management projections;

•              add a net worth covenant with a less than 20% cushion from management projections;

•              restrict the Company’s ability to incur additional permitted indebtedness and related permitted liens for capital leases, purchase debt and sale-leaseback transactions to less than $35.0 million in the aggregate at any time;

•              if the Company’s fixed charge coverage ratio is 1.00 to 1.00 or greater, cause the advance rate for (a) eligible inventory to be less than 60%; (b) eligible accounts to be less than 85%; or (c) eligible real property to be less than the lower of (1) 75% of the appraised value thereof and (2) $65.0 million;

•              if the Company’s fixed charge coverage ratio is less than 1.00 to 1.00, cause the advance rate for (a) eligible inventory to be less than 40%; (b) eligible accounts to be less than 70%; or (c) eligible real property to be less than the lower of (1) 75% of the appraised value thereof and (2) $56.0 million; or

•              require that any of (a) Rock Solid Insurance Company, (b) South Woodbury L.P., (c) NESL II, LLC, (d) Kettle Creek Partners L.P. or (e) Kettle Creek Partners G.P., LLC guaranty the ABL Facility.

As of May 31, 2013, despite M&T’s inability to successfully syndicate the ABL Facility, the terms of the ABL Facility have not been modified by M&T. However, should M&T choose to exercise its right to add or modify terms of the ABL Facility, borrowings under the ABL Facility may be subject to terms less favorable than the current terms of the ABL Facility which could negatively impact our financial position, cash flows and results of operations. Furthermore, such modifications may require us to renegotiate the terms of the ABL Facility or obtain additional financing. We may not be able to obtain such modifications or additional financing on commercially reasonable terms or at all. If we are unable to obtain such modifications or additional financing, we would have to consider other options, such as the sale of certain assets, sales of equity, and negotiations with our lenders to restructure our debt. The terms of our indebtedness may restrict, or market or business conditions may limit, our ability to do any or all of these things.

Interest Rate and Availability

As of May 31, 2013, the weighted average interest rate on the ABL Facility was 4.0%. The effective interest rate, including all fees, for the ABL Facility was approximately 6.2% for fiscal year 2013. As discussed above, we recently amended our ABL Facility to fix the interest rate margin added to LIBOR based borrowings at 5.0%, fix the interest rate margin added to base rate borrowings at 3.0% and remove the 1.25% floor applicable to LIBOR based borrowings.

As of May 31, 2013, we had borrowed $68.7 million under the ABL Facility with $64.6 million available. As discussed above, we recently amended our ABL Facility to, among other things, reduce the overall commitment to $145.0 million and effectively waive the $25.0 million minimum excess availability threshold for the fixed charge coverage ratio until November 30, 2014.

The Company paid $0.3 million in fees to effect the third amendment to the ABL Facility and as a result of the reduction in the maximum borrowings of the ABL Facility the Company also recognized $0.7 million of unamortized deferred financing fees as interest expense during the three months ended May 31, 2013.

11% Senior Notes Due 2018

In August 2010, we sold $250.0 million aggregate principal amount of our existing notes at par. Interest on the existing notes is payable semi-annually in arrears on March 1 and September 1 of each year. The existing notes mature on September 1, 2018 and bear interest at the rate of 11%, payable in cash. At any time prior to September 1, 2014, we may redeem all or part of the existing notes at a redemption price equal to 100.0% of the principal amount plus accrued and unpaid interest and an applicable “make-whole” premium which is set forth in the indenture governing the existing notes. On or after September 1, 2014, we may redeem all or a part of the existing notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage
2014	105.50%

2015	102.75%

2016 and thereafter	100.00%

In addition, prior to September 1, 2013, we may redeem up to 35.0% of the aggregate principal existing notes outstanding with the net cash proceeds from certain equity offerings at a redemption price equal to 111.0% of the principal amount thereof, together with accrued and unpaid interest. If we experience a change of control, as outlined in the indenture, we may be required to offer to purchase the existing notes at a purchase price equal to 101.0% of the principal amount, plus accrued interest.

The existing notes are guaranteed on a full and unconditional, and joint and several basis, by certain of our existing and future domestic subsidiaries. The indenture governing the existing notes contains affirmative and negative covenants that, among other things, limit our and our subsidiaries’ ability to incur additional debt, make restricted payments, dividends or other payments from subsidiaries to us, create liens, engage in the sale or transfer of assets and engage in transactions with affiliates. We are not required to maintain any affirmative financial ratios or covenants.

The Indenture governing the existing notes required that we file a registration statement with the SEC and exchange the existing notes for new existing notes having terms substantially identical in all material respects to the existing notes. We filed our registration statement with the SEC for the existing notes on August 29, 2011. The registration statement became effective on September 13, 2011, and we concluded the exchange offer on October 12, 2011.

Land, Equipment and Other Obligations

We have various notes, mortgages and other financing arrangements resulting from the purchase of principally land and equipment. All loans provide for at least annual payments and are principally secured by the land and equipment acquired. We incurred $5.8 million and $4.4 million of new obligations under various financing arrangements related to equipment, assets and other in fiscal years 2013 and 2012, respectively.

Obligations include loans of $7.5 million and $8.2 million as of February 28, 2013 and February 29, 2012, respectively, secured by certain facilities at 3.5% as of February 28, 2013 and 7.3% as of February 29, 2012.

From 1998 through 2005, We issued four revenue bonds to different industrial development authorities for counties in Pennsylvania in order to fund the acquisition and installation of plant and equipment. The original issuance of these bonds totaled $25.3 million with dates of maturity through May 2022. We maintain irrevocable, transferable letters of credit equal to the approximate carrying value of each bond, in total for $5.4 million, and $10.6 million and $5.4 million  as of February 28, 2013, February 29, 2012, and May 31, 2013 respectively. The effective interest rate on these bonds ranged from 0.23% to 0.41% for fiscal year 2013 and 0.28% to 0.46% for fiscal year 2012, and from 0.25% to 0.43% for the three months ended May 31, 2013 and 0.23% to 0.46% for the three months ended May 31, 2012. We are subject to annual principal maturities each year which is funded on either a quarterly or monthly basis, depending upon the terms of the original agreement. Our plant and equipment provide collateral under these borrowings and for the letters of credit.

Obligations include a cash overdrafts liability of $0.8 million and $2.2 million, which is included within the current portion of long-term debt as of May 31, 2013 and February 28, 2013, respectively.

All other obligations of $3.9 million and $4.2 million as of February 28, 2013 and February 29, 2012, respectively, relate to various equipment financings and are at a weighted average interest rates of 5.6% and 4.4%, respectively.

DESCRIPTION OF EXCHANGE NOTES

On March 15, 2012, New Enterprise Stone & Lime Co., Inc. issued $265,000,000 in aggregate principal amount of old notes under an indenture (the “Indenture”), dated as of March 15, 2012, among the Company, the Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). On September 15, 2012 and March 15, 2013, we made a PIK interest payment on our old notes.  The aggregate principal amount includes the $265,000,000 in aggregate principal amount of old notes initially issued in the private placement transaction on March 15, 2012, increased by an additional $24,387,000 in lieu of cash as PIK interest in respect of the old notes on the September 15, 2012 and March 15, 2013 interest payment dates. The exchange notes will be issued under the Indenture. The exchange notes will evidence the same debt as the old notes. Consequently, the old notes and exchange notes will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The terms of the exchange notes are identical in all material respects to the old notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights and we will not be obligated to pay additional interest as described in the registration rights agreements. Wells Fargo, N.A., as trustee of the old notes, will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of old notes. Any old notes that remain outstanding after the consummation of this exchange offer, together with the exchange notes, will be treated as a single class of securities under the Indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of outstanding exchange notes shall be deemed to mean, at any time after this exchange offer is consummated, such percentage in aggregate principal amount of the old notes and the exchange notes outstanding.

The old notes and the exchange notes are referred collectively in this section of the prospectus as the “Notes.” The statements under this caption relating to the Indenture, the Notes, the Note Guarantees, the Security Documents and the Intercreditor agreement are summaries and are not a complete description of the Indenture, the Notes or the Note Guarantees, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” For purposes of this section of the prospectus, references to the “Company”, “we”, “us”, “our” or similar terms shall mean New Enterprise Stone & Lime Co., Inc. without its subsidiaries. Unless otherwise indicated, references under this caption to Sections or Articles are references to sections and articles of the Indenture, the Security Documents or the Intercreditor Agreement, as applicable. Copies of the Indenture, the Security Documents and the Intercreditor Agreement have been filed as exhibits to the registration statement of which this prospectus forms a part and are available upon request from the Company.

General

On March 15, 2012, the Company issued Notes in an aggregate principal amount of up to $265.0 million. The Notes mature on March 15, 2018. The Indenture governing the Notes provides for the issuance of additional Notes having identical terms and conditions to the Notes (the “Additional Notes”), subject to compliance with the covenants in the Indenture, including “Limitation on Incurrence of Debt” and “Limitation on Liens.”

Interest on the Notes is initially payable at 13% per annum. With respect to any interest payment date on or prior to March 15, 2017, the Company may, at its option, elect (an “Interest Form Election”) by written notice delivered to the Trustee at least ten (10) business days prior to the beginning of the applicable interest period, which the Trustee shall promptly deliver to the Holders, to pay interest on the Notes (i) entirely in cash (“Cash Interest”) or (ii) subject to any Interest Rate Increase, initially at the rate of 4% per annum in cash (“Cash Interest Portion”) and initially at the rate of 9% per annum (which has been adjusted as discussed below) by increasing the outstanding principal amount of the Notes or by issuing Additional Notes (“PIK Notes”) under the Indenture on the same terms as the Notes (in each case, “PIK Interest”, “PIK Interest Portion” or a “PIK Payment”); provided that in the absence of an Interest Form Election, interest on the Notes will be payable as set forth in clause (ii) above. With respect to any interest payment payable after March 15, 2017, interest will be payable solely in cash.

In addition, at the beginning of and with respect to each 12-month period that begins on March 15, 2013, March 15, 2014 and March 15, 2015, the interest rate on the Notes as of such date shall permanently increase by an additional 1.0% per annum (an “Interest Rate Increase”) unless the Company delivers a written notice to the Trustee at least ten (10) business days prior to the beginning of each such 12-month period, which the Trustee shall promptly deliver to the Holders, of the Company’s election for such 12-month period to either (x) alter the manner of interest payment on the Notes going forward by increasing the Cash Interest Portion and decreasing the PIK Interest Portion in each case in effect with respect to the immediately preceding interest period for which any PIK Interest was paid prior to each such election by, in each case, 1.0% per annum or (y) pay interest on the Notes for such 12-month period entirely in cash (a “12-Month Cash Election”). In respect of the 12-Month period beginning March 15, 2013, we elected to increase the Cash Interest Portion and decrease the PIK Interest Portion so that the Cash Interest Portion is 5% and the PIK Interest Portion is 8% per annum.  In the event of a 12-Month Cash Election for any 12-month period prior to March 15, 2017, the interest rate on the Notes applicable for such 12-month period shall be 1.0% less than the total interest rate applicable to the Notes in effect with respect to the immediately preceding interest period for which any PIK Interest was paid. Any Interest Rate Increase shall be effected by increasing the PIK Interest Portion in effect with respect to the immediately preceding interest period for which any PIK Interest was paid prior to each such Interest Rate Increase. The interest rate on the Notes for and in respect of any 12-month period beginning on March 15, 2016 shall be equal to the interest rate applicable in the immediately preceding interest period; provided that if interest in such immediately preceding interest period was paid entirely as Cash Interest and we elect to pay a portion of the interest rate for and in respect of the 12-month period beginning on March 15, 2016 as PIK Interest, the total interest rate for such 12-month period beginning on March 15, 2016 shall be equal to the total interest rate applicable to the Notes in effect with respect to the immediately preceding interest period for which any PIK Interest was paid, with the same split between PIK Interest and Cash Interest. If we make a 12-Month Cash Election for and in respect of the 12-month period beginning on March 15, 2016, the same interest rate will apply for and in respect of the 12-month period beginning on March 15, 2017.

Unless the context requires otherwise, for all purposes of the Indenture and this “Description of Exchange Notes,” (i) references to “Notes” include any Additional Notes that are actually issued and any increase in the principal amount of outstanding Notes as a result of a PIK Payment in respect of the Notes (including any Additional Notes actually issued), and (ii) references to “principal amount” of Notes includes any increase in the principal amount of outstanding Notes (including PIK Notes) as a result of a PIK Payment.

The Notes have initially been issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. PIK Payments will be made in PIK Note denominations of $1.00 and any integral multiple of $1.00 in excess thereof.

Interest on the Notes will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2012. The Company will make each interest payment to the holders of record of the Notes on the immediately preceding March 1 and September 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date with respect to the Notes, except with respect to PIK Notes as provided below. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

At all times, PIK Interest on the Notes will be payable (x) with respect to Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding global note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded down to the nearest whole dollar) as provided in writing by the Company to the Trustee and (y) with respect to Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded down to the nearest whole dollar), and the Trustee will, at the written request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding global notes as a result of a PIK Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes will accrue interest from the date of such PIK Payment, will mature on the same date as the Notes and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes other than the date from which interest will start accruing. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

Additional interest may accrue and be payable under certain circumstances if we do not comply with our obligations under our registration rights agreement. Any additional interest or default interest on the Notes will be payable in cash and will be payable prior to any payments in respect of Cash Interest or the Cash Interest Portion, as applicable. References herein to “interest” shall be deemed to include any such additional interest. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of Notes, as described under “—Optional Redemption,” “—Mandatory Redemption,” “—Mandatory Principal Redemption,” “—Change of Control” or “—Certain Covenants—Limitation on Asset Sales,” shall be made solely in cash.

Principal of and premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company maintained for such purposes, which, initially, will be the office of the Trustee or an agent thereof, which initially will be the corporate trust office of the Trustee located at MAC N9311-110, 625 Marquette Ave., Minneapolis, MN 55479; provided, however, that payment, in respect of Cash Interest or the Cash Interest Portion, as applicable, may be made at the option of the paying agent by check mailed to the Person entitled thereto as shown on the security register. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Guarantees by Domestic Subsidiaries

The Notes are guaranteed on a joint and several basis by the Guarantors (the “Note Guarantees”). Not all Subsidiaries Guarantee the Notes. The Notes are not guaranteed by Unrestricted Subsidiaries and other Subsidiaries that are not guarantors or borrowers under the Existing Credit Agreement. In addition, if in the future we have any Foreign Subsidiaries, they will not guarantee the Notes. As of the date of the Indenture, each of our Domestic Subsidiaries were a Guarantor except Rock Solid Insurance Company and the Unrestricted Subsidiaries. The Note Guarantees are senior secured obligations of each Guarantor. The Indenture provides that the obligations of a Guarantor under its Note Guarantee are limited to the maximum amount as will result in the obligations of such Guarantor under the Note Guarantee not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law. By virtue of this limitation, a Guarantor’s obligations under its Note Guarantee could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its Note Guarantee.

Under the circumstances described below under the subheading “—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries,” any of our Subsidiaries may be designated as “Unrestricted Subsidiaries.” As of the date of the Indenture, all of our Domestic Subsidiaries were “Restricted Subsidiaries” except NESL II, LLC, Kettle Creek Partners GP, LLC and Kettle Creek Partners, L.P., each of which is an Unrestricted Subsidiary. Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture and do not guarantee the Notes. Other effects of designating a Subsidiary as an “Unrestricted Subsidiary” include (i) a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee and its assets and properties will be released from the Notes Collateral and (ii) the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Company for purposes of calculating compliance with the covenants contained in the Indenture.

Claims of creditors of non-guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company, including Holders of the Notes.

The Indenture provides that the Note Guarantee of a Guarantor (and any of its Subsidiaries that are Guarantors) will be automatically and unconditionally released and its assets and properties will be released from the Notes Collateral:

(a)           in the event of a sale or other transfer or disposition of all of the Capital Interests in any Guarantor to any Person that is not (after giving effect to such transaction) a Restricted Subsidiary of the Company in compliance with the terms of the Indenture, or in the event all or substantially all of the assets or Capital Interests of a Guarantor are sold or otherwise transferred by way of merger, consolidation or otherwise, to a Person that is not (after giving effect to such transaction) a Restricted Subsidiary of the Company in compliance with the terms of the Indenture;

(b)           upon the designation of such Guarantor as an Unrestricted Subsidiary in compliance with the provisions described under the subheading “—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries”;

(c)           in connection with a defeasance of the Notes or satisfaction and discharge of the Indenture in accordance with the terms of the Indenture; or

(d)           upon a sale of Capital Interests which causes such Guarantor to cease to be a Restricted Subsidiary if such sale does not violate any provision of the Indenture.

As of May 31, 2013, the Company’s non-Guarantor Subsidiaries accounted for approximately 2.2% (excluding intercompany eliminations) of the total assets of the Company and its Subsidiaries.

Ranking

Ranking of the Notes

The Notes are senior secured obligations of the Company, secured on a first priority basis by Liens on the Notes Collateral and on a second priority basis by Liens on the ABL Collateral (in each case, subject to Permitted Liens). As a result, the Notes:

•                  rank equally in right of payment with all existing and future senior Debt of the Company;

•                  rank senior in right of payment to all existing and future Debt of the Company that is by its terms expressly subordinated in right of payment to the Notes;

•                  are effectively senior in right of payment to all of the Company’s existing and future unsecured Debt (including the Existing Notes) or Debt that is secured by a lien with Junior Lien Priority to the Lien securing the Notes, in each case to the extent of the value of the Collateral;

•                  are effectively subordinated to all of the Company’s existing and future ABL Lenders Debt to the extent of the value of the ABL Total Collateral;

•                  are effectively subordinated to all of the Company’s existing and future Debt that is secured by a Lien on assets of the Company not constituting Collateral to the extent of the value of the collateral securing such other secured Debt; and

•                  are effectively subordinated to the Debt and other obligations of the non-Guarantor Subsidiaries.

As of May 31, 2013, we had approximately $632.4 million of total debt outstanding (including the old notes and the existing notes), $370.4 million of which was secured debt.  The aggregate principal amount includes the $265,000,000 in aggregate principal amount of old notes initially issued in the private placement transaction on March 15, 2012, increased by an additional $24,387,000 in lieu of cash as PIK interest in respect of the old notes on the September 15, 2012 and March 15, 2013 interest payment dates.

As of May 31, 2013, (i) our non-Guarantor Subsidiaries would have had $19.6 million of liabilities (excluding intercompany eliminations) that would have ranked structurally senior to the exchange notes, (ii) the exchange notes would be secured, subject to permitted liens, by a first-priority lien on fixed assets that would have comprised approximately 75% of the net book value of our fixed assets (other than Rolling Stock), and (iii) the exchange note would be secured, subject to Permitted Liens, by a second-priority lien on the ABL Total Collateral that would have comprised approximately 11.4% of the net book value of our fixed assets (other than Rolling Stock), including the Specific Real ABL Property that would secure the ABL Facility, but not the Notes.

See “Risk Factors—Risks Related to the Notes and Our Indebtedness—Your right to receive payment on the exchange notes will be effectively subordinated to the liabilities of our non-guarantor subsidiaries,” “—Our indebtedness under the ABL Facility will be effectively senior to the exchange notes to the extent of the value of the ABL priority collateral” and “—The exchange notes will be secured only to the extent of the value of the assets having been granted as security for the exchange notes, which may not be sufficient to satisfy our obligations under the exchange notes.”

Ranking of the Note Guarantees

Each Note Guarantee is a senior secured obligation of the Guarantor, secured on a first priority basis by the assets of such Guarantor constituting Notes Collateral and on a second priority basis by the assets of such Guarantor constituting ABL Collateral (in each case, subject to Permitted Liens). As such, each Note Guarantee:

•                  ranks equally in right of payment with all existing and future senior Debt of the Guarantor;

•                  ranks senior in right of payment to all existing and future Debt of the Guarantor that is by its terms expressly subordinated in right of payment to the Note Guarantee of such Guarantor;

•                  is effectively senior in right of payment to all of such Guarantor’s existing and future unsecured Debt (including guarantees of the Existing Notes) or Debt that is secured by a lien with Junior Lien Priority to the Lien securing the Note Guarantee of such Guarantor, in each case to the extent of the value of the Collateral owned by such Guarantor;

•                  is effectively subordinated to such Guarantor’s Guarantee of the ABL Lenders Debt to the extent of the value of the ABL Total Collateral owned by such Guarantor;

•                  is effectively subordinated to all of such Guarantor’s existing and future Debt that is secured by a Lien on assets of such Guarantor not constituting Collateral to the extent of the value of the collateral securing such other secured Debt; and

•                  is effectively subordinated to the Debt and other obligations of the non-Guarantor Subsidiaries.

Security for the Notes

The Notes and the Note Guarantees have the benefit of the Notes Collateral, in which the Holders of the Notes have a first-priority security interest (subject to Permitted Liens), and the ABL Collateral, in which the Holders of the Notes have a second-priority security interest (subject to the first-priority security interest securing the ABL Facility and other Permitted Liens).

The Company and the Guarantors will be able to Incur additional Debt in the future which could share in all or part of the Collateral. The amount of all such additional Debt will be limited by the covenants disclosed under “Certain Covenants—Limitation on Liens” and “Certain Covenants—Limitation on Incurrence of Debt.” Under certain circumstances the amount of such additional secured Debt could be significant.

Collateral

The Collateral has been pledged to the Notes Collateral Agent for the benefit of the Noteholder Secured Parties. The Notes and Note Guarantees are secured by first-priority security interests in the Notes Collateral and second-priority security interests in the ABL Collateral, in each case subject to certain Permitted Liens.

Subject to Permitted Liens, only the Notes and the Note Guarantees have the benefit of the first-priority security interest in the Notes Collateral. No other Debt Incurred by the Company may share in the first-priority security interest in the Notes Collateral pursuant to the Security Documents.

The Company and the Guarantors have agreed that if they do not complete all filings and other necessary actions to perfect the mortgage liens on all of our properties intended to constitute Collateral for the Notes and Note Guarantees on or prior to the Issue Date, they will use their commercially reasonable efforts to complete such actions within a reasonable period of time after the Issue Date. Delivery of mortgages or security interests in Collateral after the Issue Date increases the risk that the mortgages or other security interests could be avoidable in bankruptcy. See “Risk factors—Risks Related to the Notes and our Indebtedness—We do not expect that mortgages on all of our real properties intended to constitute collateral that are intended to secure the exchange notes and guarantees will be delivered and recorded at the time of the issuance of the notes. To the extent not so delivered and recorded, we will use commercially reasonable efforts to complete such actions within a reasonable period of time. Delivery and recordation of such mortgages after the issue date of the notes increase the risk that the liens granted by those mortgages could be avoided. One or more of these mortgages may constitute a significant portion of the value of the collateral securing the notes and the related guarantees.” For the avoidance of doubt, if the Company or any applicable Guarantor fails to enter into a Security Document after using, as determined by the Company, commercially reasonable efforts, the Company shall state so in an Officers’ Certificate delivered to the Trustee and the Notes Collateral Agent, and the Company shall notify the Holders of Notes. Neither the Notes Collateral Agent nor the Trustee shall have any obligation to enter into any Security Document after the Issue Date and shall have the right to decline signing any Security Document if, after being advised by counsel, the Trustee or Notes Collateral Agent determines in good faith that such action would expose the Trustee or Notes Collateral Agent to liability or if doing so is not consistent with its rights, privileges, protections and immunities set forth in the Indenture, the Security Agreement or other Security Documents.

The Capital Interests or intercompany notes of a Subsidiary constitute Notes Collateral only to the extent that such Capital Interests or intercompany note can secure the Notes without Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the Securities and Exchange Commission (“Commission”). In the event that, and so long as, Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the Commission to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, that would require) the filing with the Commission of separate financial statements of any Subsidiary due to the fact that such Subsidiary’s Capital Interests or intercompany note secures the Notes, then the Capital Interests or intercompany note of such Subsidiary shall automatically be deemed to be an Excluded Asset. In such event, the Security Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to release the Liens on the Capital Interests or intercompany note that is so deemed to constitute an Excluded Asset.

In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the Commission to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Interests or intercompany note to secure the Notes without the filing with the Commission of separate financial statements of such Subsidiary, or the Company otherwise ceases to be required, as a result of such Subsidiary’s Capital Interests or intercompany notes securing the Notes, to file separate financial statements of such Subsidiary pursuant to Rule 3-16 of Regulation S-X, then the Capital Interests or intercompany note of such Subsidiary shall automatically be deemed to no longer be an Excluded Asset. In such event, the Security Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to subject such Capital Interests or intercompany note to the Liens under the Security Documents.

Release of Collateral

The Company and the Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

•                  to enable the disposition of such property or assets to a Person that is not the Company or a Guarantor to the extent permitted by and consummated in compliance with the Indenture, including the covenant described under “—Certain Covenants—Limitation on Asset Sales”;

•                  in the case of a Guarantor that is released from its Note Guarantee, the release of the property and assets of such Guarantor;

•                  as permitted by the Intercreditor Agreement; or

•                  as described under “—Amendment, Supplement and Waiver” below.

Any property or asset so released shall be deemed an Excluded Asset for the purpose of the Indenture but only for so long as the circumstances that gave rise to such release remains applicable to such property or asset. The security interests in all Collateral securing the Notes and Note Guarantees also will be automatically released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other obligations under the Indenture, the Note Guarantees under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) defeasance or discharge of the Indenture as described under “—Satisfaction and Discharge of the Indenture; Defeasance.”

Following the irrevocable deposit by the Company with the Trustee of funds in an amount sufficient to pay and discharge the entire Debt on the Notes for principal, premium, if any, and interest to the Stated Maturity or date of repayment, the Notes Collateral Agent is authorized, in the name and on behalf of the Noteholder Secured Parties, to assign and shall assign any mortgages and deeds of trust in favor of the Notes Collateral Agent and the underlying debt to such lending institutions providing replacement financing arrangements to the Company and/or its Subsidiaries (and/or any agent for such lending institutions) as the Company may request and pursuant to documentation satisfactory to the Notes Collateral Agent (so long as such documentation expressly provides that such assignment is made without any representation or warranty of any kind and without recourse to the Notes Collateral Agent or any of the Noteholder Secured Parties).

After-Acquired Property

Promptly following the acquisition by the Company or any Guarantor of any After-Acquired Property (but subject to the limitations, if applicable, described under “—Collateral”), the Company or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Notes Collateral Agent either a first priority or a second priority perfected security interest (subject to Permitted Liens) in such After-Acquired Property depending on whether such After-Acquired Property consists of Notes Collateral or ABL Collateral, and to have such After-Acquired Property added to the Collateral and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Information Regarding Collateral

The Company will furnish to the Notes Collateral Agent, with respect to the Company or any Guarantor, promptly (and in any event, within 30 days of such change) written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or form of entity or (iv) Organizational Identification Number. The Company and the Guarantors will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will have been made within any applicable statutory period under the UCC or otherwise that are required in order for the Notes Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Company also agrees promptly to notify the Notes Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned.

Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, the Company shall deliver to the Trustee (i) a certificate of a financial officer setting forth the information required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements, and (ii) an opinion of counsel in accordance with Section 314(b) of the Trust Indenture Act.

Security Document Provisions

The Company, the Guarantors, the Notes Collateral Agent and the Trustee have entered into certain Security Documents creating and establishing the terms of the security interests and Liens that secure the Notes and the Note Guarantees. These security interests and Liens secure the payment and performance when due of all of the obligations of the Company and the Guarantors under the Notes, the Indenture, the Note Guarantees and the Security Documents, as provided in the Security Documents. The Trustee has been appointed, pursuant to the Indenture, as the Notes Collateral Agent.

Intercreditor Agreement

On March 15, 2012, the Company, the Guarantors, the Notes Collateral Agent, the Trustee and the ABL Agent entered into the Intercreditor Agreement. Although the Holders of the Notes and the ABL Lenders are not party to the Intercreditor Agreement, by their acceptance of the Notes and ABL Lenders Debt, respectively, they have each agreed to be bound thereby.

Exercise of Remedies—Restrictions on Enforcement of Junior Liens

Until the discharge of obligations secured by a first-priority Lien with respect to any Collateral (e.g. the Lien of the Notes Collateral Agent with respect to the Notes Collateral or the Lien of the ABL Agent with respect to the ABL Total Collateral), whether or not any insolvency or bankruptcy proceeding has been commenced by or against the Company or any Guarantor, the trustee or agent acting on behalf of any holders (or the holders themselves) of obligations secured by second-priority Liens on such Collateral will not exercise or seek to exercise any rights or remedies with respect to any such Collateral or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided, however, that such trustee or agent acting on behalf of any holders (or the holders themselves) of obligations secured by second-priority Liens on such Collateral may exercise any or all such rights or remedies after the passage of a period of 180 days (the “Priority Lien Standstill Period”) has elapsed since the later to occur of (i) the date on which such obligations secured by second-priority Liens are accelerated or (ii) the date on which the trustee or agent acting on behalf of the holders of obligations secured by a first-priority Lien on such Collateral received notice of such acceleration; provided, however, that notwithstanding anything herein to the contrary, in no event will any trustee or agent acting on behalf of any holders (or the holders themselves) of obligations secured by second-priority Liens on such Collateral exercise any rights or remedies with respect to such Collateral if, notwithstanding the expiration of the Priority Lien Standstill Period, the trustee or agent acting on behalf of the holders of obligations secured by a first-priority Lien on such Collateral with respect to the applicable Collateral has commenced and is diligently pursuing the exercise of their rights or remedies with respect to all or any material portion of such Collateral.

In addition, until the discharge of obligations secured by a first-priority Lien with respect to any Collateral, whether or not any insolvency or bankruptcy proceeding has been commenced by or against the Company or any Guarantor, the trustee or agent acting on behalf of any holders (or the holders themselves) of obligations secured by second-priority Liens on such Collateral will not (i) contest, protest or object to any foreclosure proceeding or action brought by the trustee or agent acting on behalf of the holders of obligations secured by a first-priority Lien on such Collateral with respect to the applicable Collateral or any other exercise of any rights and remedies relating to such Collateral, whether under the applicable Security Documents or otherwise and (ii) will not object to the forbearance by the trustee or agent acting on behalf of the holders of obligations secured by a first-priority Lien on such Collateral from bringing or pursuing any rights or remedies.

Until the earlier of (i) the discharge of obligations secured by a first- priority Lien with respect to any Collateral has occurred or (ii) the expiration of the Priority Lien Standstill Period, whether or not any insolvency or bankruptcy proceeding has been commenced by or against the Company or any Guarantor, the trustee or agent acting on behalf of the holders of obligations secured by a first-priority Lien on such Collateral will have the exclusive right to enforce rights, exercise remedies (including, without limitation, set-off, recoupment and the right to credit bid their debt) and, in connection therewith make determinations regarding the release, disposition, or restrictions with respect to such Collateral without any consultation with or the consent of the trustee or agent acting on behalf of any holders (or the holders themselves) of obligations secured by second-priority Liens on such Collateral; provided, however, that the Liens of all secured parties shall attach to any proceeds (other than those properly applied to the obligations secured by prior Liens) of any Collateral released or disposed of, subject to the relative priorities. In exercising rights and remedies, any trustee or agent acting on behalf of the holders of obligations secured by a first-priority Lien on any Collateral may enforce the provisions of the Security Documents and exercise remedies thereunder with respect to such Collateral, all in such order and in such manner as they may determine in the exercise of their sole discretion and they shall have the right to sell or otherwise dispose of any such Collateral upon foreclosure, to incur expenses in connection with such disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the bankruptcy laws of any applicable jurisdiction.

Notwithstanding the foregoing, the trustee or agent acting on behalf of any holders (or the holders themselves) of obligations secured by second-priority Liens on any Collateral may (i) file a claim or statement of interest, provided that an insolvency or bankruptcy proceeding has been commenced by or against the Company or any Guarantor, (ii) take any action (not adverse to the priority status of the prior Liens, or the rights of the holders thereof) in order to create, perfect, preserve or protect (but not enforce) such Liens, (iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of its claims, in each case in accordance with the Intercreditor Agreement, (iv) file any pleadings, objections, motions or agreements that assert rights or interests available to unsecured creditors not inconsistent with the terms of the Intercreditor Agreement, (v) vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of the Intercreditor Agreement, (vi) exercise any of its rights or remedies (including acceleration) after the termination of the Priority Lien Standstill Period to the extent permitted by the Intercreditor Agreement, (vii) make a cash bid on all or any portion of such Collateral in any foreclosure proceeding or action, (viii) credit bid on all or any portion of the Collateral, provided that any obligations secured by prior Liens on such Collateral are discharged prior to or in connection with any such credit bid, (ix) join in any judicial proceedings commenced by any trustee or agent acting on behalf of the holders of obligations secured by a first-priority Lien on such Collateral to enforce Liens on such Collateral, provided, however, that they may not interfere with the enforcement actions of such trustee or agent, and (x) engage consultants, valuation firms, investment bankers, and perform or engage third parties to perform audits, examinations and appraisals of the Collateral for the sole purpose of valuing the Collateral and not for the purpose of marketing or conducting a disposition of such Collateral, provided, however, that the trustee or agent acting on behalf of any holders (or the holders themselves) of obligations secured by second-priority Liens on any Collateral shall not take any of the foregoing actions if they would interfere in any material respect with the enforcement by the trustee or agent acting on behalf of the holders of obligations secured by a first-priority Lien on such Collateral.

Exercise of Remedies—Set-Off and Tracing of and Priorities in Proceeds

The Notes Collateral Agent, for itself and/or on behalf of the Noteholder Secured Parties, has agreed that, to the extent any Noteholder Secured Party or the Notes Collateral Agent exercises its rights of set-off against the Company’s or any Guarantor’s deposit accounts or securities accounts (other than Asset Sales Proceeds Accounts), the amount of such set-off will be deemed to be ABL Collateral to be held and distributed pursuant to the Intercreditor Agreement, provided, however, that the foregoing will not apply to any set-off by the Notes Collateral Agent or any Noteholder Secured Party against any Notes Collateral (including the Asset Sales Proceeds Accounts) to the extent applied to the obligations outstanding under the Indenture. The Notes Collateral Agent for itself and/or on behalf of the Noteholder Secured Parties has further agreed that at any time prior to the issuance of an enforcement notice by the Notes Collateral Agent (unless any insolvency or bankruptcy proceeding with respect to the Company or any Guarantor has occurred) all funds deposited under account control agreements (other than account control agreements governing Asset Sales Proceeds Accounts) and then applied to the obligations outstanding under the ABL Facility will be treated as ABL Collateral. The Notes Collateral Agent for itself and/or on behalf of the Noteholder Secured Parties has further agreed that after the earlier to occur of (i) any insolvency or bankruptcy proceeding with respect to the Company or any Guarantor and (ii) the issuance of an enforcement notice by the Notes Collateral Agent, unless the ABL Agent has actual knowledge that any funds deposited under account control agreements (other than account agreements governing Asset Sales Proceeds Accounts) are the identifiable proceeds of Notes Collateral that have been deposited under such account control agreements without the express written consent of the Notes Collateral Agent (all such deposits being “Specified Notes Collateral Deposits”), any claim by any of the Notes Collateral Agent or the Noteholder Secured Parties that payments made to the ABL Agent (other than Specified Notes Collateral Deposits) are proceeds of or otherwise constitute Notes Collateral, are waived. The ABL Agent shall rebuttably be presumed not to have actual knowledge of any deposit of such proceeds, provided that such presumption can be rebutted by the Notes Collateral Agent and the Noteholder Secured Parties. Each of the ABL Agent, the ABL Secured Parties, the Notes Collateral Agent and the Noteholder Secured Parties have also agreed that any proceeds of Collateral, whether or not deposited under account control agreements, that are used by the Company or any Guarantor to acquire other property that is Collateral prior to the earlier of (i) any insolvency or bankruptcy proceeding with respect to the Company or any Guarantor and (ii) the issuance of any enforcement notice, will not (as among the ABL Agent, the ABL Secured Parties, the Notes Collateral Agent and the Noteholder Secured Parties) be treated as proceeds of Collateral for purposes of determining the relative priorities in the Collateral that was so acquired.

Entry Upon Material Real Properties by ABL Agent and Holders of ABL Lenders Debt and Specific Real Property by Notes Collateral Agent and Noteholder Secured Parties

The Intercreditor Agreement provides that if the ABL Agent takes any enforcement action with respect to the ABL Total Collateral, the Noteholder Secured Parties will, subject to the rights of any landlords under real estate leases, permit the ABL Agent and its agents, representatives and designees non-exclusive access to Material Real Property for the purpose of arranging for and effecting the disposition, removal or security of ABL Total Collateral, including the production, completion, packaging and other preparation or removal of such ABL Total Collateral for disposition and/or the removal or copying of books and records relating to ABL Total Collateral at that location and/or protecting the ABL Total Collateral, for a period not to exceed 180 days after the taking of such enforcement action; provided, however, that nothing contained in the Intercreditor Agreement will restrict the rights of the Notes Collateral Agent from selling, assigning or otherwise transferring any Material Real Property prior to the expiration of such 180-day period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of the Intercreditor Agreement. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Total Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. The Intercreditor Agreement further provides that if the Notes Collateral Agent takes any enforcement action with respect to the Notes Collateral, the ABL Secured Parties will, subject to the rights of any landlords under real estate leases, permit the Notes Collateral Agent and its agents, representatives and designees non-exclusive access to the Specific Real Property for the purpose of arranging for and effecting the disposition, removal or security of Notes Collateral, including the production, completion, packaging and other preparation or removal of such Notes Collateral for disposition and/or the removal or copying of books and records relating to Notes Collateral at that location and/or protecting the Notes Collateral, for a period not to exceed 180 days after the taking of such enforcement action; provided, however, that nothing contained in the Intercreditor Agreement restricts the rights of the ABL Agent from selling, assigning or otherwise transferring any Specific Real Property prior to the expiration of such 180-day period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of the Intercreditor Agreement. If any stay or other order prohibiting the exercise of remedies with respect to the Notes Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order.

The ABL Agent and Notes Collateral Agent each agree to promptly repair any damage (other than ordinary wear and tear) to any and all Material Real Property or Specific Real Property, as applicable, caused by the entry onto, or use of, such Material Real Property by the ABL Agent, the ABL Secured Parties and/or their agents or such Specific Real Property by the Notes Collateral Agent, the Noteholder Secured Parties and/or their agents.

Releases by Senior Lien Holder

At any time prior to discharge of obligations secured by a first-priority Lien with respect to any Collateral, if, in connection with (i) any enforcement in respect of such Collateral by any trustee or agent acting on behalf of any holders (or the holders themselves) of such obligations, or (ii) a disposition permitted under the terms of both the first-priority and junior security documents, such trustee or agent releases its Liens on any part of such Collateral, then, in each case, the Liens, if any, securing any junior obligations, on such Collateral sold or disposed of in connection with such enforcement or that disposition, will be automatically, unconditionally and simultaneously released; provided that no release of Liens securing such junior obligations with respect to any Collateral will be deemed to have occurred (a) upon a discharge of obligations secured by a first-priority Lien with respect to any Collateral (other than any such discharge as a result of the application of the proceeds of the disposition of such Collateral to such obligations) or (b) in a refinancing of obligations secured by a first- priority Lien with respect to any Collateral with secured Debt that is Incurred contemporaneously with or promptly after the discharge of such pre-existing obligations.

Agreements with Respect to Bankruptcy or Insolvency Proceedings

If the Company or any of its Subsidiaries becomes subject to a case (a “Bankruptcy Case”) under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) and, as debtor(s)-in-possession, moves for approval of financing that will be secured by a Lien on any ABL Collateral (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or moves for approval of a use of cash collateral that constitutes ABL Collateral, the Notes Collateral Agent has agreed in the Intercreditor Agreement and each Holder of Notes has agreed by its acceptance of a Note that it will raise no objection to any such financing or to any such use of cash collateral so long as such cash collateral use or DIP Financing meets the following requirements: (i) it is on commercially reasonable terms, (ii) the Notes Collateral Agent and each Holder of Notes retain the right to object to any ancillary agreements or arrangements regarding the cash collateral use or the DIP Financing that are materially prejudicial to their interests in the Notes Collateral, and (iii) the terms of the DIP Financing (A) do not compel the Company to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document, (B) do not expressly require the liquidation of the collateral prior to a default under the DIP Financing documentation or cash collateral order, (C) if the ABL Secured Parties retain their Liens on the ABL Collateral securing the ABL Facility, the Notes Collateral Agent, for the ratable benefit of the Holders of Notes, shall retain an immediately junior Lien on the ABL Collateral (to the extent such ABL Collateral is Notes Collateral), and (D) to the extent that the ABL Agent is granted an adequate protection lien in connection with such DIP Financing or use of cash collateral that constitutes ABL Collateral, the Holders of Notes also receive an adequate protection lien on the ABL Collateral with the same relative priority as set forth in the intercreditor agreement. To the extent the Liens on the ABL Collateral securing the ABL Obligations are subordinated to or pari passu with such DIP Financing which meets the requirements of clauses (i) through (iii) above, the Notes Collateral Agent will subordinate any Liens in the ABL Collateral to the Liens securing such DIP Financing, any adequate protection liens granted to the ABL Secured Parties on the ABL Collateral, and any “carve out” in favor of fees and expenses of professionals retained by the debtor(s) or creditors’ committee and fees owing to the United States Trustee, as agreed to by the ABL Agent, and will not request adequate protection or any other relief in connection therewith without affecting the relative priority of Notes and the ABL Facility as set forth in the Intercreditor Agreement. The ABL Agent and the holders of ABL Lenders Debt may be subject to reciprocal limitations with respect to the Notes Collateral and any proceeds or payments in respect of any Notes Collateral.

The Notes Collateral Agent has agreed in the Intercreditor Agreement and each Holder of Notes by its acceptance of a Note has agreed that it will not object to and will consent to (i) any sale consented to by the ABL Agent of any ABL Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding), provided that the order approving such sale states that the parties’ respective liens shall attach to the proceeds of such sale with the same relative priority as set forth in the Intercreditor Agreement and (ii) any bid by the ABL Agent on behalf of the ABL Lenders with respect to then outstanding ABL Lenders Debt in connection with any such sale or any other sale or other disposition of the ABL Collateral. The ABL Agent and the holders of ABL Lenders Debt have agreed to reciprocal limitations with respect to their right to object to a sale or other disposition of the Notes Collateral or bid by the Notes Collateral Agent on behalf of the Holders of Notes in connection therewith.

The Notes Collateral Agent has agreed in the Intercreditor Agreement and each Holder of Notes by its acceptance of a Note has agreed that it will not object to or oppose the right of the holders of ABL Lenders Debt to make an election under Section 1111(b)(2) of the Bankruptcy Code with respect to the ABL Collateral. The ABL Agent and the holders of ABL Lenders Debt have agreed to reciprocal limitations with respect to their right to object to any election under Section 1111(b)(2) of the Bankruptcy Code by the Notes Collateral Agent or the Noteholder Secured Parties with respect to the Notes Collateral.

The Notes Collateral Agent has agreed in the Intercreditor Agreement and each Holder of Notes by its acceptance of a Note has agreed that if it is held in any Bankruptcy Case that the respective claims of the ABL Secured Parties and the Noteholder Secured Parties in respect of the ABL Collateral constitute claims in the same class (rather than at least two separate classes of secured claims with the relative priorities described in the Intercreditor Agreement), then the Notes Collateral Agent and the Holders of Notes will agree that all distributions from the ABL Collateral will be made as if there were two separate classes of secured claims with the relative priorities described in the Intercreditor Agreement, with the effect being that, to the extent that (i) the aggregate value of the ABL Collateral is sufficient (for this purpose ignoring all claims held by the Noteholder Secured Parties thereon), the ABL Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, and other claims, all amounts owing in respect of post-petition interest, fees, or expenses that is available from the ABL Collateral (regardless of whether any such claims may or may not be allowed or allowable in whole or in part as against the Company or any of its Subsidiaries in the applicable Bankruptcy Case(s) pursuant to Section 506(b) of the Bankruptcy Code or otherwise), before any distribution is made in respect of the Noteholder Secured Parties from the ABL Collateral, with each Noteholder Secured Party acknowledging and agreeing to turn over to the ABL Agent amounts otherwise received or receivable by them from the ABL Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries of the Noteholder Secured Parties. The ABL Agent and the holders of ABL Lenders Debt have agreed to reciprocal obligations to turn over to the Notes Collateral Agent amounts received or receivable by them from the Notes Collateral to the extent necessary to effectuate the intent of the reciprocal provision in the Intercreditor Agreement requiring that if the aggregate value of the Notes Collateral is sufficient (for this purpose ignoring all claims held by the holders of ABL Lenders Debt thereon), the Noteholder Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, and other claims, all amounts owing in respect of post-petition interest, fees, or expenses that are available from the Notes Collateral (regardless of whether any such claims may or may not be allowed or allowable in whole or in part as against the Company or any of its Subsidiaries in the applicable Bankruptcy Case(s) pursuant to Section 506(b) of the Bankruptcy Code or otherwise), before any distribution is made in respect of the ABL Lenders Debt from the Notes Collateral.

The Notes Collateral Agent has agreed in the Intercreditor Agreement and each Holder of Notes by its acceptance of a Note has agreed that until the discharge of the ABL Lenders Debt has occurred, the Notes Collateral Agent will not seek (or support any other person seeking) relief from the automatic stay or any other stay in any Bankruptcy Case in respect of the ABL Collateral (other than to the extent such relief is required to exercise certain collateral access rights), without the prior written consent of the ABL Agent. The ABL Agent and the holders of ABL Lenders Debt have agreed to reciprocal limitations with respect to their right to seek relief from the automatic stay with respect to the Notes Collateral.

Amendments of the Security Documents; Refinancing

The Intercreditor Agreement provides that the ABL Facility and related documents and the Indenture and related documents may be amended, restated, extended, supplemented or otherwise modified in accordance with the terms thereof and hereof, and the obligations under the ABL Facility and the Notes may be refinanced in accordance with the respective terms thereof and hereof, in each case, without notice to, or the consent (except to the extent a consent is required to permit such refinancing under the ABL Facility and related documents and the Indenture and related documents) of, any or all of the lenders, holders, trustee or agents thereunder, all without affecting the Lien subordination or other provisions of the Intercreditor Agreement, provided, however, that any such amendment, restatement, extension, supplement or modification or refinancing shall not, without the consent of the applicable trustees and agents, including the Notes Collateral Agent and the ABL Agent be inconsistent with or in violation of the Intercreditor Agreement; and the holders of such refinancing debt, either directly or through an agent or representative, bind themselves to the Intercreditor Agreement in a manner reasonably acceptable to the Notes Collateral Agent and the ABL Agent. To the extent there is collateral securing the Notes or the ABL Facility but not both it will not be subject to or governed by the Intercreditor Agreement.

Intercreditor Agreements with Bonding Companies

In connection with certain projects, the Company and the Guarantors from time to time post performance bonds under which a bonding company commits to completing the project if the Company or Guarantor defaults in such performance. The Company has agreed to cause any bonding company which issues such performance bonds to enter into an intercreditor agreement for the benefit of the ABL Lenders and the Noteholder Secured Parties, pursuant to which such bonding company agrees that (a) any contractual liens taken by such bonding company on the assets of the Company and the Guarantors that constitute Collateral will be subordinate to the liens given for the benefit of the ABL Lenders and the Noteholder Secured Parties and (b) any contractual liens of such bonding company will not extend to certain excluded assets as defined therein. The intercreditor agreements with the bonding companies will not affect the rights that the bonding companies may have (in their capacity as surety and other than as a result of their contractual lien on such assets) under applicable law in the event that they perform under such performance bonds.

Mandatory Redemption

Except to the extent that the Company may be required to offer to purchase the notes as set forth below under “—Change of Control” and “—Certain Covenants—Limitation on Asset Sales,” and except for a Mandatory Principal Redemption, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Optional Redemption

The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after March 15, 2015, upon not less than 30 nor more than 60 days’ notice (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of Notes or a satisfaction and discharge of the Indenture) at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning March 15 of the years indicated:

Year	Redemption Price
2015	106.500%
2016	103.250%
2017	100.000%

At any time prior to March 15, 2015, the Company may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date.

In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraphs, prior to March 15, 2015, the Company may, with the net proceeds of one or more Public Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Notes at a redemption price equal to 113.000% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Redemption Date; provided that at least 65% of the principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 120 days following the closing of any such Public Equity Offering.

If less than all of the Notes are to be redeemed, the Trustee will select the Notes or portions thereof to be redeemed by lot, pro rata or by any other method the Trustee shall deem fair and appropriate consistent with the applicable rules and procedures of DTC.

No Notes of less than $2,000 (or in the case of PIK Notes, less than $1.00) shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption so long as the Company timely delivers funds to the Trustee for such redemption.

The Company may at any time, and from time to time, purchase Notes in the open market or otherwise, subject to compliance with applicable securities laws; provided that any such Notes acquired, directly or indirectly, by the Company, any of its Subsidiaries or any Permitted Holder may not (other than with respect to matters requiring the consent of each affected Holder) vote on, and shall be disregarded for purposes of determining whether the requisite percentage of outstanding Notes has been obtained in connection with, waivers, amendments, consents and modifications of the Notes, the Indenture, the Security Documents or the Intercreditor Agreement.

Mandatory Principal Redemption

To prevent the Notes from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of the first accrual period ending after the fifth anniversary of the Issue Date and each accrual period thereafter (each, an “AHYDO Redemption Date”), the Company will be required to redeem for cash a portion of each Note then outstanding equal to the Mandatory Principal Redemption Amount (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued but unpaid interest thereon on the date of redemption. No partial redemption or repurchase of the Notes prior to any AHYDO Redemption Date pursuant to any other provision of the Indenture will alter the Company’s obligation to make the Mandatory Principal Redemption with respect to any Notes that remain outstanding on such AHYDO Redemption Date.

Change of Control

Upon the occurrence of a Change of Control, the Company will be required to make an Offer to Purchase all of the outstanding Notes at a Purchase Price in cash equal to 101% of the principal amount tendered, together with accrued interest, if any, to but not including the Purchase Date (subject to the right of Holders of Notes of record on the relevant regular record date to receive interest due to an interest payment date that is on or prior to the Purchase Date). For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) not later than 30 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Company commences an Offer to Purchase all outstanding Notes at the Purchase Price (provided that the running of such 30-day period shall be suspended during any period when the commencement of such Offer to Purchase is delayed or suspended by reason of any court’s or governmental authority’s review of or ruling on any materials being employed by the Company to effect such Offer to Purchase, so long as the Company have used and continue to use their commercial best efforts to make and conclude such Offer to Purchase promptly) and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase. The Company may commence an Offer to Purchase in respect of a Change of Control prior to the consummation of such Change of Control if a definitive agreement for such Change of Control is in place at the time of such Offer to Purchase. If the Offer to Purchase is commenced prior to the occurrence of the Change of Control, the Offer may be conditioned upon the occurrence of the Change of Control.

The phrase “all or substantially all,” as used in the definition of “Change of Control,” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance how a court interpreting New York law would interpret such phrase. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an Offer to Purchase the Notes as described above.

The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of the Company or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified in such definition.

The definition of “Change of Control” may be amended or modified, and our obligation to make an offer to repurchase the Notes in connection with a Change of Control may be modified or waived, with the written consent of a majority in aggregate principal amount of outstanding Notes. See “—Amendment, Supplement and Waiver.”

In addition, under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger your right to require us to repurchase your Notes as described above.

The Company will be required to comply with the requirements of any applicable securities laws or regulations in connection with any repurchase of the Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

The Company will not be required to make an Offer to Purchase upon a Change of Control if (i) a third party makes such Offer to Purchase contemporaneously with or upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements of the Indenture and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase or (ii) a notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption.”

The Company’s ability to pay cash to the Holders of Notes upon a Change of Control may be limited by the Company’s then existing financial resources. Further, the agreements governing the Company’s other Debt contain, and future agreements of the Company may contain, restrictions on purchases of the Notes and provisions that certain events that would constitute a Change of Control constitute a default thereunder. If the exercise by the Holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control would trigger a default or occurred at the same time as a change of control event under one or more of the Company’s other Debt agreements, the Company’s ability to pay cash to the Holders of Notes upon a repurchase may be further limited by the Company’s then existing financial resources. See “Risk Factors—Risks Related to the Notes and our Indebtedness—We may not be able to raise the funds necessary to finance the change of control offer required by the indenture.”

Certain Covenants

Below are certain covenants contained in the Indenture:

Limitation on Incurrence of Debt

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt), unless, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, (a) the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries, determined on a pro forma basis as if any such Debt (including any other Debt being Incurred contemporaneously), and any other Debt Incurred since the beginning of the Four Quarter Period (other than any Debt Incurred under the revolving portion of a credit agreement), had been Incurred and the proceeds thereof had been applied at the beginning of such Four Quarter Period, and any other Debt repaid since the beginning of such Four Quarter Period had been repaid at the beginning of such Four Quarter Period, would be greater than 2.25:1 and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt.

If, during the Four Quarter Period or subsequent thereto and on or prior to the date of determination, the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale or Asset Acquisition or shall have designated any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary to be a Restricted Subsidiary, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Expense for the Four Quarter Period shall be calculated on a pro forma basis giving effect to such Asset Sale or Asset Acquisition or designation, as the case may be, and the application of any proceeds therefrom as if such Asset Sale or Asset Acquisition or designation had occurred on the first day of the Four Quarter Period.

If the Debt which is the subject of a determination under this provision is Acquired Debt, or Debt Incurred in connection with the simultaneous acquisition of any Person, business, property or assets, or Debt of an Unrestricted Subsidiary being designated as a Restricted Subsidiary, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the Four Quarter Period) to the Incurrence of such Acquired Debt or such other Debt by the Company or any of its Restricted Subsidiaries and the inclusion, in Consolidated Cash Flow Available for Fixed Charges, of the Consolidated Cash Flow Available for Fixed Charges of the acquired Person, business, property or assets or redesignated Subsidiary.

Notwithstanding the first paragraph above, the Company and its Restricted Subsidiaries may Incur Permitted Debt.

For purposes of determining any particular amount of Debt under this “Limitation on Incurrence of Debt” covenant, (x) Debt outstanding under the ABL Facility shall at all times be treated as Incurred pursuant to clause (i) of the definition of “Permitted Debt” and (y) Guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this “Limitation on Incurrence of Debt” covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including categories of Permitted Debt (other than ABL Lenders Debt) and the first paragraph of this “Limitation on Incurrence of Debt” covenant, the Company, in its sole discretion, shall classify, and from time to time may reclassify, all or any portion of such item of Debt.

The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Debt in the form of additional Debt (including with respect to PIK Interest) or payment of dividends on Capital Interests in the forms of additional shares of Capital Interests with the same terms will not be deemed to be an Incurrence of Debt for purposes of this covenant.

The Company and any Guarantor will not Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any Debt unless such Debt is subordinated in right of payment to the Notes and the Note Guarantees to the same extent; provided that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

Limitation on Restricted Payments

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(a)           no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

(b)           after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under the “Limitation on Incurrence of Debt” covenant; and

(c)           after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (vi), (vii), (viii), (ix) and (x) of the next succeeding paragraph), shall not exceed the sum (without duplication) of:

(1)           50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter that includes the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such proposed Restricted Payment for which internally prepared financial statements are available, plus

(2)           100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company subsequent to the Issue Date either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Restricted Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt or Redeemable Capital Interests of the Company, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than Capital Interests or Debt sold to a Subsidiary of the Company), plus

(3)           an amount equal to the sum of (A) the net reduction in Restricted Investments, subsequent to the Issue Date, in any Person, resulting from payments of interest on Debt, dividends, distributions, repurchases, redemptions, repayments of loans or advances, proceeds realized on the sale of such Restricted Investment and proceeds representing a return of capital (but only to the extent such interest, dividends, distributions, repurchases, redemption, repayments or proceeds are not included in the calculation of Consolidated Net Income), in each case to the Company or any Restricted Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries); plus (B) the portion (proportionate to the equity interest of the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated as a Restricted Subsidiary in accordance with the terms of the Indenture, provided, however, that the amount determined in the case of (A) or (B) above shall not exceed, in the case of any such Person, the amount of Investments (excluding Permitted Investments) previously made by the Company or any Subsidiary of the Company in such Person or Unrestricted Subsidiary, as the case may be.

Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries may take the following actions, provided that, in the case of clauses (iv) or (xi), immediately after giving effect to such action, no Default or Event of Default has occurred and is continuing:

(i)            the payment of any dividend on Capital Interests in the Company or a Restricted Subsidiary within 60 days after declaration thereof if at the declaration date such payment would not have been prohibited by the foregoing provisions of this covenant;

(ii)           the retirement of any Capital Interests of the Company by conversion into, or by or in exchange for, Qualified Capital Interests, or any Restricted Payment made out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Qualified Capital Interests of the Company or contribution to the common equity capital of the Company;

(iii)          the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Company that is subordinate in right of payment to the Notes (or, in the case of Debt of a Guarantor, subordinate in right of payment to such Guarantor’s Guarantee of the Notes) out of the net cash proceeds of a substantially concurrent issue and sale or Incurrence (other than to a Subsidiary of the Company) of (x) new subordinated Debt of the Company or a Restricted Subsidiary Incurred in accordance with the Indenture or (y) of Qualified Capital Interests of the Company or from the proceeds of a contribution to the common equity capital of the Company; provided that any such proceeds are excluded from clause (c)(2) of the immediately preceding paragraph;

(iv)          the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of any class of its Capital Interests on a pro rata basis;

(v)           the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Company held by future, current or former employees, officers, directors or shareholders of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or pursuant to the terms of any agreement under which such Capital Interests were issued; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $1.5 million in any calendar year; provided, however that any unused amounts in any calendar year may be carried forward to one or more future periods (in each case, plus the amount of any proceeds received in respect of key-man life insurance);

(vi)          repurchase of Capital Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities;

(vii)         payment on account of Redeemable Capital Interests incurred in accordance with the “Limitation on Incurrence of Debt” covenant;

(viii)        the repurchase, redemption, retirement or other acquisition for value of any subordinated Debt pursuant to provisions similar to those described under “Change of Control” and “Asset Sales” provided that all Notes tendered by holders in connection with a Change of Control Offer or Asset Sale Offer, if any is required to be made under the Indenture in connection therewith, have been repurchased, redeemed, retired or acquired for value;

(ix)          contributions of cash, real property or other property to an Unrestricted Subsidiary consisting of cash, real property or other property received by the Company in an amount equal to a contribution to the Company’s common equity capital or a purchase of the Company’s Capital Interests (other than Redeemable Capital Interests of the Company) and any related Investment in such Unrestricted Subsidiary by the Company or a Guarantor; provided that such cash, real property or other property is specifically identified in an Officers’ Certificate delivered to the Trustee; provided, further, that the amount of any such net cash proceeds that are utilized for any cash Restricted Payment will be excluded from clause (c) of the preceding paragraph;

(x)           the purchase by the Company of fractional shares upon conversion of any securities of the Company into Capital Interests of the Company; and

(xi)          other Restricted Payments not in excess of $15.0 million in the aggregate.

If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Board of Directors of the Company, would be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustment made in good faith to the Company’s financial statements affecting Consolidated Net Income.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with the Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this “Limitation on Restricted Payments” covenant, in each case to the extent such Investments would otherwise be so counted.

If the Company or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with the “Limitation on Asset Sales” covenant, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of “Restricted Payments,” the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the Net Cash Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of “Restricted Payments.”

For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (i) through (xi) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this covenant and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses or the first paragraph of this covenant.

With respect to the designation of a Subsidiary as an Unrestricted Subsidiary, the amount of the Restricted Payment will be an amount equal to the portion attributable to the Company (based on the proportion of the Capital Interests held by the Company and its Restricted Subsidiaries in such Subsidiary) of the greater of the Fair Market Value or book value of such Subsidiary. The amount of all other Restricted Payments (other than those made in cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, except, solely in the case of a Lien on any asset or property that is not Collateral, if the Notes and all other amounts due under the Indenture (for so long as such Lien exists) are secured equally and ratably with (or prior to) the obligation or liability secured by such Lien. Any Lien created for the benefit of the Holders of the Notes pursuant to the exception to the immediately preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien giving rise to the requirement to create a Lien for the benefit of the Holders of the Notes, which release and discharge, in the case of any sale of any such asset or property, shall not affect any Lien that the Notes Collateral Agent may have on the proceeds from such sale.

Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction (other than pursuant to the Indenture, law or regulation) on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests owned by the Company or any Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary.

However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

(a)           any encumbrance or restriction in existence on the Issue Date, including those required by the ABL Facility and any agreement, document or instrument in connection therewith and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date, as determined in good faith by the Board of Directors;

(b)           any encumbrance or restriction contained in any agreement, document or instrument governing Debt Incurred after the Issue Date in accordance with the “Limitation on Incurrence of Debt” covenant, provided that such agreements, documents or instruments are not materially more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in the ABL Facility on the Issue Date, as determined in good faith by the Board of Directors;

(c)           any encumbrance or restriction pursuant to an agreement relating to an asset or property being acquired, which encumbrance or restriction was in existence at the time of acquisition of such asset or property and relates solely to the property or asset so acquired (and is not or was not created in anticipation of or in connection with the acquisition thereof);

(d)           any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary of the Company on or after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(e)           any encumbrance or restriction pursuant to any agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (d) or clauses (m), (n) or (o) below, so long as the encumbrances and restrictions contained in any such refinancing agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Debt being renewed, refunded, replaced, refinanced or extended in the good faith judgment of the Board of Directors of the Company;

(f)            customary provisions restricting subletting or assignment of any lease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(g)           any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property;

(h)           any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(i)            any encumbrance or restriction under the Indenture, the Notes and the Note Guarantees;

(j)            any encumbrance or restriction under the sale of assets, including, without limitation, any agreement for the sale or other disposition of a subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(k)           restrictions on cash and other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

(l)            provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(m)          any instrument governing Debt or Capital Interests of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Interests was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of the Indenture to be Incurred;

(n)           purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business and security documents related thereto that impose restrictions on that property so acquired of the nature described in clause (iii) of the first paragraph hereof;

(o)           Liens securing Debt otherwise permitted to be Incurred under the provisions of the covenant described above under the caption “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens; and

(p)           customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements otherwise permitted by the Indenture entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements (including the Capital Interests of any joint venture or other entity which is the subject of such agreements).

Nothing contained in this “Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries” covenant shall prevent the Company or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (ii) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Debt of the Company or any of its Restricted Subsidiaries Incurred in accordance with the Indenture.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Interests issued or sold or otherwise disposed of;

(2)           at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Eligible Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)           any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to an assignment and assumption agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b)           any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Eligible Cash Equivalents within 180 days of their receipt to the extent of the cash received in that conversion; and

(3)           the Net Cash Proceeds from any such Asset Sale of Notes Collateral (excluding, in the case of a sale of Capital Interests of a Guarantor, an amount equal to the Fair Market Value of the ABL Collateral owned by such Guarantor and the Fair Market Value of any other assets of such Guarantor which do not constitute Notes Collateral but constitute collateral for other Debt pursuant to Liens permitted under the Indenture) is paid directly by the purchaser thereof to the Notes Collateral Agent to be held in trust in an Asset Sale Proceeds Account for application in accordance with this covenant; provided that the obligation with respect to deposits in the Asset Sale Proceeds Account under this clause (3) shall be suspended for so long as (a) no Default or Event of Default has occurred and is continuing and (b) the Notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency);

provided that, with respect to any Asset Sale of Collateral, any consideration received from such Asset Sale not in the form of cash or Eligible Cash Equivalents shall be pledged as Collateral (at least with the same Lien priority) to the extent required under the Security Documents and pursuant to documentation required thereunder; provided further, in each such case, that with respect to any Asset Sale of Notes Collateral, any consideration received from such Asset Sale not in the form of cash or Eligible Cash Equivalents shall be pledged (on a first priority basis) as Notes Collateral consistent with the Security Documents and otherwise pursuant to documentation required thereunder.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

(1)           to permanently reduce Debt as follows:

(a)           to the extent the assets that are the subject of such Asset Sale constitute Notes Collateral, to permanently reduce (or offer to permanently reduce, as applicable) Debt under the Notes by making one or more offers to the Holders of the Notes to prepay, repay or purchase Notes on a pro rata basis at 100% of the principal amount thereof plus accrued but unpaid interest and prepayment premiums, if any (pursuant to and subject to the procedures and conditions contained in the Indenture);

(b)           to the extent the assets that are the subject of such Asset Sale do not constitute Notes Collateral but constitute collateral for other Debt which Lien is permitted by the Indenture (including the sale of the Capital Interests of a Guarantor, to the extent of the Fair Market Value of assets owned by such Guarantor that do not constitute Notes Collateral but constitute collateral for such other Debt), to permanently repay such other Debt (and, in the case of revolving obligations under Debt repaid pursuant to this subclause (b), to correspondingly reduce commitments with respect thereto); and

(c)           to the extent the assets that are the subject of such Asset Sale do not constitute Collateral, to permanently repay any Debt of the Company or its Restricted Subsidiaries (and, in the case of revolving obligations under Debt repaid pursuant to this subclause (c), to correspondingly reduce commitments with respect thereto); or

(2)           to acquire all or substantially all of the assets of, or any Capital Interests of, another Permitted Business, if, after giving effect to any such acquisition of Capital Interests, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(3)           to make a capital expenditure in or that is used or useful in a Permitted Business;

(4)           to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(5)           any combination of the foregoing;

provided that in the case of clause (2), (3) or (4), assets (including Capital Interests) acquired with the Net Cash Proceeds of a disposition of Collateral are pledged as Collateral (at least with the same Lien priority) to the extent required under the Security Documents and pursuant to documentation required thereunder; provided further, in each such case, that if the Net Cash Proceeds arise from a disposition of Notes Collateral, the Net Cash Proceeds are used to make such investment in businesses, properties or assets that constitute and are pledged (on a first priority basis) as Notes Collateral consistent with the Security Documents and otherwise pursuant to documentation required thereunder.

Pending final application of the Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner not prohibited under the Indenture; provided that any Net Cash Proceeds held in an Asset Sale Proceeds Account may only be released from that account as provided in the next paragraph or to be applied in accordance with the second paragraph of this covenant.

Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within thirty days thereof, the Company will be required to make an Offer to Purchase to all Holders of Notes and all holders of senior Debt that contains provisions similar to those set forth in the Indenture, including the Existing Notes, with respect to offers to repay, purchase or redeem such Debt and such other senior Debt pro rata with the proceeds of sales of assets, in an aggregate amount equal to the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other senior Debt tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the excess proceeds shall be allocated pro rata to the Notes and such other senior Debt and the Trustee will select the Notes to be purchased on a pro rata basis, and if necessary by lot or by any other method the Trustee shall deem fair and appropriate, and consistent with the rules and procedures of DTC, so long as the minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof are maintained (or in the case of any PIK Note denominations, $1.00 and any integral multiple of $1.00 in excess thereof). Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero. After the Company or any Restricted Subsidiary has applied the Net Cash Proceeds from any Asset Sale of any Notes Collateral as provided in, and within the time periods required by, this paragraph, the balance of such Net Cash Proceeds, if any, from such Asset Sale of Notes Collateral shall be released by the Notes Collateral Agent to the Company or such Restricted Subsidiary for use by the Company or such Restricted Subsidiary for any purpose not otherwise prohibited by the Indenture.

The definition of “Asset Sale” may be amended or modified, and our obligation to make an offer to repurchase the Notes in connection with an Asset Sale may be modified or waived, with the written consent of a majority in aggregate principal amount of outstanding Notes. See “—Amendment, Supplement and Waiver.” For the purposes of this covenant, any sale by the Company or a Restricted Subsidiary of the Capital Interests of a Restricted Subsidiary that owns assets constituting Notes Collateral shall be deemed to be a sale of the Notes Collateral owned by such Restricted Subsidiary to the extent of the Fair Market Value of such Notes Collateral.

The Company will comply with the requirements of any applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

The Company’s ability to pay cash to the Holders of Notes upon an Asset Sale may be limited by the Company’s then existing financial resources. Further, the agreements governing the Company’s other Debt contain, and future agreements of the Company may contain, restrictions on purchases of the Notes. If the exercise by the Holders of Notes of their right to require the Company to repurchase the Notes upon an Asset Sale would trigger a default under one or more of the Company’s other Debt agreements, the Company’s ability to pay cash to the Holders of Notes upon a repurchase may be further limited by the Company’s then existing financial resources.

Limitation on Transactions with Affiliates

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale or exchange of property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with any Unrestricted Subsidiary or any Affiliate of the Company or any Restricted Subsidiary (other than transactions solely among any of the Company and its Restricted Subsidiaries) (an “Affiliate Transaction”) involving aggregate consideration in excess of $2.5 million, unless:

(i)            such business, transaction or series of related transactions is on terms not materially less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm’s length transaction between unaffiliated parties; and

(ii)           with respect to an Affiliate Transaction involving an amount or having a value in excess of $5.0 million the Company delivers to the Trustee an Officers’ Certificate stating that such business, transaction or series of related transactions complies with clause (i) above.

In the case of an Affiliate Transaction involving an amount or having a value in excess of $10.0 million but less than or equal to $20.0 million, the Company must obtain either (x) a resolution of the Board of Directors (including a majority of Independent Directors, but in no event fewer than two Independent Directors) certifying that such Affiliate Transaction complies with clause (i) above or (y) a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view. In the case of an Affiliate Transaction involving an amount or having a value in excess of $20.0 million, the Company must obtain a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view.

For purposes of determining the value of any Affiliate Transaction for purposes of this covenant with respect to any lease, agreement or other arrangement providing for payments over a period of time, the value of such Affiliate Transaction shall equal the aggregate amount of payments that are to be made over a five (5) year period from the commencement of such Affiliate Transaction.

The foregoing limitation does not limit, and shall not apply to:

(1)           Restricted Payments that are permitted by the provisions of the Indenture described above under “—Limitation on Restricted Payments” and Permitted Investments permitted under the Indenture,

(2)           the payment of reasonable and customary fees and indemnities to members of the Board of Directors of the Company or a Restricted Subsidiary who are outside directors,

(3)           the payment of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of the Company or any Restricted Subsidiary as determined by the Board of Directors thereof in good faith,

(4)           transactions between or among the Company and/or its Restricted Subsidiaries,

(5)           the issuance of Capital Interests (other than Redeemable Capital Interests) of the Company otherwise permitted hereunder,

(6)           any agreement or arrangement as in effect on the Issue Date and any amendment or modification thereto so long as such amendment or modification is, in the good faith judgment of the Board of Directors, not materially more disadvantageous, taken as a whole, to the Company,

(7)           loans or advances to employees in the ordinary course of business not to exceed $2.5 million in the aggregate at any one time outstanding, and

(8)           any merger or consolidation of the Company with an Affiliate of the Company solely for the purpose of (a) reorganizing to facilitate an initial public offering of the Capital Interests of the Company, (b) forming or collapsing a holding company structure, or (c) reincorporating the Company in a new jurisdiction.

Provision of Financial Information

Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish without cost to the Trustee and the Holders of Notes, within 15 days after the time periods specified in the Commission’s rules and regulations:

(1)           all quarterly and annual reports, including financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)           all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with the informational requirements applicable to such reports. In addition, whether or not required by the Commission, for so long as any Notes are outstanding, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and will post the reports on its website within those time periods. If, at any time the Company becomes subject to the periodic reporting requirements of the Exchange Act and thereafter ceases to be so subject for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the Commission within the time periods specified above for so long as any Notes are outstanding and not held by the Company or an Affiliate, unless the Commission will not accept such a filing. The Company will not take any action for the purpose of causing the Commission not to accept any such filings. If the Commission will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on a restricted portion of its website not accessible to the public generally within the time periods that would apply if the Company were required to file those reports with the Commission.

In addition, so long as any Notes are outstanding, the Company will also:

(1)           within 15 business days after filing with the Trustee the annual and quarterly information required pursuant to clauses (1) and (2) of the first paragraph of this section, hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and

(2)           issue a press release to an internationally recognized wire service no fewer than three business days prior to the date of the conference call required to be held in accordance with clause (1) above, announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders of the Notes, prospective investors that certify that they are qualified institutional buyers, securities analysts and market makers to contact the appropriate person at the Company to obtain such information.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the Holders of Notes if it has filed (or, in the case of a Form 8-K, furnished) such reports with the Commission via the EDGAR filing system and such reports are publicly available.

Additional Note Guarantees

On March 15, 2012, each of the Guarantors guaranteed the Notes in the manner and on the terms set forth in the Indenture.

From and after such time as the negative covenants with respect to the Incurrence of Debt and Liens in the Existing Notes Indenture is no longer in effect, the Company will cause each Domestic Subsidiary (other than an Unrestricted Subsidiary) that (i) guarantees any Credit Facility of the Company or a Guarantor or (ii) Incurs any debt for borrowed money in excess of $5.0 million, to guarantee the Notes within 30 days of the events described in clauses (i) and (ii) above; provided that, to the extent that (x) a Domestic Subsidiary is subject to any instrument governing Acquired Debt, as in effect at the time of acquisition thereof, that prohibits such Domestic Subsidiary from issuing a Note Guarantee or (y) a Domestic Subsidiary is prohibited by law from guaranteeing the Notes or would experience adverse regulatory consequences as a result of guaranteeing the Notes, then such Domestic Subsidiary shall not be required to guarantee the Notes until such time as it is permitted to do so pursuant to the terms of such Acquired Debt or such legal or regulatory limitations.

The obligations of any Person that is or becomes a Guarantor will be secured equally and ratably by a first-priority security interest in the Notes Collateral and a second-priority security interest in the ABL Collateral granted to the Notes Collateral Agent for the benefit of the Noteholder Secured Parties. Such Guarantor will within such 30-day period enter into a joinder agreement to the applicable Security Documents defining the terms of the security interests that secure payment and performance when due of the Notes and take all actions advisable in the opinion of the Company, as set forth in an Officers’ Certificate accompanied by an opinion of counsel to the Company to cause the Liens created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of financing statements in such jurisdictions; provided that such Guarantor shall not be required to take any such actions with respect to any of its assets that do not constitute ABL Collateral or Notes Collateral.

Each Guarantee by a Subsidiary will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Further Assurances

The Company and the Guarantors shall execute and deliver such additional instruments, certificates or documents, and take all such actions, as may be reasonably required from time to time under applicable law in order to (1) create, grant, perfect and maintain the validity, effectiveness and priority of the Liens created, or intended to be created, by the Security Documents (including, without limitation, the filing of financing statements and continuations thereof) and (2) ensure the protection and enforcement of any of the rights granted or intended to be granted to the Notes Collateral Agent under any other instrument executed in connection therewith.

In furtherance of the foregoing, promptly following the acquisition by the Company or any Guarantor of any property that is required to secure the Notes (but subject to the limitations, if applicable, described in the Security Documents), the Company or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Notes Collateral Agent a perfected first or second-priority security interest (subject to Permitted Liens), as applicable, in accordance with the Security Documents, in such property and to have such property added to the Collateral and thereupon all provisions of the Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such property to the same extent and with the same force and effect.

The Company shall deliver or cause to be delivered to the Notes Collateral Agent all such instruments and documents required to evidence compliance with this covenant.

For the avoidance of doubt if, after the Issue Date, any asset or property described in the definition of Excluded Assets (other than Restricted Assets, any non-Material Real Property and Excluded Rule 3-16 Stock) is required to become Collateral pursuant to a specific provision of the Indenture or the Security Documents as a result of the granting of a Lien on such property or asset to the ABL Facility or the granting of any other Lien on such property which is not a Permitted Lien, such asset or property shall, at such time, (but, for the avoidance of doubt, without impacting the obligation to pledge such asset or property as Collateral pursuant to such provision) cease to be an Excluded Asset.

Limitation on Creation of Unrestricted Subsidiaries

The Company may designate any Subsidiary of the Company to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary. An Unrestricted Subsidiary shall not be subject to any of the covenants in the Indenture, notwithstanding any provisions thereof which restrict the Company and its Restricted Subsidiaries from engaging in transactions directly or indirectly.

“Unrestricted Subsidiary” means:

(1)           any Subsidiary designated as such by the Board of Directors of the Company as set forth below where (a) neither the Company nor any of its Restricted Subsidiaries (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity; and

(2)           any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company, provided that either:

(x)           the Subsidiary to be so designated has total assets of $1,000 or less; or

(y)           immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph under the “Limitation on Incurrence of Debt” covenant; and provided, further, that the Company could make a Restricted Payment in an amount equal to the portion attributable to the Company (based on the proportion of the Capital Interests held by the Company and its Restricted Subsidiaries in such Subsidiary) of the greater of the Fair Market Value or book value of such Subsidiary pursuant to the “Limitation on Restricted Payments” covenant and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred under the “Limitation on Incurrence of Debt” covenant and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to the “Limitation on Liens” covenant.

Consolidation, Merger, Conveyance, Transfer or Lease

The Company will not in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing Person), or transfer all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i)            either: (a) the Company shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the property and assets of the Company (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia, (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Company under the Indenture and (3) shall expressly assume the due and punctual performance of the covenants and obligations of the Company and the Guarantors under the Security Documents; provided that at any time the Company or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation;

(ii)           immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii)          immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, the Company (or the Surviving Entity if the Company is not continuing) could Incur $1.00 of additional Debt (other than Permitted Debt) under the first paragraph of the “Limitation on Incurrence of Debt” covenant;

(iv)          the Company delivers, or causes to be delivered, to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of the Indenture;

(v)           to the extent any assets of the Person which is merged or consolidated with or into the Surviving Entity are assets of the type which would constitute Collateral under the Security Documents, the Surviving Entity will take such action as may be required to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

(vi)          the Collateral owned by or transferred to the Surviving Entity shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Noteholder Secured Parties, and (c) not be subject to any Lien other than Permitted Liens.

The preceding clause (iii) will not prohibit: (a) a merger between the Company and a Restricted Subsidiary that is a wholly owned Subsidiary of the Company; or (b) a merger between the Company and an Affiliate incorporated solely for the purpose of converting the Company into a corporation organized under the laws of the United States or any political subdivision or state thereof or for the purpose of creating or collapsing a holding company structure; so long as, in each case, the amount of Debt of the Company and its Restricted Subsidiaries is not increased thereby.

For all purposes of the Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company, under the Indenture with the same effect as if such Surviving Entity had been named as the Company therein; and when a Surviving Person duly assumes all of the obligations and covenants of the Company pursuant to the Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

Limitation on Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

Unless and until the negative covenants with respect to the Incurrence of Debt and Liens under the Existing Notes Indenture is no longer in effect, and such Subsidiary, if a Restricted Subsidiary, would be permitted to become a Guarantor of the Notes, the Company will not, and will not permit any Restricted Subsidiary to, create or acquire any Subsidiary that would constitute a Significant Subsidiary (substituting, solely for purposes of this provision, 10% for 20% in the definition thereof).

Events of Default

Each of the following is an “Event of Default” under the Indenture:

(1)           default in the payment in respect of the principal of (or premium, if any, on) any Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2)           default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3)           failure by the Company to make an Offer to Purchase as required by the Indenture, and continuance of such default for a period of 30 days after receipt of written notice;

(4)           failure to perform or comply with the Indenture provisions described under “Consolidation, Merger, Conveyance, Transfer or Lease”;

(5)           except as permitted by the Indenture, any Note Guarantee shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;

(6)           default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor in the Indenture, the Security Documents or the Intercreditor Agreement (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3), (4) or (5) above and clause (10) below), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes; provided that in the case of a failure to comply with the Indenture provisions described under “Provision of Financial Information,” such period of continuance of such default or breach shall be 120 days after written notice described in this clause (6) has been given;

(7)           a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $25.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $25.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(8)           the entry against the Company or any Restricted Subsidiary of a final non-appealable judgment or judgments for the payment of money in an aggregate amount in excess of $25.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days and, in the event such judgment is covered by insurance, any enforcement proceeding has been commenced by any creditor upon such judgment which is not promptly stayed;

(9)           certain events in bankruptcy, insolvency or reorganization affecting the Company, any Significant Subsidiary or any Guarantor; or

(10)         any security interest and Lien purported to be created by any Security Document with respect to any Collateral, individually or in the aggregate, having a Fair Market Value in excess of $10.0 million shall cease to be in full force and effect, or shall cease to give the Notes Collateral Agent, for the benefit of the Noteholder Secured Parties, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first-priority security interest in and Lien on the Notes Collateral and a perfected second-priority security interest in and Lien on the ABL Collateral (except as otherwise expressly provided in the Indenture, the Security Documents and the Intercreditor Agreement)) in favor of the Notes Collateral Agent, or shall be asserted by the Company or any Guarantor to not be a valid, perfected, first-priority and second-priority (except as otherwise expressly provided in the Indenture, the Security Documents or the Intercreditor Agreement) security interest in or Lien on Notes Collateral and ABL Collateral, respectively; except to the extent that any such loss of perfection or priority results from the failure of the Trustee to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents.

If an Event of Default (other than an Event of Default specified in clause (9) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (7) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (7) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Debt within 20 business days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (9) above occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see “—Amendment, Supplement and Waiver.” The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the best interest of the Holders to do so.

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee, satisfactory to the Trustee, to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

The Company will be required to furnish to the Trustee annually a statement as to the performance of certain obligations under the Indenture and as to any default in such performance. The Company also is required to notify the Trustee if they become aware of the occurrence of any Default or Event of Default.

Amendment, Supplement and Waiver

Without the consent of any Holders, the Company, the Guarantors, if any, and the Trustee, at any time and from time to time, may amend or supplement the Indenture, the Security Documents or Intercreditor Agreement for any of the following purposes:

(1)           to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes;

(2)           to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company;

(3)           to add additional Events of Default;

(4)           to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(5)           to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(6)           to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;

(7)           to add a Guarantor or to release a Guarantor or release Collateral, in each case in accordance with the Indenture, or to add additional assets as Collateral;

(8)           to cure any ambiguity, to correct or supplement any provision in the Indenture, the Security Documents or the Intercreditor Agreement, which may be defective or inconsistent with any other provision in the Indenture, the Security Documents or the Intercreditor Agreement, or to make any other provisions with respect to matters or questions arising under the Indenture, the Security Documents or the Intercreditor Agreement, provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company;

(9)           to conform the text of the Indenture, the Security Documents, the Intercreditor Agreement or the Notes to any provision of this “Description of Exchange Notes” to the extent that such provision in this “Description of Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Security Documents, the Intercreditor Agreement or the Notes, as certified to the Trustee in an Officers’ Certificate delivered by the Company;

(10)         in the case of the Intercreditor Agreement, in order to subject the security interests in the Collateral in respect of ABL Lenders Debt to the terms of the Intercreditor Agreement, to the extent the Incurrence of such Debt, and the grant of all Liens on the Collateral held for the benefit of the holders of such Debt, were permitted under the Indenture;

(11)         to implement any Mandatory Principal Redemption; or

(12)         to comply with applicable securities law requirements to maintain the qualification of the Indenture under the Trust Indenture Act.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors, if any, and the Trustee may amend or supplement the Indenture, the Security Documents or the Intercreditor Agreement for the purpose of adding any provisions thereto or changing in any manner or eliminating any of the provisions thereof or modifying in any manner the rights thereunder, including the definitions therein; provided, however, that no such amendment or supplement shall, without the consent of the Holder of each outstanding Note affected thereby:

(1)           change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor,

(2)           reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

(3)           modify the obligations of the Company to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales if such modification was done after the occurrence of such Change of Control or such Asset Sale,

(4)           subordinate, in right of payment, the Notes to any other Debt of the Company; provided, however, that for purposes of the foregoing, the Notes shall not be deemed to be subordinated solely by virtue of such other Debt being secured by Liens on collateral that is not Collateral for the Notes or having priority over the Liens securing the Notes, to the extent such Liens are otherwise permitted under the definition of “Permitted Liens” under the Indenture,

(5)           modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby,

(6)           release any Guarantees except as otherwise permitted under the Indenture, or

(7)           release all or substantially all of the Collateral from Liens securing the Notes (except as permitted by the terms of the Indenture, the Security Documents and the Intercreditor Agreement) or alter the priority of the security interests in the Collateral.

In addition, any amendment to, or waiver of, the provisions of the Indenture, any Security Document or the Intercreditor Agreement with respect to Collateral or the Security Documents or the application of proceeds of the Collateral that, taken as a whole, would adversely affect the Holders in any material respect (other than, in each case, in accordance with the Security Documents or the Intercreditor Agreement) will require the consent of Holders of at least 66 2/3% in aggregate principal amount of the outstanding Notes issued under the Indenture.

In addition, the Intercreditor Agreement and Security Documents may be amended from time to time at the sole request and expense of the Company and without the consent of the Noteholder Secured Parties, the ABL Agent, the Notes Collateral Agent or any other trustee or agent party thereto (i) to add other parties (or any authorized agent thereof or trustee therefor) holding Debt with Junior Lien Priority that is Incurred in compliance with the ABL Facility, the Indenture and the Security Documents and (ii) to establish that the Liens on any Collateral securing such Debt shall be junior and subordinated to the Liens on such Collateral securing any obligations under the Indenture and the Notes and the Note Guarantees, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment. Any such additional party and the ABL Agent, the Trustee and the Notes Collateral Agent shall be entitled to rely upon an Officers’ Certificate certifying that such Debt with Junior Lien Priority was Incurred in compliance with the ABL Facility, the Indenture and the Security Documents.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under the Indenture, the Intercreditor Agreement, the Security Documents and its consequences, except a default:

(1)           in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company) (except that a rescission of acceleration of the Notes and a waiver of the payment default that resulted from such acceleration may be made by Holders of not less than a majority of the Notes), or

(2)           in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Satisfaction and Discharge of the Indenture; Defeasance

The Company and the Guarantors may terminate the obligations under the Indenture when:

(1)           either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;

(2)           the Company has paid or caused to be paid all other sums then due and payable under the Indenture by the Company;

(3)           the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(4)           the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5)           the Company has delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture relating to the Discharge have been complied with.

The Company may elect, at its option, to have its obligations discharged with respect to the outstanding Notes (“defeasance”) and all of the Guarantors’ obligations discharged with respect to their Note Guarantees. Such defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1)           the rights of Holders of such Notes to receive payments in respect of the principal of and any premium and interest on such Notes when payments are due,

(2)           the Company’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)           the rights, powers, trusts, duties and immunities of the Trustee,

(4)           the Company’s right of optional redemption, and

(5)           the defeasance provisions of the Indenture.

In addition, the Company may elect, at its option, to have its obligations released with respect to certain covenants, including, without limitation, the obligation to make Offers to Purchase in connection with Asset Sales and any Change of Control, in the Indenture (“covenant defeasance”) and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes. In addition, the Note Guarantees will be terminated and released, the Guarantors discharged with respect to their Note Guarantees and the Collateral securing the Notes and Note Guarantees will be released upon a covenant defeasance.

In order to exercise either defeasance or covenant defeasance with respect to outstanding Notes:

(1)           the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount, or (B) U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such Notes;

(2)           in the case of defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that (A) the Company have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3)           in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4)           No Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto;

(5)           such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes are in default within the meaning of such Act);

(6)           such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound; and

(7)           the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

In the event of a defeasance or a Discharge, a Holder whose taxable year straddles the deposit of funds and the distribution in redemption to such Holder would be subject to tax on any gain (whether characterized as capital gain or market discount) in the year of deposit rather than in the year of receipt. In connection with a discharge, in the event the Company become insolvent within the applicable preference period after the date of deposit, monies held for the payment of the Notes may be part of the bankruptcy estate of the Company, disbursement of such monies may be subject to the automatic stay of the bankruptcy code and monies disbursed to Holders may be subject to disgorgement in favor of the Company’s estate. Similar results may apply upon the insolvency of the Company during the applicable preference period following the deposit of monies in connection with defeasance.

The Trustee

Wells Fargo Bank, National Association, the Trustee under the Indenture, is the initial paying agent, registrar and calculation agent for the Notes. Wells Fargo Bank, National Association is the Notes Collateral Agent under the Indenture.

The Trustee from time to time may extend credit to the Company in the normal course of business. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of its own affairs. Subject to such provisions, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

The Indenture provides that neither the Trustee nor the Notes Collateral Agent shall be responsible for the existence, genuineness, value or protection of any Collateral (except for the safe custody of Collateral in its possession and for trust monies actually received), for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Lien on Collateral.

No Personal Liability of Stockholders, Partners, Officers or Directors

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the Notes, any Note Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.

Governing Law

The Indenture, the Notes, the Security Agreement and the Intercreditor Agreement are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized term used herein for which no definition is provided.

“ABL Agent” means Manufacturers and Traders Trust Company, in its capacity as Agent, and any of its successors or assigns.

“ABL Collateral” means: (1) (a) “accounts” and “payment intangibles” (in each case, as defined in Article 9 of the UCC), other than (x) intercompany indebtedness of the Company and its Subsidiaries and (y) “payment intangibles” which constitute identifiable proceeds of collateral which is Notes Collateral; (b) “deposit accounts” (as defined in Article 9 of the UCC) and “securities accounts” (as defined in Article 8 of the UCC), including all monies, “uncertificated securities” and “securities entitlements” (as defined in Article 8 of the UCC) contained therein (including all cash, marketable securities and other funds held in or on deposit in either of the foregoing) other than the Asset Sale Proceeds Account and certain excluded accounts described in the Security Documents; (c) “instruments” (as defined in Article 9 of the UCC) and “chattel paper” (as defined in Article 9 of the UCC), in each case to the extent evidencing, governing, securing or otherwise related to the items referred to in clauses (a) and (d) of this definition; (d) inventory; (e) general intangibles (other than intellectual property and equity interests in Company’s and Guarantors’ subsidiaries) pertaining to the other items of property included within clauses (a), (b), (c), (d), (f), (g) and (h) of this definition of ABL Collateral, including, without limitation, all contingent rights with respect to warranties on accounts which are not yet “payment intangibles” (as defined in Article 9 of the UCC); (f) “records” (as defined in Article 9 of the UCC), “supporting obligations” (as defined in Article 9 of the UCC) and related “letters of credit” (as defined in Article 5 of the UCC), commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to any of the other items described in this definition; (g) computer equipment, software and books and records related to accounts and inventory, and (h) substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds related to inventory and business interruption insurance, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing, (2) Specific Real Notes Property and (3) proceeds of the foregoing, in each case of the foregoing clauses, subject to usual and customary exclusions.

“ABL Facility” means the Credit Agreement, dated as of the Issue Date, between the Company, the ABL Lenders party thereto, Manufacturers and Traders Trust Company, as the ABL Agent, and the other parties thereto, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, refinanced, refunded or replaced in whole or in part from time to time.

“ABL Lenders” means the lenders under the ABL Facility.

“ABL Lenders Debt” means any (i) Debt outstanding from time to time under the ABL Facility, (ii) any Debt which is secured by the ABL Total Collateral and (iii) all cash management obligations and Hedging Obligations Incurred with any Person that at the time such obligations are Incurred (or, if such obligations were Incurred prior to the Issue Date, on the Issue Date) is an ABL Lender (or affiliate thereof) and which are secured by the ABL Total Collateral pursuant to the ABL Facility.

“ABL Secured Parties” means the ABL Agent and holders of ABL Lenders Debt.

“ABL Total Collateral” means the ABL Collateral and Specific Real ABL Property, in each case, subject to usual and customary exclusions.

“Acquired Debt” means Debt of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing. For purposes of the “Limitation on Transactions with Affiliates” covenant, any Person directly or indirectly owning 10% or more of the outstanding Capital Interests of the Company and any Person who is a Permitted Holder will be deemed an Affiliate.

“After-Acquired Property” means any property of the Company or any Guarantor acquired after the Issue Date that would constitute Collateral and is required to secure the obligations under the Indenture and the Notes pursuant to the Indenture, the Security Documents and the Intercreditor Agreement.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)           1.0% of the principal amount of the Note; or

(2)           the excess of:

(a)           the present value at such Redemption Date of (i) the redemption price of the Note at March 15, 2015 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on the Note through March 15, 2015 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b)           the principal amount of the Note.

“Asset Acquisition” means:

(a)           an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

(b)           the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any Person (other than to the Company or one or more of its Restricted Subsidiaries) in any single transaction or series of transactions of:

(i)            Capital Interests in another Person (other than directors’ qualifying shares);

(ii)           any other property or assets (other than in the normal course of business, including any sale or other disposition of obsolete or permanently retired equipment);

provided, however, that the term “Asset Sale” shall exclude:

(a)           any asset disposition permitted by the provisions described under “Consolidation, Merger, Conveyance, Lease or Transfer” that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole;

(b)           any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $5.0 million;

(c)           sales of Eligible Cash Equivalents;

(d)           sales of Unrestricted Subsidiaries;

(e)           the sale and leaseback of any assets within one year of the acquisition thereof;

(f)            the disposition of property or equipment no longer used or useful in the business of such entity;

(g)           a Restricted Payment or Permitted Investment that is otherwise permitted by the Indenture;

(h)           any trade-in of equipment in exchange for other equipment; provided that in the good faith judgment of the Company, the Company or such Restricted Subsidiary receives equipment (or credit toward the acquisition cost of equipment) having a Fair Market Value equal to or greater than the equipment being traded in;

(i)            the creation of a Lien permitted under the Indenture (but not the sale or other disposition of the property subject to such Lien);

(j)            leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(k)           licenses or sub-licenses of intellectual property in the ordinary course of business;

(l)            any transfer that is a surrender or waiver of a contract right or a settlement, surrender or release of a contract or tort claim; and

(m)          any Permitted Asset Swap; provided that the aggregate Fair Market Value of the properties disposed of pursuant to such Permitted Asset Swaps shall not exceed $20 million in the aggregate; provided, further, that (i) any consideration which consists of cash or Eligible Cash Equivalents shall be considered proceeds of an Asset Sale subject to the provisions related to limitations on Asset Sales and (ii) to the extent that assets constituting Notes Collateral are exchanged in such Permitted Asset Swap, assets received by the Company or a Restricted Subsidiary in such Permitted Asset Swap (other than Excluded Assets and Restricted Assets) shall be added to the Notes Collateral securing the Notes on terms and pursuant to documents reasonably satisfactory to the Notes Collateral Agent.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Asset Sale Proceeds Account” means the collateral account established pursuant to the Indenture and the Security Documents into which Net Cash Proceeds of any Asset Sale of Notes Collateral are required to be deposited pursuant to the Indenture.

“Attributable Debt” under the Indenture in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may be extended).

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Board of Directors” means (i) with respect to the Company or any Restricted Subsidiary, its board of directors or any duly authorized committee thereof; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Bonding Arrangements” means indemnity agreements and other contracts, agreements and instruments permitted under the Indenture and entered into with any bonding company respecting construction contracts or other obligations or agreements of the Company or its Subsidiaries.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

“Capital Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangement conveying the right to use) real or personal property of such Person, to the extent such obligations are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP. The Stated Maturity of any Capital Lease Obligation shall be the date of the last payment of rent or any other amount due under such lease (or other Debt arrangement) prior to the first date upon which such lease (or other Debt arrangement) may be terminated by the user of such real or personal property without payment of a penalty, and the amount of any Capital Lease Obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” means the occurrence of any of the following events:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Interests in the Company; or

(b)           after the consummation of an initial public offering, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or whose nomination for election by the equity holders of the Company was approved by a vote of a majority of the directors of the Company’s then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s Board of Directors then in office; or

(c)           the Company sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to, or merges or consolidates with, a Person other than (x) a Restricted Subsidiary of the Company or (y) a Successor Entity in which a majority or more of the voting power of the Voting Interests is held by the equity holders of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the ABL Collateral and the Notes Collateral.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

“Company” means New Enterprise Stone & Lime Co., Inc. and any successor thereto.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any person for any period:

(i)            the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

(a)           Consolidated Net Income;

(b)           Consolidated Non-cash Charges;

(c)           Consolidated Interest Expense;

(d)           Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses); and

(e)           if any Asset Sale or Asset Acquisition shall have occurred since the first day of any Four Quarter Period for which “Consolidated Cash Flow Available for Fixed Charges” is being calculated (including to the date of calculation):

(A)          the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate, equity owner of the entity involved in any such Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced, and

(B)          the amount of any reduction in general, administrative or overhead costs of the entity involved in any Asset Acquisition or Asset Sale,

to the extent such amounts under clauses (A) and (B) would be permitted to be eliminated in a pro forma income statement prepared in accordance with Rule 11-02 of Regulation S-X as interpreted by the Commission;

(ii)           less non-cash items increasing Consolidated Net Income for such period, other than (a) the accrual of revenue consistent with past practice, and (b) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-cash Charges.

If, during the Four Quarter Period or subsequent thereto and on or prior to the date of determination, the Company or any of its Restricted Subsidiaries shall have engaged (or will concurrently engage) in any Asset Sale or Asset Acquisition or shall have designated any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary to be a Restricted Subsidiary, Consolidated Cash Flow Available for Fixed Charges for the Four Quarter Period shall be calculated on a pro forma basis giving effect to such Asset Sale or Asset Acquisition or designation, as the case may be, and the application of any proceeds therefrom as if such Asset Sale or Asset Acquisition or designation had occurred on the first day of the Four Quarter Period.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of such Person for the Four Quarter Period. In calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(i)            interest on outstanding Debt determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on the Transaction Date; and

(ii)           if interest on any Debt actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person, the above clause shall give effect to the Incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly Incurred or otherwise assumed such Guaranteed Debt.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(i)            Consolidated Interest Expense; and

(ii)           the product of (a) all dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Interests of such Person and its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i)            the interest expense of such Person and its Restricted Subsidiaries for such period (net of the amount of cash interest income for such period) as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a)           any amortization of debt discount;

(b)           the net cost under interest rate Hedging Obligations (including any amortization of discounts);

(c)           the interest portion of any deferred payment obligation;

(d)           all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar activities; and

(e)           all accrued interest; and

(ii)           the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; and

(iii)          all capitalized interest of such Person and its Restricted Subsidiaries for such period;

provided, however, that such fixed charges shall not include amortization of debt issuance costs.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) (including income (or loss) allocable to non-controlling interests) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent including in calculating such net income, by excluding, without duplication:

(i)            all extraordinary or non-recurring gains or losses (net of fees and expense relating to the transaction giving rise thereto);

(ii)           the portion of net income of such Person and its Restricted Subsidiaries allocable to non-controlling interests in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries;

(iii)          gains or losses in respect of any Asset Sales by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(iv)          the net income of any Restricted Subsidiary or such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders;

(v)           any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(vi)          any fees and expenses paid in connection with the Refinancing Transactions; and

(vii)         non-cash compensation expense incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, cost depletion, amortization (including amortization or impairment of goodwill and other intangibles or long-lived assets), mark-to-market losses, charges or losses resulting from purchase accounting adjustments, rent expense accrued based on straight-line conventions in excess of actual cash payments during such period, and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss and any charge which requires an accrual of or a reserve for cash charges for any future period).

“Credit Facility” means one or more debt facilities, including the ABL Facility or other financing arrangements (including without limitation commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit, swing line loans or other indebtedness, including any notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as, as amended, extended, renewed, restated, supplemented, replaced (whether or not upon termination and whether with the original lenders, institutional investors or otherwise), refinanced (including through the issuance of debt securities), restructured or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Debt Incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Facility or a successor Credit Facility, whether by the same or any other agent, lender or group of lenders (or institutional investors).

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, and whether or not contingent, the following: (i) all indebtedness of such Person for money borrowed; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person with respect to letters of credit (other than letters of credit for workers’ compensation or similar obligations that are secured by cash obligations), bankers’ acceptances or similar facilities issued for the account of such Person; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets); (v) all Capital Lease Obligations of such Person; (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination; (vii) any Hedging Obligations of such Person at the time of determination; (viii) Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party; and (ix) all obligations of the types referred to in clauses (i) through (viii) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by (or the holder of such Debt or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt, dividends or other distributions. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Debt shall be required to be determined pursuant to the Indenture; provided, however, that, if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (ix)(A) above shall be the maximum liability under any such Guarantee; (d) the amount of any Debt described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; (e) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt; and (f) trade payables, other current liabilities Incurred in the normal course of business and any liability for federal, state or local income taxes or other taxes owed by such Person will not constitute Debt.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Debt” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Disinterested Director” means, with respect to any proposed transaction between (i) the Company or a Restricted Subsidiary, as applicable, and (ii) an Affiliate thereof (other than the Company or a Restricted Subsidiary), a member of the Board of Directors of the Company or such Restricted Subsidiary, as applicable, who would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate. For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Interests in the Company or is an employee of the Company.

“Detwiler Officer” means each of Paul I. Detwiler, Jr., Donald L. Detwiler, Paul I. Detwiler, III, Steven Detwiler and James Van Buren.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that Guarantees or otherwise provides direct credit support for any Debt of the Company.

“Eligible Bank” means a bank or trust company that (i) is organized and existing under the laws of the United States of America or Canada, or any state, territory, province or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500.0 million and (iii) the senior Debt of which is rated at least “A-2” by Moody’s or at least “A” by Standard & Poor’s.

“Eligible Cash Equivalents” means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two years after the date of their acquisition and that the Average Life of all such Investments is one year or less from their respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from Standard & Poor’s or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Company, provided that such Investments have one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s and mature within 180 days after the date of their acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; and (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi).

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Excluded Assets” means the collective reference to (i) any property or asset only to the extent and for so long as the grant of a security interest in such property or asset is prohibited by any applicable law or requires a consent not obtained of any governmental authority pursuant to applicable law (after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law); (ii) any right, title or interest in any permit, license, contract or agreement held by the Company or any Guarantor or to which the Company or any Guarantor is a party or any of its right, title or interest thereunder, in each case only to the extent and for so long as the terms of such permit, license, contract or agreement validly prohibit the creation by the Company or a Guarantor, as applicable, of a security interest in such permit, license, contract or agreement in favor of the Notes Collateral Agent (after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law (including Title 11 of the United States Code) or principles of equity); (iii) Capital Interests of a Person that constitutes a Subsidiary (other than a Restricted Subsidiary or a wholly-owned Subsidiary) the pledge of which would violate a contractual obligation to the owners of the other Capital Interests of such Person that is binding on or relating to such Capital Interests but solely to the extent and for so long as such contractual obligation exists; (iv) any property (and proceeds thereof) of the Company or any Guarantor that is subject to a Lien securing Purchase Money Debt or Capital Lease Obligation, in each case permitted under the definition of Permitted Liens under the Indenture, to the extent the documents relating to such Lien securing Purchase Money Debt or Capital Lease Obligation would not permit such equipment or real property (and proceeds thereof) to be subject to the Liens created under the Security Documents (provided that immediately upon the ineffectiveness, lapse or termination of any such restriction, such equipment or real property shall cease to be an “Excluded Asset”); (v) Capital Interests of Subsidiaries that are not Guarantors and more than 65% of the voting Capital Interests of any Person that constitutes a Foreign Subsidiary; (vi)property or assets owned by any Foreign Subsidiary or any Unrestricted Subsidiary; (vii) any intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office; provided that upon such filing and acceptance, such intent-to-use applications shall cease to be “Excluded Assets”; (viii) certain excluded accounts described in the Security Documents; (ix) any vehicles and any other assets, in each case subject to certificates of title; (x) Rolling Stock; (xi) if, and so long as, Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the Commission to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, that would require) the filing with the Commission of separate financial statements of any Subsidiary due to the fact that such Subsidiary’s Capital Interests or intercompany note secures the Notes, the Capital Interests or intercompany note of such Subsidiary (“Excluded Rule 3-16 Stock”); (xii) property and assets that are released from the Collateral pursuant to the terms of the Intercreditor Agreement, the Indenture and the Security Documents but only for so long as the circumstances that gave rise to such release remain in effect and applicable with respect to such property or assets; (xiii) Excluded Joint Venture Interests; (xiv) Excluded Key-Man Policies; (xv) Restricted Assets; and (xvi) proceeds and products from any and all of the foregoing excluded collateral described in clauses (i) through (xv), unless such proceeds or products would otherwise constitute Collateral.

“Excluded Joint Venture Interests” means the equity interest owned by the Company or a Guarantor in a Permitted Joint Venture if and to the extent that such joint venture shall have entered into a credit facility with a Joint Venture Lender to obtain, on a non-recourse basis with respect to the Company or such Guarantor, financing with respect to the operations of such joint venture, and as a condition to such financing, the Joint Venture Lender (a) requires the owners of the equity interests of such joint venture to pledge (on a non-recourse basis with respect to the Company or such Guarantor, including one that is such an equity owner) such equity interests to the Joint Venture Lender to secure the joint venture’s obligations to it, and (b) prohibits any other Liens on such equity interests.

“Excluded Key-Man Policies” means the cash surrender value on proceeds of any key-man life insurance policies on the lives of the shareholders of the Company party to the Stock Restriction and Management Agreement dated as of March 1, 1990 among the Company and such shareholders, if, and to the extent, that such agreement prohibits any other Liens on such policies.

“Excluded Rule 3-16 Stock” means any asset that is not Notes Collateral pursuant to clause (xi) of the definition of Excluded Assets.

“Existing Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of January 11, 2008, between the Company, the Lenders party thereto, Manufacturers and Traders Trust Company, as the Issuing Bank, a Lender, the Swing Lender and Administrative Agent, National City Bank, as Syndication Agent and Manufacturers and Traders Trust Company and National City Bank, as Co-Lead Arrangers, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, refinanced, refunded or replaced in whole or in part from time to time.

“Existing Notes” means the Company’s 11% Senior Notes due 2018.

“Existing Notes Indenture” means the indenture, dated August 18, 2010, among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, related to the Existing Notes.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Board of Directors.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not a Domestic Subsidiary and any Restricted Subsidiary of such Foreign Subsidiary.

“Four Quarter Period” has the meaning given to such term in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantee” means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such Debt of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor” means any Subsidiary of the Company that executes a Note Guarantee in accordance with provisions of the Indenture and their respective successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under, (a) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements, and or combinations thereof, and (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices, in each case not entered into for speculative purposes.

“Holder” means a Person in whose name a Note is registered in the security register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Restricted Subsidiary of Debt Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. None of the following shall be a separate Incurrence of Debt:

(1)           amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(2)           the payment of regularly scheduled interest in the form of additional Debt of the same instrument (including in respect of PIK Interest) or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

(3)           the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt;

(4)           unrealized losses or charges in respect of Hedging Obligations;

(5)           increases in the amount of Debt outstanding solely as a result of fluctuations in currency exchange rates or increases in the value of property securing Debt; and

(6)           increases in the amount of Debt solely as a result of purchase accounting adjustments or accounting adjustments related to derivative financial instruments.

“Independent Director” of the Company means a member of the Board of Directors of the Company that is both (a) “Independent” within the meaning of the New York Stock Exchange Listed Company Manual as in effect on the Issue Date, and (b) a Disinterested Director.

“Intercreditor Agreement” means the intercreditor agreement dated as of the Issue Date among the ABL Agent, the Trustee, the Notes Collateral Agent, the Company and each Guarantor, as it may be amended or supplemented from time to time in accordance with its terms and the Indenture.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the Debt of another Person; and (iii) the purchase or acquisition of the business or assets of another Person; but shall exclude: (a) accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business.

“Issue Date” means March 15, 2012.

“Joint Venture Lender” means a bank or other financial institution that provides financing to a Permitted Joint Venture (on a non-recourse basis with respect to the Company or a Guarantor) with respect to the operations of such joint venture and that, in connection with such financing, requires a pledge of equity of the Permitted Joint Venture to secure the Permitted Joint Venture’s obligations to it.

“Junior Lien Priority” means, relative to specified Debt, having a Lien priority junior to that of the Lien in favor of the Holders on specified Collateral, subordinated pursuant to an intercreditor agreement on substantially the same terms as the subordination of Lien priority of the Noteholder Secured Parties in the ABL Collateral to the Lien priority of the ABL Secured Parties in such Collateral, in form and substance reasonably satisfactory to the Notes Collateral Agent.

“Lien” means, with respect to any property or other asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Mandatory Principal Redemption Amount” means, the portion of a Note determined by the Company to be required to be redeemed to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

“Material Real Property” means (a) the real property (including improvements thereon, fixtures thereto, dedicated processing equipment used thereat other than Rolling Stock, minerals contained therein before extraction, and proceeds of each of the foregoing) owned or leased by the Company or a Guarantor as of the date hereof and identified in a schedule to the Indenture as required to be subject to a mortgage in favor of the Notes Collateral Agent, and (b) other than Restricted Assets, any additional parcel of real property (including improvements thereon, fixtures thereto, dedicated processing equipment used thereat other than Rolling Stock, minerals contained therein before extraction, and proceeds of each of the foregoing) or group of contiguous parcels of real property (including improvements thereon, fixtures thereto, dedicated processing equipment used thereat other than Rolling Stock, minerals contained therein before extraction, and proceeds of each of the foregoing) acquired by the Company or a Guarantor having a purchase price in excess of $1.0 million (provided that such threshold shall not be applicable in the case of real property (including all minerals contained therein before extraction) that is integrally related to the ownership or operation of a property subject or intended to be subject to a mortgage in favor of the Notes Collateral Agent or otherwise necessary for such mortgaged property to be in compliance with all requirements of law applicable to such mortgaged property).

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of: (i) all reasonable out-of-pocket expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale; and (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Noteholder Secured Parties” means the Trustee, the Notes Collateral Agent, the Holders of the Notes and any successor or transferee of any of the foregoing.

“Notes Collateral” means (i) equipment, intellectual property, Material Real Property and proceeds of the foregoing, (ii) all of the intercompany notes of the Company and each Guarantor and all of the Capital Interests of each Subsidiary of the Company or any Guarantor (limited, in the case of Foreign Subsidiaries, to Capital Interests of each first-tier Foreign Subsidiary) and proceeds of the foregoing, and (iii) all other current and future tangible and intangible assets of the Company and the Guarantors and the proceeds of the foregoing, other than, with respect to each of the foregoing clauses (i) through (iii), the ABL Total Collateral and the Excluded Assets.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 20 business days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five business days after the Expiration Date. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1)           the Section of the Indenture pursuant to which the Offer to Purchase is being made;

(2)           the Expiration Date and the Purchase Date;

(3)           the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4)           the purchase price to be paid by the Company for each $1,000 principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the “Purchase Price”);

(5)           that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in minimum denominations of $2,000 aggregate principal amount and an integral multiple of $1,000 in excess thereof (or in the case of any PIK Note denominations, $1.00 and any integral multiple of $1.00 in excess thereof);

(6)           the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7)           that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8)           that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9)           that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10)         that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11)         that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis, with such adjustments by lot or by any other method deemed to be fair and appropriate so that only Notes in denominations of $2,000 aggregate principal amount or integral multiples of $1,000 in excess thereof (or in the case of any PIK Note denominations, $1.00 and any integral multiple of $1.00 in excess thereof) shall be purchased; and

(12)         if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Officers’ Certificate” means a certificate to be delivered upon the occurrence of certain events as set forth in the Indenture, signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company.

“Permitted Asset Swap” means any like-kind exchange under Section 1031 of the Code and any other exchange of assets by the Company or a Restricted Subsidiary where the Company or its Restricted Subsidiaries receive consideration which consists solely of (a) cash or Eligible Cash Equivalents, (b) long term assets (and current assets that are ancillary to such long term assets) that are used or useful in a Permitted Business, or (c) any combination thereof.

“Permitted Bonding Company” means any surety recognized in the industry as providing bonding services; provided, however, that no such surety shall be deemed a “Permitted Bonding Company” unless the Company delivers the intercreditor agreement of the type referred to in the definition of Surety Liens between the Company or any Subsidiary, on one hand, and such surety on the other hand, (i) with respect to any surety to be designated a Permitted Bonding Company on the Issue Date, within 30 days of the Issue Date and (ii) with respect to any surety to be designated a Permitted Bonding Company after the Issue Date, on the date or within 30 days of such designation.

“Permitted Business” means any business similar in nature to any business conducted by the Company and its Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and its Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Board of Directors of the Company.

“Permitted Debt” means:

(i)            Debt Incurred pursuant to any Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $175.0 million, minus any amount used to permanently repay Debt under the applicable Credit Facilities (or permanently reduce commitments with respect thereto) pursuant to the “Limitation on Asset Sales” covenant, plus, in the event of any refinancing of any such Debt, the aggregate amount of any discounts, commissions, premiums, fees and other costs and expenses related to such refinancing;

(ii)           Notes issued on the Issue Date and additional Debt of the same instrument Incurred for the purpose of paying PIK Interest, and contribution, indemnification and reimbursement obligations owed by the Company or any Guarantor to any of the other of them in respect of amounts paid or payable on such Debt.

(iii)          Guarantees of the Notes;

(iv)          Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than clauses (i) or (ii) above);

(v)           Debt owed to and held by the Company or a Restricted Subsidiary;

(vi)          Guarantees Incurred by the Company of Debt of a Restricted Subsidiary of the Company;

(vii)         Guarantees by any Restricted Subsidiary of Debt of the Company or any Restricted Subsidiary, including Guarantees by any Restricted Subsidiary of Debt under any Credit Facility, provided that (a) such Debt is Permitted Debt or is otherwise Incurred in accordance with the “Limitation on Incurrence of Debt” covenant and (b) such Guarantees are subordinated to the Notes to the same extent, if any, as the Debt being guaranteed;

(viii)        Debt Incurred in respect of workers’ compensation claims, unemployment insurance, self-insurance obligations, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or Incurred (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business;

(ix)          Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk with respect to any currency exchange, commodity risk or any combination of the foregoing;

(x)           Debt owed by the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary, provided that if for any reason such Debt ceases to be held by the Company or a Restricted Subsidiary, as applicable, such Debt shall cease to be Permitted Debt and shall be deemed Incurred as Debt of the Company for purposes of the Indenture;

(xi)          Debt of the Company or any Restricted Subsidiary pursuant to Capital Lease Obligations, Purchase Money Debt and Sale and Lease Back Transactions, provided that the aggregate principal amount of such Debt, together with the principal amount of any other Debt then outstanding pursuant to this clause (xi), does not exceed $75.0 million in the aggregate;

(xii)         Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Interests of a Restricted Subsidiary otherwise permitted under the Indenture;

(xiii)        the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)           any subsequent issuance or transfer of Capital Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)           any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company;

shall be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (xiii);

(xiv)        Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five business days of Incurrence;

(xv)         Debt of the Company or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed $15.0 million at any time outstanding;

(xvi)        Debt Incurred by the Company or any of its Restricted Subsidiaries to current or former officers, directors, employees and shareholders thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Capital Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (v) of the second paragraph under the caption “—Restricted Payments”; and

(xvii)       Refinancing Debt.

Notwithstanding anything herein to the contrary, Debt permitted under clause (i) of this definition of “Permitted Debt” shall not constitute “Refinancing Debt” under clause (xvii) of this definition of “Permitted Debt.”

“Permitted Holders” means each Detwiler Officer; any spouse or lineal descendant of a Detwiler Officer; any trust or estate the sole beneficiary or beneficiaries of which is a Detwiler Officer, any spouse or lineal descendants of a Detwiler Officer; or any entity owned or controlled by any of the foregoing.

“Permitted Investments” means:

(a)           Investments in existence on the Issue Date;

(b)           Investments required pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;

(c)           Eligible Cash Equivalents;

(d)           Investments in property and other assets, owned or used by the Company or any Restricted Subsidiary in the normal course of business;

(e)           Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary that is a Guarantor;

(f)            Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary that is a Guarantor or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Company or a Restricted Subsidiary that is a Guarantor;

(g)           Hedging Obligations permitted pursuant to clause (ix) of the definition of “Permitted Debt”;

(h)           Non-cash consideration received in conjunction with an Asset Sale that is otherwise permitted under the “Limitation on Asset Sales” covenant or that is received in connection with any other disposition of assets not constituting an Asset Sale;

(i)            Investments received in settlement of obligations owed to the Company or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;

(j)            Investments by the Company or any Restricted Subsidiary (other than in an Affiliate that is not a joint venture or an Unrestricted Subsidiary) not otherwise permitted under this definition, in an aggregate amount which together with the net amount of all other Investments then outstanding pursuant to this clause (j) does not exceed $30.0 million;

(k)           Loans and advances (including for travel and relocation) to employees in an amount not to exceed $2.5 million in the aggregate at any one time outstanding;

(l)            any Investment consisting of a Guarantee permitted by the “Limitation on Incurrence of Debt” covenant; and

(m)          any Investment in Rock Solid Insurance Company or another entity formed by the Company or by the Company and other Persons for the purpose of and to the extent necessary or, in the good faith determination of the Board of Directors of the Company, desirable to fund self-insurance obligations in the ordinary course of business or consistent with past practice.

“Permitted Joint Ventures” means joint ventures consistent with past practice where (i) the aggregate amount of all Investments made in any single joint venture shall not exceed $5.0 million; and (ii) the outstanding amount of Investments in all joint ventures shall not exceed $10.0 million in the aggregate at any one time.

“Permitted Liens” means:

(a)           Liens existing on the Issue Date, other than Liens on the Collateral in favor of the ABL Secured Parties or the Noteholder Secured Parties;

(b)           Liens securing Debt under any Credit Facility Incurred pursuant to clause (i) of the definition of “Permitted Debt”; provided that any such Lien (x) is on ABL Total Collateral, (y) has Junior Lien Priority to the Lien on the Notes Collateral in favor of the Noteholder Secured Parties or (z) is on real property (including improvements thereon, fixtures thereto, dedicated processing equipment used thereon other than Rolling Stock and minerals contained therein before extraction) that does not constitute Material Real Property or Excluded Rule 3-16 Stock and proceeds of each of the foregoing;

(c)           Liens securing cash management obligations and Hedging Obligations and the costs thereof so long as the related Debt (if applicable) is permitted to be Incurred under the Indenture;

(d)           any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP);

(e)           any statutory warehousemen’s, materialmen’s, landlords’ or other similar Liens for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

(f)            [reserved];

(g)           Liens on property or other assets (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body, or (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts and other similar obligations Incurred in the normal course of business consistent with industry practice; or (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a “plan” (as defined in ERISA) (other than any Lien imposed in connection with the Company’s 401(k) Plan) or (iv) arising in connection with any attachment or judgment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(h)           Liens on property or shares of Capital Interests of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary (and not Incurred in anticipation of such transaction), provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;

(i)            Liens securing Debt of a Restricted Subsidiary owed to and held by the Company or a Guarantor;

(j)            other Liens incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets, provided that (i) if such Liens secure Debt, all such Debt does not in the aggregate have a principal amount in excess of $25.0 million, and such Liens have Junior Lien Priority and (ii) such Liens do not materially impair the use or value of the property subject thereto in its use in the business of the Company or such Restricted Subsidiary;

(k)           Liens securing Capital Lease Obligations, Purchase Money Debt and Sale and Leaseback Transactions; provided that (i) the obligations secured pursuant to this clause (k) shall not exceed $75.0 million at any one time outstanding and (ii) the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto);

(l)            Liens on the Collateral in favor of the Notes Collateral Agent for the benefit of the Noteholder Secured Parties to secure Debt Incurred pursuant to clause (ii) or (iii) of the definition of “Permitted Debt”;

(m)          Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(n)           licenses of intellectual property granted in the ordinary course of business;

(o)           Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(p)           Liens on property or assets existing at the time of acquisition of such property or assets by the Company or a Restricted Subsidiary; provided, however that such Liens were not incurred in anticipation of such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary.

(q)           Liens from judgments, decrees, or attachments in circumstances not constituting an Event of Default;

(r)            Deposits made in the ordinary course of business or Liens in the ordinary course of business to secure obligations with respect to letters of credit, in each case, to secure liability to insurance carriers;

(s)            Leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(t)            Liens arising from UCC financing statements regarding leases;

(u)           Liens to secure any Refinancing Debt (or successive Refinancing Debt) as a whole, or in part, in respect of any Debt secured by any Lien; provided, however, that:

(A)          such new Lien shall have the same Lien priority as the original Lien and be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)          the Debt secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Debt at the time the original Lien became a Permitted Lien and (ii) the amount of any discounts, commissions, premiums, fees and other costs and expenses related to such refinancing, refunding, extension, renewal or replacement;

(v)           Liens (other than Liens on the Notes Collateral) in favor of the Company or any Guarantor;

(w)          minor title exceptions, Survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Debt and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such person; and

(x)           any extensions, substitutions, replacements or renewals of the foregoing so long as such new Lien shall have the same Lien priority as the original Lien and is limited to all or part of the same property and assets that secured the original Lien.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Interests,” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

“Public Equity Offering” means an underwritten public equity offering of Qualified Capital Interests pursuant to an effective registration statement under the Securities Act yielding gross proceeds to the Company of at least $25.0 million, other than (x) any such public sale to an entity that is an Affiliate of the Company and (y) any public offerings registered on Form S-8.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Debt” means Debt (including Capital Lease Obligations):

(i)            Incurred to finance all or any part of the purchase price or cost of construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person (including Debt Incurred to refinance any such purchase price or costs initially funded by the Company or a Restricted Subsidiary within one year prior to such Incurrence), and any renewal, refunding, replacement, refinancing or extension thereof; and

(ii)           that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased, constructed or improved and directly related assets such as property fixed or appurtenant thereto and proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto; and

(iii)          that does not exceed 100% of such purchase price or costs (plus, in the case of any refinancing, the amount of any discounts, commissions, premiums, fees and other costs and expenses related to such refinancing).

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Company to repurchase such equity security upon the occurrence of a change of control or an asset sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Company may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.” The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price at which it is to be redeemed pursuant to the Indenture.

“Refinancing Debt” means Debt that refunds, refinances, renews, replaces or extends any Debt permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that:

(i)            (a) the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being refunded, refinanced or extended, if such Debt was subordinated to the Notes and (b) the Refinancing Debt is unsecured if the Debt being refunded, refinanced or extended was unsecured,

(ii)           the Refinancing Debt has a final maturity either (a) no earlier than the Debt being refunded, refinanced or extended or (b) at least 91 days after the maturity date of the Notes,

(iii)          the Refinancing Debt has a weighted average life to maturity at the time such Refinancing Debt is Incurred that is equal to or greater than the weighted average life to maturity of the Debt being refunded, refinanced, renewed, replaced or extended,

(iv)          such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal amount or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Debt being refunded, refinanced, renewed, replaced or extended and (c) the aggregate amount of any discounts, commissions, premiums, fees and other costs and expenses related to the Incurrence of such Refinancing Debt; and

(v)           such Refinancing Debt is Incurred by one or more of the same obligors (or their successors) that initially Incurred the Debt being refunded, refinanced, renewed, replaced or extended, except that the Company may Incur Refinancing Debt to refund, refinance, renew, replace or extend Debt of any Restricted Subsidiary of the Company; provided that the Restricted Subsidiary (or its successor) that initially Incurred such Debt remains an obligor under any such Refinancing Debt.

“Refinancing Transactions” means the issuance of Notes, the Incurrence of the ABL Facility (including the borrowings, if any, thereunder) and the use of proceeds therefrom as described in “Use of Proceeds.”

“Restricted Assets” means, for so long as the negative covenant with respect to the Incurrence of Liens under the Existing Notes Indenture is in effect, any property or asset of the Company or any of its Restricted Subsidiaries that the Company reasonably determines in good faith was neither collateral securing obligations under the Existing Credit Agreement nor an asset or property that, pursuant to the terms of the Existing Credit Agreement, could have secured the Existing Credit Agreement.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” is defined to mean any of the following:

(a)           any dividend or other distribution declared and paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Restricted Subsidiary of the Company (other than (i) dividends, distributions or payments made solely in Qualified Capital Interests in the Company and (ii) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or to other holders of Capital Interests of a Restricted Subsidiary on a pro rata basis);

(b)           any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests) to purchase, redeem, acquire or retire any Capital Interests in the Company (including the conversion of any Capital Interests into, or exchange for, Debt) other than any such Capital Interests owned by the Company or any Restricted Subsidiary;

(c)           any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Company) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Company or any Guarantor that is subordinated by its terms in right of payment to the Notes or Note Guarantees (excluding any Debt owed to the Company or any Restricted Subsidiary); except payments of principal and interest in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, within one year of the due date thereof; provided, however, that for purposes of the foregoing, no Debt shall be deemed subordinate solely by virtue of being unsecured or secured by a lower priority Lien or by virtue of the fact that the holders of such Debt have entered into an intercreditor agreement or other arrangements giving one or more of such holders priority over other holders in the collateral held by them.

(d)           any Investment by the Company or a Restricted Subsidiary in any Person, other than a Permitted Investment; and

(e)           any designation of a Restricted Subsidiary as an Unrestricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Company that has not been designated as an “Unrestricted Subsidiary” in accordance with the Indenture.

“Rolling Stock” means any mobile/portable piece of equipment that typically moves or is moved by its own wheels, tracks, or skids, including but not limited to automobiles, trucks (both on road and off road), trailers, tractors, bulldozers, scrapers, loaders, cranes, excavators, gradalls, drills, pavers, rollers, milling machines, material transfer vehicles, forklifts, travel lifts, portable crushers, portable screens, portable conveyors, light plants, arrow boards included in fixed assets on the Company’s consolidated balance sheet, portable and fixed crash attenuators included in fixed assets on the Company’s consolidated balance sheet, message boards included in fixed assets on the Company’s consolidated balance sheet and any other motor vehicles and mobile equipment; provided, however, that if any of the foregoing is included as inventory of the Company or any Guarantor, then such asset or assets shall not be “Rolling Stock”.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Restricted Subsidiary and is thereafter leased back by the Company or a Restricted Subsidiary.

“Security Agreement” means the security agreement dated as of the Issue Date among the Notes Collateral Agent, the Company and the Guarantors as the same may be amended or supplemented from time to time in accordance with its terms.

“Security Documents” means the security agreements, pledge agreements, mortgages, deeds of trust, deeds to secure debt, collateral assignments, control agreements and related agreements (including, without limitation, the Security Agreement and finance statements under the UCC of the relevant states), as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral for the benefit of the Notes Collateral Agent as contemplated by the Indenture.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act, but shall not include any Unrestricted Subsidiary.

“Specific Real ABL Property” means the real property (including improvements thereon, fixtures thereto, dedicated processing equipment used thereat other than Rolling Stock, minerals contained therein before extraction, and proceeds of each of the foregoing) of the Company or a Guarantor that is described in a schedule to the Indenture and is subject to a first-priority mortgage (subject to certain Permitted Liens) for the benefit of the ABL Secured Parties pursuant to the terms of the ABL Facility and any real property (including improvements thereon, fixtures thereto, dedicated processing equipment used thereat other than Rolling Stock, minerals contained therein before extraction, and proceeds of each of the foregoing) that is acquired by the Company or a Guarantor in a like-kind exchange under Section 1031 of the Code with respect to a Specific Real ABL Property and is subject to a first-priority mortgage (subject to certain Permitted Liens) for the benefit of the ABL Secured Parties pursuant to the terms of the ABL Facility.

“Specific Real Notes Property” means the real property (including improvements thereon, fixtures hereto, dedicated processing equipment used thereat other than Rolling Stock, minerals contained therein before extraction, and proceeds of each of the foregoing) of the Company or a Guarantor that is described in a schedule to the Indenture and is subject to a first-priority mortgage (subject to certain Permitted Liens) for the benefit of the ABL Secured Parties pursuant to the terms of the ABL Facility and to a second-priority mortgage (subject to certain Permitted Liens) for the benefit of the Noteholder Secured Parties pursuant to the terms of the Indenture and the Intercreditor Agreement.

“Specific Real Property” means Specific Real ABL Property and Specific Real Notes Property.

“Stated Maturity,” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Interests therein is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Successor Entity” means a corporation or other entity that succeeds to and continues the business of New Enterprise Stone & Lime Co., Inc.

“Surety Liens” means any and all Liens granted by the Company and/or its Subsidiaries, in favor of Permitted Bonding Companies that provide surety bonds for the Company and its Subsidiaries in the ordinary course of business so long as such Liens (a) secure only their obligations under Bonding Arrangements with such sureties, (b) encumber only assets relating to contracts supported by such Bonding Arrangements but not including (by the terms of such Bonding Arrangements or by virtue of the intercreditor agreement referenced below) certain plant and quarry assets as described in the Indenture and (c) are subject to intercreditor agreements with terms and conditions, including standstill terms, acceptable to the Notes Collateral Agent pursuant to which any such Liens granted by the Company or its Subsidiaries are expressly junior and subordinated to the Liens granted by the Company and its Subsidiaries in favor of the Notes Collateral Agent to secure the Notes and the Note Guarantees, subject to any prior rights that such Permitted Bonding Company may have at law, solely in its capacity as surety.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 15, 2015; provided, however, that if the period from the Redemption Date to March 15, 2015, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“UCC” means the Uniform Commercial Code (or any successor provisions).

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, the exchange notes will each initially be issued in the form of one or more fully registered notes in global form without coupons. Each global note shall be deposited with the trustee, as custodian for, and registered in the name of DTC or a nominee thereof. The old notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the applicable global note.

Except as set forth below, a global note may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a global note may not be exchanged for notes in certificated form except in the limited circumstances described below.

The Global Notes

We expect that, pursuant to procedures established by DTC: (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary, which we refer to as participants, and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons who have accounts with DTC participants) and the records of participants (with respect to interests of persons other than DTC participants). Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium (if any) and interest (including additional interest, if any) on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium (if any) and interest (including additional interest, if any) on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated exchange note for any reason, including to sell exchange notes to persons in states that require physical delivery of the exchange notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture. Consequently, the ability to transfer exchange notes or to pledge exchange notes as collateral will be limited to such extent.

Exchange notes that are issued as described below under “—Certificated Notes,” will be issued in registered definitive form without coupons (each, a “certificated note”). Upon the transfer of certificated notes, such certificate notes may, unless the global note has previously been exchanged for a certificated note, be exchanged for an interest in the applicable global note representing the principal amount of notes being transferred.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of old notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for Certificated Securities, which it will distribute to its participants and which will be legended as set forth under the heading “Notice to Investors.”

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

A global note is exchangeable for certificated notes in fully registered form without interest coupons, which we refer to as Certificated Securities, only in the following limited circumstances:

•                  DTC notifies us that it is unwilling or unable to continue as depositary for the global note and we fail to appoint a successor depositary within 90 days of such notice, or

•                  there shall have occurred and be continuing an event of default with respect to the Notes under the indenture and DTC shall have requested the issuance of Certificated Securities.

Certificated Securities may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Notice to Investors.” In no event shall the Temporary Regulation S global note be exchanged for Certificated Securities prior to (a) the expiration of the distribution compliance period and (b) the receipt of any certificates required under the provisions of Regulation S.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the exchange notes and does not purport to be a complete analysis of all the potential tax considerations. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Treasury regulations promulgated or proposed thereunder, judicial authority, published administrative positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis, which may materially and adversely affect the tax consequences described herein. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions.  This summary deals only with holders that exchange their old notes for exchange notes in the exchange offer, and that will hold the exchange notes as “capital assets” (within the meaning of Section 1221 of the Code). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as financial institutions, tax-exempt organizations, S corporations, partnerships or other pass-through entities (or investors in such entities), insurance companies, broker-dealers, dealers or traders in securities or currencies, expatriates subject to Code Section 877, U.S. persons that hold their notes through non- U.S. intermediaries and taxpayers subject to the alternative minimum tax. This summary also does not discuss notes held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the “functional currency” of a U.S. holder (as defined below) is not the U.S. dollar. Moreover, the effect of other U.S. federal tax laws (such as estate and gift tax laws) and any applicable state, local or non-U.S. tax laws is not discussed.

The following summary is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under other U.S. federal tax laws or the laws of any state, local or non U.S. taxing jurisdiction or under any applicable tax treaty.

To ensure compliance with Treasury Department Circular 230, holders of notes are hereby notified that: (a) any discussion of U.S. federal tax issues in this prospectus is not intended or written to be relied upon, and cannot be relied upon, by holders for the purpose of avoiding penalties that may be imposed on holders under the Code; (b) such discussion is being used in connection with the promotion or marketing (within the meaning of Circular 230) by us of the transactions or matters addressed herein; and (c) holders should seek advice based on their particular circumstances from an independent tax advisor.

As used in this summary, the term “U.S. holder” means a holder of a note that is, for U.S. federal income tax purposes:

(1)                                 an individual who is a citizen or resident of the United States;

(2)                                 a corporation that is organized under the laws of the United States, any state thereof or the District of Columbia;

(3)                                 an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

(4)                                 a trust, if: (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons has the authority to control all of its substantial decisions or (ii) it was in existence before August 20, 1996 and a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust for U.S. federal income tax purposes.

As used in this summary, the term “non U.S. holder” means a holder of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

If any entity treated as a partnership for U.S. federal income tax purposes is a holder of notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and their partners should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes.

Exchange Offer

The exchange of old notes for exchange notes pursuant to the exchange offer should not be treated as an “exchange” for U.S. federal income tax purposes. Each exchange note should, in general, be treated for federal income tax purposes as the same instrument as the old notes for which it was exchanged. Accordingly, the exchange of old notes for exchange notes should not be a taxable event to U.S. holders. The exchange notes will have the same tax attributes as the old notes and the same tax consequences to holders as the old notes have, including, without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period, and a holder will take into account income with respect to the exchange note in the same manner as for the old note. If a holder acquired an old note with market discount or bond premium, such market discount or bond premium will carry over to the exchange note and shall be taken into account in the same manner as for the old note.

Effect of Certain Additional Payments

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. Our obligation to pay such excess amounts may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, one or more contingencies will not cause the notes to be treated as contingent payment debt instruments if, as of the issue date, such contingencies in the aggregate are considered to be “remote” or “incidental” or, in certain circumstances, if it is significantly more likely than not that no such contingency will occur. We believe and intend to take the position that the potential for additional payments on the notes should not cause the notes to be treated as contingent payment debt instruments. Our determination is binding on a holder of the notes, unless the holder discloses a contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS and there is no assurance that the IRS would not take a contrary position that could be sustained. A successful challenge of this position by the IRS could require a holder to accrue ordinary income on its notes in excess of the stated interest and any otherwise applicable OID and could cause any gain from any taxable disposition of a note to be treated as ordinary income, rather than capital gain. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application of the contingent payment debt instrument rules to the notes and the consequences thereof.

U.S. Holders

Qualified Stated Interest

The portion of the stated interest that is unconditionally payable in cash throughout the term of the notes (i.e., 4% of the interest payable each period, subject to adjustments), which we refer to as the qualified stated interest, will generally be included in the income of a U.S. holder as ordinary income at the time such qualified stated interest is accrued or received in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount:

Treatment of PIK Interest.  For each interest accrual period on or prior to March 15,2017, we have the option to pay a portion of the interest payable on the notes in the form of PIK interest. For U.S. federal income tax purposes, the existence of this option means that such portion of the interest payable on the notes each period (including periods after March 15, 2017) is not qualified stated interest, but instead will be considered OID, as described below. The issuance of PIK notes generally is not treated as a payment of interest for U.S. federal income tax purposes, Instead, a note and any PIK notes Issued in respect thereof are treated as a single debt instrument for U.S. federal income tax purposes.

Original Issue Discount.  The notes were issued with OID in an amount equal to the difference between their “stated redemption price at maturity” (the sum of all payments to be made on the notes other than qualified stated interest) and their issue price. Thus, the OID on the notes includes both (1) the amount, if any, by which the stated principal amount of the notes exceeds their issue price and (2) the portion of the stated interest payable each period that is not qualified stated interest (i.e., a portion of the interest payable each period), whether or not such interest is paid in cash.  We will calculate the OID on an annual basis and report it to the IRS and U.S. holders.

Regardless of their regular method of accounting for U.S. federal income tax purposes, U.S. holders must include the OID in gross income (as ordinary income) as the OID accrues on a constant yield to maturity basis, in advance of the receipt of cash payments attributable to the OID.

The amount of OID that a U.S. holder is required to include in income each taxable year generally will equal the sum of the “daily portions” of OID with respect to the note for each day during such taxable year on which such holder held such note, which we refer to as accrued OID. The daily portion is determined by allocating to each day in an “accrual period” the pro rata portion of the OID allocable to that accrual period. The “accrual period” for the note may be of any length and may vary in length over the term of the note, provided that each accrual period is not longer than one year and that each scheduled payment of interest or principal occurs on the first or final day of an accrual period.

The amount of OID allocable to any accrual period is an amount equal to the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), less the amount of any qualified stated interest allocable to such accrual period. The “yield to maturity” of a note is the discount rate that causes the present value of all payments on the note as of its original issue date to equal the issue price of such note. The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any cash payments (other than qualified stated interest) made on such note on or before the first day of the accrual period.

The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, U.S. holders should consult their own tax advisors regarding their application.

Market Discount

If a U.S. holder purchased old notes after their original issue date for an amount that is less than their stated redemption price at maturity, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Any market discount on an old note will carry over to the exchange note. Under the market discount rules, a U.S. holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, the exchange notes as ordinary income to the extent of the market discount that has not been previously included in income and that has accrued on the exchange notes at the time of their payment or disposition. In addition, a U.S. holder may be required to defer, until the maturity of the exchange notes or their earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the exchange notes. A U.S. holder may elect, on a note-by-note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. U.S. holders should consult their own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition of the old note to the maturity date of the exchange note unless the U.S. holder elects to accrue market discount on a constant interest method. A U.S. holder may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired by the U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. U.S. holders should consult their own tax advisors before making this election.

Amortizable Bond Premium

If a U.S. holder purchased old notes after their original issue date for an amount in excess of the sum of all amounts payable on those debt securities after the purchase date other than qualified stated interest, the U.S. holder will be considered to have purchased those debt securities at a “premium.” A U.S. holder generally may elect to amortize the premium over the remaining term of those debt securities on a constant yield method as an offset to interest when includible in income under the holder’s regular accounting method. If a U.S. holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss the holder would otherwise recognize on disposition of the exchange notes. A U.S. holder’s election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by such holder on or after the first day of the first taxable year to which the election applies. A U.S. holder may not revoke the election without the consent of the IRS. U.S. holders should consult their own tax advisors before making this election.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Exchange Notes

Except as noted below with respect to the Mandatory Principal Redemption, upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference between: (i) the amount realized on such disposition (not including any portion allocable to accrued and unpaid qualified stated interest, which will be treated as ordinary interest income for federal income tax purposes to the extent not previously included in income) and (ii) such holder’s adjusted tax basis in the note. The amount realized generally will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note. A U.S. holder’s adjusted tax basis in a note generally will equal the holder’s cost for the note, increased by any OID such holder has previously included in income and decreased by any cash payments (other than qualified stated interest) previously received on the note. Although not free from doubt, we believe that (i) a U.S. holder’s adjusted tax basis in a note should be allocated between the original note and any PIK notes received in respect of such note in proportion to their relative principal amounts and (ii) such holder’s holding period in any PIK note received in respect of a note should be identical to such holder’s holding period for such note, U.S. holders should consult their own tax advisor as to the allocation of adjusted basis to and the holding period of PIK notes.

Any gain or loss recognized on a taxable disposition of a note will generally be capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the note is more than one year at the time of such disposition. Certain non-corporate U.S. holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Any amount received as a Mandatory Principal Redemption Amount in respect of a portion of a note will be treated as a tax-free payment of OID previously accrued with respect to such note in its entirety (including the portion of the note not being redeemed).

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its gross interest income (including any accrued OID) and its net gains from the disposition of notes, unless such interest or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. person that is an individual, estate or trust, is urged to consult its own tax advisor regarding the applicability of the Medicare tax to the income and gains in respect of the notes.

Information Reporting and Backup Withholding

In general, we must report certain information to the IRS with respect to payments of interest and accruals of OID on a note and the proceeds of the sale or other taxable disposition (including a retirement or redemption) of a note by certain non-corporate U.S. holders.

Backup withholding (currently at a rate of 28%) will apply to such amounts if: (i) the payee fails to furnish a taxpayer identification number, which we refer to as a TIN, to the payor and comply with certain certification procedures or otherwise establish an exemption from backup withholding, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in Section 3406(c) of the Code or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding under the Code. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Payment of Interest

Subject to the discussion of backup withholding and FATCA below, interest income (which includes, for purposes of this discussion of Non-U.S. holders, original issue discount) paid on a note that is not effectively connected with a U.S. trade or business will not be subject to U.S. federal income tax or withholding tax, if it is “portfolio interest.” Interest on the notes will qualify as “portfolio interest” provided that: (i) the holder does not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, (ii) the holder is not a controlled foreign corporation related to us, (iii) the holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and (iv) either (a) the holder provides an IRS Form W-8 BEN (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-U.S. status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the notes and provides a statement to us or our agent under penalties of perjury in which it certifies that an IRS Form W-8 BEN (or a suitable substitute) has been received by it from the non-U.S. holder or a qualifying intermediary and furnishes a copy to us or our agent.

If a non-U.S. holder cannot satisfy the requirements described above, the gross amount of payments of interest to such non-U.S. holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will be subject to U.S. federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. In order to claim the benefit provided by a tax treaty, a non-U.S. holder must provide a properly executed IRS Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty.

Except to the extent that an applicable treaty otherwise provides, a non-U.S. holder generally will be subject to a net income tax in the same manner as a U.S. holder with respect to interest income if such interest income is effectively connected with a U.S. trade or business of the non-U.S. holder. A corporate non-U.S. holder may also, in some circumstances, be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate) on its effectively connected earnings and profits (subject to adjustments) attributable to such interest. Even though such effectively connected interest is generally subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the holder delivers a properly executed and applicable IRS Form W-8 (or a suitable substitute form) to the payor prior to the payment of interest.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Exchange Notes

Subject to the discussion below on backup withholding and FATCA and except as noted below with respect to the Mandatory Principal Redemption, a non-U.S. holder of a note will generally not be subject to U.S. federal income tax or withholding tax on any gain realized on a sale, exchange, redemption, retirement or other taxable disposition of a note (other than any amount representing accrued but unpaid interest on a note, which is subject to the rules discussed above in “—Payment of Interest”) unless: (i) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder, or (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the U.S. for 183 days or more during the taxable year of the disposition and certain other requirements are met. If the non-U.S. holder is described in clause (i) above, such gain generally will be taxed in the same manner as interest that is effectively connected income, as discussed above. If the non-U.S. holder is described in clause (ii) above, such gain (net of certain U.S. source losses) will generally be subject to a 30% U.S. federal withholding tax (unless an applicable treaty provides otherwise).

Any amount received as a Mandatory Principal Redemption Amount in respect of a portion of a note will be treated as a payment of OID previously accrued with respect to such note in its entirety (including the portion of the note not being redeemed), which is subject to the rules discussed above in “—Payment of Interest.”

Information Reporting and Backup Withholding

We must annually report to the IRS and to a non-U.S. holder the interest paid to a non-U.S. holder on its notes and the tax, if any, withheld from those payments. Copies of these information returns also may be made available to the tax authorities of the country in which a non-U.S. holder resides pursuant to the provisions of various treaties or agreements for the exchange of information. In general, a non-U.S. holder will not be subject to U.S. backup withholding (currently at a rate of 28% and scheduled to increase to 31% in 2013) with respect to payments of interest that we make to such holder provided that we do not have actual knowledge that such holder is a U.S. person and we have received from such holder the statement described above in “—Payment of Interest.”

Under current Treasury Regulations, payments on the sale, redemption, retirement or other taxable disposition of a note made to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is: (i) a U.S. person, (ii) a controlled foreign corporation for U.S. federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period or (iv) a foreign partnership with certain connections to the U.S., then information reporting (but not backup withholding) will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a U.S. person or otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a U.S. person. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act, which we refer to as FATCA, enacted in 2010 provides that beginning on January 1, 2014, a 30% withholding tax will be imposed on certain payments (including payments in respect of interest and gross processeds from the sales, exchange or other disposition of such notes) made to a foreign entity if such entity falls to satisfy certain disclosure and reporting rules that in general require that (i) In the case of a foreign financial entity, the entity identify and provide Information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identify and provide information in respect of substantial U.S. owners of such entity.

The IRS has released final regulations that provide that FATCA withholding will not apply to the notes because they are issued prior to January 1, 2014.  If, however, the notes are significantly modified after such date, payments on, and the gross proceeds from the sale or other disposition of, the notes could become subject to the FATCA withholding tax. Foreign persons that are holders (or who will hold their notes through foreign intermediaries) should consult their own tax advisors regarding the potential application and impact of these new requirements based on their particular circumstances.

PLAN OF DISTRIBUTION

Each broker-dealer that holds old notes and the guarantees attached thereto that are transfer restricted securities that were acquired for such broker-dealer’s own account as a result of market-making activities or other trading activities (other than transfer restricted securities acquired directly from us or any of our affiliates), may exchange these old notes and the guarantees attached thereto pursuant to the exchange offer. Transfer restricted securities are old notes and the guarantees attached thereto until the earliest to occur of (a) the date on which the old notes and the guarantees attached thereto are exchanged in the exchange offer for an exchange note and guarantee attached thereto entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (b) the date on which the old notes and the guarantees attached thereto have been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement, (c) the date on which the old notes and the guarantees attached thereto are distributed to the public by a broker-dealer pursuant to this prospectus (including delivery of this prospectus) and (d) during an effectiveness period (the date on which a shelf registration statement is declared effective by the Commission until [          ], 2013) in which the old notes and the guarantees attached thereto were eligible to be included in the shelf registration statement, the date on which the old notes and the guarantees attached thereto are sold pursuant to Rule 144 under the Securities Act.

In exchanging such old notes and the guarantees attached thereto, however, such broker-dealer may be deemed an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes and the guarantees attached thereto received by such broker-dealer in the exchange offer. This prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus.

Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such exchange notes. Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

In addition, until[              ], 2013, all dealers effecting a transaction in the exchange notes may be required to deliver a prospectus.

We have agreed to provide sufficient copies of the latest version of this prospectus to broker-dealers promptly upon reasonable request at any time during the period of (a) 180 days from the date on which the registration statement of which this prospectus is a part is declared effective, (b) the date on which a broker-dealer is no longer required to deliver the prospectus in connection with market-making or other trading activities and (c) all transfer restricted securities covered by the registration statement of which this prospectus is a part have been sold pursuant hereof in order to facilitate such resales.

We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of old notes) other than commissions or concessions of any broker or dealer and will indemnify the holders of old notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

We will receive no proceeds from the exchange offer or any sale of exchange notes by broker-dealers.

Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•      cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar interpretive letters; and

•      must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

LEGAL MATTERS

The validity of the exchange notes and the validity of the subsidiary guarantees thereof will be passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania, counsel to the Company.

EXPERTS

The financial statements as of February 28, 2013 and February 29, 2012 and for each of the three years in the period ended February 28, 2013 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of

New Enterprise Stone & Lime Co., Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of comprehensive loss, cash flows, and changes in equity (deficit), present fairly, in all material respects, the financial position of New Enterprise Stone & Lime Co., Inc. and its subsidiaries at February 28, 2013 and February 29, 2012, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Harrisburg, Pennsylvania
May 29, 2013

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Consolidated Balance Sheets

	February 28,	February 29,
(In thousands, except share and per share data)	2013	2012
Assets
Current assets
Cash and cash equivalents	$9,534	$15,032
Restricted cash	10,123	10,322
Accounts receivable, less reserves of $3,515 and $3,259, respectively	52,271	76,841
Inventories	125,144	132,195
Deferred income taxes	12,386	16,019
Other current assets	8,337	7,788
Total current assets	217,795	258,197
Property, plant and equipment, net	371,868	371,574
Goodwill	89,073	90,847
Other intangible assets	21,000	26,344
Other assets	34,452	29,360
Total assets	$734,188	$776,322
Liabilities and (Deficit) Equity
Current liabilities
Current maturities of long-term debt	$11,342	$7,538
Accounts payable — trade	20,608	27,558
Accrued liabilities	54,007	51,631
Total current liabilities	85,957	86,727
Long-term debt, less current maturities	566,645	521,475
Deferred income taxes	52,443	96,674
Other liabilities	36,733	21,578
Total liabilities	741,778	726,454
Commitments and contingencies (Note 16)
(Deficit) equity
Common stock, Class A, voting, $1 par value. Authorized 30,000 shares; issued and outstanding 500 shares and 20,500 shares, respectively.	1	21
Common stock, Class B, nonvoting, $1 par value. Authorized 750,000 shares; issued and outstanding 273,285 shares and 250,925 shares, respectively.	273	251
Accumulated deficit	(134,297)	(76,779)
Additional paid-in capital	126,962	126,964
Accumulated other comprehensive loss	(2,422)	(2,181)
Total New Enterprise Stone & Lime Co., Inc. (deficit) equity	(9,483)	48,276
Noncontrolling interest in consolidated subsidiaries	1,893	1,592
Total (deficit) equity	(7,590)	49,868
Total liabilities and (deficit) equity	$734,188	$776,322

The accompanying notes are an integral part of these consolidated financial statements.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss

	Year Ended
	February 28,	February 29,	February 28,
(In thousands)	2013	2012	2011
Revenue
Construction materials	$355,666	$361,843	$346,328
Heavy/highway construction	240,904	262,714	300,658
Traffic safety services and equipment	73,258	71,008	68,812
Other revenues	7,262	10,369	9,601
Total revenue	677,090	705,934	725,399

Cost of revenue (exclusive of items shown separately below)
Construction materials	259,972	258,836	244,315
Heavy/highway construction	232,953	255,303	281,077
Traffic safety services and equipment	60,044	55,840	50,026
Other expenses	4,534	5,507	3,193
Total cost of revenue	557,503	575,486	578,611

Depreciation, depletion and amortization	50,942	51,674	45,917
Intangible asset impairment	4,704	1,100	—
Pension and profit sharing	8,325	7,622	8,907
Selling, administrative and general expenses	77,138	64,511	61,547
Loss (gain) on disposals of property, equipment and software	323	808	(600)
Operating (loss) income	(21,845)	4,733	31,017
Interest income	140	343	318
Interest expense	(75,987)	(46,902)	(41,586)
Loss before income taxes	(97,692)	(41,826)	(10,251)
Income tax benefit	(41,558)	(16,397)	(4,478)
Net loss	(56,134)	(25,429)	(5,773)
Unrealized actuarial (losses) gains and amortization of prior service costs, net of income taxes	(241)	(778)	173
Comprehensive loss	(56,375)	(26,207)	(5,600)
Less: Comprehensive income attributable to noncontrolling interest	(1,384)	(820)	(1,195)
Comprehensive loss attributable to New Enterprise Stone & Lime Co., Inc.	$(57,759)	$(27,027)	$(6,795)

The accompanying notes are an integral part of these consolidated financial statements.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended
	February 28,	February 29,	February 28,
(In thousands)	2013	2012	2011

Reconciliation of net loss to net cash provided by operating activities
Net loss	$(56,134)	$(25,429)	$(5,773)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, depletion and amortization	50,942	51,674	45,917
Intangible asset impairment	4,704	1,100	—
Loss (gain) on disposals of property, equipment and software	323	808	(600)
Non-cash payment-in-kind interest accretion	23,348	—	—
Amortization and write-off of debt issuance costs	10,060	4,751	6,568
Deferred income taxes	(41,547)	(16,411)	(868)
Bad debt expense	1,035	2,196	985
Changes in assets and liabilities:
Accounts receivable	23,535	(11,665)	(8,270)
Inventories	4,643	(2,773)	(2,208)
Other assets	(1,359)	3,047	3,179
Accounts payable	(5,617)	11,684	2,724
Other liabilities	6,097	715	5,849
Net cash provided by operating activities	20,030	19,697	47,503
Cash flows from investing activities
Capital expenditures	(42,394)	(35,392)	(31,777)
Capitalized software	(23)	(8,562)	(929)
Proceeds from sale of property and equipment	304	2,716	2,240
Change in cash value of life insurance	(3,333)	2,825	(962)
Change in restricted cash	199	(8,435)	(87)
Other investing activities	—	—	(34)
Net cash used in investing activities	(45,247)	(46,848)	(31,549)
Cash flows from financing activities
Proceeds from revolving credit	224,729	145,477	100,164
Repayment of revolving credit	(298,361)	(98,500)	(121,065)
Proceeds from issuance of long-term debt	268,641	12,398	250,000
Repayment of long-term debt	(155,202)	(29,133)	(219,180)
Payments on capital leases	(4,943)	(5,329)	(5,009)
Debt issuance costs	(14,062)	(1,663)	(9,967)
Distribution to noncontrolling interest	(1,083)	(1,096)	(1,641)
Net cash provided by (used in) financing activities	19,719	22,154	(6,698)
Net (decrease) increase in cash and cash equivalents	(5,498)	(4,997)	9,256
Cash and cash equivalents
Beginning of period	15,032	20,029	10,773
End of period	$9,534	$15,032	$20,029

The accompanying notes are an integral part of these consolidated financial statements.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Consolidated Statements of Changes in Equity (Deficit)

					Accumulated	Total New
	Common	Common		Additional	Other	Enterprise Stone		Total
	Stock,	Stock,	Accumulated	Paid-In	Comprehensive	& Lime Co. Inc.	Noncontrolling	(Deficit)
(In thousands)	Class A	Class B	Deficit	Capital	Loss	(Deficit) Equity	Interest	Equity
Balance, February 28, 2010	$—	$—	$(99,644)	$—	$(1,576)	$(101,220)	$2,348	$(98,872)
Net (loss) income	—	—	(6,968)	—	—	(6,968)	1,195	(5,773)
Pension adjustment, net of tax of $122	—	—	—	—	173	173	—	173
Change in Redeemable Common Stock	—	—	53,077	—	—	53,077	—	53,077
Subsidiary interest adjustments	—	—	—	—	—	—	(34)	(34)
Distribution to noncontrolling interest	—	—	—	—	—	—	(1,641)	(1,641)
Balance, February 28, 2011	—	—	(53,535)	—	(1,403)	(54,938)	1,868	(53,070)
Net (loss) income	—	—	(26,249)	—	—	(26,249)	820	(25,429)
Pension adjustment, net of tax of $548	—	—	—	—	(778)	(778)	—	(778)
Change in Redeemable Common Stock	—	—	3,005	—	—	3,005	—	3,005
Elimination of put right (1)	21	251	—	126,964	—	127,236	—	127,236
Distribution to noncontrolling interest	—	—	—	—	—	—	(1,096)	(1,096)
Balance, February 29, 2012	21	251	(76,779)	126,964	(2,181)	48,276	1,592	49,868
Net (loss) income	—	—	(57,518)	—	—	(57,518)	1,384	(56,134)
Pension adjustment, net of tax of $104	—	—	—	—	(241)	(241)	—	(241)
Exchange of Class A voting common stock for Class B non-voting common stock (1)	(20)	22	—	(2)	—	—	—	—
Distribution to noncontrolling interest	—	—	—	—	—	—	(1,083)	(1,083)
Balance, February 28, 2013	$1	$273	$(134,297)	$126,962	$(2,422)	$(9,483)	$1,893	$(7,590)

The accompanying notes are an integral part of these consolidated financial statements.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

1. Nature of Operations and Summary of Significant Accounting Policies

Company Activities

New Enterprise Stone & Lime Co., Inc., a Delaware corporation, is a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider. Founded in 1924, the Company operates in three segments based upon the nature of its products and services: construction materials, heavy/highway construction and traffic safety services and equipment. As used herein, the terms (“we,” “us,” “our,” “NESL,” or the “Company”) refer to New Enterprise Stone & Lime Co., Inc., and/or one or more of its subsidiaries.

Construction materials is comprised of aggregate production, including crushed stone and construction sand and gravel, hot mix asphalt production, ready mixed concrete production, and the production of concrete products, including precast/prestressed structural concrete components and masonry blocks. Heavy/highway construction includes heavy construction, blacktop paving and other site preparation services. The Company’s heavy/highway construction operations are primarily supplied with construction materials from our construction materials segment. Traffic safety services and equipment consists primarily of sales, leasing and servicing of general and specialty traffic control and work zone safety equipment and devices to industrial construction end-users.

Almost all of our products are produced and consumed outdoors. Normally, our highest sales and earnings are in the second and third fiscal quarters and our lowest are in the first and fourth fiscal quarters. As a result of this seasonality, our significant net working capital items, which are accounts receivable, inventories, accounts payable - trade and accrued liabilities, are typically higher as of interim period ends compared to fiscal year end.

Principles of Consolidation

The accompanying consolidated financial statements and notes included in this report have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly owned subsidiary companies, and their wholly owned subsidiary companies, and entities where the Company has a controlling equity interest. During fiscal year 2011, we consolidated various legal entities in order to simplify our legal structure. This consolidation did not affect our financial position, results of operations, or cash flows. The companies in the consolidated group as of February 28, 2013 and February 29, 2012 include New Enterprise Stone & Lime Co., Inc.; Gateway Trade Center Inc.; EII Transport Inc.; Protection Services Inc.; Work Area Protection Corp.; SCI Products Inc.; ASTI Transportation Systems, Inc.; Precision Solar Controls Inc.; Rock Solid Insurance Company; Kettle Creek Partners GP, LLC; and Kettle Creek Partners L.P.

The consolidated financial statements also include the accounts of South Woodbury, L.P., which is 99% owned by certain life insurance trusts, which insure the lives of the principal stockholders of the Company. The remainder is owned by the Company through a 1% general partnership interest owned by a wholly-owned entity of the Company, NESL II, LLC.

South Woodbury, L.P. owns an office building in Roaring Spring, PA and an office building that is being used as the Company’s corporate headquarters in New Enterprise, PA. The Company entered into the lease agreements on February 28, 2003. The original lease terms for both leases end on May 31, 2023 and the Company has one five-year option to extend each lease. The annual base rents for the Roaring Spring, PA and New Enterprise, PA office buildings are $0.4 million and $2.0 million respectively, which may be reset to a fair market rate, as defined in the agreements.

Intercompany balances and transactions have been eliminated in consolidation.

Investments in entities in which the Company has an ownership interest of 50% or less are accounted for by the equity method. Investments in affiliated companies consist of a 16.2% membership interest in Means To Go, LLC as of February 28, 2013.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash balances were restricted in certain consolidated subsidiaries for bond sinking fund and insurance requirements as well as collateral on outstanding letters of credit or rentals.

In May 2012, the Company started using a cash pooling arrangement with a single financial institution with specific provisions for the right to offset positive and negative cash balances. Accordingly, the Company classifies net aggregate cash overdraft positions as other obligations within the current maturities of long-term debt as of February 28, 2013, based on the short-term nature of these positions.

Accounts Receivable

Trade accounts receivable, less allowance for doubtful accounts, are recorded at the invoiced amount plus service charges related to past due accounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable, including service charges. The Company determines the allowance based on historical write-off experience, specific identification based on a review of individual past due balances and their composition, and the nature of the customer. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and temporary investments with high-quality financial institutions. At times, such balances and investments may be in excess of federally insured limits; however, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. The Company conducts business with various governmental entities within the Commonwealth of Pennsylvania. These entities include PennDOT, the Pennsylvania Turnpike Authority and various townships, municipalities, school districts and universities within Pennsylvania. The Company had $7.8 million and $4.6 million of accounts receivable from these governmental entities as of February 28, 2013 and February 29, 2012, respectively. The Company has not experienced any material losses with these governmental agencies and does not believe it is exposed to any significant credit risk on the outstanding accounts receivable balances.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using either first-in, first-out (“FIFO”) or weighted average method based on the applicable category of inventories. The Company also maintains an allowance for obsolete inventories, which is based on recent sales activity and usage of related items.

Rental Equipment

Rental equipment, primarily related to the Company’s safety products business, is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The range of estimated useful lives for rental equipment is two to three years.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Assets under capital leases are stated at the lesser of the present value of minimum lease payments or the fair value of the leased item. Provision for depreciation is generally computed over estimated service lives using the straight-line method.

The average depreciable lives by fixed asset category are as follows:

Land improvements	20 years
Buildings and improvements	8 - 40 years
Crushing, prestressing, and manufacturing plants	5 - 33 years
Contracting equipment	3 - 12.5 years
Trucks and autos	3 - 8 years
Office equipment	5 - 10 years

Depletion of limestone deposits is calculated over proven and probable reserves by the units of production method on a quarry-by-quarry basis.

Repairs and maintenance are charged to operations as incurred. Renewals or betterments, which materially add to the useful lives of property and equipment, are capitalized.

The Company capitalizes interest cost during the period assets are being constructed. Interest capitalized on construction in progress amounted to $0.1 million, $0.3 million and $0.1 million during fiscal years 2013, 2012 and 2011, respectively. We capitalized $0.3 million of interest cost related to our new enterprise resource planning system (“ERP”) during fiscal year 2012; no amounts were capitalized during fiscal years 2013 or 2011.

Goodwill and Goodwill Impairment

Goodwill is tested for impairment on an annual basis or more frequently whenever events or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The impairment test for goodwill is a two-step process. Under the first step, the fair value of the reporting unit is compared with its carrying value. If the fair value of the reporting unit is less than its carrying value, an indication of impairment exists and the reporting unit must perform step two of the impairment test. Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

Our reporting units were determined based on our organization structure, considering the level at which discrete financial information for businesses is available and regularly reviewed The Company has three operating segments, which is the basis for determining its reporting units, organized around its three lines of business: (i) construction materials; (ii) heavy/highway construction; and (iii) traffic safety services and equipment. Construction materials include three reporting units within the operating segment based on geographic location. The operating segment of traffic safety services and equipment consists of one reporting unit within the segment based upon the similar economic characteristics of its operations.

The carrying value of each reporting unit is determined by assigning assets and liabilities, including goodwill, to those reporting units as of the measurement date. We use significant judgment in determining the most appropriate method to estimate the fair values of each of our reporting units. We estimate the fair values of the reporting units by considering the indicated fair values derived from both an income approach, which involves discounting estimated future cash flows and a market approach, which involves the application of revenue and earnings multiples of comparable companies.

We complete a discounted future cash flow model for each reporting unit based upon projected earnings before interest and taxes (“EBIT”). Under this approach, we calculate the fair value of each reporting unit based on the present value of its estimated future cash flow. In applying the discounted cash flow methodology, we rely on a number of factors, including future business plans, actual and forecasted operating results and market data. The significant assumptions in our discounted cash flow models include our estimates of future profitability, revenue growth rates, capital requirements and the discount rate. The profitability estimates used are derived from internal operating budgets and forecasts for long-term demand and pricing in our industry and markets. Any changes in key assumptions or management judgment with respect to a reporting unit or its prospects, which may result from a change in market conditions, market trends, interest rates or other factors outside of our control, or significant underperformance relative to historical or projected future operating results, could result in a significantly different estimate of the fair value of our reporting units, which could result in an impairment charge in the future. The discount rates utilized reflect market-based estimates of capital costs and discount rates adjusted for management’s assessment of a market participant’s view with respect to other risks associated with the projected cash flows and overall size of the individual reporting units. Our estimates are based upon assumptions we believe to be reasonable, but which by nature are uncertain and unpredictable.

We then supplement this analysis by also calculating a fair value of the reporting unit utilizing EBIT market multiples applicable to our industry and peer group, the data for which we develop internally and through third-party sources. If there is sufficient depth and availability of market comparables, we will take a weighted average approach of the two methods in calculating the fair value of a reporting unit. The weighting of these methods is subjective and based upon our judgment and our historical approach to calculating the fair value of a reporting unit.

Our annual goodwill impairment analysis takes place as of fiscal year end. As of February 28, 2013 and February 29, 2012, the estimated fair value of each of the reporting units was in excess of its carrying values even after conducting various sensitivity analyses on key assumptions, such that no adjustment to the carrying values of goodwill was required. As of February 28, 2013 the estimated fair value of each of the reporting units was in excess of 15% of carrying values except for our Traffic Safety Services and Equipment reporting unit, which was approximately 15%.

Other Intangible Assets

Other intangible assets consist of technology, customer relationships and trademarks acquired in previous acquisitions. The technology and customer relationships are being amortized over a straight-line basis of 15 and 20 years, respectively. Our intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The trademarks are considered to have an indefinite life and are not amortized but rather tested for impairment annually or whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable based on a review of legal, regulatory, contractual, competitive, economic and other factors that limit the useful life of the asset. As a result of the Company’s review performed in combination with the annual impairment review completed as of February 28, 2013, the Company determined that factors had arisen which caused the Company to conclude that an indefinite useful life was no longer supportable. Beginning in fiscal year 2014, our trademarks will be amortized on a straight-line basis between 30 and 50 years. As a result, the Company recorded impairments of $2.0 million related to its Traffic Safety Services and Equipment reporting unit and $2.7 million related to its Construction Materials reporting unit. The remaining balance of our Traffic Safety Services and Equipment reporting unit’s trademark is $3.4 million and the remaining balance for our Construction Materials reporting unit’s trademark is $8.2 million as of February 28, 2013.

We use a variety of methodologies in conducting the impairment assessment of our intangible assets including discounted cash flow models, which are based on the assumptions the Company believes a hypothetical marketplace participants would use. For the intangible assets, other than goodwill, if the carrying amount exceeds the fair value, an impairment charge is recognized in an amount equal to that excess. The fair value measurements for the impairments were categorized within Level 3 of the fair value hierarchy.

Other Noncurrent Assets

Other noncurrent assets consist primarily of deferred financing fees, capitalized software, the cash surrender value of Company owned life insurance policies and deferred stripping costs. Deferred financing costs are amortized to interest expense over the terms of the associated credit agreements using the effective interest method of amortization. Capitalized software costs consist primarily of internal and external costs associated with the implementation of our ERP system. The amortizable lives of our capitalized software are 3 - 10 years. Deferred stripping costs consist of costs incurred during the development stage of a mine (pre-production stripping) and are expensed over the productive life of the mine using the units-of-production method.

Asset Retirement Obligations

The Company records the fair value of an asset retirement obligation, primarily for reclamation costs, as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets. The associated asset retirement costs are capitalized as part of the underlying asset and depreciated over the estimated useful life of the asset. The liability is accreted through charges to operating expenses. If the asset retirement obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on the settlement.

The Company is legally required to maintain reclamation bonds with the Commonwealth of Pennsylvania. The land reclamation obligation calculated by the Company is based upon the legal requirements for bond posting amounts and is adjusted for inflation and discounted using present value techniques at a credit-adjusted risk-free rate commensurate with the estimated years to settlement.

Revenue Recognition

We recognize revenue on construction contracts under the percentage-of-completion method of accounting, as measured by the cost incurred to date over estimated total cost. Our construction contracts are primarily fixed -price contracts.  The typical contract life cycle for these projects can be up to two to four years in duration. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to revenues and costs Revenue from contract change orders is recognized when the owner has agreed to the change order with the customer and the related costs are incurred. We do not recognize revenue on basis of contract claims.  Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are identified. Contract costs include all direct material, labor, subcontract and other costs and those indirect costs related to contract performance, such as indirect salaries and wages, equipment repairs and depreciation, insurance and payroll taxes. Administrative and general expenses are charged to expense as incurred. Costs and estimated earnings in excess of billings on uncompleted contracts represent the excess of contract revenue recognized to date over billings to date. Billings in excess of costs and estimated earnings on uncompleted contracts represent the excess of billings to date over the amount of revenue recognized to date. As of February 28, 2013 and February 29, 2012, such amounts are included in accounts receivable (Note 3, “Accounts Receivable”) and accrued liabilities (Note 8, “Accrued Liabilities”), respectively, in the consolidated balance sheets.

The Company accounts for custom-built concrete products under the units-of-production method. Under this method, the revenue is recognized as the units are produced under firm contracts.

The Company generally recognizes revenue on the sale of construction materials and concrete products, other than custom-built concrete products, when the customer takes title and assumes risk of loss. Typically, this occurs when products are shipped.

The Company recognizes equipment rental revenue on a straight-line basis over the specific daily, weekly or monthly terms of the agreements. Revenues from the sale of equipment and contractor supplies are recognized at the time of delivery to, or pick-up by, the customer.

Other revenue consists of sales of miscellaneous materials, scrap and other products that do not fall into our other primary lines of business. The Company generally recognizes revenue when the customer takes title and assumes risk of loss, the price is fixed or determinable and collection is reasonably assured.

Self-Insurance

The Company is self-insured for workers’ compensation and health coverage, subject to specific retention levels. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported.

Fair Value

The Company determines fair value for its assets and liabilities in accordance with applicable accounting standards, which define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value determined is based on assumptions that market participants would use, including consideration of nonperformance risk. The carrying amounts of cash, restricted cash and cash equivalents, trade receivables, accounts payable, accrued expenses and short-term debt approximate fair value because of the short-term maturity of these financial instruments.

Impairment of Definite-Lived Long-Lived Assets

Long-lived assets, such as property, plant and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. The Company considers an asset group as the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets.  For our construction materials and heavy/highway construction operations, the lowest level of largely independent identifiable cash flows is at the regional level, which collectively serves a local market. Each region shares and allocates its material production, resources, equipment and business activity among the locations within the region in generating cash flows.  Our regions are i) Central Pennsylvania, ii) Chambersburg, Shippensburg, Gettysburg, Pennsylvania, iii) Lancaster, Pennsylvania, iv) Northeastern Pennsylvania and v) Western New York.  The construction materials regions’ long-lived assets predominantly include limestone and sand acreage and crushing, prestressing equipment and manufacturing plants and the heavy/highway construction region’s long lived assets predominantly include contracting equipment and vehicles. The traffic safety services and equipment business, include two asset groups distinguished between its retail sales and distribution as one asset group and its manufacturing and assembly as the second asset group. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount exceeds the fair value of the asset group. Except for the trademark impairments discussed in “Other Intangible Assets” above, no other impairment charges were recorded.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We establish provisions for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum probability threshold, as defined by the applicable accounting guidance, which is a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority. In the normal course of business, the Company and its subsidiaries are examined by various federal, state and foreign tax authorities. We regularly assess the potential outcomes of these examinations and any future examinations for current and prior fiscal years in determining the adequacy of the provision for income taxes. Interest accrued related to unrecognized tax benefits and penalties related to income tax are both included as a component of the provision for taxes and adjust the income tax provision, the current tax liability and deferred taxes in the period during which the facts that give rise to a revision become known.

Use of Estimates

The preparation of the consolidated financial statements requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment; valuation of receivables, inventories, goodwill and other intangible assets; recognition of revenue and loss contract reserves under the percentage-of-completion method; assets and obligations related to employee benefit plans; asset retirement obligations; income tax valuation; and self-insurance reserves. Actual results could differ from those estimates.

New Accounting Standards

Recently Issued Accounting Standards

In July 2012, the FASB issued ASU No. 2012-02, Intangibles - Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. This ASU gives companies the option to first assess qualitative factors to determine whether it is more likely than not that the indefinite-lived intangible asset is impaired. If it is determined that it is more likely than not the indefinite-lived intangible asset is impaired, a quantitative impairment test is required. However, if it is concluded otherwise, the quantitative test is not necessary. This ASU will be effective commencing with the three months ending May 31, 2013. We do not expect the adoption of this ASU to have a material impact on our consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (Topic 220). This ASU requires companies to provide information about the amounts reclassified out of accumulated other comprehensive income (“AOCI”) by component. In addition, companies are required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. This ASU does not change the current requirements for reporting net income or other comprehensive income in the financial statements. This ASU will be effective commencing with the three months ending May 31, 2013. We do not expect the adoption of this ASU to have a material impact on our consolidated financial statements.

Recently Adopted Accounting Standards

In May, 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this update result in common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards (“IFRSs”) and change the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, it is not intended for the amendments to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. We adopted this standard on March 1, 2012, which did not have a material impact on the consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This update also eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. We adopted this standard on March 1, 2012, which did not have a material impact on the consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment, which amends the goodwill impairment testing guidance in ASC 350-20, Goodwill. Under the amended standard, an entity has the option to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. We adopted this standard on March 1, 2012, which did not have a material impact on the consolidated financial statements.

Reclassifications

Certain items previously reported in prior period financial statement captions have been conformed to agree with the current presentation.

2. Risks and Uncertainties

Our business is heavily impacted by several factors which are outside the control of management, including the overall health of the economy, the level of commercial and residential construction, the level of federal, state and local publicly funded construction projects and seasonal variations generally attributable to weather conditions. These factors impact the amount and timing of our revenues and our overall performance.

On March 15, 2012, the Company completed the sale of $265.0 million in 13.0% senior secured notes due 2018 (the “Secured Notes”). In connection with the sale of the Secured Notes, we also entered into the ABL Facility. We utilized the proceeds from the sale of the Secured Notes and the ABL Facility to prepay all amounts outstanding under our prior credit agreement and certain other debt.

The ABL Facility contained a covenant that required us to deliver our fiscal year 2012 annual financial statements to the lender by May 29, 2012. On September 7, 2012, we entered into the first amendment to the ABL Facility to change the required delivery date of the fiscal year 2012 annual financial statements and the required delivery dates of the fiscal year 2013 first and second quarter results and financial statements. Subsequent to the date of the first amendment, we required multiple extensions of time and ultimately filed our fiscal year 2012 annual financial statements, our fiscal year 2013 first and second quarter results and financial statements on December 15, 2012, January 1, 2013 and February 28, 2013, respectively.

As part of the first amendment entered into on September 7, 2012, the borrowing base formula under the ABL Facility became subject to adjustment based on the most recent Fixed Charge Coverage Ratio. If the Fixed Charge Coverage Ratio based on the most recently delivered financial statements is less than 1.0 to 1.0, the borrowing base will be equal to the sum of (a) the lesser of (i) $56.0 million (from $65.0 million) and (ii) 65% (from 75%) of the appraised value of the eligible real property plus (b) 70% (from 85%) of the outstanding balance of eligible accounts receivable plus (c) 40% (from 60%) of eligible inventory, minus (d) reserves imposed by the agent of the ABL Facility in the exercise of reasonable business judgment from the perspective of a secured asset-based lender, minus (e) reserves imposed by the agent to the ABL Facility with respect to branded inventory in its sole discretion. The Company was subject to the adjusted borrowing base calculation as of February 28, 2013 due to its Fixed Charge Coverage Ratio being below 1.0 to 1.0. The first amendment also added a 1.25% floor to LIBOR for purposes of determining the interest rate applicable to LIBOR based borrowings, which was later removed as discussed below.

In connection with the first amendment we also agreed with M&T that, in the event M&T was unable to reduce its final participation in the ABL Facility to no more than $75.0 million during the primary syndication of the ABL Facility by December 15, 2012, M&T would be entitled to add or modify certain terms of the ABL Facility that were previously prohibited from being added or modified, including but not limited to the advance rates, and certain covenants and the interest and fees payable. M&T has not syndicated the ABL Facility as of the balance sheet date and M&T has not modified the terms of the ABL Facility.

On December 7, 2012, we entered into the second amendment to the ABL Facility to change the required delivery date of our fiscal year 2013 third quarter results and financial statements. Subsequent to the date of the second amendment, we required an extension of time and ultimately filed our third quarter results and financial statements on April 1, 2013. There can be no guarantee the Company will not need to obtain similar amendments in the future. A failure to obtain such an amendment could result in an acceleration of our indebtedness under the ABL Facility and a cross-default under our other indebtedness, including the Notes and Secured Notes. See further discussion of the ABL Facility and other effects of the first amendment in Note 9, “Long-Term Debt.”

On May 29, 2013, we entered into the third amendment to the ABL Facility, which provided increased short-term borrowing availability. As part of the third amendment, we agreed to the following revised terms: (i) the aggregate overall amount of the ABL Facility was reduced from $170.0 million to $145.0 million; (ii) through November 30, 2014, we are no longer required to maintain minimum excess availability (as defined in the ABL Facility); (iii) the interest rate margin added to applicable LIBOR based borrowings has increased to a fixed 5%; (iv) the interest rate margin added to applicable Base Rate borrowings has increased to a fixed 3%; (v) the 1.25% floor applicable to LIBOR based borrowings has been removed; and (vi) to the extent that we dispose of assets that are ABL Priority Collateral and certain unencumbered assets, the net cash proceeds will be used to prepay outstanding borrowings under the ABL Facility and the overall ABL Facility will be reduced by $1 for each $1 of assets sold up to $15 million.

In connection with the third amendment, we also agreed with M&T that our board of directors will create a special committee consisting of our four non-employee directors, which we refer to as the special committee, that will engage an advisor to develop a business plan that focuses on cost reductions and operational efficiencies, which we refer to as the Plan. Upon the approval of the Plan by a majority of the members of the special committee, the Plan will be submitted to the entire board of directors for approval.  The vote of more than seven directors will be required to reject the Plan. The Plan must also be reasonably acceptable in scope, timing and process to M&T. Once the Plan is approved by the board of directors, the special committee will be authorized to oversee the implementation of the Plan by our management.

The third amendment did not change other significant terms of the ABL Facility such as the maturity, borrowing base formula, and covenants, as applicable.

The Company agreed to pay $0.3 million in fees to effect the third amendment to the ABL Facility and as a result of the reduction in the maximum borrowings of the ABL Facility the Company will also expense $0.7 million of unamortized deferred debt issuance costs to interest expense.

On September 5 and 6, 2012 the Company received notices of default from the trustee under our Secured Notes and our 11% senior notes due 2018 (the “Notes”), respectively. The notices of default were related to the Company’s inability to provide the trustee with copies of the Company’s 2012 10-K and Quarterly Report on Form10-Q for the period ended May 31, 2012 in a timely manner as required by the underlying indentures. In accordance with the terms and conditions of the underlying indentures, the Company had 120 days from the date of those notices to cure such default by complying with its reporting requirements and related filings. The Company filed its 2012 10-K and its Quarterly Report on Form 10-Q for the period ended May 31, 2012 within the 120 day period and therefore has cured such defaults under the indentures. On January 14, 2013, the Company received a notice of default from the trustee under the indentures for the Secured Notes and Notes due to the Company’s inability to provide its Quarterly Report on Form 10-Q for the second fiscal quarter ended August 31, 2012 in compliance with the indentures. We filed our Quarterly Report on Form 10-Q for the second fiscal quarter ended August 31, 2012 within the 120 day period and therefore cured such default under the indentures.

We believe we have sufficient financial resources, including cash and cash equivalents, cash from operations and amounts available for borrowing under our ABL Facility, to fund our business and operations for at least the next twelve months, including capital expenditures and debt service obligations. However, in the past we have failed to meet certain operating performance measures as well as the financial covenant requirements set forth under our previous credit facilities and our ABL Facility, which resulted in the need to obtain several amendments, and should we fail in the future, we cannot guarantee that we will be able to obtain such amendments. A failure to obtain such amendments could result in an acceleration of our indebtedness under the ABL Facility and a crossdefault under our other indebtedness, including the Notes and Secured Notes. If the lenders were to accelerate the due dates of our indebtedness or if current sources of liquidity prove to be insufficient, there can be no assurance that the Company would be able to repay or refinance such indebtedness or to obtain sufficient funding. This could require the Company to restructure or alter its operations and capital structure.

We were required to register and exchange the Secured Notes by March 10, 2013 or be subject to penalty interest. The penalty interest is 25 basis points for the first 90 days and each 90 days until it reaches 1% and will remain at 1% until we complete the registration of the Secured Notes. We have not currently registered the Secured Notes.

3. Accounts Receivable

The Company’s accounts receivable consists of the following:

	February 28,	February 29,
(In thousands)	2013	2012
Costs and estimated earnings in excess of billings	$4,265	$14,570
Trade	48,392	60,172
Retainages	3,129	5,358
	55,786	80,100
Allowance for doubtful accounts	(3,515)	(3,259)
Accounts receivable, net	$52,271	$76,841

Costs and estimated earnings in excess of billings related to uncompleted contracts and amounts not processed by governmental agencies. State and local agencies often require several approvals to process billings or payments and this may cause a lag in payment times.

4. Inventories

The Company’s inventories consist of the following:

	February 28,	February 29,
(In thousands)	2013	2012
Crushed stone, agricultural lime, and sand	$76,927	$84,016
Safety equipment	16,057	16,901
Parts, tires, and supplies	11,331	11,313
Raw materials	9,247	9,400
Concrete blocks	4,210	4,547
Building materials	3,921	3,982
Other	3,451	2,036
	$125,144	$132,195

5. Property, Plant & Equipment

The Company’s property, plant & equipment consist of the following:

	February 28,	February 29,
(In thousands)	2013	2012
Limestone and sand acreage	$144,076	$142,034
Land, buildings and building improvements	100,074	96,504
Crushing, prestressing, and manufacturing plants	326,066	310,130
Contracting equipment, vehicles and other	300,450	281,543
Construction in progress	5,680	8,829
Property, plant and equipment	876,346	839,040
Less: Accumulated depreciation and depletion	(504,478)	(467,466)
Property, plant and equipment, net	$371,868	$371,574

Depreciation expense was $47.5 million, $48.7 million and $43.2 million for fiscal years 2013, 2012 and 2011, respectively. Included in the contracting equipment, vehicles and other asset category above are capital leases with a cost basis of $23.6 million and $25.8 million as of February 28, 2013 and February 29, 2012, respectively.

6. Goodwill and Other Intangible Assets

Goodwill

The following table presents the gross amount of goodwill and accumulated impairment losses by segment:

	February 28, 2013			February 29, 2012
	Gross	Accumulated	Net	Gross	Accumulated	Net
	Carrying	Impairment	Carrying	Carrying	Impairment	Carrying
(In thousands)	Amount	Losses	Amount	Amount	Losses	Amount
Construction materials*	$122,371	$(39,143)	$83,228	$124,145	$(39,143)	$85,002
Traffic safety services and equipment	5,845	—	5,845	5,845	—	5,845
	$128,216	$(39,143)	$89,073	$129,990	$(39,143)	$90,847

*During the fourth quarter of fiscal year 2013, the Company reduced goodwill for the settlement of a deferred acquisition liability, net of tax of $1.8 million originally recorded in connection with its acquisition of Stabler Companies Inc. in January 2008.

Other Intangible Assets

The Company’s intangible assets consist of the following:

	February 28, 2013			February 29, 2012
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
(In thousands)	Amount	Amortization	Amount	Amount	Amortization	Amount
Amortizable intangible assets
Customer relationships	$12,000	$(3,000)	$9,000	$12,000	$(2,400)	$9,600
Technology	600	(200)	400	600	(160)	440
Trademarks	11,600	—	11,600	—	—	—
	24,200	(3,200)	21,000	12,600	(2,560)	10,040
Nonamortizable intangible assets
Trademarks	—	—	—	16,304	—	16,304
Total other intangible assets	$24,200	$(3,200)	$21,000	$28,904	$(2,560)	$26,344

As discussed in Note 1, “Nature of Operations and Summary of Significant Accounting Policies - Other Intangible Assets”, we recorded impairments of our trademarks of $4.7 million and $1.1 million in fiscal years 2013 and 2012, respectively. The aggregate amortization expense related to amortizable intangible assets was $0.6 million for fiscal years 2013, 2012 and 2011.

	February 29, 2012				February 28, 2013
	Net			Reclassification	Net
	Carrying			to amortizable	Carrying
(In thousands)	Amount	Amortization	Impairment	intangible asset	Amount

Amortizable intangible assets
Customer relationships	$9,600	$(600)	$—	$—	$9,000
Technology	440	(40)	—	—	400
Trademarks	—	—	—	11,600	11,600
	10,040	(640)	—	11,600	21,000
Nonamortizable intangible assets
Trademarks	16,304	—	(4,704)	(11,600)	—
Total other intangible assets	$26,344	$—	$(4,704)	$(11,600)	$21,000

The estimated amortization expense for each of the five succeeding years and thereafter is as follows:

(In thousands)
Fiscal Year Ending
2014	$811
2015	811
2016	811
2017	811
2018	811
Thereafter	16,943
$21,000

7. Other Noncurrent Assets

The Company’s other noncurrent assets consist of the following:

	February 28,	February 29,
(In thousands)	2013	2012
Deferred financing fees (less current portion of $3,658 and $4,882, respectively)	$14,523	$10,409
Capitalized software (net of accumulated amortization of $1,080 and $160, respectively)	9,211	11,719
Cash value of life insurance (net of loans of $0 and $3,000, respectively)	4,338	1,006
Deferred stripping costs	3,868	2,994
Other	2,512	3,232
Total other assets	$34,452	$29,360

As part of our debt refinancing transactions on March 15, 2012, we incurred and capitalized $15.0 million of deferred financing fees. The Company recognized a loss on debt retirement of approximately $6.4 million related to the write-off of unamortized debt issuance costs. The write-off of the debt issuance costs were recorded as interest expense.

During the fiscal year 2013, the Company recorded a $1.3 million reduction to capitalized software related to our new ERP system and a $0.2 million loss on the disposal of capitalized software.

8. Accrued Liabilities

The Company’s accrued liabilities consist of the following:

	February 28,	February 29,
(In thousands)	2013	2012
Interest	$18,962	$14,055
Insurance	19,715	18,353
Payroll and vacation	8,281	8,496
Other	3,671	3,482
Withholding taxes	1,640	2,862
Billings in excess of costs and estimated earnings on uncompleted contracts	1,529	255
Contract expenses	209	518
Deferred acquisition liability	—	3,610
Total accrued liabilities	$54,007	$51,631

9. Long-Term Debt

The Company’s long-term debt consists of the following:

	February 28,	February 29,
(In thousands)	2013	2012
ABL Facility	$24,314	$—
Notes due 2018	250,000	250,000
Secured notes due 2018	276,925	—
First lien term loan A & B	—	145,383
First lien revolving credit facility	—	100,113
Land, equipment and other obligations	19,005	23,016
Obligations under capital leases	7,743	10,501
Total debt	577,987	529,013
Less: Current portion	(11,342)	(7,538)
Total long-term debt	$566,645	$521,475

Refinancing

On March 15, 2012, the Company completed the sale of the Secured Notes and entered into the ABL Facility. The Company utilized the proceeds from the sale of the Secured Notes and borrowings under the ABL Facility to repay all amounts outstanding under, and terminate, the Credit Agreement and certain other debt. We classified the components of the debt refinanced on March 15, 2012 as long-term in the consolidated balance sheet as of February 29, 2012.

Asset-Based Loan Facility

Original Terms

On March 15, 2012, the Company entered into the ABL Facility with M&T, as the issuing bank, a lender, the swing lender, the agent and the arranger.  The ABL Facility originally provided for maximum borrowings on a revolving basis of up to $170.0 million from time to time for general corporate purposes, including working capital.  As discussed below, as a result of the third amendment to the ABL Facility, a maximum of $145.0 million may be borrowed under the ABL Facility.  The ABL Facility includes a $15.0 million letter of credit sub-facility and a $20.0 million swing line sub-facility for short-term borrowings. The ABL Facility will mature on March 15, 2017.  We classify borrowings under the ABL Facility as long-term due to our ability to maintain such borrowings on a long-term basis.

Borrowings under the ABL Facility (except swing line loans) bear interest at a rate per annum equal to, at the Company’s option, either (a) a base rate or (b) a LIBOR rate, in each case plus an applicable margin.  Swing line loans bear interest at the base rate plus the applicable margin. The LIBOR margin for the ABL Facility is fixed at 5.00% (as of the date of the third amendment, discussed below) and the base rate margin is fixed at 3.00% (as of the date of the third amendment, discussed below).  The ABL Facility also contains a commitment fee that is tied to the quarterly average Excess Availability, as defined in the ABL Facility Agreement as the borrowing base less the sum of letter of credit obligations and outstanding loans thereunder. The commitment fee ranges from 0.25% to 0.625%.  From the commencement of the ABL Facility Agreement until September 7, 2012 (date of the first amendment, discussed below), the LIBOR margin was 2.75%, the base rate margin was 0.75% and the commitment fee was 0.50%.

Borrowings under the ABL Facility are guaranteed on a full and unconditional and joint and several basis by certain of the Company’s existing and future domestic subsidiaries and are secured, subject to certain permitted liens, by first-priority liens on the ABL Priority Collateral and by second-priority liens on the collateral securing the Secured Notes on a first-priority basis, except for certain real property.

Availability of ABL Facility and Covenants

The ABL Facility includes affirmative and negative covenants that, subject to significant exceptions, limit our ability and the ability of our guarantors to undertake certain actions, including, among other things, limitations on (i) the incurrence of indebtedness and liens, (ii) asset sales, (iii) dividends and other payments with respect to capital stock, (iv) acquisitions, investments and loans, (v) affiliate transactions, (vi) altering the business, (vii) issuances of equity that have mandatory redemption or put rights prior to the maturity of the ABL Facility and (viii) providing negative pledges to third parties.  As of February 28, 2013, the Company was in compliance with these affirmative and negative covenants.

Prior to the third amendment to the ABL Facility, if the Company had less than $25.0 million of availability under the ABL Facility at any point in time, it would be obligated to comply with a fixed charge coverage ratio.  The third amendment to the ABL Facility, among other things, reduced the minimum excess availability threshold for the fixed charge coverage ratio until November 30, 2014, effectively increasing the Company’s short-term borrowing availability by allowing it to borrow up to the entire amount of the ABL Facility without needing to comply with a fixed charge coverage ratio.

If at any time after November 30, 2014 Excess Availability is less than the greater of (i) $25.0 million or (ii) 15% of the lesser of the commitments and the borrowing base, the Company must comply with a minimum fixed charge coverage ratio test of at least 1.0 to 1.0 for the immediately preceding four fiscal quarters or twelve consecutive months, as applicable.  As of February 28, 2013, the Company’s Fixed Charge Coverage Ratio was below 1.0 to 1.0. The practical result will be that after November 30, 2014, so long as our fixed charge coverage ratio as calculated pursuant to the covenant remains less than 1.0 to 1.0, our available borrowings under the ABL Facility will be reduced by $25.0 million.

A fixed charge covenant ratio is also used to determine what advance rates apply in calculating the borrowing base under the ABL Facility, as well as whether the Company can make certain investments, acquisitions, restricted payments, repurchases or increases in the amount of cash interest payments on other indebtedness.  As part of the first amendment to the ABL Facility entered into on September 7, 2012, the borrowing base formula under the ABL Facility became subject to adjustment based on the most recent fixed charge coverage ratio. If the calculation of the fixed charge coverage ratio is less than 1.0 to 1.0, the borrowing base will be equal to the sum of (a) the lesser of (i) $56.0 million (from $65 million) and (ii) 65% (from 75%) of the appraised value of the eligible real property, plus (b) 70% (from 85%) of the outstanding balance of eligible accounts receivable plus, (c) 40% (from 60%) of eligible inventory, minus (d) reserves imposed by the agent of the ABL Facility in the exercise of reasonable business judgment from the perspective of a secured asset-based lender, minus (e) reserves imposed by the agent to the ABL Facility with respect to branded inventory in its sole discretion.

The applicability of the Company’s fixed charge coverage ratio is conditional upon reaching the minimum excess availability.  As a result of the third amendment, the Company has a minimum excess availability of zero (reduced from $25.0 million) until November 30, 2014, effectively eliminating the need to comply with a fixed charge coverage ratio.  After this date, the Company may be subject to a fixed charge coverage ratio of 1.0 to 1.0, if its minimum excess availability reaches $25.0 million.

Amendment of ABL Facility

The ABL Facility contained a covenant that required us to deliver our fiscal year 2012 annual financial statements to the lender by May 29, 2012. On September 7, 2012, we entered into the first amendment to the ABL Facility to change the required delivery date of our audited February 29, 2012 financial statements and the required delivery date of our first and second quarter results and financial statements.  Subsequent to the date of the first amendment, we required multiple extensions of time and ultimately filed our audited February 29, 2012 financial statements, our fiscal year 2013 first and second quarter results and financial statements on December 15, 2012, January 1, 2013 and February 28, 2013, respectively.

As part of the first amendment to the ABL Facility entered into on September 7, 2012, the borrowing base formula under the ABL Facility became subject to adjustment based on the most recent Fixed Charge Coverage Ratio as described above.  We were subject to the adjusted borrowing base calculation as of February 28, 2013.  The first amendment added a 1.25% floor to LIBOR for purposes of determining the interest rate applicable to LIBOR based borrowings, which was later removed in the third amendment discussed below.

In connection with the first amendment to the ABL Facility, we also agreed with M&T that, in the event M&T is unable to reduce its final participation in the ABL Facility to no more than $75.0 million during the primary syndication of the ABL Facility by December 15, 2012, M&T would be entitled to add or modify terms of the ABL Facility that were previously prohibited from being added or modified, including but not limited to the advance rates, certain covenants and the interest and fees payable. As of February 28, 2013, M&T has not syndicated the ABL Facility and has not modified the terms of the ABL Facility.  See the discussion below concerning the potential modifications by M&T.

On December 7, 2012, we entered into the second amendment to the ABL Facility to change the required delivery date of our third quarter results and financial statements. Subsequent to the date of the second amendment, we required an extension of time and ultimately filed our third quarter results and financial statements on April 1, 2013. There can be no guarantee that the Company will not need to obtain similar amendments in the future. A failure to obtain such amendment could result in an acceleration of the Company’s indebtedness under the ABL Facility and a cross-default under the Company’s other indebtedness, including the Notes and Secured Notes.

On May 29, 2013, we entered into the third amendment to the ABL Facility.  As discussed above, prior to the third amendment, if the Company had less than $25.0 million of availability under the ABL Facility at any point in time, it would be obligated to comply with a fixed charge coverage ratio.  The third amendment, among other things, reduced the minimum excess availability to zero until November 30, 2014, effectively increasing the Company’s short-term borrowing availability by allowing it to borrow up to the entire amount of the ABL Facility without needing to comply with a fixed charge coverage ratio. The Company also agreed to the following additional amendments to the ABL Facility in the third amendment: (i) the aggregate overall amount available for borrowing under the ABL Facility was reduced from $170.0 million to $145.0 million; (ii) the interest rate margin added to applicable LIBOR based borrowings was increased to a fixed 5%; (iii) the interest rate margin added to applicable Base Rate borrowings was increased to a fixed 3%; (iv) the 1.25% floor applicable to LIBOR based borrowings was removed; and (v) to the extent that the Company disposes of assets that are ABL priority collateral and certain unencumbered assets, the net cash proceeds will be used to prepay outstanding borrowings under the ABL Facility and the overall ABL Facility will be reduced by $1 for each $1 of assets sold up to $15 million.  The third amendment did not change other significant terms of the ABL Facility such as the maturity, borrowing base formula, and covenants, as applicable.  Although the overall commitment was reduced from $170.0 million to $145.0 million, because the Company’s borrowing base was below $145.0 million at the time of the third amendment, such reduction had no impact on the Company’s short-term ability to borrow under the ABL Facility.

In connection with the third amendment, we also agreed with M&T that our board of directors will create a special committee consisting of our four non-employee directors, which we refer to as the special committee, that will engage an advisor to develop a business plan that focuses on cost reductions and operational efficiencies, which we refer to as the Plan. Upon the approval of the Plan by a majority of the members of the special committee, the Plan will be submitted to the entire board of directors for approval.  The vote of more than seven directors will be required to reject the Plan. The Plan must also be reasonably acceptable in scope, timing and process to M&T. Once the Plan is approved by the board of directors, the special committee will be authorized to oversee the implementation of the Plan by our management.

Potential Modification by M&T

In connection with the first amendment to the ABL Facility described above, in order to facilitate the syndication of the ABL Facility amongst additional lenders, the Company and M&T agreed that if M&T were unable to reduce its final loan commitments under the ABL Facility to no more than $75.0 million prior to December 15, 2012, M&T would be entitled to add to or modify the terms of the ABL Facility on a unilateral basis, including but not limited to adjusting the advance rates, adding or modifying certain covenants and increasing the interest and fees payable in order to facilitate its syndication efforts. In connection with such modifications, there is no limit or ceiling to the interest rate M&T could charge. Notwithstanding these rights, M&T would not be able to do the following without the Company’s consent:

•	reduce the ABL Facility’s total amount to less than $170.0 million (as discussed above, this has been reduced to $145.0 million due to the third amendment);
•	impose a permanent fixed charge coverage ratio;
•	cause the springing fixed charge coverage ratio covenant in the ABL Facility to be greater than 1.00 to 1.00;
•	add a senior or total debt to EBITDA covenant with a less than 20% cushion from management projections;
•	add a net worth covenant with a less than 20% cushion from management projections;
•

restrict the Company’s ability to incur additional permitted indebtedness and related permitted liens for capital leases, purchase debt and sale-leaseback transactions to less than $35.0 million in the aggregate at any time;

•

if the Company’s fixed charge coverage ratio is 1.00 to 1.00 or greater, cause the advance rate for (a) eligible inventory to be less than 60%; (b) eligible accounts to be less than 85%; or (c) eligible real property to be less than the lower of (1) 75% of the appraised value thereof and (2) $65.0 million;

•

if the Company’s fixed charge coverage ratio is less than 1.00 to 1.00, cause the advance rate for (a) eligible inventory to be less than 40%; (b) eligible accounts to be less than 70%; or (c) eligible real property to be less than the lower of (1) 75% of the appraised value thereof and (2) $56.0 million; or

•	require that any of (a) Rock Solid Insurance Company, (b) South Woodbury L.P., (c) NESL II, LLC, (d) Kettle Creek Partners L.P. or (e) Kettle Creek Partners G.P., LLC guaranty the ABL Facility.

As of February 28, 2013, despite M&T’s inability to successfully syndicate the ABL Facility, the terms of the ABL Facility have not been modified by M&T.  However, should M&T choose to exercise its right to add or modify terms of the ABL Facility, borrowings under the ABL Facility may be subject to terms less favorable than the current terms of the ABL Facility which could negatively impact our financial position, cash flows and results of operations. Furthermore, such modifications may require us to renegotiate the terms of the ABL Facility or obtain additional financing. We may not be able to obtain such modifications or additional financing on commercially reasonable terms or at all. If we are unable to obtain such modifications or additional financing, we would have to consider other options, such as the sale of certain assets, sales of equity, and negotiations with our lenders to restructure our debt. The terms of our indebtedness may restrict, or market or business conditions may limit, our ability to do any or all of these things.

The Company agreed to pay $0.3 million in fees to effect the third amendment to the ABL Facility and as a result of the reduction in the maximum borrowings of the ABL Facility the Company will also expense $0.7 million of unamortized deferred debt issuance costs to interest expense.

Interest Rate and Availability

As of February 28, 2013, the weighted average interest rate on the ABL Facility was 4.0%.  The effective interest rate, including all fees, for the ABL Facility was approximately 6.2% for fiscal year 2013. As discussed above, we recently amended our ABL Facility to fix the interest rate margin added to LIBOR based borrowings at 5.0%, fix the interest rate margin added to base rate borrowings at 3.0% and remove the 1.25% floor applicable to LIBOR based borrowings.

As of February 28, 2013, the Company had borrowed $24.3 million under the ABL Facility. As of such date, the borrowing base was $109.7 million; provided, however, there was $84.7 million available to borrow because the Company is required to maintain at least $25 million of excess availability so that it does not trigger the fixed charge coverage ratio based covenant discussed above. As discussed above, the Company recently amended its ABL Facility to, among other things, reduce the overall commitment to $145.0 million and delay the applicability of the fixed charge coverage ratio based covenant until after November 30, 2014.

The third amendment did not change other significant terms of the ABL Facility such as the maturity, borrowing base formula, and covenants, as applicable.

Notes Due 2018

In August 2010, the Company sold $250.0 million aggregate principal amount of the Notes. Interest on the Notes is payable semi-annually in arrears on March 1 and September 1 of each year. The proceeds from the issuance of Notes were used to pay down debt. In fiscal year 2011, the Company recognized a loss on debt retirement of approximately $2.9 million relating to the write off of unamortized debt issuance costs associated with the components of outstanding debt that were paid down. The write off of the debt issuance costs were recorded as a component of interest expense. In connection with the issuance of the Notes, the Company incurred costs of approximately $8.3 million which were deferred and are being amortized on the effective interest method through the 2018 maturity date.

At any time prior to September 1, 2014, the Company may redeem all or part of the Notes at a redemption price equal to 100.0% of the principal amount plus accrued and unpaid interest and an applicable “make-whole” premium which is set forth in the indenture governing the Notes. On or after September 1, 2014, the Company may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage
2014	105.50%
2015	102.75%
2016 and thereafter	100.00%

In addition, prior to September 1, 2013, the Company may redeem up to 35.0% of the aggregate principal Notes outstanding with the net cash proceeds from certain equity offerings at a redemption price equal to 111.0% of the principal amount thereof, together with accrued and unpaid interest. If the Company experiences a change of control, as outlined in the indenture, the Company may be required to offer to purchase the Notes at a purchase price equal to 101.0% of the principal amount, plus accrued interest.

The Notes are guaranteed on a full and unconditional, and joint and several basis, by certain of the Company’s existing and future domestic subsidiaries (the “Guarantors” as described in Note 18, “Condensed Issuer, Guarantor and Non-Guarantor Financial Information”). The indenture governing the Notes contains affirmative and negative covenants that, among other things, limit the Company’s and its subsidiaries’ ability to incur additional debt, make restricted payments, dividends or other payments from subsidiaries to the Company, create liens, engage in the sale or transfer of assets and engage in transactions with affiliates. The Company is not required to maintain any affirmative financial ratios or covenants.

The Indenture governing the Notes required that the Company file a registration statement with the Securities and Exchange Commission and exchange the Notes for new Notes having terms substantially identical in all material respects to the Notes. The Company filed its registration statement with the SEC for the Notes on August 29, 2011. The registration statement became effective on September 13, 2011, and the Company concluded the exchange offer on October 12, 2011.

Secured Notes due 2018

Interest on the Secured Notes is initially payable at 13.0% per annum, semi-annually in arrears on March 15 and September 15. The Company will make each interest payment to the holders of record of the Secured Notes as of the immediately preceding March 1 and September 1. The Company used the proceeds from this offering to repay certain existing indebtedness and to pay related fees and expenses. The Secured Notes will mature on March 15, 2018.

With respect to any interest payment date on or prior to March 15, 2017, the Company may, at its option, elect (an ‘‘Interest Form Election’’) to pay interest on the Secured Notes (i) entirely in cash (‘‘Cash Interest’’) or (ii) subject to any Interest Rate Increase (as defined below), initially at the rate of 4% per annum in cash (‘‘Cash Interest Portion’’) and 9% per annum by increasing the outstanding principal amount of the Secured Notes or by issuing additional paid in kind notes under the indenture on the same terms as the Secured Notes (‘‘PIK Interest Portion’’ or “PIK Interest”); provided that in the absence of an Interest Form Election, interest on the Secured Notes will be payable as PIK Interest. At February 28, 2013, PIK interest was $23.3 million ($11.9 million was recorded as an increase to the Secured Notes and $11.4 million was recorded as a long-term obligation in Other liabilities).

With respect to any interest payment payable after March 15, 2017, interest will be payable solely in cash. In addition, at the beginning of and with respect to each 12-month period that begins on March 15, 2013, March 15, 2014 and March 15, 2015, the interest rate on the Secured Notes as of such date shall permanently increase by an additional 1.0% per annum (an ‘‘Interest Rate Increase’’) unless the Company delivers a written notice to the Trustee of the Company’s election for such 12-month period to either (x) alter the manner of interest payment on the Secured Notes going forward by increasing the Cash Interest Portion and decreasing the PIK Interest Portion in each case in effect with respect to the immediately preceding interest period for which any PIK Interest was paid prior to each such election by, in each case, 1.0% per annum or (y) pay interest on the Secured Notes for such 12-month period entirely in cash (a ‘‘12-Month Cash Election’’). In the event of a 12-Month Cash Election for any 12-month period prior to March 15, 2017, the interest rate on the Secured Notes applicable for such 12-month period shall be 1.0% less than the total interest rate applicable to the Secured Notes in effect with respect to the immediately preceding interest period for which any PIK Interest was paid. Any Interest Rate Increase shall be affected by increasing the PIK Interest Portion in effect with respect to the immediately preceding interest period for which any PIK Interest was paid prior to each such Interest Rate Increase. If the Company makes a 12-Month Cash Election for and in respect of the 12-month period beginning on March 15, 2016, the same interest rate will apply for and in respect of the 12-month period beginning on March 15, 2017. The additional 1.0% per annum Interest Rate Increase will only apply to the three consecutive annual periods beginning March 15, 2013.

On March 4, 2013, the Company notified the trustee of its Secured Notes that it had selected to pay interest on the Secured Notes for the 12-month period commencing March 15, 2013 in the form of 5% cash payment and 8% payment in kind, which represents $14.9 million and $23.6 million, respectively.

At any time prior to March 15, 2015, the Company may redeem at its option up to 35% of the Secured Notes with the net cash proceeds from certain public equity offerings at a redemption price equal to 113.0% of the principal amount outstanding, plus accrued and unpaid interest. The Company may also redeem some or all of the Secured Notes at any time prior to March 15, 2015 at a redemption price equal to 100.0% of the principal amount of the outstanding Secured Notes, plus accrued and unpaid interest, plus a ‘‘make-whole’’ premium. On and after March 15, 2015, the Secured Notes will be redeemable, in whole or in part, at the redemption prices specified as follows:

Year	Percentage
2015	106.50%
2016	103.25%
2017 and thereafter	100.00%

In addition, the Company may be required to make an offer to purchase the Secured Notes upon the sale of certain assets or upon a change of control. The Company will be required to redeem certain portions of the Secured Notes for tax purposes at the end of the first accrual period ending after the fifth anniversary of the Secured Notes issuance and each accrual period thereafter.

The Secured Notes are guaranteed on a full and unconditional, and joint and several basis, by certain of the Company’s existing and future domestic subsidiaries (the “Guarantors” as described in Note 18, “Condensed Issuer, Guarantor and Non-Guarantor Financial Information”). The Secured Notes and related guarantees are senior secured obligations of the Company and the Guarantors that rank equally in right of payment with all existing and future senior debt of the Company and the Guarantors, including the Notes and ABL Facility, and senior to all existing and future subordinated debt of the Company and Guarantors. The Secured Notes and related guarantees are secured, subject to certain permitted liens and except for certain excluded assets, by first-priority liens on substantially all of the Company’s and Guarantors’ personal property and certain owned and leased real property and second-priority liens on certain real property and substantially all of the Company’s and Guarantors’ accounts receivable, inventory and deposit accounts and related assets and proceeds of the foregoing that secure the ABL Facility on a first-priority basis.

The indenture for the Secured Notes contains restrictive covenants that limit the Company’s ability and the ability of its subsidiaries that are restricted under the indenture to, among other things, incur additional debt, pay dividends or make distributions, repurchase capital stock or make other restricted payments, make certain investments, incur liens, merge, amalgamate or consolidate, sell, transfer, lease or otherwise dispose of all or substantially all assets and enter into transactions with affiliates.

We were required to file a registration statement with the Securities and Exchange Commission with respect to a registered offer to exchange the Secured Notes for new Secured Notes having terms substantially identical in all material respects to the Secured Notes by March 10, 2013 or we will be subject to penalty interest. The penalty interest will increase 25 basis points each quarter for four consecutive quarters until it reaches 1% and will remain at 1% until we complete the registration of the Secured Notes. We have not currently registered the Secured Notes

First lien term loan A & B

On January 11, 2008, the Company entered into a second amended and restated credit agreement that provided two term loans and a second lien facility. The term loans were used to acquire equity and assets of Stabler Companies Inc. and refinance certain existing indebtedness. The term loans A and B were secured by a first priority lien on appraised real estate, mineral rights and fixed assets. The second lien facility was prepaid during fiscal year 2011 with proceeds from the issuance of the Notes as described above. The Company was required to meet certain financial covenants, including maintaining certain leverage and coverage ratios, minimum net worth requirements and capital expenditure and lease payment limitations under the second amended and restated credit agreement.

Pricing on term loan A was tied to a performance grid based on the ratio of total debt to earnings before interest, taxes, depreciation and depletion, amortization and rent expense (“EBITDAR”), as defined in the second amended and restated credit agreement. LIBOR margins for the term loan A ranged from 2.00% to 3.50% for fiscal years 2012 and 2011. Prime Rate margins ranged from 0% to 1.50% for fiscal years 2012 and 2011. Additionally, the Company was subject to a 1.00% floor on the LIBOR rate for LIBOR-based borrowings under this arrangement for fiscal years 2012 and 2011. Term loan A had $78.1 million outstanding and the LIBOR margin was 3.50% and the Prime Rate margin was 1.50% as of February 29, 2012. The effective interest rate on the term loan A was approximately 4.50% and 3.79% for fiscal years 2012 and 2011, respectively.

Pricing on term loan B was tied to a performance grid based on the ratio of total debt to EBITDAR. LIBOR margins for the term loan B ranged from 3.50% to 4.00% for fiscal years 2012 and 2011. Prime Rate margins ranged from 1.50% to 2.00% for fiscal years 2012 and 2011. Additionally, the Company was subject to a 1.00% floor on the LIBOR rate for LIBOR-based borrowings under this arrangement for fiscal years 2012 and 2011. The term loan B had $67.3 million outstanding and the LIBOR margin was 4.00%, and the Prime Rate was 2.00% as of February 29, 2012. The effective interest rate on the term loan B was approximately 5.02% and 4.31% for fiscal years 2012 and 2011, respectively.

First lien revolving credit facility

On January 11, 2008, the Company entered into a second amended and restated credit agreement with a $110.0 million, secured revolving credit facility. On May 27, 2010, the Company amended its second amended and restated credit agreement to adjust certain leverage ratios, limitations on operating lease expense and also increased the total amount available under the revolving credit facility to $135.0 million. Availability under the revolver was restricted to a borrowing base equal to the sum of 85% of accounts receivable less accounts over 120 days and 60% of inventory. Pricing on the revolver is tied to a performance grid based on the ratio of total Leverage to EBITDAR, as defined in the agreement. LIBOR margins for the revolver ranged from 2.00% to 3.50%. Prime Rate margins for the revolver ranged from 0% to 1.50%. Additionally, the Company was subject to a 1.00% floor on the LIBOR rate for LIBOR-based borrowings under this arrangement for fiscal years 2012 and 2011. The LIBOR margin was 3.50% as of February 29, 2012. The Prime Rate margin was 1.50% as of February 29, 2012. The effective interest rate was 4.58% and 3.99% for fiscal years 2012 and 2011, respectively. The Company was required to meet certain financial covenants, including maintaining certain leverage and coverage ratios, minimum net worth requirements and capital expenditure and lease payment limitations under the second amended and restated credit agreement.

The Company was subject to certain financial covenants related to its term loan A, term loan B and revolving credit facility, including maintaining certain leverage and coverage ratios, minimum net worth requirements and capital expenditure and lease payment limitations.

On August 26, 2011, the Company entered into the eleventh amendment to its Credit Agreement. The eleventh amendment allowed for additional secured borrowings under a new secured credit facility of up to $20.0 million, increased the leverage covenant from 5.60 - 1.00 to 5.90 - 1.00 through maturity, increased the amount of annual capital expenditures as defined in the Credit Agreement from $25.0 million to $30.0 million and increased the aggregate principal amount of outstanding borrowings under the first lien revolving credit facility allowable during the clean down period from $75.0 million to $85.0. On August 29, 2011, the Company entered into a new $20.0 million secured credit facility which matured on March 1, 2012 and bore interest at LIBOR plus a 5.0% margin. Certain properties not previously encumbered were used as collateral under this $20.0 million secured credit facility.

The Company obtained multiple waivers and amendments related to covenant defaults during fiscal years 2011 and 2010. The more significant amendments related to defaults of the net worth covenant, leverage ratios, limitations on operating lease expense and timely completion of the financial statements. In addition, the Company obtained amendments to the first lien credit facility, including the term loans and revolving credit facility which adjusted covenants for future periods and allowed for the issuance of the Notes in August 2010. Where appropriate, the Company recorded fees paid to obtain the waivers and amendments as deferred financing fees and amortized the amounts over the remaining life of the associated financing arrangements.

Land, equipment and other obligations

The Company has various notes, mortgages and other financing arrangements resulting from the purchase of principally land and equipment. All loans provide for at least annual payments and are principally secured by the land and equipment acquired. The Company incurred $5.8 million and $4.4 million of new obligations under various financing arrangements related to equipment, assets and other in fiscal years 2013 and 2012, respectively.

Obligations include loans of $7.5 million and $8.2 million as of February 28, 2013 and February 29, 2012, respectively, secured by certain facilities at 3.5% as of February 28, 2013 and 7.3% as of February 29, 2012.

From 1998 through 2005, the Company issued four revenue bonds to different industrial development authorities for counties in Pennsylvania in order to fund the acquisition and installation of plant and equipment. The original issuance of these bonds totaled $25.3 million with dates of maturity through May 2022. The Company maintains irrevocable, transferable letters of credit equal to the approximate carrying value of each bond, in total for $5.4 million and $10.6 million as of February 28, 2013 and February 29, 2012, respectively. The effective interest rate on these bonds ranged from 0.23% to 0.41% for fiscal year 2013 and 0.28% to 0.46% for fiscal year 2012. The Company is subject to annual principal maturities each year which is funded on either a quarterly or monthly basis, depending upon the terms of the original agreement. The Company’s plant and equipment provide collateral under these borrowings and for the letters of credit.

Obligations include a cash overdrafts liability of $2.2 million; as disclosed in Note 1, “Nature of Operations and Summary of Significant Accounting Policies - Cash and Cash Equivalents and Restricted Cash”; which is included within the current portion of long-term debt as of February 28, 2013.

The remaining obligations of $3.9 million and $4.2 million as of February 28, 2013 and February 29, 2012, respectively, are at weighted average interest rates of 5.6% and 4.4%, respectively.

Obligations under capital lease

The Company has various arrangements for the lease of machinery and equipment which qualify as capital leases. These arrangements typically provide for monthly payments, some of which include residual value guarantees if the Company were to terminate the arrangement during certain specified periods of time for each underlying asset under lease.

Maturity

Our long-term debt matures as follows:

(In thousands)

Fiscal Year Ending
2014	$11,342
2015	4,045
2016	2,701
2017	1,851
2018	25,733
Thereafter	532,315
$577,987

Fair value

Using information available from recent financings, current borrowings and publicly available information on the Notes, which included quoted market prices for the same or similar issues or on the current rates offered for debt of the same remaining maturities, the Company has determined the fair value of long term debt as of February 28, 2013 and February 29, 2012 is as follows:

	February 28,	February 29,
(In thousands)	2013	2012

Carrying value (including current maturities)	$577,987	$529,013
Fair value (including current maturities)	548,730	490,194

10. Income Taxes

The components of the U.S. federal and state income tax (benefit) expense for fiscal years 2013, 2012 and 2011 consisted of:

(In thousands)	2013	2012	2011

Current
U.S. federal	$—	$—	$(3,902)
State	(11)	14	292
Current	(11)	14	(3,610)
Deferred
U.S. federal	(35,878)	(17,637)	(940)
State	(5,669)	1,226	72
Deferred	(41,547)	(16,411)	(868)
Income tax benefit	$(41,558)	$(16,397)	$(4,478)

The detail of (benefit) expense for income taxes and a reconciliation of the statutory to effective tax benefit for fiscal years 2013, 2012 and 2011 are as follows:

(In thousands)	2013	2012	2011

Federal statutory tax	$(34,192)	$(14,639)	$(3,588)
State taxes, net of federal benefit	(7,987)	(2,298)	(2,719)
Depletion	(2,223)	(2,187)	(1,761)
Tax contingencies	11	(193)	374
Valuation allowance, net	2,879	3,912	3,883
Other	(46)	(992)	(667)
Income tax benefit	$(41,558)	$(16,397)	$(4,478)

The Company’s effective tax rate for each of 2013, 2012 and 2011 differs from the U.S. federal statutory rate of 35% due principally to state income taxes, percentage depletion deducted for tax purposes but not for financial reporting purposes, and the increase in valuation allowance. Included in the fiscal year 2013 deferred state tax benefit and state taxes, net of federal benefit amounts in the tables above is a discrete out-of-period tax benefit of $1.2 million due to differences in our state apportionment calculation when we finalized our tax returns for fiscal year 2012 in November 2012. Also included in the fiscal year 2013 deferred federal and state tax benefit, net of federal benefit amounts in the tables above, is $0.5 million of expense related to the tax treatment of certain leases. The Company understated the deferred tax liability in prior periods by $1.1 million. The out-of-period adjustments are not material to the prior or current consolidated financial statements.

Deferred income taxes arise due to certain items being includable in the determination of taxable income in periods different than for financial reporting purposes. The tax effect of significant types of temporary differences and carry forwards that gave rise to our deferred tax assets and liabilities consist of the following:

	February 28,	February 29,
(In thousands)	2013	2012

Deferred tax assets related to
Inventory	$1,492	$5,964
Defined benefit plans	1,782	1,690
Accrued expenses	4,312	5,812
Workers’ compensation	7,928	7,524
Bad debt reserve	1,386	1,329
Reclamation	6,166	5,375
Leases	3,742	4,178
Other	2,021	3,725
Tax loss carryforwards	69,364	29,669
Total deferred tax assets	98,193	65,266
Deferred tax liabilities related to
Depreciable and amortizable assets	(121,675)	(133,700)
Leases	—	(651)
Other	(153)	(357)
Total deferred tax liabilities	(121,828)	(134,708)
Less: Valuation allowance	(16,422)	(11,213)
Net deferred tax liabilities	$(40,057)	$(80,655)

Deferred income taxes have been classified in the accompanying consolidated balance sheets as follows:

	February 28,	February 29,
(In thousands)	2013	2012

Deferred tax assets - current	$12,386	$16,019
Deferred tax liabilities - noncurrent	(52,443)	(96,674)
Net deferred tax liabilities	$(40,057)	$(80,655)

During fiscal year 2013, we increased our valuation allowance by $5.2 million. The increase to the valuation allowance was primarily the result of the current year net operating losses for state tax purposes. A component of the current year movement in the valuation allowance was a decrease to certain long-term deferred tax assets primarily related to reclamation of $1.5 million due to scheduling of deferred tax liabilities as a source of income to take into account new information regarding certain trademarks as definite lived intangibles.

The initial $5.5 million non-cash charge to establish the valuation allowance was recorded in fiscal year 2011. The purpose of the initial recording was to establish the valuation allowance against certain deferred tax assets primarily related to state net operating losses. In assessing whether the deferred tax assets may be realized, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized based upon an assessment of both positive and negative evidence as prescribed by applicable accounting guidance, for example recent operating results and permanent differences for tax purposes. The Company’s cumulative loss in the most recent three-year period, inclusive of the loss for the year ended February 28, 2013, represented sufficient negative evidence to require a valuation allowance under the provisions of ASC 740 Income taxes. The Company intends to maintain a state valuation allowance until sufficient positive evidence exists to support its reversal. Although realization is not assured, the Company has concluded that the remaining deferred tax assets as of February 28, 2013 will be realized based on the scheduling of deferred tax liabilities. The amount of the deferred tax assets actually realized, however, could vary if there are differences in the timing or amount of future reversals of existing deferred tax liabilities. Should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made.

The Company has U.S. federal net operating losses that will begin to expire in 2027 totaling approximately $139.7 million and $50.5 million as of February 28, 2013 and February 29, 2012, respectively. The Company has state net operating losses that will begin to expire in 2014 of approximately $209.6 million and $138.8 million as of February 28, 2013 and February 29, 2012, respectively, of which $183.7 million and $129.5 million, respectively, relates to Pennsylvania. The Pennsylvania state net operating losses will begin to expire in 2020.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits for fiscal years 2013, 2012 and 2011 is as follows:

(In thousands)	2013	2012	2011

Beginning balance	$2,509	$2,379	$1,035
Gross increases - current period tax positions	455	196	1,344
Gross increases - prior period tax positions	436	720	—
Settlements with taxing authorities/lapse of statute of limitations	—	(786)	—
Ending balance	$3,400	$2,509	$2,379

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $2.9 million and $2.4 million as of February 28, 2013 and February 29, 2012. During fiscal year 2012 the IRS’s Tax Exempt and Government Entities Division initiated and completed an examination of the Company’s federal income tax returns specifically related to revenue bonds issued by the Company. As a result of the examination, the Company agreed to pay a settlement amount of $0.1 million to the IRS.

We recognize interest and penalties related to unrecognized tax benefits as a component of tax expense. During fiscal years 2013, 2012 and 2011 interest and penalties accrued were not material.

We file annual tax returns in the various federal, state and local income taxing jurisdictions in which we operate. These tax returns are subject to examination and possible challenge by the taxing authorities. Positions challenged by the taxing authorities may be settled or appealed by the Company. The Company’s number of open tax years varies by jurisdiction. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non U.S. income tax examinations by tax authorities for years before 2008.

11. Retirement and Benefit Programs

Substantially all employees are covered by a defined contribution plan, a defined benefit plan, a collectively bargained multiemployer plan, or a noncontributory profit sharing plan.

Multiemployer Pension Plans

The Company participates in several multiemployer pension plans, which provide defined benefits to certain employees covered by labor union contracts. As of February 28, 2013, approximately 31% of our workforce was covered by collective bargaining agreements. The zone status is based on information that the Company received from the plan and is certified by the plan’s actuary: Green represents a plan that is more than 80% funded; Yellow represents a plan that is between 65% and 80% funded; and Red represents a plan that is less than 65% funded.

A summary of the multiemployer plans is as follows:

				Contributions by the Company
				for the year ended			Subject to
		Pension Protection		(In thousands)			Financial
Pension	Identification	Act Zone Status (1)		February	February	February	Improvement	Surcharge
Fund	Number	2012	2011	28, 2013	29, 2012	28, 2011	Plan	Imposed

A	25-6029946	Red	Red	$1,060	$1,025	$966	Yes	Yes
B	25-1046087	Red	Red	536	519	438	Yes	Yes
C	36-6052390	Green	Green	329	343	337	No	No
D	15-0614642	Red	Red	202	182	126	Yes	Yes
E	51-6031768	Red	Red	—	—	8	Yes	Yes
F	16-0845094	Yellow	Yellow	130	121	110	Yes	Yes
G	53-0181657	Green	Green	32	32	24	No	No
H	23-6262789	Yellow	Yellow	198	221	244	No	No
I	23-6580323	Green		32	—	—	No	No
J	23-6405239	Green		25	—	—	No	No
				$2,544	$2,443	$2,253

A	Western Pennsylvania Teamsters and Employers Pension Fund. The Collective Bargaining Agreement with this group expires on April 30, 2014.

B	Southwestern Pennsylvania and Western Maryland Area Teamsters and Employers Pension Fund. The Collective Bargaining Agreement with this group expires on April 30, 2014.

C	Central Pension Fund of the International Union of Operating Engineers and Participating Employers. The Collective Bargaining Agreements with this group expires on various dates through 2016.

D	Upstate New York Engineers Benefit Fund Local 17. The Collective Bargaining Agreements with this group expires on various dates through 2016.

E	Laborers Local No. 91 Pension Fund. The Collective Bargaining Agreement for this group expired on March 31, 2012.

F	Buffalo Laborers Pension Fund Local 210. The Collective Bargaining Agreement with this group expires on various dates through 2014.

G	National Electric Benefit Fund. The Collective Bargaining Agreement with this group expires on December 31, 2014.

H	Central Pennsylvania Teamsters. The Collective Bargaining Agreement with this group expires on January 31, 2016.

I	Laborers Local 158 Health, Welfare & Pension Funds. The Collective Bargaining Agreement with this group expires on April 30, 2016.

J	542 International Union of Operating Engineers Benefit Funds. The Collective Bargaining Agreement with this group expires on April 30, 2014.

(1) The Pension Protection Act Zone Status defines the zone status as follows: green - healthy, yellow - endangered, orange - seriously endangered and red - critical.

The Company provided more than 5% of the total contributions to B - Southwestern Pennsylvania and Western Maryland Area Teamsters and Employers Pension Fund during the Plan’s years ended June 30, 2012, 2011, and 2010. It did not provide more than 5% of the total contributions for any of the other multiemployer plans. The contribution amounts were determined by the union contracts and the Company does not administer or control the funds. However, in the event of plan terminations or Company withdrawal from the plans, the Company may be liable for a portion of the plans’ unfunded vested benefits, the amount of which, if any, has not been determined. The Company presently has no plans to withdraw from these plans.

Defined Benefit Plans

The Company has two defined benefit pension plans covering certain union employees covered by labor union contracts. The benefits are based on years of service. The funded status reported on the balance sheets as of February 28, 2013 and February 29, 2012 was measured as the difference between the fair value of plan assets and the benefit obligation on a plan-by-plan basis. Actuarial gains and losses are generally amortized over the average remaining service life of the Company’s active employees. The components of net pension expense are as follows:

	Year Ended
	February	February	February
(In thousands)	28, 2013	29, 2012	28, 2011

Net periodic benefit cost
Service cost	$271	$216	$203
Interest cost	396	438	434
Expected return on plan assets	(636)	(618)	(559)
Amortization of prior service cost	59	62	85
Recognized net actuarial loss	248	116	123
Total pension expense	$338	$214	$286

Other changes in plan assets and benefit obligations recognized in other comprehensive loss
Net loss (gain)	$434	$1,504	$(87)
Changes due to plan amendments	218	—	—
Amortization of prior service cost	(59)	(62)	(85)
Amortization of net actuarial loss	(248)	(116)	(123)
Total recognized in accumulated other comprehensive loss	345	1,326	(295)
Total recognized net periodic benefit cost and accumulated other comprehensive loss	$683	$1,540	$(9)

The following table sets forth the plans’ benefit obligation, fair value of plan assets and funded status as of February 28, 2013 and February 29, 2012:

(In thousands)	2013	2012

Change in benefit obligation
Benefit obligation at beginning of year	$9,620	$8,238
Service cost	271	216
Interest cost	396	438
Actuarial loss	274	1,204
Plan amendment	218	—
Benefits paid	(480)	(476)
Benefit obligation at end of year	10,299	9,620
Change in plan assets
Fair value of plan assets at beginning of year	8,095	7,949
Actual return on plan assets	476	318
Employer contributions	267	304
Benefits paid	(480)	(476)
Fair value of plan assets at end of year	8,358	8,095
Funded status at end of year	$(1,941)	$(1,525)
Amounts recognized in the balance sheet consist of
Noncurrent assets	$—	$86
Noncurrent liabilities	(1,941)	(1,611)
Net amount recognized	$(1,941)	$(1,525)

The accumulated benefit obligation for the plans was $10.1 million and $9.6 million as of February 28, 2013 and February 29, 2012, respectively.

The amounts in accumulated other comprehensive loss that have not yet been recognized as a component of net period benefit cost as of February 28, 2013, February 29, 2012 and February 28, 2011 are as follows:

(In thousands)	2013	2012	2011
Unrecognized net actuarial losses	$3,672	$3,491	$2,103
Unrecognized prior service costs	388	223	285
	$4,060	$3,714	$2,388

The estimated amount that will be amortized from accumulated other comprehensive loss into net periodic benefit cost related to unrecognized net actuarial losses and prior service costs during fiscal year 2014 is approximately $0.3 million.

Weighted average assumptions used to determine benefit obligations as of February 28, 2013, February 29, 2012 and February 28, 2011 were as follows:

	2013	2012	2011
Discount rate	4.00%	4.25%	5.50%
Expected return on plan assets	8.00%	8.00%	8.00%

Weighted average assumptions used to determine net periodic pension expense were as follows:

	2013	2012	2011
Discount rate	4.25%	5.50%	5.75%
Expected return on plan assets	8.00%	8.00%	8.00%

The Company’s overall expected long-term rate of return on assets is 8.0%. The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories. The return is based exclusively on historical returns, without adjustments.

The asset allocations of the plans as of February 28, 2013 and February 29, 2012 were as follows:

	2013		2012
Asset class	Target	Actual	Target	Actual

Equity securities	59%	58%	49%	55%
Debt securities	41%	42%	51%	45%
	100%	100%	100%	100%

The plans’ investments measured at fair value on a recurring basis as of February 28, 2013 and February 29, 2012 were as follows:

	Fair Value Measurement Using
		Quoted Prices
		in Active	Significant	Significant
		Markets for	Other	Other
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(In thousands)	2013	(Level 1)	(Level 2)	(Level 3)

Money market funds	$387	$387	$—	$—
Fixed income mutual funds	3,543	3,543	—	—
Equity mutual funds	1,854	1,854	—	—
International equity funds	1,127	1,127	—	—
Balanced mutual funds	1,447	1,447	—	—
	$8,358	$8,358	$—	$—

	Fair Value Measurement Using
		Quoted Prices
		in Active	Significant	Significant
		Markets for	Other	Other
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(In thousands)	2012	(Level 1)	(Level 2)	(Level 3)

Money market funds	$359	$359	$—	$—
Fixed income mutual funds	3,676	3,676	—	—
Equity mutual funds	1,827	1,827	—	—
International equity funds	1,127	1,127	—	—
Balanced mutual funds	1,106	1,106	—	—
	$8,095	$8,095	$—	$—

The Company’s investment policy includes various guidelines and procedures designed to ensure assets are invested in a manner necessary to meet expected future benefits by participants. The investment guidelines consider a broad range of economic conditions. Central to the policy are target allocation ranges. The investment policy is periodically reviewed by the Company. The policy is established and administered in a manner so as to comply at all times with applicable government regulations.

The Company expects to make contributions of $0.3 million to the plans during fiscal year 2014.

Estimated future benefit payments for the defined benefit plans are as follows:

(in thousands)
Fiscal Year Ending
2014	$556
2015	559
2016	583
2017	597
2018	594
Five years ended 2023	2,974

Other Plans

The Company maintains, for certain salaried and hourly employees, an investment plan pursuant to which eligible employees can invest various percentages of their earnings, matched by an employer contribution of up to 6%. Additionally, the Company may make special voluntary contributions to all employees eligible to participate in the plan, regardless of whether they contributed during the year. Contributions were approximately $5.4 million, $5.0 million and $6.5 million for fiscal years 2013, 2012 and 2011, respectively and recorded within pension and profit sharing line of the consolidated statements of comprehensive loss.

The Company has a nonqualified benefit plan for a select group of management employees. The plan has four levels of participants and benefits vary depending on classification. The plan consists of a defined Company contribution, elective deferrals and a death benefit. The defined Company contribution consists of a predetermined percentage of salary up to 10% and a target percentage of bonus, when declared, up to 25%. Elective deferrals cannot exceed 50% of salary and 90% of bonus. As of each June 30 vesting date, the Company contributions allocated to a participant’s account more than one but no more than two years prior to the vesting date vest at 40%, and an additional 20% per year thereafter until they are 100% vested. Elective deferrals are always 100% vested. Contributions were approximately $1.2 million, $0.4 million and $0.4 million for fiscal years 2013, 2012 and 2011, respectively and were recorded within selling, administrative and general expenses in the consolidated statements of comprehensive loss. The death benefit prior to termination of employment is the greater of the death benefit which ranges from 3.25 times base compensation to 6.5 times base compensation or the participant’s vested account. The death benefit following termination of employment is the participant’s vested account. Company contributions are bookkeeping entries and do not vest any right, title or interest to any specific asset of the Company and are considered unsecured general obligations of the Company. The Company has chosen to purchase individual life insurance policies on this select group of management employees and the life insurance is considered an asset of the Company. The cash surrender value of the life insurance policy as of February 28, 2013 and February 29, 2012 was $4.3 million and $1.0 million and recorded as part of other noncurrent assets. The liability as of February 28, 2013 and February 29, 2012 was $4.6 million and $3.9 million and recorded under noncurrent liabilities.

The Company has unfunded supplemental retirement agreements with individuals previously associated with the Company which had actuarial present values of future payments of $0.3 million at February 28, 2013, February 29, 2012 and February 28, 2011, which are included in other noncurrent liabilities on the balance sheet.

The Company maintains postretirement life insurance and medical benefits plans for certain employees eligible to participate in the plans after meeting certain age and years of service requirements. The actuarial present value of future life insurance premium and medical benefit payments under these plans was $0.2 million at February 28, 2013 and February 29, 2012.

12. Asset Retirement Obligations

The Company has asset retirement obligations arising from regulatory requirements to perform certain reclamation activities upon the closure of quarries. The liability is initially measured at estimated fair value and is subsequently adjusted for accretion expenses and changes in the amount or timing of the estimated cash flows. These asset retirement obligations relate to all underlying land parcels, including both owned properties and mineral leases. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s useful life. The Company recognized depreciation expense related to its asset retirement obligations of $2.7 million, $4.1 million and $0.1 million in fiscal years 2013, 2012 and 2011, respectively. We recognized accretion expense related to our asset retirement obligations totaling $0.6 million, $0.4 million and $0.4 million in fiscal years 2013, 2012 and 2011, respectively. Accretion expense is reported in cost of revenue.

The following shows the changes in the asset retirement obligations for the years ended February 28, 2013, February 29, 2012 and February 28, 2011:

(In thousands)	2013	2012	2011

Balance at March 1	$11,360	$5,151	$4,748
Accretion expense	642	446	416
Liabilities incurred	—	333	—
Change in estimated obligations	6,438	5,444	—
Liabilities settled	(4,785)	(14)	(13)
	$13,655	$11,360	$5,151

13. Supplemental Disclosures of Cash Flow Information

	Year Ended
	February	February	February
(In thousands)	28, 2013	29, 2012	28, 2011

Capital lease and other noncash obligations incurred	$2,185	$3,254	$11,038
Cash paid for interest, net of amounts capitalized	37,672	43,541	21,535
Cash paid for taxes	11	33	782

14. Stock Transactions

Exchange of Common Stock

On December 28, 2012, each of Paul I. Detwiler, Jr. and Donald L. Detwiler exchanged 10,000 shares of Class A voting common stock of the Company for 11,180 shares of Class B non-voting common stock of the Company. The shares of the exchanged Class B non-voting common stock were then gifted by such individuals to their family members, each of whom is an existing shareholder. As a result of the exchange for Class B non-voting common stock, the gifting of such equity securities did not affect the voting control of the Company.

Put Rights

On August 22, 2011, the stockholders of the Company amended the Stock Restriction Agreement which, among other things, required the Company to purchase, at any time, all or some of a stockholder’s common stock at the option of the individual stockholders. The amendment eliminated the stockholders’ right to require the Company to purchase the common stock on a prospective basis. As a result, the amount attributable to the fair value of the common stock as of the amendment date was reclassified from mezzanine or temporary equity to shareholders’ equity as additional paid in capital. The Company did not change the amount issued, outstanding or par value of its common stock.

Prior to August 22, 2011, the stockholders of the Company had put rights on all outstanding common stock which could require the Company to purchase, at any time, all or some of a stockholder’s common stock. The common stock was classified as mezzanine or temporary equity for all prior periods as the shares were redeemable at the option of the holder and had conditions for redemption which were not solely within the control of the Company. The redemption price was determined based upon the terms and conditions of the underlying stockholders’ agreement and was based upon either a formulaic calculation (in the event of a put of less than 100% of an individual stockholder’s shares) or an appraisal (in the event of a put of all of an individual stockholder’s shares). The value of the common stock was adjusted through retained earnings to its maximum redemption value as of each reporting date and as of the termination date.

If the Company was unable to purchase the common stock by reason of a legal or contractual impediment, then a stockholder, subject to the terms and restrictions set forth in the Stock Restriction Agreement, could sell common stock to other purchasers. The Company was restricted from purchasing any of its common stock due to contractual impediments contained in certain financing arrangements.

15. Other Comprehensive Income (Loss)

The Company’s other comprehensive income (loss) consists of the following:

		Tax
	Before-tax	Expense	Net-of-tax
(In thousands)	Amount	(Benefit)	Amount

Net unrealized loss arising during the period	$(652)	$197	$(455)
Reclassification of prior service costs and net actuarial loss into earnings	307	(93)	214
Year ended February 28, 2013	$(345)	$104	$(241)

Net unrealized loss arising during the period	$(1,504)	$621	$(883)
Reclassification of prior service costs and net actuarial loss into earnings	178	(73)	105
Year ended February 29, 2012	$(1,326)	$548	$(778)

Net unrealized gain arising during the period	$87	$(36)	$51
Reclassification of prior service costs and net actuarial loss into earnings	208	(86)	122
Year ended February 28, 2011	$295	$(122)	$173

16. Commitments and Contingencies

Lease commitments

The Company has various noncancelable operating leases with initial or remaining terms in excess of one year. In addition, certain leases contain early purchase options that if exercised would reduce the minimum payments. The future minimum payments under these operating leases are payable as follows:

(In thousands)

Fiscal Year Ending
2014	$2,062
2015	1,437
2016	1,098
2017	582
2018	271
Thereafter	2,486
$7,936

Total operating lease expenses were $3.8 million, $8.7 million and $9.3 million in fiscal years 2013, 2012 and 2011, respectively.

In conjunction with the Company’s 16.2% ownership in Means to Go, LLC, the Company entered into an aircraft lease agreement which expired on December 31, 2011 and is renewed from time to time. The Company is obligated to make lease payments of $0.2 million annually during this period to cover projected fixed charges of operating the aircraft, which is included in the above operating lease commitments. Additionally, the Company is billed an hourly charge for use of the aircraft which is based on the variable costs of operating such aircraft. The Company has provided a letter of credit in the amount of $1.1 million in relation to its obligation as a member of Means to Go, LLC.

Contingencies

In the normal course of business, the Company has commitments, lawsuits, claims and contingent liabilities. The ultimate disposition of these matters is not expected to have a material adverse effect on the Company’s consolidated financial position, statement of comprehensive income (loss) or liquidity.

The Company maintains a self-insurance program for workers’ compensation (Pennsylvania employees) coverage, which is administered by a third party management company. The Company’s self-insurance retention is limited to $1.0 million per occurrence with the excess covered by workers’ compensation excess liability insurance. The Company is required to maintain a $7.2 million surety bond with the Commonwealth of Pennsylvania. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported. The Company also maintains three self-insurance programs for health coverage with losses limited to $0.3 million per employee. Additionally, the Company is required to provide a letter of credit in the amount of $0.7 million to guarantee payment of the deductible portion of its liability coverage which existed prior to January 1, 2008.

The Company also maintains a captive insurance company, Rock Solid Insurance Company (“RSIC”), for workers’ compensation (non-Pennsylvania employees), general liability, auto, health, and property coverage. On April 8, 2011, RSIC entered into a Collateral Trust Agreement with an insurer to eliminate a letter of credit that was required to maintain coverage of the deductible portion of its liability coverage. The total amount of collateral provided in the arrangement was $8.8 million and is recorded as part of restricted cash as of February 28, 2013 and February 29, 2012 in our consolidated balance sheets. Reserves for retained losses within this captive, which are recorded in accrued liabilities in our consolidated balance sheets, were approximately $10.8 million and $9.7 million as of February 28, 2013 and February 29, 2012, respectively. Exposures for periods prior to the inception of the captive are covered by pre-existing insurance policies. Other accrued amounts included as insurance, which mostly relates to worker’s compensation, included in Note 8, “Accrued Liabilities” totaled $8.9 million and $8.7 million as of February 28, 2013 and February 29, 2012, respectively.

17. Business Segments

The Company reports information about its operating segments using the “management approach,” which is based on the way management organizes and reports the segments within the organization for making operating decisions and assessing performance to the chief operating decision maker. The Company’s three reportable segments are: (i) construction materials; (ii) heavy/highway construction; and (iii) traffic safety services and equipment. Almost all activity of the Company is domestic. Segment information includes both inter-segment and certain intra-segment activities. A description of the services and product offerings within each of the Company’s segments is provided below.

Construction materials mines and produces aggregates (crushed stone, construction sand and gravel), hot mix asphalt, ready mixed concrete and other concrete products including precast/prestressed structural concrete components and masonry blocks for sale to third parties and internal use. Construction materials serve markets primarily in the Commonwealth of Pennsylvania and western New York. The high weight-to-value ratio of aggregates and concrete products and the time in which ready-mixed concrete and hot mix asphalt begin to set, limit the efficient distribution range for these products to roughly a one-hour haul time. Accordingly, the Company’s markets for these products are generally local in nature.

Heavy/highway construction includes heavy and highway construction, blacktop paving and other site preparation services. Heavy/highway construction is primarily supplied with its construction materials, such as hot mix asphalt, ready-mixed concrete and aggregates from our construction materials segment and serves markets primarily in the Commonwealth of Pennsylvania.

Traffic safety services and equipment rents and sells general and specialty traffic control and work zone safety equipment and safety services to industrial and construction end-users. Traffic safety services and equipment business sells equipment through its national sales network and provides traffic maintenance and protection services primarily throughout the eastern United States.

The Company reviews earnings of the segments principally at the operating profit level and accounts for inter-segment and certain intra-segment sales at prices that range from negotiated rates to those that approximate fair market value. Segment operating profit consists of revenue less operating costs and expenses. Corporate and unallocated costs include those administrative and financial costs which are not allocated to segment operations and are excluded from segment operating profit. These costs include corporate administrative functions, unallocated corporate functions and divisional administrative functions. Segment assets are those assets that are used in each segment’s operations and include only assets directly identified with those operations. Corporate and unallocated assets include principally cash and cash equivalents, prepaid and other assets, deferred income taxes and cash value of life insurance. The accounting policies of the segments are the same as those described in Note 1, “Nature of Operations and Summary of Significant Accounting Policies”.

The Company’s segment revenue presentation for fiscal years 2012 and 2011 has been revised to conform to the current presentation. The revisions resulted in decreases to heavy/highway construction revenue and eliminations of $29.8 million and $30.8 million for fiscal years 2012 and 2011, respectively. These revisions were made to align with the current management approach related to this segment.

The following is a summary of certain financial data for the Company’s operating segments:

	Year Ended
	February 28,	February 29,	February 28,
(In thousands)	2013	2012	2011

Revenue
Construction materials	$505,026	$529,838	$512,143
Heavy/highway construction	248,188	268,160	306,795
Traffic safety services and equipment	84,463	82,929	78,181
Other revenues	15,264	15,592	15,220
Segment totals	852,941	896,519	912,339
Eliminations	(175,851)	(190,585)	(186,940)
Total revenue	$677,090	$705,934	$725,399

Operating (loss) income
Construction materials	$27,567	$36,192	$36,108
Heavy/highway construction	(6,800)	(5,103)	6,454
Traffic safety services and equipment	(5,769)	(209)	3,377
Corporate and unallocated	(36,843)	(26,147)	(14,922)
Total operating (loss) income	$(21,845)	$4,733	$31,017

	Year Ended
	February 28,	February 29,	February 28,
(In thousands)	2013	2012	2011

Product and services revenue
Construction materials
Aggregates	$189,084	$202,459	$192,102
Hot mix asphalt	196,474	201,742	196,209
Ready mixed concrete	62,705	62,522	63,459
Precast/prestressed structural concrete	26,460	30,680	27,353
Masonry products	16,083	17,287	17,880
Construction supply centers	14,220	15,148	15,140
Heavy/highway construction	248,188	268,160	306,795
Traffic safety services and equipment	84,463	82,929	78,181
Other revenues	15,264	15,592	15,220
Eliminations	(175,851)	(190,585)	(186,940)
Total revenue	$677,090	705,934	$725,399

Product and services operating income (loss)
Construction materials
Aggregates	$14,074	$19,027	$19,443
Hot mix asphalt	16,851	15,113	18,508
Ready mixed concrete	1,284	2,349	2,595
Precast/prestressed structural concrete	(1,852)	(704)	(3,187)
Masonry products	(876)	(521)	(1,528)
Construction supply centers	790	928	277
Intangible asset impairment	(2,704)	—	—
Heavy/highway construction	(6,800)	(5,103)	6,454
Traffic safety services and equipment	(5,769)	(209)	3,377
Corporate and unallocated	(36,843)	(26,147)	(14,922)
Total operating (loss) income	$(21,845)	$4,733	$31,017

	Year Ended
	February	February	February
(In thousands)	28, 2013	29, 2012	28, 2011

Depreciation, depletion and amortization
Construction materials	$28,183	$33,151	$28,301
Heavy/highway construction	11,819	9,018	8,808
Traffic safety services and equipment	7,312	7,155	7,384
Corporate and unallocated	3,628	2,350	1,424
Total depreciation, depletion and amortization	$50,942	$51,674	$45,917

Capital expenditures
Construction materials	$29,725	$22,916	$21,650
Heavy/highway construction	11,613	11,189	8,380
Traffic safety services and equipment	2,302	3,204	7,557
Corporate and unallocated	962	9,899	6,157
Total capital expenditures	$44,602	$47,208	$43,744

	February	February
(In thousands)	28, 2013	29, 2012

Segment assets
Construction materials	$523,087	$538,061
Heavy/highway construction	53,894	66,458
Traffic safety services and equipment	62,274	72,313
Corporate and unallocated	94,933	99,490
Total assets	$734,188	$776,322

In fiscal year 2013, sales to one customer of $151.5 million represented more than 10% of our revenue. In fiscal year 2012, sales to one customer of $98.2 million represented more than 10% of our revenue. In fiscal year 2011, sales to two customers of $218.3 million each represented more than 10% of our revenue.

18. Condensed Issuer, Guarantor and Non-Guarantor Financial Information

The Company’s Secured Notes and Notes are guaranteed by certain subsidiaries. Except for RSIC, NESL, II LLC, and Kettle Creek Partners GP, LLC, all existing consolidated subsidiaries of the Company are 100% owned and provide a joint and several, full and unconditional guarantee of the securities. These entities include Gateway Trade Center Inc., EII Transport Inc., Protections Services Inc., Work Area Protection Corp., SCI Products Inc., ASTI Transportation Systems, Inc., and Precision Solar Controls Inc. (“Guarantor Subsidiaries”). There are no significant restrictions on the parent Company’s ability to obtain funds from any of the Guarantor Subsidiaries in the form of a dividend or loan. Additionally, there are no significant restrictions on a Guarantor Subsidiary’s ability to obtain funds from the parent Company or its direct or indirect subsidiaries. Certain other wholly owned subsidiaries and consolidated partially owned partnerships do not guarantee the Secured Notes or the Notes. These entities include RSIC, South Woodbury, L.P., NESL, II LLC, Kettle Creek Partners L.P., and Kettle Creek Partners GP, LLC (“Non Guarantors”).

The following condensed consolidating balance sheets, statements of comprehensive income (loss) and statements of cash flows are provided for the Company, all Guarantor Subsidiaries and Non Guarantors. The information has been presented as if the parent Company accounted for its ownership of the Guarantor Subsidiaries and Non Guarantors using the equity method of accounting.

The Company revised its condensed consolidating statements of operations for the fiscal year ended February 28, 2011, to correct certain errors in income taxes, noncontrolling interest and certain other eliminating adjustments. The revision was made to appropriately present parent company and eliminated activity in the appropriate column of the consolidating schedule. For the year-ended February 28, 2011, the revision resulted in a net increase of $0.3 million to the “net loss attributable to New Enterprise Stone & Lime Co., Inc.” in the New Enterprise Stone & Lime Co. Inc. column, a decrease to “net loss attributable to New Enterprise Stone & Lime Co., Inc.” in the eliminations column of $1.5 million and an increase in the “noncontrolling interest in net income” of $1.2 million within the Non-Guarantor column.

Condensed Consolidating Balance Sheet at February 28, 2013

(In thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$31	$19	$9,484	$—	$9,534
Restricted cash	1,174	105	8,844	—	10,123
Accounts receivable	39,128	13,129	14	—	52,271
Inventories	109,032	16,112	—	—	125,144
Net investment in lease	—	—	634	(634)	—
Deferred income taxes	11,425	961	—	—	12,386
Other current assets	6,992	1,317	28	—	8,337
Total current assets	167,782	31,643	19,004	(634)	217,795
Property, plant and equipment, net	350,656	21,212	7,589	(7,589)	371,868
Goodwill	83,228	5,845	—	—	89,073
Other intangible assets	8,093	12,907	—	—	21,000
Investment in subsidiaries	81,430	—	—	(81,430)	—
Intercompany receivables	279	19,984	—	(20,263)	—
Other assets	33,252	1,200	—	—	34,452
	$724,720	$92,791	$26,593	$(109,916)	$734,188
Liabilities and (Deficit) Equity
Current liabilities
Current maturities of long-term debt	$11,175	$—	$801	$(634)	$11,342
Accounts payable - trade	18,343	2,044	221	—	20,608
Accrued liabilities	37,640	5,135	11,232	—	54,007
Total current liabilities	67,158	7,179	12,254	(634)	85,957
Intercompany payables	19,984	—	279	(20,263)	—
Long-term debt, less current maturities	559,915	—	6,730	—	566,645
Obligations under capital leases, less current installments	7,589	—	—	(7,589)	—
Deferred income taxes	43,834	8,609	—	—	52,443
Other liabilities	35,723	1,010	—	—	36,733
Total liabilities	734,203	16,798	19,263	(28,486)	741,778
(Deficit) equity
New Enterprise Stone & Lime Co., Inc. (deficit) equity	(9,483)	75,993	5,437	(81,430)	(9,483)
Noncontrolling interest	—	—	1,893	—	1,893
Total (deficit) equity	(9,483)	75,993	7,330	(81,430)	(7,590)
	$724,720	$92,791	$26,593	$(109,916)	$734,188

Condensed Consolidating Balance Sheet at February 29, 2012

(In thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$7,106	$476	$7,450	$—	$15,032
Restricted cash	1,379	102	8,841	—	10,322
Accounts receivable	61,891	14,933	17	—	76,841
Inventories	114,888	17,307	—	—	132,195
Net investment in lease	—	—	610	(610)	—
Deferred income taxes	14,912	1,107	—	—	16,019
Other current assets	7,434	326	28	—	7,788
Total current assets	207,610	34,251	16,946	(610)	258,197
Property, plant and equipment, net	345,461	25,947	7,451	(7,285)	371,574
Goodwill	85,002	5,845	—	—	90,847
Other intangible assets	10,904	15,440	—	—	26,344
Investment in subsidiaries	82,166	—	—	(82,166)	—
Intercompany receivables	280	16,310	—	(16,590)	—
Other assets	29,360	—	—	—	29,360
	$760,783	$97,793	$24,397	$(106,651)	$776,322
Liabilities and (Deficit) Equity
Current liabilities
Current maturities of long-term debt	$7,671	$—	$477	$(610)	$7,538
Accounts payable - trade	24,239	3,166	153	—	27,558
Accrued liabilities	38,594	3,309	9,728	—	51,631
Total current liabilities	70,504	6,475	10,358	(610)	86,727
Intercompany payables	16,310	—	280	(16,590)	—
Long-term debt, less current maturities	514,191	—	7,284	—	521,475
Obligations under capital leases, less current installments	7,285	—	—	(7,285)	—
Deferred income taxes	82,772	13,902	—	—	96,674
Other liabilities	21,445	133	—	—	21,578
Total liabilities	712,507	20,510	17,922	(24,485)	726,454
(Deficit) equity
New Enterprise Stone & Lime Co., Inc. (deficit) equity	48,276	77,283	4,883	(82,166)	48,276
Noncontrolling interest	—	—	1,592	—	1,592
Total (deficit) equity	48,276	77,283	6,475	(82,166)	49,868
	$760,783	$97,793	$24,397	$(106,651)	$776,322

Condensed Consolidating Statement of Comprehensive Income (Loss) for the year ended February 28, 2013

(In thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Revenue	$593,624	$86,563	$7,714	$(10,811)	$677,090
Cost of revenue (exclusive of items shown separately below)	492,386	70,929	4,999	(10,811)	557,503
Depreciation, depletion and amortization	42,452	8,490	—	—	50,942
Intangible asset impairment	2,704	2,000	—	—	4,704
Pension and profit sharing	7,996	329	—	—	8,325
Selling, administrative and general expenses	66,261	10,509	368	—	77,138
(Gain) loss on disposals of property, equipment and software	193	130	—	—	323
Operating (loss) income	(18,368)	(5,824)	2,347	—	(21,845)
Interest expense, net	(75,149)	(289)	(409)	—	(75,847)
(Loss) income before income taxes	(93,517)	(6,113)	1,938	—	(97,692)
Income tax benefit	(36,735)	(4,823)	—	—	(41,558)
Equity in earnings of subsidiaries	(736)	—	—	736	—
Net (loss) income	(57,518)	(1,290)	1,938	736	(56,134)
Unrealized actuarial losses and amortization of prior service costs, net of income tax	(241)	—	—	—	(241)
Comprehensive (loss) income	(57,759)	(1,290)	1,938	736	(56,375)
Less: comprehensive income attributable to noncontrolling interest	—	—	(1,384)	—	(1,384)
Comprehensive (loss) income attributable to New Enterprise Stone & Lime Co., Inc.	$(57,759)	$(1,290)	$554	$736	$(57,759)

Condensed Consolidating Statement of Comprehensive Income (Loss) for the year ended February 29, 2012

(In thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Revenue	$638,256	$80,369	$6,378	$(19,069)	$705,934
Cost of revenue (exclusive of items shown separately below)	528,946	61,928	3,681	(19,069)	575,486
Depreciation, depletion and amortization	44,094	7,580	—	—	51,674
Intangible asset impairment	—	1,100	—	—	1,100
Pension and profit sharing	7,406	216	—	—	7,622
Selling, administrative and general expenses	54,307	9,587	617	—	64,511
Loss on disposals of property, equipment and software	808	—	—	—	808
Operating income (loss)	2,695	(42)	2,080	—	4,733
Interest expense, net	(45,670)	(255)	(634)	—	(46,559)
(Loss) income before income taxes	(42,975)	(297)	1,446	—	(41,826)
Income tax benefit	(16,292)	(105)	—	—	(16,397)
Equity in earnings of subsidiaries	434	—	—	(434)	—
Net (loss) income	(26,249)	(192)	1,446	(434)	(25,429)
Unrealized actuarial losses and amortization of prior service costs, net of income tax	(778)	—	—	—	(778)
Comprehensive (loss) income	(27,027)	(192)	1,446	(434)	(26,207)
Less: comprehensive income attributable to noncontrolling interest	—	—	(820)	—	(820)
Comprehensive (loss) income attributable to New Enterprise Stone & Lime Co., Inc.	$(27,027)	$(192)	$626	$(434)	$(27,027)

Condensed Consolidating Statement of Comprehensive Income (Loss) for the year ended February 28, 2011

(In thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Revenue	$647,564	$82,742	$6,971	$(11,878)	$725,399
Cost of revenue (exclusive of items shown separately below)	526,905	61,167	2,417	(11,878)	578,611
Depreciation, depletion and amortization	38,111	7,806	—	—	45,917
Pension and profit sharing	8,691	216	—	—	8,907
Selling, administrative and general expenses	51,579	9,628	340	—	61,547
Gain on disposals of property, equipment and software	(600)	—	—	—	(600)
Operating income	22,878	3,925	4,214	—	31,017
Interest expense, net	(40,479)	(15)	(774)	—	(41,268)
(Loss) income before income taxes	(17,601)	3,910	3,440	—	(10,251)
Income tax benefit	(3,049)	(1,429)	—	—	(4,478)
Equity in earnings of subsidiaries	7,584	—	—	(7,584)	—
Net (loss) income	(6,968)	5,339	3,440	(7,584)	(5,773)
Unrealized actuarial losses and amortization of prior service costs, net of income tax	173	—	—	—	173
Comprehensive (loss) income	(6,795)	5,339	3,440	(7,584)	(5,600)
Less: comprehensive income attributable to noncontrolling interest	—	—	(1,195)	—	(1,195)
Comprehensive (loss) income attributable to New Enterprise Stone & Lime Co., Inc.	$(6,795)	$5,339	$2,245	$(7,584)	$(6,795)

Condensed Consolidating Statement of Cash Flows for the year ended February 28, 2013

(In thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total

Cash flows from operating activities	$13,575	$2,681	$3,774	$—	$20,030
Cash flows from investing activities
Capital expenditures	(39,259)	(3,135)	—	—	(42,394)
Capitalized software	(23)	—	—	—	(23)
Proceeds from sale of property and equipment	304	—	—	—	304
Change in cash value of life insurance	(3,333)	—	—	—	(3,333)
Change in restricted cash	205	(3)	(3)	—	199
Net cash used in investing activities	(42,106)	(3,138)	(3)	—	(45,247)
Cash flows from financing activities
Proceeds from revolving credit	224,729	—	—	—	224,729
Repayment of revolving credit	(298,361)	—	—	—	(298,361)
Proceeds from issuance of long-term debt	268,641	—	—	—	268,641
Repayment of long-term debt	(154,548)	—	(654)	—	(155,202)
Payments on capital leases	(4,943)	—	—	—	(4,943)
Debt issuance costs	(14,062)	—	—	—	(14,062)
Distribution to noncontrolling interest	—	—	(1,083)	—	(1,083)
Net cash provided by (used in) financing activities	21,456	—	(1,737)	—	19,719
Net (decrease) increase in cash and cash equivalents	(7,075)	(457)	2,034	—	(5,498)
Cash and cash equivalents
Beginning of period	7,106	476	7,450	—	15,032
End of period	$31	$19	$9,484	$—	$9,534

Condensed Consolidating Statement of Cash Flows for the year ended February 29, 2012

(In thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total

Cash flows from operating activities	$12,829	$1,875	$6,193	$(1,200)	$19,697
Cash flows from investing activities
Capital expenditures	(32,093)	(3,299)	—	—	(35,392)
Capitalized software	(8,562)	—	—	—	(8,562)
Proceeds from sale of property and equipment	1,305	421	990	—	2,716
Change in cash value of life insurance	2,825	—	—	—	2,825
Change in restricted cash	399	7	(8,841)	—	(8,435)
Net cash used in investing activities	(36,126)	(2,871)	(7,851)	—	(46,848)
Cash flows from financing activities
Proceeds from revolving credit	145,477	—	—	—	145,477
Repayment of revolving credit	(98,500)	—	—	—	(98,500)
Proceeds from issuance of long-term debt	12,398	—	—	—	12,398
Repayment of long-term debt	(27,038)	—	(2,095)	—	(29,133)
Payments on capital leases	(5,329)	—	—	—	(5,329)
Debt issuance costs	(1,663)	—	—	—	(1,663)
Dividends paid	—	—	(1,200)	1,200	—
Distribution to noncontrolling interest	—	—	(1,096)	—	(1,096)
Net cash provided by (used in) financing activities	25,345	—	(4,391)	1,200	22,154
Net increase (decrease) in cash and cash equivalents	2,048	(996)	(6,049)	—	(4,997)
Cash and cash equivalents
Beginning of period	5,058	1,472	13,499	—	20,029
End of period	$7,106	$476	$7,450	$—	$15,032

Condensed Consolidating Statement of Cash Flows for the year ended February 28, 2011

(In thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total

Cash flows from operating activities	$34,057	$7,111	$6,335	$—	$47,503
Cash flows from investing activities
Capital expenditures	(24,399)	(7,378)	—	—	(31,777)
Capitalized software	(929)	—	—	—	(929)
Proceeds from sale of property and equipment	1,167	1,073	—	—	2,240
Change in cash value of life insurance	(962)	—	—	—	(962)
Change in restricted cash	(87)	—	—	—	(87)
Other investing activities	(25)	(9)	—	—	(34)
Net cash used in investing activities	(25,235)	(6,314)	—	—	(31,549)
Cash flows from financing activities
Proceeds from revolving credit	100,164	—	—	—	100,164
Repayment of revolving credit	(121,065)	—	—	—	(121,065)
Proceeds from issuance of long-term debt	250,000	—	—	—	250,000
Repayment of long-term debt	(218,424)	—	(756)	—	(219,180)
Payments on capital leases	(5,009)	—	—	—	(5,009)
Debt issuance costs	(9,967)	—	—	—	(9,967)
Distribution to noncontrolling interest	—	—	(1,641)	—	(1,641)
Net cash used in financing activities	(4,301)	—	(2,397)	—	(6,698)
Net increase in cash and cash equivalents	4,521	797	3,938	—	9,256
Cash and cash equivalents
Beginning of period	537	675	9,561	—	10,773
End of period	$5,058	$1,472	$13,499	$—	$20,029

19. Unaudited Quarterly Financial Data

The following is a summary of selected quarterly financial information (unaudited) for each of the quarterly periods in fiscal year 2013 and 2012:

	2013
	Quarters Ended
(in thousands)	May 31	Aug 31	Nov 30	Feb 28

Revenue	$157,981	$260,542	$190,236	$68,331
Operating income (loss)	(6,671)	31,735	1,977	(48,886)
Net income (loss)	(18,114)	8,522	(8,848)	(37,694)
Comprehensive income (loss) attributable to New Enterprise Stone & Lime Co., Inc.	(18,342)	8,202	(9,167)	(38,452)

	2012
	Quarters Ended
(in thousands)	May 31	Aug 31	Nov 30	Feb 29

Revenue	$146,069	$266,216	$213,887	$79,762
Operating income (loss)	(1,201)	37,397	22,319	(53,782)
Net income (loss)	(4,562)	11,733	5,680	(38,280)
Comprehensive income (loss) attributable to New Enterprise Stone & Lime Co., Inc.	(4,829)	11,464	5,778	(39,440)

20. Subsequent Events

On March 4, 2013, the Company notified the trustee of its Secured Notes that it had selected to pay interest on the Secured Notes for the 12-month period commencing March 15, 2013 in the form of 5% cash payment and 8% payment in kind, which represents $14.9 million and $23.6 million, respectively.

On May 29, 2013, the Company entered into the third amendment to the ABL Facility, which provided increased short-term borrowing availability. As part of the third amendment, the Company agreed to the following revised terms: (i) the aggregate overall amount of the ABL Facility was reduced from $170.0 million to $145.0 million; (ii) through November 30, 2014, the Company is no longer required to maintain minimum excess availability (as defined in the ABL Facility); (iii) the interest rate margin added to applicable LIBOR based borrowings has increased to a fixed 5%; (iv) the interest rate margin added to applicable Base Rate borrowings has increased to a fixed 3%; (v) the 1.25% floor applicable to LIBOR based borrowings has been removed; and (vi) to the extent that we dispose of assets that are ABL Priority Collateral and certain unencumbered assets, the net cash proceeds will be used to prepay outstanding borrowings under the ABL Facility and the overall ABL Facility will be reduced by $1 for each $1 of assets sold up to $15 million.

The third amendment did not change other significant terms of the ABL Facility such as the maturity, borrowing base formula, and covenants, as applicable.

The Company agreed to pay $0.3 million in fees to effect the third amendment to the ABL Facility and as a result of the reduction in the maximum borrowings of the ABL Facility the Company will also expense $0.7 million of unamortized deferred debt issuance costs to interest expense.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Condensed Consolidated Financial Statements (unaudited)

as of and for the periods ended May 31, 2013 and 2012

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

	May 31,	February 28,
(In thousands, except share and per share data)	2013	2013

Assets
Current assets
Cash and cash equivalents	$3,256	$9,534
Restricted cash	14,751	10,123
Accounts receivable, less reserves of $4,584 and $3,515 respectively	107,564	52,271
Inventories	124,812	125,144
Deferred income taxes	12,726	12,386
Other current assets	8,106	8,337
Total current assets	271,215	217,795
Property, plant and equipment, net	370,089	371,868
Goodwill	89,073	89,073
Other intangible assets	20,771	21,000
Other assets	29,459	34,452
Total assets	$780,607	$734,188
Liabilities and Deficit
Current liabilities
Current maturities of long-term debt	$9,708	$11,342
Accounts payable — trade	55,829	20,608
Accrued liabilities	50,155	54,007
Total current liabilities	115,692	85,957
Long-term debt, less current maturities	622,738	566,645
Deferred income taxes	49,159	52,443
Other liabilities	30,226	36,733
Total liabilities	817,815	741,778
Commitments and contingencies (Note 7)
Deficit
Common stock, Class A, voting, $1 par value	1	1
Common stock, Class B, nonvoting, $1 par value	273	273
Accumulated deficit	(164,273)	(134,297)
Additional paid-in capital	126,962	126,962
Accumulated other comprehensive loss	(2,353)	(2,422)
Total New Enterprise Stone & Lime Co., Inc. deficit	(39,390)	(9,483)
Noncontrolling interest in consolidated subsidiaries	2,182	1,893
Total deficit	(37,208)	(7,590)
Total liabilities and deficit	$780,607	$734,188

The accompanying notes are an integral part of these condensed consolidated financial statements.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss (unaudited)

	Three Months Ended
	May 31,	May 31,
(In thousands)	2013	2012
Revenue
Construction materials	$79,953	$86,346
Heavy/highway construction	47,893	51,031
Traffic safety services and equipment	19,898	19,063
Other revenues		1,541
Total net revenue	147,744	157,981

Cost of revenue (exclusive of items shown separately below)
Construction materials	64,076	65,697
Heavy/highway construction	47,404	51,926
Traffic safety services and equipment	16,238	14,898
Other costs	—	910
Total cost of revenue	127,718	133,431

Depreciation, depletion and amortization	12,118	11,843
Pension and profit sharing	1,878	1,841
Selling, administrative and general expenses	19,413	17,682
Loss (gain) on disposals of property, equipment and software	152	(35)
Operating loss	(13,535)	(6,781)
Interest expense, net	(19,177)	(22,820)
Loss before income taxes	(32,712)	(29,601)
Income tax benefit	(3,475)	(11,487)
Net loss	(29,237)	(18,114)
Unrealized actuarial gains and amortization of prior service costs, net of income taxes	69	77
Comprehensive loss	(29,168)	(18,037)
Less: Comprehensive income attributable to noncontrolling interest	(739)	(305)
Comprehensive loss attributable to New Enterprise Stone & Lime Co., Inc.	$(29,907)	$(18,342)

The accompanying notes are an integral part of these condensed consolidated financial statements.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended
	May 31,	May 31,
(In thousands)	2013	2012

Reconciliation of net loss to net cash from operating activities
Net loss	$(29,237)	$(18,114)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, depletion and amortization	12,118	11,843
Loss (gain) on disposals of property, equipment and software	152	(35)
Non-cash payment-in-kind interest accretion	5,862	4,969
Amortization and write-off of debt issuance costs	1,570	7,313
Deferred income taxes	(3,630)	(11,509)
Bad debt expense	1,117	813
Changes in assets and liabilities:
Accounts receivable	(56,410)	(43,464)
Inventories	333	(3,632)
Other assets	336	(867)
Accounts payable	35,221	14,457
Other liabilities	(3,685)	(3,729)
Net cash used in operating activities	(36,253)	(41,955)
Cash flows from investing activities
Capital expenditures	(9,491)	(14,775)
Proceeds from sale of property and equipment	67	221
Change in cash value of life insurance	3,089	(2,573)
Change in restricted cash	(4,628)	125
Net cash used in investing activities	(10,963)	(17,002)
Cash flows from financing activities
Proceeds from revolving credit	49,419	118,863
Repayment of revolving credit	(6,324)	(170,383)
Proceeds from issuance of long-term debt	481	268,535
Repayment of long-term debt	(1,091)	(152,768)
Payments on capital leases	(1,096)	(1,290)
Debt issuance costs	—	(14,062)
Distribution to noncontrolling interest	(451)	(438)
Net cash provided by financing activities	40,938	48,457
Net decrease in cash and cash equivalents	(6,278)	(10,500)
Cash and cash equivalents
Beginning of period	9,534	15,032
End of period	$3,256	$4,532

The accompanying notes are an integral part of these condensed consolidated financial statements.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

For the Quarter ended May 31, 2013

1.              Nature of Operations and Summary of Significant Accounting Policies

Company Activities

New Enterprise Stone & Lime Co., Inc., a Delaware corporation, is a privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider.  Founded in 1924, the Company operates in three segments based upon the nature of its products and services: construction materials, heavy/highway construction and traffic safety services and equipment.  As used herein, the terms (“we,” “us,” “our,” “NESL,” or the “Company”) refer to New Enterprise Stone & Lime Co., Inc., and/or one or more of its subsidiaries.  Almost all of our products are produced and consumed outdoors.  Normally, our highest sales and earnings are in the second and third fiscal quarters and our lowest are in the first and fourth fiscal quarters.  As a result of this seasonality, our significant net working capital items, which are accounts receivable, inventories, accounts payable - trade and accrued liabilities, are typically higher as of interim period ends compared to fiscal year end.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements and notes included in this report have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  All adjustments (all of which are of a normal recurring nature) that are necessary for a fair presentation are reflected in the condensed consolidated financial statements.  The condensed consolidated financial statements do not include all of the information or disclosures required for a complete presentation in accordance with GAAP.  Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements, including the notes thereto, included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2013 filed with the Securities and Exchange Commission (“SEC”). The results for interim periods are not necessarily indicative of the results for a full fiscal year.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and entities where the Company has a controlling equity interest. Intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

Certain items previously reported in prior period financial statement captions have been conformed to agree with current presentation.

Use of Estimates

The preparation of the condensed consolidated financial statements requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment; valuation of receivables, inventories, goodwill and other intangible assets; recognition of revenue and loss contract reserves under the percentage-of-completion method; assets and obligations related to employee benefit plans; asset retirement obligations; income tax valuation; and self-insurance reserves.  Actual results could differ from those estimates.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash balances were restricted in certain consolidated subsidiaries for bond sinking fund and insurance requirements as well as collateral on outstanding letters of credit or rentals.

We use a cash pooling arrangement with a single financial institution with specific provisions for the right to offset positive and negative cash balances.  Accordingly, we classify net aggregate bank overdraft positions as other obligations within the current maturities of long-term debt as of May 31, 2013, based on the short-term nature of these positions.

Trade Accounts Receivable

Trade accounts receivable, less allowance for doubtful accounts, are recorded at the invoiced amount plus service charges related to past due accounts.  The Company’s total accounts receivable consisted of the following:

	May 31,	February 28,
(In thousands)	2013	2013

Costs and estimated earnings in excess of billings	$12,588	$4,265
Trade	96,153	48,392
Retainages	3,407	3,129
	112,148	55,786
Allowance for doubtful accounts	(4,584)	(3,515)
Accounts receivable, net	$107,564	$52,271

Costs and estimated earnings in excess of billings relate to revenue recognized and not yet billed due to contract terms.  State and local agencies often require several approvals to process billings or payments and this may cause a lag in payment times.

Inventories

Inventories are stated at the lower of cost or market.  Cost is determined using either first-in, first-out (“FIFO”) or weighted average method based on the applicable category of inventories.

The Company’s total inventory consists of the following:

	May 31,	February 28,
(In thousands)	2013	2013

Crushed stone, agricultural lime, and sand	$74,945	$76,927
Safety equipment	16,499	16,057
Parts, tires, and supplies	11,373	11,331
Raw materials	10,856	9,247
Concrete blocks	3,654	4,210
Building materials	4,214	3,921
Other	3,271	3,451
	$124,812	$125,144

Property, Plant and Equipment

Property, plant and equipment are carried at cost.  Assets under capital leases are stated at the lesser of the present value of minimum lease payments or the fair value of the leased item.  Provision for depreciation is generally computed over estimated service lives by the straight-line method.

The Company’s property, plant and equipment consist of the following:

	May 31,	February 28,
(In thousands)	2013	2013

Limestone and sand acreage	$144,076	$144,076
Land, buildings and building improvements	100,669	100,074
Crushing, prestressing, and manufacturing plants	327,449	326,066
Contracting equipment, vehicles and other	302,515	300,450
Construction in progress	9,501	5,680
Property, plant and equipment	884,210	876,346
Less: Accumulated depreciation and depletion	(514,121)	(504,478)
Property, plant and equipment, net	$370,089	$371,868

Depreciation expense was $11.1 and $10.8 million for three months ended May 31, 2013 and May 31, 2012 respectively.

Goodwill and Other Intangible Assets

Goodwill

The Company tests goodwill for impairment on an annual basis or more frequently if events or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.  There were no changes to the carrying value of goodwill during the three months ended May 31, 2013.  Management continues to monitor the impact of market and economic events to determine if it is more likely than not that the carrying value of these reporting units has been impaired.  The timing of a sustained recovery in the construction industry may have a significant effect on the fair value of our reporting units. A decrease in the estimated fair value of one or more of the Company’s reporting units as a result of changes in future earnings, interest rates, market trends and/or cash flows could result in the recognition of goodwill impairment.

In the fourth quarter of fiscal year 2013 we completed our annual goodwill impairment testing.  The estimated fair value of each of the reporting units was in excess of its carrying value, even after conducting various sensitivity analyses on key assumptions, such that no adjustment to the carrying values of goodwill was required.

Other Intangible Assets

Other intangible assets consist of technology, customer relationships and trademarks acquired in previous acquisitions. The technology is being amortized over a straight-line basis of 15 years. The customer relationships are being amortized on a straight-line basis over 20 years.  Beginning fiscal year 2014, our trademarks, which were previously considered indefinite lived, are being amortized over 30 and 50 years.

Amortization of intangible assets for each of the three months ended May 31, 2013 and May 31, 2012 was $0.2 million.

Other Assets

The Company’s long term other assets consist of the following:

	May 31,	February 28,
(In thousands)	2013	2013

Deferred financing fees (less current portion of $3,522 and $3,658, respectively)	$12,953	$14,523
Capitalized software (net of accumulated amortization of $1,314 and $1,080, respectively)	8,947	9,211
Cash surrender value of life insurance (net of loans of $3,204 and $0, respectively)	1,249	4,338
Deferred stripping costs	3,873	3,868
Other	2,437	2,512
Total other assets	$29,459	$34,452

On May 29, 2013, we entered into the third amendment to our asset-based revolving loan facility, which we refer to as  the ABL Facility, and as a result of the reduction in the maximum borrowings of the ABL Facility, the Company recognized $0.7 million of unamortized deferred financing fees as interest expense during the three months ended May 31, 2013.

New Accounting Standards

Recently Adopted Accounting Standards

In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (Topic 220).  This ASU requires companies to provide information about the amounts reclassified out of accumulated other comprehensive income (“AOCI”) by component.  In addition, companies are required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period.  For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts.  This ASU does not change the current requirements for reporting net income or other comprehensive income in the financial statements.  This ASU was effective commencing with the three months ending May 31, 2013.  We adopted this standard on March 1, 2103, which did not have a material impact on our consolidated financial statements.

In July 2012, the FASB issued ASU No. 2012-02, Intangibles - Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.  This ASU gives companies the option to first assess qualitative factors to determine whether it is more likely than not that the indefinite-lived intangible asset is impaired.  If it is determined that it is more likely than not the indefinite-lived intangible asset is impaired, a quantitative impairment test is required.  However, if it is concluded otherwise, the quantitative test is not necessary.  This ASU was effective commencing with the three months ending May 31, 2013.  We adopted this standard on March 1, 2103, which did not have a material impact on our consolidated financial statements.

2.              Risks and Uncertainties

Our business is heavily impacted by several factors which are outside the control of management, including the overall health of the economy, the level of commercial and residential construction, the level of federal, state and local publicly funded construction projects and seasonal variations generally attributable to weather conditions.  These factors impact the amount and timing of our revenues and our overall performance.

We believe we have sufficient financial resources, including cash and cash equivalents, cash from operations and amounts available for borrowing under our ABL Facility, to fund our business and operations for at least the next twelve months, including capital expenditures and debt service obligations. However, in the past we have failed to meet certain operating performance measures as well as the financial covenant requirements set forth under our previous credit facilities and our ABL Facility, which resulted in the need to obtain several amendments, and should we fail in the future to meet certain covenants as applicable, we cannot guarantee that we will be able to obtain such amendments. A failure to obtain such amendments could result in an acceleration of our indebtedness under the ABL Facility and a cross default under our other indebtedness, including the Company’s $250.0 million 11% senior notes due 2018 (the “Notes”) and the Company’s $265.0 million 13% senior secured notes due 2018 (the “Secured Notes”). If the lenders were to accelerate the due dates of our indebtedness or if current sources of liquidity prove to be insufficient, there can be no assurance that the Company would be able to repay or refinance such indebtedness or to obtain sufficient funding.  This could require the Company to restructure or alter its operations and capital structure.  Refer to Note 4 for disclosure of recent changes to the ABL facility.

We were required to register and exchange the Secured Notes by March 10, 2013 or be subject to penalty interest. Since the exchange has not yet been completed, penalty interest is 25 basis points for the first 90 days and each 90 days thereafter until the aggregate penalty interest rate reaches 1% and will remain at 1% until we complete the exchange of the Secured Notes.

3.              Accrued Liabilities

Accrued liabilities consisted of the following:

	May 31,	February 28,
(In thousands)	2013	2013

Insurance	$21,588	$19,715
Interest	10,127	18,962
Payroll and vacation	9,393	8,281
Other	2,354	3,671
Withholding taxes	3,375	1,640
Billings in excess of costs and estimated earnings on uncompleted contracts	3,075	1,529
Contract expenses	243	209
Total accrued liabilities	$50,155	$54,007

4.              Long-Term Debt

	May 31,	February 28,
(In thousands)	2013	2013

ABL Facility	$68,733	$24,314
Notes due 2018	250,000	250,000
Secured Notes due 2018	289,387	276,925
Land, equipment and other obligations	17,071	19,005
Obligations under capital leases	7,255	7,743
Total debt	632,446	577,987
Less: Current portion	(9,708)	(11,342)
Total long-term debt	$622,738	$566,645

Asset-Based Loan Facility

Original Terms

On March 15, 2012, the Company entered into the ABL Facility with M&T, as the issuing bank, a lender, the swing lender, the agent and the arranger.  The ABL Facility originally provided for maximum borrowings on a revolving basis of up to $170.0 million from time to time for general corporate purposes, including working capital.  As discussed below, as a result of the third amendment to the ABL Facility, a maximum of $145.0 million may be borrowed under the ABL Facility.  The ABL Facility includes a $15.0 million letter of credit sub-facility and a $20.0 million swing line sub-facility for short-term borrowings. The ABL Facility will mature on March 15, 2017.  We classify borrowings under the ABL Facility as long-term due to our ability to maintain such borrowings on a long-term basis.

Borrowings under the ABL Facility (except swing line loans) bear interest at a rate per annum equal to, at the Company’s option, either (a) a base rate or (b) a LIBOR rate, in each case plus an applicable margin.  Swing line loans bear interest at the base rate plus the applicable margin. The LIBOR margin for the ABL Facility is fixed at 5.00% (as of the date of the third amendment, discussed below) and the base rate margin is fixed at 3.00% (as of the date of the third amendment, discussed below).  The ABL Facility also contains a commitment fee that is tied to the quarterly average Excess Availability, as defined in the ABL Facility Agreement as the borrowing base less the sum of letter of credit obligations and outstanding loans thereunder. The commitment fee ranges from 0.25% to 0.625%.  From the commencement of the ABL Facility Agreement until September 7, 2012 (date of the first amendment, discussed below), the LIBOR margin was 2.75%, the base rate margin was 0.75% and the commitment fee was 0.50%.

Borrowings under the ABL Facility are guaranteed on a full and unconditional and joint and several basis by certain of the Company’s existing and future domestic subsidiaries and are secured, subject to certain permitted liens, by first-priority liens on the ABL Priority Collateral and by second-priority liens on the collateral securing the Secured Notes on a first-priority basis, except for certain real property.

Availability of ABL Facility and Covenants

The ABL Facility includes affirmative and negative covenants that, subject to significant exceptions, limit our ability and the ability of our guarantors to undertake certain actions, including, among other things, limitations on (i) the incurrence of indebtedness and liens, (ii) asset sales, (iii) dividends and other payments with respect to capital stock, (iv) acquisitions, investments and loans, (v) affiliate transactions, (vi) altering the business, (vii) issuances of equity that have mandatory redemption or put rights prior to the maturity of the ABL Facility and (viii) providing negative pledges to third parties.  As of May 31, 2013, the Company was in compliance with these affirmative and negative covenants.

Prior to the third amendment to the ABL Facility, if the Company had less than $25.0 million of availability under the ABL Facility at any point in time, it would be obligated to comply with a fixed charge coverage ratio.  The third amendment to the ABL Facility, among other things, reduced the minimum excess availability threshold for the fixed charge coverage ratio until November 30, 2014, effectively increasing the Company’s short-term borrowing availability by allowing it to borrow up to the entire amount of the ABL Facility without needing to comply with a fixed charge coverage ratio.

If at any time after November 30, 2014 Excess Availability is less than the greater of (i) $25.0 million or (ii) 15% of the lesser of the commitments and the borrowing base, the Company must comply with a minimum fixed charge coverage ratio test of at least 1.0 to 1.0 for the immediately preceding four fiscal quarters or twelve consecutive months, as applicable.  As of May 31, 2013, the Company’s Fixed Charge Coverage Ratio was below 1.0 to 1.0. The practical result will be that after November 30, 2014, so long as our fixed charge coverage ratio as calculated pursuant to the covenant remains less than 1.0 to 1.0, our available borrowings under the ABL Facility will be reduced by $25.0 million.

A fixed charge covenant ratio is also used to determine what advance rates apply in calculating the borrowing base under the ABL Facility, as well as whether the Company can make certain investments, acquisitions, restricted payments, repurchases or increases in the amount of cash interest payments on other indebtedness.  As part of the first amendment to the ABL Facility entered into on September 7, 2012, the borrowing base formula under the ABL Facility became subject to adjustment based on the most recent fixed charge coverage ratio. If the calculation of the fixed charge coverage ratio is less than 1.0 to 1.0, the borrowing base will be equal to the sum of (a) the lesser of (i) $56.0 million (from $65 million) and (ii) 65% (from 75%) of the appraised value of the eligible real property, plus (b) 70% (from 85%) of the outstanding balance of eligible accounts receivable plus, (c) 40% (from 60%) of eligible inventory, minus (d) reserves imposed by the agent of the ABL Facility in the exercise of reasonable business judgment from the perspective of a secured asset-based lender, minus (e) reserves imposed by the agent to the ABL Facility with respect to branded inventory in its sole discretion.

The applicability of the Company’s fixed charge coverage ratio is conditional upon reaching the minimum excess availability.  As a result of the third amendment, the Company has a minimum excess availability of zero (reduced from $25.0 million) until November 30, 2014, effectively eliminating the need to comply with a fixed charge coverage ratio.  After this date, the Company may be subject to a fixed charge coverage ratio of 1.0 to 1.0, if its minimum excess availability reaches $25.0 million.

Amendment of ABL Facility

The ABL Facility contained a covenant that required us to deliver our fiscal year 2012 annual financial statements to the lender by May 29, 2012. On September 7, 2012, we entered into the first amendment to the ABL Facility to change the required delivery date of our audited February 29, 2012 financial statements and the required delivery date of our first and second quarter results and financial statements.  Subsequent to the date of the first amendment, we required multiple extensions of time and ultimately filed our audited February 29, 2012 financial statements, our fiscal year 2013 first and second quarter results and financial statements on December 15, 2012, January 1, 2013 and February 28, 2013, respectively.

As part of the first amendment to the ABL Facility entered into on September 7, 2012, the borrowing base formula under the ABL Facility became subject to adjustment based on the most recent Fixed Charge Coverage Ratio as described above.  We were subject to the adjusted borrowing base calculation as of February 28, 2013 and May 31, 2013.  The first amendment added a 1.25% floor to LIBOR for purposes of determining the interest rate applicable to LIBOR based borrowings, which was later removed in the third amendment discussed below.

In connection with the first amendment to the ABL Facility, we also agreed with M&T that, in the event M&T is unable to reduce its final participation in the ABL Facility to no more than $75.0 million during the primary syndication of the ABL Facility by December 15, 2012, M&T would be entitled to add or modify terms of the ABL Facility that were previously prohibited from being added or modified, including but not limited to the advance rates, certain covenants and the interest and fees payable. As of May 31, 2013, M&T has not syndicated the ABL Facility and has not modified the terms of the ABL Facility.  See the discussion below concerning the potential modifications by M&T.

On December 7, 2012, we entered into the second amendment to the ABL Facility to change the required delivery date of our third quarter results and financial statements. Subsequent to the date of the second amendment, we required an extension of time and ultimately filed our third quarter results and financial statements on April 1, 2013. There can be no guarantee that the Company will not need to obtain similar amendments in the future. A failure to obtain such amendment could result in an acceleration of the Company’s indebtedness under the ABL Facility and a cross-default under the Company’s other indebtedness, including the Notes and Secured Notes.

On May 29, 2013, we entered into the third amendment to the ABL Facility.  As discussed above, prior to the third amendment, if the Company had less than $25.0 million of availability under the ABL Facility at any point in time, it would be obligated to comply with a fixed charge coverage ratio.  The third amendment, among other things, reduced the minimum excess availability to zero until November 30, 2014, effectively increasing the Company’s short-term borrowing availability by allowing it to borrow up to the entire amount of the ABL Facility without needing to comply with a fixed charge coverage ratio. The Company also agreed to the following additional amendments to the ABL Facility in the third amendment: (i) the aggregate overall amount available for borrowing under the ABL Facility was reduced from $170.0 million to $145.0 million; (ii) the interest rate margin added to applicable LIBOR based borrowings was increased to a fixed 5%; (iii) the interest rate margin added to applicable Base Rate borrowings was increased to a fixed 3%; (iv) the 1.25% floor applicable to LIBOR based borrowings was removed; and (v) to the extent that the Company disposes of assets that are ABL priority collateral and certain unencumbered assets, the net cash proceeds will be used to prepay outstanding borrowings under the ABL Facility and the overall ABL Facility will be reduced by $1 for each $1 of assets sold up to $15 million.  The third amendment did not change other significant terms of the ABL Facility such as the maturity, borrowing base formula, and covenants, as applicable.  Although the overall commitment was reduced from $170.0 million to $145.0 million, because the Company’s borrowing base was below $145.0 million at the time of the third amendment, such reduction had no impact on the Company’s short-term ability to borrow under the ABL Facility.

In connection with the third amendment, we also agreed with M&T that our board of directors will create a special committee consisting of our four non-employee directors, which we refer to as the special committee, that will engage an advisor to develop a business plan that focuses on cost reductions and operational efficiencies, which we refer to as the Plan. Upon the approval of the Plan by a majority of the members of the special committee, the Plan will be submitted to the entire board of directors for approval.  The vote of more than seven directors will be required to reject the Plan. The Plan must also be reasonably acceptable in scope, timing and process to M&T. Once the Plan is approved by the board of directors, the special committee will be authorized to oversee the implementation of the Plan by our management.

Potential Modification by M&T

In connection with the first amendment to the ABL Facility described above, in order to facilitate the syndication of the ABL Facility amongst additional lenders, the Company and M&T agreed that if M&T were unable to reduce its final loan commitments under the ABL Facility to no more than $75.0 million prior to December 15, 2012, M&T would be entitled to add to or modify the terms of the ABL Facility on a unilateral basis, including but not limited to adjusting the advance rates, adding or modifying certain covenants and increasing the interest and fees payable in order to facilitate its syndication efforts. In connection with such modifications, there is no limit or ceiling to the interest rate M&T could charge. Notwithstanding these rights, M&T would not be able to do the following without the Company’s consent:

•	reduce the ABL Facility’s total amount to less than $170.0 million (as discussed above, this has been reduced to $145.0 million due to the third amendment);
•	impose a permanent fixed charge coverage ratio;
•	cause the springing fixed charge coverage ratio covenant in the ABL Facility to be greater than 1.00 to 1.00;
•	add a senior or total debt to EBITDA covenant with a less than 20% cushion from management projections;
•	add a net worth covenant with a less than 20% cushion from management projections;
•

restrict the Company’s ability to incur additional permitted indebtedness and related permitted liens for capital leases, purchase debt and sale-leaseback transactions to less than $35.0 million in the aggregate at any time;

•

if the Company’s fixed charge coverage ratio is 1.00 to 1.00 or greater, cause the advance rate for (a) eligible inventory to be less than 60%; (b) eligible accounts to be less than 85%; or (c) eligible real property to be less than the lower of (1) 75% of the appraised value thereof and (2) $65.0 million;

•

if the Company’s fixed charge coverage ratio is less than 1.00 to 1.00, cause the advance rate for (a) eligible inventory to be less than 40%; (b) eligible accounts to be less than 70%; or (c) eligible real property to be less than the lower of (1) 75% of the appraised value thereof and (2) $56.0 million; or

•	require that any of (a) Rock Solid Insurance Company, (b) South Woodbury L.P., (c) NESL II, LLC, (d) Kettle Creek Partners L.P. or (e) Kettle Creek Partners G.P., LLC guaranty the ABL Facility.

As of May 31, 2013, despite M&T’s inability to successfully syndicate the ABL Facility, the terms of the ABL Facility have not been modified by M&T.  However, should M&T choose to exercise its right to add or modify terms of the ABL Facility, borrowings under the ABL Facility may be subject to terms less favorable than the current terms of the ABL Facility which could negatively impact our financial position, cash flows and results of operations. Furthermore, such modifications may require us to renegotiate the terms of the ABL Facility or obtain additional financing. We may not be able to obtain such modifications or additional financing on commercially reasonable terms or at all. If we are unable to obtain such modifications or additional financing, we would have to consider other options, such as the sale of certain assets, sales of equity, and negotiations with our lenders to restructure our debt. The terms of our indebtedness may restrict, or market or business conditions may limit, our ability to do any or all of these things.

Interest Rate and Availability

As of May 31, 2013, the weighted average interest rate on the ABL Facility was 4.0%.  The effective interest rate, including all fees, for the ABL Facility was approximately 6.2% for fiscal year 2013. As discussed above, we recently amended our ABL Facility to fix the interest rate margin added to LIBOR based borrowings at 5.0%, fix the interest rate margin added to base rate borrowings at 3.0% and remove the 1.25% floor applicable to LIBOR based borrowings.

As of May 31, 2013, we had borrowed $68.7 million under the ABL Facility with $64.6 million available. As discussed above, we recently amended our ABL Facility to, among other things, reduce the overall commitment to $145.0 million and waive the $25.0 million minimum excess availability threshold for the fixed charge coverage ratio until November 30, 2014.

The third amendment did not change other significant terms of the ABL Facility such as the maturity, borrowing base formula, and covenants, as applicable.

The Company paid $0.3 million in fees to effect the third amendment to the ABL Facility and as a result of the reduction in the maximum borrowings of the ABL Facility the Company also recognized $0.7 million of unamortized deferred financing fees as interest expense during the three months ended May 31, 2013.

Notes Due 2018

In August 2010, the Company sold $250.0 million aggregate principal amount of the Notes.  Interest on the Notes is payable semi-annually in arrears on March 1 and September 1 of each year.  The proceeds from the issuance of Notes were used to pay down debt.

At any time prior to September 1, 2014, the Company may redeem all or part of the Notes at a redemption price equal to 100.0% of the principal amount plus accrued and unpaid interest and an applicable “make-whole” premium which is set forth in the indenture governing the Notes. On or after September 1, 2014, the Company may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage

2014	105.50%
2015	102.75%
2016 and thereafter	100.00%

In addition, prior to September 1, 2013, the Company may redeem up to 35.0% of the aggregate principal Notes outstanding with the net cash proceeds from certain equity offerings at a redemption price equal to 111.0% of the principal amount thereof, together with accrued and unpaid interest. If the Company experiences a change of control, as outlined in the indenture, the Company may be required to offer to purchase the Notes at a purchase price equal to 101.0% of the principal amount, plus accrued interest.

The Notes are guaranteed on a full and unconditional, and joint and several basis, by certain of the Company’s existing and future domestic subsidiaries (the “Guarantors” as described in Note 9, “Condensed Issuer, Guarantor and Non-Guarantor Financial

Information”).  The indenture governing the Notes contains affirmative and negative covenants that, among other things, limit the  Company’s and its subsidiaries’ ability to incur additional debt, make restricted payments, dividends or other payments from subsidiaries to the Company, create liens, engage in the sale or transfer of assets and engage in transactions with affiliates.  The Company is not required to maintain any affirmative financial ratios or covenants.

Secured Notes due 2018

Interest on the Secured Notes is initially payable at 13.0% per annum, semi-annually in arrears on March 15 and September 15.  The Company will make each interest payment to the holders of record of the Secured Notes as of the immediately preceding March 1 and September 1. The Company used the proceeds from this offering to repay certain existing indebtedness and to pay related fees and expenses.  The Secured Notes will mature on March 15, 2018.

With respect to any interest payment date on or prior to March 15, 2017, the Company may, at its option, elect (an ‘‘Interest Form Election’’) to pay interest on the Secured Notes (i) entirely in cash (‘‘Cash Interest’’) or (ii) subject to any Interest Rate Increase (as defined below), initially at the rate of 4% per annum in cash (‘‘Cash Interest Portion’’) and 9% per annum by increasing the outstanding principal amount of the Secured Notes or by issuing additional paid in kind notes under the indenture on the same terms as the Secured Notes (‘‘PIK Interest Portion’’ or “PIK Interest”); provided that in the absence of an Interest Form Election, interest on the Secured Notes will be payable as PIK Interest.  At May 31, 2013, PIK interest was $29.2 million ($24.4 million was recorded as an increase to the Secured Notes and $4.8 million was recorded as a long-term obligation in Other liabilities).

With respect to any interest payment payable after March 15, 2017, interest will be payable solely in cash. In addition, at the beginning of and with respect to each 12-month period that begins on March 15, 2013, March 15, 2014 and March 15, 2015, the interest rate on the Secured Notes as of such date shall permanently increase by an additional 1.0% per annum (an ‘‘Interest Rate Increase’’) unless the Company delivers a written notice to the Trustee of the Company’s election for such 12-month period to either (x) alter the manner of interest payment on the Secured Notes going forward by increasing the Cash Interest Portion and decreasing the PIK Interest Portion in each case in effect with respect to the immediately preceding interest period for which any PIK Interest was paid prior to each such election by, in each case, 1.0% per annum or (y) pay interest on the Secured Notes for such 12-month period entirely in cash (a ‘‘12-Month Cash Election’’). In the event of a 12-Month Cash Election for any 12-month period prior to March 15, 2017, the interest rate on the Secured Notes applicable for such 12-month period shall be 1.0% less than the total interest rate applicable to the Secured Notes in effect with respect to the immediately preceding interest period for which any PIK Interest was paid. Any Interest Rate Increase shall be affected by increasing the PIK Interest Portion in effect with respect to the immediately preceding interest period for which any PIK Interest was paid prior to each such Interest Rate Increase. If the Company makes a 12-Month Cash Election for and in respect of the 12-month period beginning on March 15, 2016, the same interest rate will apply for and in respect of the 12-month period beginning on March 15, 2017.  The additional 1.0% per annum Interest Rate Increase will only apply to the three consecutive annual periods beginning March 15, 2013.

On March 4, 2013, the Company notified the trustee of its Secured Notes that it had selected to pay interest on the Secured Notes for the 12-month period commencing March 15, 2013 in the form of 5% cash payment and 8% payment in kind, which represents $14.9 million and $23.6 million, respectively.

At any time prior to March 15, 2015, the Company may redeem, at its option, up to 35% of the Secured Notes with the net cash proceeds from certain public equity offerings at a redemption price equal to 113.0% of the principal amount outstanding, plus accrued and unpaid interest. The Company may also redeem some or all of the Secured Notes at any time prior to March 15, 2015 at a redemption price equal to 100.0% of the principal amount of the outstanding Secured Notes, plus accrued and unpaid interest, plus a ‘‘make-whole’’ premium. On and after March 15, 2015, the Secured Notes will be redeemable, in whole or in part, at the redemption prices specified as follows:

Year	Percentage

2015	106.50%
2016	103.25%
2017 and thereafter	100.00%

In addition, the Company may be required to make an offer to purchase the Secured Notes upon the sale of certain assets or upon a change of control. The Company will be required to redeem certain portions of the Secured Notes for tax purposes at the end of the first accrual period ending after the fifth anniversary of the Secured Notes issuance and each accrual period thereafter.

The Secured Notes are guaranteed on a full and unconditional, and joint and several basis, by certain of the Company’s existing and future domestic subsidiaries (the “Guarantors” as described in Note 9, “Condensed Issuer, Guarantor and Non-Guarantor Financial Information”).  The Secured Notes and related guarantees are senior secured obligations of the Company and the Guarantors that rank equally in right of payment with all existing and future senior debt of the Company and the Guarantors, including the Notes and ABL Facility, and senior to all existing and future subordinated debt of the Company and Guarantors.  The Secured Notes and related guarantees are secured, subject to certain permitted liens and except for certain excluded assets, by first-priority liens on substantially all of the Company’s and Guarantors’ personal property and certain owned and leased real property and second-priority liens on certain real property and substantially all of the Company’s and Guarantors’ accounts receivable, inventory and deposit accounts and related assets and proceeds of the foregoing that secure the ABL Facility on a first-priority basis.

The indenture for the Secured Notes contains restrictive covenants that limit the Company’s ability and the ability of its subsidiaries that are restricted under the indenture to, among other things, incur additional debt, pay dividends or make distributions, repurchase capital stock or make other restricted payments, make certain investments, incur liens, merge, amalgamate or consolidate, sell, transfer, lease or otherwise dispose of all or substantially all assets and enter into transactions with affiliates.

We were required to file a registration statement with the Securities and Exchange Commission (“SEC”) with respect to a registered offer to exchange the Secured Notes for new Secured Notes having  terms substantially identical in all material respects to the Secured Notes (the “Secured Notes Registration Statement”) by March 10, 2013 or we will be subject to penalty interest. The penalty interest will increase 25 basis points each quarter for four consecutive quarters until it reaches 1% and will remain at 1% until we complete the registration of the Secured Notes.  On June 13, 2013, we filed the Secured Notes Registration Statement with the SEC and we are currently in the process of registering the exchange notes, therefore paying penalty interest.

Land, equipment and other obligations

The Company has various notes, mortgages and other financing arrangements resulting from the purchase of principally land and equipment.  All loans provide for at least annual payments, which include interest ranging up to 10.0% per annum, and are principally secured by the land and equipment acquired.

From 1998 through 2005, the Company issued four revenue bonds to different industrial development authorities for counties in Pennsylvania in order to fund the acquisition and installation of plant and equipment.  The original issuance of these bonds totaled $25.3 million with dates of maturity through May 2022.  The Company maintains irrevocable, transferable letters of credit equal to the approximate carrying value of each bond, in total for $5.4 million as of May 31, 2013 and February 28, 2013, respectively.  The effective interest rate on these bonds ranged from 0.25% to 0.43% for three months ended May 31, 2013 and 0.23% to 0.46% for the three months ended May 31, 2012.  The Company is subject to annual principal maturities each year which, is funded on either a quarterly or monthly basis, depending upon the terms of the original agreement.  The Company’s plant and equipment provide collateral under these borrowings and for the letters of credit.

Obligations include a cash overdrafts liability of $0.8 million and $2.2 million, which is included within the current portion of long-term debt as of May 31, 2103 and February 28, 2013, respectively.

Obligations under capital lease

The Company has various arrangements for the lease of machinery and equipment which qualify as capital leases. These arrangements typically provide for monthly payments, some of which include residual value guarantees if the Company were to terminate the arrangement during certain specified periods of time for each underlying asset under lease.

5.              Income Taxes

The Company’s tax provision and the corresponding effective tax rate are based on expected income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which the Company operates. For interim financial reporting, the Company estimates the annual tax rate based on projected taxable income for the full year and records a quarterly tax provision in accordance with the anticipated annual rate. As the year progresses, the Company refines the estimates of the year’s taxable income as new information becomes available, including year-to-date financial results. This continual estimation process often results in a change to the Company’s expected effective tax rate for the year. When this occurs, the Company adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate.  Significant judgment is required in determining the Company’s effective interim tax rate and in evaluating its tax positions.

The Company’s effective income tax rate was 10.62% and 38.8% for the three months ended May 31, 2013 and May 31, 2012, respectively. The principal factor affecting the comparability of the effective income tax rate for the respective periods is the result of the Company’s assessment of the realizability of the current year projected tax loss.  The Company recorded a valuation allowance on the portion of the current year federal and state losses that it believes are not more likely than not to be realized.  Our benefit from income taxes for the three months ended May 31, 2013 is based on an estimated annual effective tax rate for fiscal year 2014 of 10.62%.

The cash taxes paid were not material for the three months ended May 31, 2013 and May 31, 2012, respectively, primarily as a result of a net operating loss.

6.              Retirement and Benefit Programs

Substantially all employees are covered by a defined contribution plan, a defined benefit plan, a collectively bargained multiemployer plan, or a noncontributory profit sharing plan.  The expense associated with these programs, excluding defined benefit plans, was $1.8 million and $1.7 million for the three months ended May 31, 2013 and 2012, respectively.

The Company has two defined benefit pension plans covering certain union employees covered by labor union contracts. The benefits are based on years of service. Actuarial gains and losses are generally amortized over the average remaining service life of the Company’s active employees.  Net periodic pension expense recognized for the three months ended May 31, 2013 and 2012, was as follows:

	Three Months Ended
	May 31,	May 31,
(In thousands)	2013	2012

Net periodic benefit cost
Service cost	$86	$68
Interest cost	100	99
Expected return on plan assets	(143)	(146)
Amortization of prior service cost	16	15
Recognized net actuarial loss	66	62
Total pension expense	$125	$98

The Company did not make any contributions to the defined benefit pension plans during the three months ended May 31, 2013.

7.              Commitments and Contingencies

In the normal course of business, the Company has commitments, lawsuits, claims and contingent liabilities. The ultimate disposition of these matters is not expected to have a material adverse effect on the Company’s consolidated financial position, statement of comprehensive income (loss) or liquidity.

The Company maintains a captive insurance company, Rock Solid Insurance Company (“Rock Solid”), for workers’ compensation (non-Pennsylvania employees), general liability, auto, health, and property coverage. On April 8, 2011, Rock Solid entered into a Collateral Trust Agreement with an insurer to eliminate a letter of credit that was required to maintain coverage of the deductible portion of its liability coverage.  The total amount of collateral provided in the arrangement is $13.6 million and is recorded as part of restricted cash as of May 31, 2013.   Reserves for retained losses within this captive, which are recorded in accrued liabilities in our condensed consolidated balance sheets, were approximately $12.5 million and $10.8 million as of May 31, 2013 and February 28, 2013, respectively.  Exposures for periods prior to the inception of the captive are covered by pre-existing insurance policies.

8.              Segment Reporting

The Company reports information about its operating segments using the “management approach,” which is based on the way management organizes and reports the segments within the organization for making operating decisions and assessing performance to the chief operating decision maker. The Company’s three reportable segments are: (i) construction materials; (ii) heavy/highway construction; and (iii) traffic safety services and equipment.  Almost all activity of the Company is domestic.  Segment information includes both inter-segment and certain intra-segment activities.

The Company reviews earnings of the segments principally at the operating income level less indirect costs and accounts for inter-segment and certain intra-segment sales at prices that range from negotiated rates to those that approximate fair market value. Segment operating income consists of revenue less direct costs and expenses. Corporate and unallocated costs include those administrative and financial costs which are not allocated to segment operations and are excluded from segment operating income.  These costs include corporate administrative functions such as trade receivable billings and collections, payment processing, accounting, legal and other administrative costs, unallocated corporate functions and divisional administrative functions.

In prior fiscal periods the Company reported other revenues separately, which management now includes within the construction materials segment consistent with managements business assessment.  Additionally in the first quarter of fiscal 2014, management began assessing performance of its operations without the allocation of indirect costs of its Selling, administrative and general expense.  Indirect costs include trade receivable billings and collections, payment processing, accounting, legal and other administrative costs.  Operating loss for the three months ended May 31, 2012, as reflected in the financial data below, included allocated indirect selling, administrative and general costs of $4.2 million, $1.8 million, and $0.1 million for construction materials, heavy/highway construction and traffic safety services and equipment segments, respectively.

The following is a summary of certain financial data for the Company’s operating segments:

	Three Months Ended
	May 31,	May 31,
(In thousands)	2013	2012

Revenue
Construction materials	$111,217	$122,282
Heavy/highway construction	48,416	53,983
Traffic safety services and equipment	24,089	23,254
Other revenues	—	3,722
Segment totals	183,722	203,241
Eliminations	(35,978)	(45,260)
Total net revenue	$147,744	$157,981
Operating loss
Construction materials	$7,357	$5,829
Heavy/highway construction	(2,524)	(3,483)
Traffic safety services and equipment	(676)	(463)
Corporate and unallocated	(17,692)	(8,664)
Total operating loss	$(13,535)	$(6,781)

	Three Months Ended
	May 31,	May 31,
(In thousands)	2013	2012

Depreciation, depletion and amortization
Construction materials	$8,089	$7,716
Heavy/highway construction	2,076	1,897
Traffic safety services and equipment	1,514	1,692
Corporate and unallocated	439	538
Total depreciation, depletion and amortization	$12,118	$11,843

9.              Condensed Issuer, Guarantor and Non Guarantor Financial Information

The Company’s Secured Notes and Notes are guaranteed by certain subsidiaries.  Except for Rock Solid, NESL, II LLC, and Kettle Creek Partners GP, LLC, all existing consolidated subsidiaries of the Company are 100% owned and provide a joint and several, full and unconditional guarantee of the securities. These entities include Gateway Trade Center Inc., EII Transport Inc., Protections Services Inc., Work Area Protection Corp., SCI Products Inc., ASTI Transportation Systems, Inc., and Precision Solar Controls Inc. (“Guarantor Subsidiaries”).  There are no significant restrictions on the parent Company’s ability to obtain funds from any of the Guarantor Subsidiaries in the form of a dividend or loan.  Additionally, there are no significant restrictions on a Guarantor Subsidiary’s ability to obtain funds from the parent Company or its direct or indirect subsidiaries. Certain other wholly owned subsidiaries and consolidated partially owned partnerships do not guarantee the Secured Notes or the Notes.  These entities include Rock Solid, South Woodbury, L.P., NESL, II LLC, Kettle Creek Partners L.P., and Kettle Creek Partners GP, LLC (“Non Guarantors”).

The following condensed consolidating balance sheets, statements of comprehensive income (loss) and statements of cash flows are provided for the Company, all Guarantor Subsidiaries and Non Guarantors. The information has been presented as if the parent Company accounted for its ownership of the Guarantor Subsidiaries and Non Guarantors using the equity method of accounting.

Condensed Consolidating Balance Sheet at May 31, 2013

(In thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$22	$19	$3,215	$—	$3,256
Restricted cash	1,051	105	13,595	—	14,751
Accounts receivable	91,380	16,170	215	(201)	107,564
Inventories	107,874	16,938	—	—	124,812
Net investment in lease	—	—	647	(647)	—
Deferred income taxes	11,750	976	—	—	12,726
Other current assets	6,622	1,401	83	––	8,106
Total current assets	218,699	35,609	17,755	(848)	271,215
Property, plant and equipment, net	349,483	20,606	7,424	(7,424)	370,089
Goodwill	83,228	5,845	—	—	89,073
Other intangible assets	8,159	12,612	—	—	20,771
Investment in subsidiaries	78,110	—	—	(78,110)	—
Intercompany receivables	965	17,978	—	(18,943)	—
Other assets	28,292	1,167	—	—	29,459
	$766,936	$93,817	$25,179	$(105,325)	$780,607
Liabilities and (Deficit) Equity
Current liabilities
Current maturities of long-term debt	$9,533	$—	$822	$(647)	$9,708
Accounts payable - trade	49,751	6,080	199	(201)	55,829
Accrued liabilities	34,273	2,987	12,895	—	50,155
Total current liabilities	93,557	9,067	13,916	(848)	115,692
Intercompany payables	18,664	—	279	(18,943)	—
Long-term debt, less current maturities	616,364	—	6,374	—	622,738
Obligations under capital leases, less current installments	7,424	—	—	(7,424)	—
Deferred income taxes	40,868	8,291	—	—	49,159
Other liabilities	29,449	777	—	—	30,226
Total liabilities	806,326	18,135	20,569	(27,215)	817,815
(Deficit) equity
New Enterprise Stone & Lime Co., Inc. (deficit) equity	(39,390)	75,682	2,428	(78,110)	(39,390)
Noncontrolling interest	—	—	2,182	—	2,182
Total (deficit) equity	(39,390)	75,682	4,610	(78,110)	(37,208)
	$766,936	$93,817	$25,179	$(105,325)	$780,607

Condensed Consolidating Balance Sheet at February 28, 2013

(In thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$31	$19	$9,484	$—	$9,534
Restricted cash	1,174	105	8,844	—	10,123
Accounts receivable	39,128	13,129	14	—	52,271
Inventories	109,032	16,112	—	—	125,144
Net investment in lease	—	—	634	(634)	—
Deferred income taxes	11,425	961	—	—	12,386
Other current assets	6,992	1,317	28	—	8,337
Total current assets	167,782	31,643	19,004	(634)	217,795
Property, plant and equipment, net	350,656	21,212	7,589	(7,589)	371,868
Goodwill	83,228	5,845	—	—	89,073
Other intangible assets	8,093	12,907	—	—	21,000
Investment in subsidiaries	81,430	—	—	(81,430)	—
Intercompany receivables	279	19,984	—	(20,263)	—
Other assets	33,252	1,200	—	—	34,452
	$724,720	$92,791	$26,593	$(109,916)	$734,188
Liabilities and (Deficit) Equity
Current liabilities
Current maturities of long-term debt	$11,175	$—	$801	$(634)	$11,342
Accounts payable - trade	18,343	2,044	221	—	20,608
Accrued liabilities	37,640	5,135	11,232	—	54,007
Total current liabilities	67,158	7,179	12,254	(634)	85,957
Intercompany payables	19,984	—	279	(20,263)	—
Long-term debt, less current maturities	559,915	—	6,730	—	566,645
Obligations under capital leases, less current installments	7,589	—	—	(7,589)	—
Deferred income taxes	43,834	8,609	—	—	52,443
Other liabilities	35,723	1,010	—	—	36,733
Total liabilities	734,203	16,798	19,263	(28,486)	741,778
(Deficit) equity
New Enterprise Stone & Lime Co., Inc. (deficit) equity	(9,483)	75,993	5,437	(81,430)	(9,483)
Noncontrolling interest	—	—	1,893	—	1,893
Total (deficit) equity	(9,483)	75,993	7,330	(81,430)	(7,590)
	$724,720	$92,791	$26,593	$(109,916)	$734,188

Condensed Consolidating Statement of Comprehensive Income (Loss) for the three months ended May 31, 2013

(In thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Revenue	$125,738	$23,212	$2,416	$(3,622)	$147,744
Cost of revenue (exclusive of items shown separately below)	110,422	18,962	1,505	(3,171)	127,718
Depreciation, depletion and amortization	10,564	1,554	—	—	12,118
Pension and profit sharing	1,795	83	—	—	1,878
Selling, administrative and general expenses	16,679	3,004	74	(344)	19,413
Loss on disposals of property, equipment and software	138	14	—	—	152
Operating (loss) income	(13,860)	(405)	837	(107)	(13,535)
Interest expense, net	(19,118)	(61)	(105)	107	(19,177)
(Loss) income before income taxes	(32,978)	(466)	732	—	(32,712)
Income tax benefit	(3,322)	(153)	—	—	(3,475)
Equity in earnings of subsidiaries	(320)	—	—	320	—
Net (loss) income	(29,976)	(313)	732	320	(29,237)
Unrealized actuarial losses and amortization of prior service costs, net of income tax	69	—	—	—	69
Comprehensive (loss) income	(29,907)	(313)	732	320	(29,168)
Less: comprehensive income attributable to noncontrolling interest	—	—	(739)	—	(739)
Comprehensive (loss) income attributable to New Enterprise Stone & Lime Co., Inc.	$(29,907)	$(313)	$(7)	$320	$(29,907)

Condensed Consolidating Statement of Comprehensive Income (Loss) for the three months ended May 31, 2012

(In thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Revenue	$148,256	$21,620	$1,978	$(13,873)	$157,981
Cost of revenue (exclusive of items shown separately below)	129,123	17,113	614	(13,419)	133,431
Depreciation, depletion and amortization	9,961	1,882	—	—	11,843
Pension and profit sharing	1,762	79	—	—	1,841
Selling, administrative and general expenses	15,677	2,249	100	(344)	17,682
Gain on disposals of property, equipment and software	(35)	—	—	—	(35)
Operating income (loss)	(8,232)	297	1,264	(110)	(6,781)
Interest expense, net	(22,710)	(72)	(148)	110	(22,820)
(Loss) income before income taxes	(30,942)	225	1,116	—	(29,601)
Income tax benefit	(10,812)	(675)	—	—	(11,487)
Equity in earnings of subsidiaries	1,711	—	—	(1,711)	—
Net (loss) income	(18,419)	900	1,116	(1,711)	(18,114)
Unrealized actuarial losses and amortization of prior service costs, net of income tax	77	—	—	—	77
Comprehensive (loss) income	(18,342)	900	1,116	(1,711)	(18,037)
Less: comprehensive income attributable to noncontrolling interest	—	—	(305)	—	(305)
Comprehensive (loss) income attributable to New Enterprise Stone & Lime Co., Inc.	$(18,342)	$900	$811	$(1,711)	$(18,342)

Condensed Consolidating Statement of Cash Flows for the three months ended May 31, 2013

(In thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total

Cash flows from operating activities	$(36,279)	$758	$2,268	$(3,000)	$(36,253)
Cash flows from investing activities
Capital expenditures	(8,718)	(773)	—	—	(9,491)
Proceeds from sale of property and equipment	52	15	—	—	67
Change in cash value of life insurance	3,089	—	—	—	3,089
Change in restricted cash	123	—	(4,751)	—	(4,628)
Net cash used in investing activities	(5,454)	(758)	(4,751)	—	(10,963)
Cash flows from financing activities
Proceeds from revolving credit	49,419	—	—	—	49,419
Repayment of revolving credit	(6,324)	—	—	—	(6,324)
Proceeds from issuance of long-term debt	481	—	—	—	481
Repayment of long-term debt	(756)	—	(335)	—	(1,091)
Payments on capital leases	(1,096)	—	—	—	(1,096)
Debt issuance costs	—	—	—	—	—
Dividends received (paid)	—	—	(3,000)	3,000	—
Distribution to noncontrolling interest	—	—	(451)	—	(451)
Net cash provided by (used in) financing activities	41,724	—	(3,786)	3,000	40,938
Net decrease in cash and cash equivalents	(9)	—	(6,269)	—	(6,278)
Cash and cash equivalents
Beginning of period	31	19	9,484	—	9,534
End of period	$22	$19	$3,215	$—	$3,256

Condensed Consolidating Statement of Cash Flows for the three months ended May 31, 2012

(In thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total

Cash flows from operating activities	$(39,008)	$(543)	$(2,404)	$—	$(41,955)
Cash flows from investing activities
Capital expenditures	(14,358)	(417)	—	—	(14,775)
Proceeds from sale of property and equipment	221	—	—	—	221
Change in cash value of life insurance	(2,573)	—	—	—	(2,573)
Change in restricted cash	126	—	(1)	—	125
Net cash used in investing activities	(16,584)	(417)	(1)	—	(17,002)
Cash flows from financing activities
Proceeds from revolving credit	118,377	486	—	—	118,863
Repayment of revolving credit	(170,383)	—	—	—	(170,383)
Proceeds from issuance of long-term debt	268,535	—	—	—	268,535
Repayment of long-term debt	(152,652)	—	(116)	—	(152,768)
Payments on capital leases	(1,290)	—	—	—	(1,290)
Debt issuance costs	(14,062)	—	—	—	(14,062)
Dividends paid	—	—	—	—	—
Distribution to noncontrolling interest	—	—	(438)	—	(438)
Net cash provided by (used in) financing activities	48,525	486	(554)	—	48,457
Net decrease in cash and cash equivalents	(7,067)	(474)	(2,959)	—	(10,500)
Cash and cash equivalents
Beginning of period	7,106	476	7,450	—	15,032
End of period	$39	$2	$4,491	$—	$4,532

10.       Subsequent Events

S-4 Filed June 13, 2013

On June 13, 2013 the Company filed a form S-4 with the SEC and is currently in the process of registering to exchange up to $289,387,000 in aggregate principal amount of its Secured Notes for up to $289,387,000 in aggregate principal amount of its Secured Notes. The aggregate principal amount includes the $265,000,000 in aggregate principal amount of Secured Notes initially issued in the private placement transaction on March 15, 2012 increased by an additional $24,387,000 in lieu of cash as payment-in-kind interest in respect of the Secured Notes on the September 15, 2012 and March 15, 2013 interest payment dates. We are also offering approximately $87,989,000 of additional Secured Notes and guarantees thereon, that may be issued, at our option, in lieu of cash interest payments on the Secured Notes.

New Enterprise Stone & Lime Co., Inc.

Offer to Exchange

$289,387,000 aggregate principal amount of
13% Senior Secured Notes due 2018
for
$289,387,000 in aggregate principal amount of
outstanding 13% Senior Secured Notes due 2018
that have been registered under the Securities Act of 1933, as amended.

Prospectus dated [                     ], 2013

Until [                  ], 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers

The following applies to New Enterprise Stone & Lime Co., Inc. and ASTI Transportation Systems, Inc. (each a “Delaware Registrant” and collectively the “Delaware Registrants”):

Each of the Delaware Registrants is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•                  to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•                  the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•                  the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 20 with respect to any Delaware Registrant, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of a Delaware Registrant, and whether civil, criminal, administrative, investigative or otherwise. Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each Delaware Registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Each of the Delaware Registrants may, in its discretion, similarly indemnify its employees and agents. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

New Enterprise Stone & Lime Co., Inc. currently maintains two insurance policies which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers of New Enterprise Stone & Lime Co., Inc. in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of New Enterprise Stone & Lime Co., Inc.

The following applies to EII Transport Inc., Protection Services Inc. and SCI Products Inc. (each a “Pennsylvania Registrant” and collectively the “Pennsylvania Registrants”):

Each of the Pennsylvania Registrants is a Pennsylvania corporation. Section 1741 of the Pennsylvania Business Corporation Law (the “PBCL”) grants Pennsylvania corporations, unless otherwise restricted by the corporation’s bylaws, the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

In the context of derivative or corporate actions, Section 1742 of the PBCL grants Pennsylvania corporations, unless otherwise restricted in the corporation’s bylaws, the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Section 1743 of the PBCL further provides that, to the extent that a representative of a Pennsylvania corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 of the PBCL (relating to third-party actions) or Section 1742 of the PBCL (relating to derivative and corporate actions) or in defense of any claim, issue or matter therein, such representative shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith. Under Section 1745 of the PBCL, expenses (including attorneys’ fees) incurred in defending any action or proceeding referred to in this subchapter may be paid by a Pennsylvania corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation as authorized herein or otherwise. Under Section 1746 of the PBCL, the indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

The following applies to Gateway Trade Center Inc.:

Gateway Trade Center Inc. (“Gateway”) is a New York corporation. Section 722(a) of the New York Business Corporation Law (the “NYBCL”) provides that a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify its directors and officers in relation to an action by or in the right of the corporation to procure a judgment in its favor in similar circumstances to those described in Section 722(a) of the NYBCL against amounts paid in settlement and reasonable expenses, including attorney’s fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 721 of the NYBCL provides that the indemnification and advancement of expenses granted pursuant to the NYBCL shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the corporation’s certificate of incorporation or bylaws or, when authorized by such certificate of incorporation or bylaws, by duly authorized board or shareholder resolutions or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 726 of the NYBCL permits the purchase and maintenance of insurance to indemnify (1) the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under sections outlined above, (2) directors and officers in instances in which they may be indemnified by the corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York superintendent of insurances, for a retention amount and for co-insurance.

Section 402(b) of the NYBCL provides that a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for damages for any breach of duty in such capacity, except in circumstances involving acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, self-dealing, liability arising under Section 7.19 of the NYBCL or acts or omissions that occurred prior to the adoption of a provision authorized by Section 402(b) of the NYBCL.

The following applies to Precision Solar Controls Inc.:

Precision Solar Controls Inc. (“PSC”) is a Texas corporation. Section 8.051 of the Texas Business Corporations Code (the “TBCC”) provides that an enterprise must indemnify a governing person, former governing person or a person serving as a representative of the enterprise at the request of the enterprise against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a governing person or delegate if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding. Section 8.052 of the TBCC provides for court-ordered indemnification and that on application of a governing person, former governing person, or delegate and after notice is provided as required by the court, a court may order an enterprise to indemnify the person to the extent the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Section 8.052 will still apply even if the person has been found liable to the corporation or because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person’s official capacity. However, pursuant to Section 8.052(c), this court-ordered indemnification will be limited to reasonable expenses if the governing person, former governing person, or delegate is found liable to the enterprise or because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person’s official capacity.

Section 8.101 of the TBCC provides that a corporation may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent that the person acted in good faith and reasonably believed, in the case of conduct in the person’s official capacity, that the person’s conduct was in the enterprise’s best interests and in any other case, that the person’s conduct was not opposed to the enterprise’s best interests and in the case of a criminal proceeding, the person did not have a reasonable cause to believe the person’s conduct was unlawful Section 8.102 of the TBCC permits an enterprise to indemnify a governing person, former governing person, or delegate against a judgment and expenses, other than a judgment, that are reasonable and actually incurred by the person in connection with a proceeding. Indemnification under Section 8.101 of a person who is found liable to the enterprise or is found liable because the person improperly received a personal benefit is limited to reasonable expenses actually incurred by the person in connection with the proceeding, does not include a judgment, a penalty, a fine, and an excise or similar tax, including an excise tax assessed against the person with respect to an employee benefit plan and may not be made in relation to a proceeding in which the person has been found liable for willful or intentional misconduct in the performance of the person’s duty to the enterprise, breach of the person’s duty of loyalty owed to the enterprise or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the enterprise

Section 8.105 of the TBCC provides that an enterprise may indemnify and advance expenses to a person who is not a governing person, including an officer, employee, or agent, as provided by the enterprise’s governing documents, general or specific action of the enterprise’s governing authority, resolution of the enterprise’s owners or members, contract or common law. An enterprise shall indemnify an officer to the same extent that indemnification is required under this TBCC for a governing person.

Section 8.151 of the TBCC provides that an enterprise may purchase or procure or establish and maintain insurance or another arrangement to indemnify or hold harmless an existing or former governing person, delegate, officer, employee, or agent against any liability asserted against and incurred by the person in that capacity or arising out of the person’s status in that capacity. The insurance or other arrangement established under Section 8.151 may insure or indemnify against the liability described by Section 8.151 without regard to whether the enterprise otherwise would have had the power to indemnify the person against that liability under Chapter 8 of the TBCC.

The following applies to Work Area Protection Corp.:

Work Area Protection Corp. (“Work Area”) is an Illinois corporation. Section 8.75(a) of the Illinois Business Corporation Act of 1983 (the “IBCA”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 8.75(b) of the IBCA provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Section 8.75(g) of the IBCA provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Section.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore enforceable.

Reference is made to Item 22 for our undertakings with respect to the indemnification for liabilities arising under the Securities Act.

Item 21.  Exhibits and Financial Statement Schedules

(a)                                 The following exhibits are attached hereto:

Exhibit Number
3.1

Amended and Restated Certificate of Incorporation of New Enterprise Stone & Lime Co., Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

3.2	Second Amended and Restated Bylaws of New Enterprise Stone & Lime Co., Inc. (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on June 7, 2013).
3.3	Certificate of Incorporation of ASTI Transportation Systems, Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.4	Amended and Restated Bylaws of ASTI Transportation Systems, Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.5	Articles of Incorporation of EII Transport Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.6	Amended and Restated Bylaws of EII Transport Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.7	Certificate of Incorporation of Gateway Trade Center Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.8	Amended and Restated Bylaws of Gateway Trade Center Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.9	Amended Articles of Incorporation of Precision Solar Controls Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.10	Amended and Restated Bylaws of Precision Solar Controls Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.11	Amended Articles of Incorporation of Protection Services Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.12	Amended and Restated Bylaws of Protection Services Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.13	Articles of Incorporation of SCI Products Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.14	Amended and Restated Bylaws of SCI Products Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.15	Articles of Incorporation of Work Area Protection Corp. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.16	Amended and Restated Bylaws of Work Area Protection Corp. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
4.1

Indenture, dated August 18, 2010, by and among the Company and Wells Fargo Bank, National Association (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

4.2	Certificate for the Company’s 11% Senior Notes due 2018 (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
4.3	Certificate for the Company’s Notation of Note Guarantee (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
4.4	Form of the Company’s Exchange 11% Senior Notes due 2018 (incorporated by reference from the Company’s registration statement on Form S-4/A (file no. 333-176538) filed on September 12, 2011).
4.5	Form of Notation of Exchange Note Guarantee (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
4.6

Registration Rights Agreement, dated August 18, 2010, by and among the Company, the Guarantors party thereto and Banc of America Securities LLC (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

4.7

Indenture, dated March 15, 2012, by and between the Company and Wells Fargo Bank, National Association (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

4.8	Global Notes for the Company’s 13% Senior Secured Notes due 2018 (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

4.9

Registration Rights Agreement, dated March 15, 2012, by and among the Company, the Guarantors party thereto and Merrill Lynch, Pierce Fenner & Smith Incorporated (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

4.10

Security Agreement, dated March 15, 2012, by and among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

4.11

Patent Security Agreement, dated March 15, 2012, by and among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

4.12

Trademark Security Agreement, dated March 15, 2012, by and among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

4.13

Mortgage Modification Agreement, dated March 15, 2012, by and among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

4.14

Intercreditor Agreement, dated March 15, 2012, by and among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

4.15	Form of the Company’s Exchange 13% Senior Secured Notes due 2018 and Form of Notation of Exchange Note.*
5.1	Legal Opinion of Pepper Hamilton LLP**
10.1

Purchase Agreement, dated August 18, 2010, by and among the Company, the Initial Purchasers and Banc of America Securities LLC (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.2

Credit Agreement, dated March15, 2012, by and among Manufacturers and Traders Trust Company, the Lenders defined therein, and the Company (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

10.3

Security Agreement, dated March 15, 2012, by and among the Company, the Guarantors party thereto and Manufacturers and Traders Trust Company (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

10.4

Patent Security Agreement, dated March 15, 2012, by and among the Company, the Guarantors party thereto and Manufacturers and Traders Trust Company (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

10.5

Trademark Security Agreement, dated March 15, 2012, by and among the Company, the Guarantors related thereto and Manufacturers and Traders Trust Company (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

10.6

Guaranty and Suretyship Agreement, dated March 15, 2012, by and among the Company, the Guarantors party thereto and Manufacturers and Traders Trust Company (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

10.7

Commercial Credit Facility, dated July 21, 2011, between the Company and Manufacturers and Traders Trust Company (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.8

$6,000,000 Berks County Industrial Development Authority variable rate demand/fixed rate revenue bonds (Stabler Companies Inc. Project) series of 1998 (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.9

$4,500,000 Bradford County Industrial Development Authority variable rate demand/fixed rate revenue bonds (State Aggregates Inc. Project) series of 2000 (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.10

$8,465,000 Union County Industrial Development Authority variable rate demand/fixed rate revenue bonds (Stabler Companies Inc. Project) series of 2001 (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.11

Executive Benefit Plan of the Company, amended and restated as of January 1, 2008 (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.12

Stock Restriction and Management Agreement, dated March 1, 1990, among the Company, Paul I. Detwiler, Jr. and Donald L. Detwiler (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.13	Form of Transferee Stock Restriction Agreement (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
10.14

Amended and Restated Lease, dated February 28, 2003, effective February 15, 2001, by and between the Company and South Woodbury LP (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.15

Lease Agreement, dated February 28, 2003, effective January 1, 2001, by and between the Company and South Woodbury LP (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.16

Industrial Space Lease, dated May 1, 2006, by and between the Company and Adlee Precast, Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.17

Letter Agreement, dated May 1, 2006, by and between the Company and Adlee Precast, Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.18

Letter of Credit, dated December 27, 2007, between the Company and Team Capital Bank (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.19

Amendment No. 1 to Stock Restriction and Management Agreement, dated August 22, 2011, among the Company, Paul I. Detwiler, Jr. and Donald L. Detwiler (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.20

Form of Amendment No. 1 to Form of Transferee Stock Restriction Agreement (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.21

$20,000,000 Secured Six-Month Term Note, dated August 29, 2011, among the Company and certain of its subsidiaries as borrowers and Manufacturers and Traders Trust Company as Lender (incorporated by reference from the Company’s registration statement on Form S-4/A (file no. 333-176538) filed on September 12, 2011).

10.22

First Amendment to Term Note, dated January 24, 2012, among the Company and certain of its subsidiaries and Manufacturers and Traders Trust Company (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on January 26, 2012).

10.23

Purchase Agreement, dated March 1, 2012, by and among the Company, the Subsidiary Guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 1, 2012).

10.24

Amendment No. 1 and Waiver to Credit Agreement dated September 7, 2012 by and among the Company and Manufacturers and Traders Trust Company and the Lenders defined therein (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on September 7, 2012).

10.25

Amendment No. 2 and Waiver to Credit Agreement dated December 7, 2012 by and among the Company and Manufacturers and Traders Trust Company and the Lenders defined therein (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on December 12, 2012).

10.26

Employment Agreement, dated March 22, 2013, by and among Albert L. Stone and the Company (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 22, 2013.

10.27

Amendment No. 3 to Credit Agreement, dated as of May 29, 2013, by and among the Company and Manufacturers and Traders Trust Company and the Lenders defined therein (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on May 30, 2013).

10.28

Agreement and General Release, dated July 17, 2013, by and between the Company and James W. Van Buren (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on July 19, 2013).

12.1	Statements re Computation of Ratios of Earnings to Fixed Charges**
21.1	Subsidiaries of the Company as of May 17, 2013 (incorporated by reference from the Company’s annual report on Form 10-K (file no. 333-176538) filed on May 29, 2013).
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1) **
24.1	Power of Attorney**
25.1	Statement of Eligibility of Trustee on Form T-1**
99.1	Form of Letter of Transmittal**
99.2	Form of Notice of Guaranteed Delivery**
99.3	Form of Letter to Depository Trust Company Participants**
99.4	Form of Client Letter**
101.INS XBRL***	Instance document
101.SCH XBRL***	Taxonomy Extension Schema
101.CAL XBRL***	Taxonomy Extension Calculation Linkbase
101.DEF XBRL***	Taxonomy Extension Definition Linkbase
101.LAB XBRL***	Taxonomy Extension Label Linkbase
101.PRE XBRL***	Taxonomy Extension Presentation Linkbase

*                                         Filed herewith

**                                  Previously filed

***                           XBRL information is furnished and not filed for purposes of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934, and is not subject to liability under those sections, is not part of any registration statement or prospectus to which it relates and is not incorporated or deemed to be incorporated by reference into any registration statement, prospectus or other document.

(b)                                 Financial Statement Schedules

All financial statement schedules are omitted because they are inapplicable, not required or the information has been disclosed elsewhere in the consolidated financial statements.

Item 22.  Undertakings

The undersigned registrants hereby undertake:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                     Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)                                 That, for the purpose of determining liability of each of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

The undersigned registrants hereby undertake to respond to requests for information that is included in the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Enterprise, Commonwealth of Pennsylvania on the 30 day of August, 2013.

NEW ENTERPRISE STONE & LIME CO., INC.
By:	/s/ Paul I. Detwiler, III

Paul I. Detwiler, III
Director and President, Chief Executive Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	Director, Chairman of the Board and Executive Committee Member	August 30, 2013
Paul I. Detwiler, Jr.

*	Director, Vice Chairman of the Board and Executive Committee Member	August 30, 2013
Donald L. Detwiler

/s/ Paul I. Detwiler, III	President, Chief Executive Officer,	August 30, 2013
Paul I. Detwiler, III	and Secretary, Director, Executive Committee Member (Principal Executive Officer)

*	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 30, 2013
Albert L. Stone

*	Chief Accounting Officer, Assistant Secretary (Principal Accounting Officer)	August 30, 2013
G. Dennis Wiseman

*	Director and Executive Committee Member	August 30, 2013
James W. Van Buren

*	Senior Vice President-Construction Materials, Director, Executive Committee Member	August 30, 2013
Steven B. Detwiler

*	Director	August 30, 2013
Donald Devorris

*	Director	August 30, 2013
William A. Gettig

* By:	/s/ Paul I. Detwiler, III
Paul I. Detwiler, III
Attorney in Fact

*	Director	August 30, 2013
F. James McCarl

*	Director	August 30, 2013
Larry R. Webber

* By:	/s/ Paul I. Detwiler, III
Paul I. Detwiler, III
Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Enterprise, Commonwealth of Pennsylvania on the 30 day of August, 2013.

ASTI TRANSPORTATION SYSTEMS, INC.
By:	/s/ Paul I. Detwiler, III

Paul I. Detwiler, III
Director, Chief Executive Officer, Vice President, Treasurer, Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Paul I. Detwiler, III	Director, Chief Executive Officer, Vice President, Treasurer, Secretary (Principal Executive, Financial and Accounting Officer)	August 30, 2013
Paul I. Detwiler, III

*	Director, Vice President	August 30, 2013
Paul I. Detwiler, Jr.

*	Director, Vice President	August 30, 2013
Donald L. Detwiler

*	Director, Vice President	August 30, 2013
Steven B. Detwiler

* By:	/s/ Paul I. Detwiler, III
Paul I. Detwiler, III
Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Enterprise, Commonwealth of Pennsylvania on the 30 day of August, 2013.

EII TRANSPORT INC.
By:	/s/ Paul I. Detwiler, III

Paul I. Detwiler, III
Director, Chief Executive Officer Vice President, Treasurer, Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Paul I. Detwiler, III	Director, Chief Executive Officer Vice President, Treasurer, Secretary (Principal Executive, Financial and Accounting Officer)	August 30, 2013
Paul I. Detwiler, III

*	Director, Vice President	August 30, 2013
Paul I. Detwiler, Jr.

*	Director, Vice President	August 30, 2013
Donald L. Detwiler

*	Director, Vice President	August 30, 2013
Steven B. Detwiler

* By:	/s/ Paul I. Detwiler, III
Paul I. Detwiler, III
Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Enterprise, Commonwealth of Pennsylvania on the 30 day of August, 2013.

GATEWAY TRADE CENTER INC.
By:	/s/ Paul I. Detwiler, III

Paul I. Detwiler, III
Director, Vice President, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	Director, President	August 30, 2013
Steven B. Detwiler	(Principal Executive Officer)

*	Director, Vice President	August 30, 2013
Paul I. Detwiler, Jr.

*	Director, Vice President	August 30, 2013
Donald L. Detwiler

/s/ Paul I. Detwiler, III	Director, Vice President, Chief Financial Officer	August 30, 2013
Paul I. Detwiler, III	(Principal Financial and Accounting Officer)

* By:	/s/ Paul I. Detwiler, III
Paul I. Detwiler, III
Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Enterprise, Commonwealth of Pennsylvania on the 30 day of August, 2013.

PRECISION SOLAR CONTROLS INC.
By:	/s/ Paul I. Detwiler, III

Paul I. Detwiler, III
Director, Vice President, Treasurer, Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	Director, Vice President	August 30, 2013
Paul I. Detwiler, Jr.

*	Director, Vice President	August 30, 2013
Donald L. Detwiler

/s/ Paul I. Detwiler, III	Director, Vice President, Treasurer, Secretary	August 30, 2013
Paul I. Detwiler, III	(Principal Executive, Financial and Accounting Officer)

*	Director, Vice President	August 30, 2013
Steven B. Detwiler

* By:	/s/ Paul I. Detwiler, III
Paul I. Detwiler, III
Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Enterprise, Commonwealth of Pennsylvania on the 30 day of August, 2013.

PROTECTION SERVICES INC.
By:	/s/ Paul I. Detwiler, III

Paul I. Detwiler, III
Director, Chief Executive Officer, Vice President, Treasurer, Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Paul I. Detwiler, III	Director, Chief Executive Officer, Vice President, Treasurer, Secretary (Principal Executive, Financial and Accounting Officer)	August 30, 2013
Paul I. Detwiler, III

*	Director, Vice President	August 30, 2013
Paul I. Detwiler, Jr.

*	Director, Vice President	August 30, 2013
Donald L. Detwiler

*	Director, Vice President	August 30, 2013
Steven B. Detwiler

* By:	/s/ Paul I. Detwiler, III
Paul I. Detwiler, III
Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Enterprise, Commonwealth of Pennsylvania on the 30 day of August, 2013.

SCI PRODUCTS INC.
By:	/s/ Paul I. Detwiler, III

Paul I. Detwiler, III
Director, Vice President, Treasurer, Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	Director, Vice President	August 30, 2013
Paul I. Detwiler, Jr.

*	Director, Vice President	August 30, 2013
Donald L. Detwiler

/s/ Paul I. Detwiler, III	Director, Vice President, Treasurer, Secretary	August 30, 2013
Paul I. Detwiler, III	(Principal Executive, Financial and Accounting Officer)

*	Director, Vice President	August 30, 2013
Steven B. Detwiler

* By:	/s/ Paul I. Detwiler, III
Paul I. Detwiler, III
Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Enterprise, Commonwealth of Pennsylvania on the 30 day of August, 2013.

WORK AREA PROTECTION CORP.
By:	/s/ Paul I. Detwiler, III

Paul I. Detwiler, III
Director, Vice President, Treasurer, Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	Director, Vice President	August 30, 2013
Paul I. Detwiler, Jr.

*	Director, Vice President	August 30, 2013
Donald L. Detwiler

/s/ Paul I. Detwiler, III	Director, Vice President, Treasurer, Secretary	August 30, 2013
Paul I. Detwiler, III	(Principal Executive, Financial and Accounting Officer)

*	Director, Vice President	August 30, 2013
Steven B. Detwiler

* By:	/s/ Paul I. Detwiler, III
Paul I. Detwiler, III
Attorney in Fact

EXHIBIT INDEX

Exhibit Number
3.1

Amended and Restated Certificate of Incorporation of New Enterprise Stone & Lime Co., Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

3.2	Second Amended and Restated Bylaws of New Enterprise Stone & Lime Co., Inc. (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on June 7, 2013).
3.3	Certificate of Incorporation of ASTI Transportation Systems, Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.4	Amended and Restated Bylaws of ASTI Transportation Systems, Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.5	Articles of Incorporation of EII Transport Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.6	Amended and Restated Bylaws of EII Transport Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.7	Certificate of Incorporation of Gateway Trade Center Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.8	Amended and Restated Bylaws of Gateway Trade Center Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.9	Amended Articles of Incorporation of Precision Solar Controls Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.10	Amended and Restated Bylaws of Precision Solar Controls Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.11	Amended Articles of Incorporation of Protection Services Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.12	Amended and Restated Bylaws of Protection Services Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.13	Articles of Incorporation of SCI Products Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.14	Amended and Restated Bylaws of SCI Products Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.15	Articles of Incorporation of Work Area Protection Corp. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
3.16	Amended and Restated Bylaws of Work Area Protection Corp. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
4.1

Indenture, dated August 18, 2010, by and among the Company and Wells Fargo Bank, National Association (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

4.2	Certificate for the Company’s 11% Senior Notes due 2018 (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
4.3	Certificate for the Company’s Notation of Note Guarantee (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
4.4	Form of the Company’s Exchange 11% Senior Notes due 2018 (incorporated by reference from the Company’s registration statement on Form S-4/A (file no. 333-176538) filed on September 12, 2011).
4.5	Form of Notation of Exchange Note Guarantee (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
4.6

Registration Rights Agreement, dated August 18, 2010, by and among the Company, the Guarantors party thereto and Banc of America Securities LLC (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

4.7

Indenture, dated March 15, 2012, by and between the Company and Wells Fargo Bank, National Association (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

4.8	Global Notes for the Company’s 13% Senior Secured Notes due 2018 (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).
4.9

Registration Rights Agreement, dated March 15, 2012, by and among the Company, the Guarantors party thereto and Merrill Lynch, Pierce Fenner & Smith Incorporated (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

4.10

Security Agreement, dated March 15, 2012, by and among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

4.11

Patent Security Agreement, dated March 15, 2012, by and among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

4.12

Trademark Security Agreement, dated March 15, 2012, by and among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

4.13

Mortgage Modification Agreement, dated March 15, 2012, by and among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

4.14

Intercreditor Agreement, dated March 15, 2012, by and among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

4.15	Form of the Company’s Exchange 13% Senior Secured Notes due 2018 and Form of Notation of Exchange Note.*
5.1	Legal Opinion of Pepper Hamilton LLP**
10.1

Purchase Agreement, dated August 18, 2010, by and among the Company, the Initial Purchasers and Banc of America Securities LLC (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.2

Credit Agreement, dated March15, 2012, by and among Manufacturers and Traders Trust Company, the Lenders defined therein, and the Company (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

10.3

Security Agreement, dated March 15, 2012, by and among the Company, the Guarantors party thereto and Manufacturers and Traders Trust Company (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

10.4

Patent Security Agreement, dated March 15, 2012, by and among the Company, the Guarantors party thereto and Manufacturers and Traders Trust Company (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

10.5

Trademark Security Agreement, dated March 15, 2012, by and among the Company, the Guarantors related thereto and Manufacturers and Traders Trust Company (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

10.6

Guaranty and Suretyship Agreement, dated March 15, 2012, by and among the Company, the Guarantors party thereto and Manufacturers and Traders Trust Company (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 21, 2012).

10.7

Commercial Credit Facility, dated July 21, 2011, between the Company and Manufacturers and Traders Trust Company (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.8

$6,000,000 Berks County Industrial Development Authority variable rate demand/fixed rate revenue bonds (Stabler Companies Inc. Project) series of 1998 (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.9

$4,500,000 Bradford County Industrial Development Authority variable rate demand/fixed rate revenue bonds (State Aggregates Inc. Project) series of 2000 (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.10

$8,465,000 Union County Industrial Development Authority variable rate demand/fixed rate revenue bonds (Stabler Companies Inc. Project) series of 2001 (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.11

Executive Benefit Plan of the Company, amended and restated as of January 1, 2008 (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.12

Stock Restriction and Management Agreement, dated March 1, 1990, among the Company, Paul I. Detwiler, Jr. and Donald L. Detwiler (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.13	Form of Transferee Stock Restriction Agreement (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).
10.14

Amended and Restated Lease, dated February 28, 2003, effective February 15, 2001, by and between the Company and South Woodbury LP (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.15

Lease Agreement, dated February 28, 2003, effective January 1, 2001, by and between the Company and South Woodbury LP (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.16

Industrial Space Lease, dated May 1, 2006, by and between the Company and Adlee Precast, Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.17

Letter Agreement, dated May 1, 2006, by and between the Company and Adlee Precast, Inc. (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.18

Letter of Credit, dated December 27, 2007, between the Company and Team Capital Bank (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.19

Amendment No. 1 to Stock Restriction and Management Agreement, dated August 22, 2011, among the Company, Paul I. Detwiler, Jr. and Donald L. Detwiler (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.20

Form of Amendment No. 1 to Form of Transferee Stock Restriction Agreement (incorporated by reference from the Company’s registration statement on Form S-4 (file no. 333-176538) filed on August 29, 2011).

10.21

$20,000,000 Secured Six-Month Term Note, dated August 29, 2011, among the Company and certain of its subsidiaries as borrowers and Manufacturers and Traders Trust Company as Lender (incorporated by reference from the Company’s registration statement on Form S-4/A (file no. 333-176538) filed on September 12, 2011).

10.22

First Amendment to Term Note, dated January 24, 2012, among the Company and certain of its subsidiaries and Manufacturers and Traders Trust Company (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on January 26, 2012).

10.23

Purchase Agreement, dated March 1, 2012, by and among the Company, the Subsidiary Guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 1, 2012).

10.24

Amendment No. 1 and Waiver to Credit Agreement dated September 7, 2012 by and among the Company and Manufacturers and Traders Trust Company and the Lenders defined therein (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on September 7, 2012).

10.25

Amendment No. 2 and Waiver to Credit Agreement dated December 7, 2012 by and among the Company and Manufacturers and Traders Trust Company and the Lenders defined therein (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on December 12, 2012).

10.26

Employment Agreement, dated March 22, 2013, by and among Albert L. Stone and the Company (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on March 22, 2013.

10.27

Amendment No. 3 to Credit Agreement, dated as of May 29, 2013, by and among the Company and Manufacturers and Traders Trust Company and the Lenders defined therein (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on May 30, 2013).

10.28

Agreement and General Release, dated July 17, 2013, by and between the Company and James W. Van Buren (incorporated by reference from the Company’s current report on Form 8-K (file no. 333-176538) filed on July 19, 2013).

12.1	Statements re Computation of Ratios of Earnings to Fixed Charges**
21.1	Subsidiaries of the Company as of May 17, 2013 (incorporated by reference from the Company’s annual report on Form 10-K (file no. 333-176538) filed on May 29, 2013).
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1) **
24.1	Power of Attorney**
25.1	Statement of Eligibility of Trustee on Form T-1**
99.1	Form of Letter of Transmittal**
99.2	Form of Notice of Guaranteed Delivery**
99.3	Form of Letter to Depository Trust Company Participants**
99.4	Form of Client Letter**
101.INS XBRL***	Instance document
101.SCH XBRL***	Taxonomy Extension Schema
101.CAL XBRL***	Taxonomy Extension Calculation Linkbase
101.DEF XBRL***	Taxonomy Extension Definition Linkbase
101.LAB XBRL***	Taxonomy Extension Label Linkbase
101.PRE XBRL***	Taxonomy Extension Presentation Linkbase

*                                         Filed herewith

**                                  Previously filed

***                           XBRL information is furnished and not filed for purposes of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934, and is not subject to liability under those sections, is not part of any registration statement or prospectus to which it relates and is not incorporated or deemed to be incorporated by reference into any registration statement, prospectus or other document.